EXHIBIT 2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

________________________________________
IN RE:	)
	)	Chapter 11
OWENS CORNING, et al.,	)
	)	Case No. 00-03837 (JKF)
Debtors.	) )	Jointly Administered
________________________________________	)

FIFTH AMENDED JOINT PLAN OF REORGANIZATION FOR OWENS CORNING

AND ITS AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION

SAUL EWING LLP	SIDLEY AUSTIN LLP
Norman L. Pernick (I.D. # 2290)	James F. Conlan
J. Kate Stickles (I.D. # 2917)	Larry J. Nyhan
222 Delaware Avenue	Jeffrey C. Steen
P.O. Box 1266	Dennis M. Twomey
Wilmington, DE 19899-1266	Eric J. Pearson
(302) 421-6800	1 South Dearborn Street
Chicago, IL 60603
Charles O. Monk, II	(312) 853-7000
Jay A. Shulman
Lockwood Place	Attorneys for the Debtors and
500 E. Pratt Street	Debtors-in-Possession
Baltimore, MD 21202
(410) 332-8600
COVINGTON & BURLING
1201 Pennsylvania Avenue, N.W.
Adam H. Isenberg	Mitchell F. Dolin
Centre Square West	Anna P. Engh
1500 Market Street, 38th Floor	Washington, D.C. 20004-2401
Philadelphia, PA 19102-2186	(202) 662-6000
(215) 972-7777
Special Insurance Counsel to Debtors
Attorneys for the Debtors and	and Debtors-in-Possession (as to insurance
Debtors-in-Possession	matters)

i

KAYE SCHOLER LLP	CAPLIN & DRYSDALE, CHARTERED
Jane W. Parver	Elihu Inselbuch
Andrew A. Kress	375 Park Avenue, 35th Floor
Edmund M. Emrich	New York, NY 10152-3500
425 Park Avenue	(212) 319-7125
New York, NY 10022
(212) 836-8000	Peter Van N. Lockwood
Julie W. Davis
YOUNG, CONAWAY,	One Thomas Circle, N.W.
STARGATT & TAYLOR, LLP	Washington, D.C. 20005
James L. Patton, Jr. (I.D. # 2202)	(202) 862-5000
Edwin J. Harron (I.D. # 3396)
The Brandywine Building	CAMPBELL & LEVINE, LLC
1000 West Street, 17th Floor	Marla Eskin (I.D. # 2989)
P.O. Box 391	Mark T. Hurford (I.D. # 3299)
Wilmington, DE 19899-0391	Kathleen Campbell Davis
(302) 571-6600	800 King Street
Wilmington, DE 19801
Attorneys for James J. McMonagle,	(302) 426-1900
Legal Representative for Future Claimants	(302) 426-1900

Dated as of: March 29, 2006
Attorneys for the Official
Committee of Asbestos Claimants

1.37	“Bank Holders”	10
1.38	“Bank Holders Action”	10
1.39	“Bank Holders Claims”	10
1.40	“Bankruptcy Code”	10
1.41	“Bankruptcy Court”	10
1.42	“Bankruptcy Rules”	10
1.43	“Board of Directors”	11
1.44	“Bondholders”	11
1.45	“Bondholders Claims”	11
1.46	“Business Day”	11
1.47	“Cash”	11
1.48	“CDC”	11
1.49	“Century Indemnity”	11
1.50	“Chapter 11”	11
1.51	“Chapter 11 Cases”	11
1.52	“Charging Lien”	11
1.53	“Claim”	11
1.54	“Claimant Released Parties”	11
1.55	“Claims Objection Deadline”	12
1.56	“Claims Trading Injunction”	12
1.57	“Class”	12
1.58	“Class [_]4 Distribution Amount”	12
1.59	“Class ___ Final Distribution Percentage”	12
1.60	“Class ___ Initial Distribution Percentage”	12
1.61	“Class A4 Initial Distribution Amount”	12
1.62	“Class A7 Aggregate Amount”	13
1.63	“Class A10 Distribution Amount”	13
1.64	“Class B4 Distribution Amount”	13
1.65	“Class B8 Aggregate Amount”	13
1.66	“Class I4 Distribution Amount”	13
1.67	“Combined [Entity] Distribution Value”	13
1.68	“Combined FB Distribution Value”	13
1.69	“Combined Integrex Distribution Value”	14
1.70	“Combined OCD Distribution Package”	14
1.71	“Combined OCD Distribution Value”	14
1.72	“Combined OCD Supplemental Distribution Package”	14
1.73	“Commercial Claims”	15
1.74	“Committed Claims Account”	15
1.75	“Committees”	15
1.76	“Confirmation Conditions”	15
1.77	“Confirmation Date”	15
1.78	“Confirmation Hearing”	15
1.79	“Confirmation Order”	15
1.80	“Contribution Agreement”	15
1.81	“Convenience Claim”	15
1.82	“CSFB”	16

1.83	“Cure”	16
1.84	“Debt”	16
1.85	“Debt Agreements”	16
1.86	“Debtors”	16
1.87	“Debtors-in-Possession”	16
1.88	“Demand”	16
1.89	“Depository Law Firms”	16
1.90	“DIP Agent”	16
1.91	“DIP Facility”	17
1.92	“DIP Facility Claims”	17
1.93	“Disallowed Claim”	17
1.94	“Disbursing Agent”	17
1.95	“Disclosure Statement”	17
1.96	“Disclosure Statement Hearing”	17
1.97	“Disputed Claim”	17
1.98	“Disputed Distribution Reserve”	17
1.99	“Distribution Record Date”	17
1.100	“District Court”	18
1.101	“Effective Date”	18
1.102	“Employee Arrangements”	18
1.103	“Encumbrance”	18
1.104	“Engineered Yarns”	18
1.105	“Enjoined Action”	18
1.106	“Environmental Claims”	19
1.107	“Environmental Settlement Agreement”	19
1.108	“EPA”	19
1.109	“ERISA”	19
1.110	“ESI”	19
1.111	“Estates”	19
1.112	“Excess Available Cash”	19
1.113	“Excess Litigation Trust Recoveries”	19
1.114	“Excess New OCD Common Stock”	19
1.115	“Existing Fibreboard Insurance Settlement Trust Assets”	19
1.116	“Existing OCD Common Stock”	20
1.117	“Existing OCD Options”	20
1.118	“Existing OCD Preferred Stock”	20
1.119	“Exit Facility”	20
1.120	“Face Amount”	20
1.121	“FAIR Act”	20
1.122	“Falcon Foam”	20
1.123	“FB Asbestos Personal Injury Claim”	20
1.124	“FB Asbestos Property Damage Claim”	21
1.125	“FB Asbestos Property Damage Insurance Assets”	21
1.126	“FB Asbestos Property Damage Trust”	22
1.127	“FB Asbestos Property Damage Trust Agreement”	22

v

1.128	“FB Asbestos Property Damage Trust Distribution Procedures”	22
1.129	“FB Asbestos Property Damage Trustee”	22
1.130	“FB Indirect Asbestos PI Trust Claim”	22
1.131	“FB Indirect Asbestos Property Damage Claim”	23
1.132	“FB Person”	23
1.133	“FB Resolved Asbestos Personal Injury Claim”	23
1.134	“FB Restricted Cash”	24
1.135	“FB Reversions”	24
1.136	“FB Sub-Account”	24
1.137	“FB Sub-Account Settlement Payment”	24
1.138	“Fibreboard”	24
1.139	“Fibreboard Insurance Settlement Trust”	24
1.140	“Filing”	24
1.141	“Final Distribution Date”	24
1.142	“Final Order”	25
1.143	“Future Claimants’ Representative”	25
1.144	“General Unsecured Claim”	25
1.145	“General Unsecured/Senior Indebtedness Claim”	25
1.146	“Granite State”	25
1.147	“Hartford Entities”	25
1.148	“Hartford Policies”	26
1.149	“Hartford Settlement Agreement”	27
1.150	“HOMExperts”	27
1.151	“Impaired”	27
1.152	“Indemnification Obligations”	27
1.153	“Indenture Trustee Fees”	28
1.154	“Initial Bank Holders’ Distribution”	28
1.155	“Initial Distribution Date”	28
1.156	“Insolvent Insurer PD Rights”	28
1.157	“Insolvent Insurer PI Rights”	28
1.158	“Insurance Guarantee Fund PD Rights”	29
1.159	“Insurance Guarantee Fund PI Rights”	29
1.160	“Integrex”	29
1.161	“Integrex Asbestos Personal Injury Claims”	29
1.162	“Integrex Minority Interests”	29
1.163	“Intercompany Claim”	29
1.164	“Interested Party”	29
1.165	“Interests”	29
1.166	“IPM”	29
1.167	“IRC”	30
1.168	“IRS”	30
1.169	“Jefferson Holdings”	30
1.170	“Litigation Trust”	30
1.171	“Litigation Trust Agreement”	30
1.172	“Litigation Trust Assets”	30

1.173	“Litigation Trust Expenses”	30
1.174	“Litigation Trust Initial Deposit”	30
1.175	“Litigation Trust Recoveries”	30
1.176	“Litigation Trust Reimbursement Obligation”	30
1.177	“Litigation Trustee”	31
1.178	“Management Arrangements”	31
1.179	“Material Rights of Action”	31
1.180	“Merged Plan”	31
1.181	“MIPS Claims and Interests”	31
1.182	“Mt. McKinley Entities”	31
1.183	“Mt. McKinley Policies”	32
1.184	“Mt. McKinley Settlement Agreement”	32
1.185	“New OCD Common Stock”	32
1.186	“New OCD Securities”	32
1.187	“Non-Debtor Subsidiaries”	32
1.188	“Non-Participating Insurers”	32
1.189	“NSP”	33
1.190	“NSP Administrative Deposit Accounts”	33
1.191	“NSP Agreements”	33
1.192	“Objection Deadline”	33
1.193	“OC”	33
1.194	“OC Asbestos Personal Injury Claim”	33
1.195	“OC Asbestos Personal Injury Liability Insurance Assets”	34
1.196	“OC Asbestos Property Damage Claim”	34
1.197	“OCD”	35
1.198	“OCD/FB Settlement”	35
1.199	“OCD Asbestos Personal Injury Estimation Order”	35
1.200	“OCD Insurance Escrow”	35
1.201	“OCD Interests”	35
1.202	“OCD Restricted Cash”	35
1.203	“OCD Reversions”	35
1.204	“OCFBV Class A6-A Claim”	36
1.205	“OCFBV Class A11 Claim”	36
1.206	“OCFBV Settlement Agreement”	36
1.207	“OCFT”	36
1.208	“OCHT”	36
1.209	“OC Indirect Asbestos PI Trust Claim”	36
1.210	“OC Indirect Asbestos Property Damage Claim”	36
1.211	“OC Overseas”	37
1.212	“OC Person”	37
1.213	“OC Remodeling”	37
1.214	“OC Resolved Asbestos Personal Injury Claim”	37
1.215	“OC Sub-Account”	38
1.216	“OC Sweden”	38
1.217	“Other Priority Claims”	38
1.218	“Other Secured Claims”	38

1.219	“Other Secured Tax Claims”	38
1.220	“Person”	38
1.221	“Petition Date”	38
1.222	“Plan”	38
1.223	“Plan Proponents”	39
1.224	“Pre-petition Bond Indentures”	39
1.225	“Pre-petition Bonds”	39
1.226	“Pre-petition Indenture Trustees”	39
1.227	“Priority Tax Claim”	39
1.228	“Pro Rata”	39
1.229	“Professional Services”	39
1.230	“Proof of Claim”	40
1.231	“Protected Party”	40
1.232	“Quarterly Distribution Date”	41
1.233	“Record Date”	41
1.234	“Reference Order”	41
1.235	“Reinstatement”	41
1.236	“Related Persons”	42
1.237	“Released Actions”	42
1.238	“Released Parties”	42
1.239	“Reorganized Debtors”	43
1.240	“Reorganized Integrex”	43
1.241	“Reorganized OCD”	43
1.242	“Reorganized OCD Board”	43
1.243	“Reorganized Subsidiary Debtors”	43
1.244	“Reserved OCD Distribution Package”	43
1.245	“Resolved Asbestos Personal Injury Claims”	43
1.246	“Restricted Cash”	43
1.247	“Restructuring Transactions”	43
1.248	“Senior Indebtedness Claim”	44
1.249	“Senior Indebtedness Final Distribution Percentage”	45
1.250	“Senior Indebtedness Initial Distribution Percentage”	45
1.251	“Senior Notes”	45
1.252	“Senior Notes Amount”	45
1.253	“SOFAS”	45
1.254	“Soltech”	45
1.255	“Standard Combination”	45
1.256	“Subordinated Claims”	45
1.257	“Subsidiary”	46
1.258	“Subsidiary Debtors”	46
1.259	“Subsidiary Interests”	46
1.260	“Supplemental Excess Available Cash”	46
1.261	“Supplemental Excess Litigation Trust Recoveries”	46
1.262	“Supplemental Excess New OCD Common Stock”	46
1.263	“Supply Chain Solutions”	47
1.264	“TAC”	47

	1.265	“Testing Systems”	47
	1.266	“Tobacco Causes of Action”	47
	1.267	“Total [Entity] Distributable Value”	47
	1.268	“Total Enterprise Value”	47
	1.269	“Total Falcon Foam Distributable Value”	47
	1.270	“Total FB Distributable Value”	47
	1.271	“Total IPM Distributable Value”	48
	1.272	“Total OCD Distributable Value”	48
	1.273	“Total Ventures Distributable Value”	48
	1.274	“Unclassified Claims”	48
	1.275	“Unimpaired”	48
	1.276	“Unpaid FB Resolved Asbestos Personal Injury Claim”	48
	1.277	“Unpaid OC Resolved Asbestos Personal Injury Claim”	49
	1.278	“Unsecured Creditors’ Committee”	49
	1.279	“Ventures”	49
	1.280	“Voting Deadline”	49
	1.281	“Voting Procedures”	49
	1.282	“Voting Procedures Order”	49
	1.283	“Vytec”	49
	1.284	“Wellington Agreement”	49
C.	Rules of Interpretation		49
D.	Computation of Time		50
E.	Governing Law		50

ARTICLE II CLASSIFICATION OF CLAIMS AND INTERESTS			50
	2.1	Introduction	50
	2.2	Owens Corning (Classes A1 through A12)	51
	2.3	Fibreboard Corporation (Classes B1 through B12)	52
	2.4	Exterior Systems, Inc. (Classes C1 through C12)	53
	2.5	Vytec Corporation (Classes D1 through D12)	54
	2.6	Soltech, Inc. (Classes E1 through E12)	54
	2.7	Owens-Corning Fiberglas Technology Inc. (Classes F1 through F12)	55
	2.8	Owens-Corning Fiberglas Sweden Inc. (Classes G1 through G12)	56
	2.9	IPM, Inc. (Classes H1 through H12)	57
	2.10	Integrex (Classes I1 through I12)	58
	2.11	CDC Corporation (Classes J1 through J12)	59
	2.12	Owens Corning HT, Inc. (Classes K1 through K12)	59
	2.13	Owens Corning Remodeling Systems, LLC (Classes L1 through L12)	60
	2.14	Engineered Yarns America, Inc. (Classes M1 through M12)	61
	2.15	Falcon Foam Corporation (Classes N1 through N12)	61
	2.16	HOMExperts LLC (Classes O1 through O12)	62
	2.17	Integrex Professional Services LLC (Classes P1 through P12)	63
	2.18	Integrex Testing Systems LLC (Classes Q1 through Q12)	63

2.19	Integrex Supply Chain Solutions LLC (Classes R1 through R12)	64
2.20	Integrex Ventures LLC (Classes S1 through S12)	65
2.21	Jefferson Holdings, Inc. (Classes T1 through T12)	65
2.22	Owens-Corning Overseas Holdings, Inc. (Classes U1 through U12)	66

ARTICLE III TREATMENT OF CLAIMS AND INTERESTS		67
3.1	Unclassified Claims	67
3.2	Unimpaired Claims: Other Priority Claims (Classes A1 through U1), Other Secured Tax Claims (Classes A2-A through U2-A) and Other Secured Claims (A2-B through U2-B)	68
3.3	OCD (Classes A3 through A12)	70
3.4	Fibreboard (Classes B1 through B12)	80
3.5	ESI (Classes C1 through C12)	84
3.6	Vytec (Classes D1 through D12)	86
3.7	Soltech (Classes E1 through E12)	88
3.8	OCFT (Classes F1 through F12)	90
3.9	OC Sweden (Classes G1 through G12)	92
3.10	IPM (Classes H1 through H12)	94
3.11	Integrex (Classes I1 through I12)	96
3.12	CDC (Classes J1 through J12)	99
3.13	OCHT (Classes K1 through K12)	100
3.14	OC Remodeling (Classes L1 through L12)	102
3.15	Engineered Yarns (Classes M1 through M12)	104
3.16	Falcon Foam (Classes N1 through N12)	105
3.17	HOMExperts (Classes O1 through O12)	107
3.18	Professional Services (Classes P1 through P12)	109
3.19	Testing Systems (Classes Q1 through Q12)	110
3.20	Supply Chain Solutions (Classes R1 through R12)	112
3.21	Ventures (Classes S1 through S12)	114
3.22	Jefferson Holdings (Classes T1 through T12)	115
3.23	OC Overseas (Classes U1 through U12)	117
3.24	FAIR Act	119
3.25	Reservation of Rights Regarding Claims	119

ARTICLE IV ACCEPTANCE OR REJECTION OF THE PLAN		119
4.1	Impaired Classes of Claims and Interests Entitled to Vote	119
4.2	Acceptance by an Impaired Class	120
4.3	Acceptance Pursuant To Section 524 Of The Bankruptcy Code	120
4.4	Presumed Acceptances by Unimpaired Classes	120
4.5	Classes Deemed to Have Rejected the Plan	120
4.6	Confirmability and Severability of the Plan	120

x

ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN		121
5.1	Continued Corporate Existence	121
5.2	Cancellation of Debt and Debt Agreements	121
5.3	Cancellation of OCD Interests and Integrex Interests	122
5.4	Certificates of Incorporation and Bylaws	122
5.5	Exculpation and Limitation of Liability	122
5.6	Restructuring Transactions	123
5.7	Issuance of New OCD Securities	124
5.8	Secondary Offerings of New OCD Common Stock	124
5.9	Litigation Trust	124
5.10	Revesting of Assets	127
5.11	Rights of Action	127
5.12	Effectuating Documents; Further Transactions	128
5.13	Exemption from Certain Transfer Taxes	128
5.14	Releases and Injunctions Related to Releases	128
5.15	Permanent Injunctions and Asbestos Personal Injury Permanent Channeling Injunction	131
5.16	Directors and Officers of Reorganized Debtors	133
5.17	Compensation and Benefit Programs	134
5.18	Continuation of Certain Orders	135
5.19	Exit Facility	135

ARTICLE VI [Intentionally Omitted]		135

ARTICLE VII TREATMENT OF EXECUTORY AND POST-PETITION CONTRACTS AND UNEXPIRED LEASES		135
7.1	Assumed Contracts and Leases	135
7.2	Payments Related to Assumption of Contracts and Leases	136
7.3	Assignments Related to the Restructuring Transactions	136
7.4	Rejected Contracts and Leases	136
7.5	Rejection Damages Bar Date	137
7.6	Indemnification Obligations	137
7.7	Insurance Policies and Agreements	138

ARTICLE VIII PROVISIONS GOVERNING DISTRIBUTIONS		139
8.1	Distributions for Claims Allowed as of the Initial Distribution Date	139
8.2	Interest on Claims	140
8.3	Distributions under the Plan	140
8.4	Record Date for Distributions to Holders of Allowed Claims (Other Than Asbestos Personal Injury Claims or FB Asbestos Property Damage Claims)	140
8.5	Means of Cash Payment	141
8.6	Fractional New OCD Common Stock; Other Distributions	141
8.7	Delivery of Distributions	141
8.8	Surrender of Pre-petition Bonds	142
8.9	Withholding and Reporting Requirements	143
8.10	Setoffs	143

ARTICLE IX PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS AND DISPUTED INTERESTS		143
9.1	Prosecution of Objections to Certain Claims	143
9.2	No Distributions Pending Allowance	144
9.3	Disputed Distribution Reserve	144
9.4	Distributions on Account of Disputed Claims Once They are Allowed	146
9.5	Final Distributions from the Disputed Distribution Reserve	146

ARTICLE X THE ASBESTOS PERSONAL INJURY TRUST		147
10.1	The Asbestos Personal Injury Trust	147
10.2	Appointment of Asbestos Personal Injury Trustees	147
10.3	Transfers of Property to the Asbestos Personal Injury Trust	147
10.4	Assumption of Certain Liabilities by the Asbestos Personal Injury Trust	148
10.5	Certain Property Held in Trust by the Reorganized Debtors or the Fibreboard Insurance Settlement Trust	149
10.6	Cooperation with Respect to Insurance Matters	149
10.7	Asbestos Personal Injury Trust Indemnity Obligations	150
10.8	Authority of the Debtors	150

ARTICLE XI FB ASBESTOS PROPERTY DAMAGE TRUST		151
11.1	The FB Asbestos Property Damage Trust	151
11.2	Appointment of FB Asbestos Property Damage Trustee	151
11.3	Transfer of Certain Property to the FB Asbestos Property Damage Trust	151
11.4	Assumption of Certain Liabilities by the FB Asbestos Property Damage Trust	152
11.5	Cooperation with Respect to Insurance Matters	152
11.6	FB Asbestos Property Damage Trust Indemnity Obligations	153
11.7	Authority of the Debtors	155

ARTICLE XII CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		155
12.1	Conditions to Confirmation	155
12.2	Conditions to Effective Date	159
12.3	Waiver of Conditions	160

ARTICLE XIII RETENTION OF JURISDICTION		161
13.1	Exclusive Jurisdiction of the Bankruptcy Court and District Court	161
13.2	Continued Reference to the Bankruptcy Court	163

ARTICLE XIV MISCELLANEOUS PROVISIONS		163
14.1	Professional Fee Claims	163
14.2	Administrative Claims Bar Date	164
14.3	Payment of Statutory Fees	164

14.4	Modifications and Amendments	164
14.5	Severability of Plan Provisions	164
14.6	Successors and Assigns	165
14.7	Compromises and Settlements	165
14.8	Corrective Action	165
14.9	Discharge of the Debtors	165
14.10	Non-Binding Effect of Estimation of Asbestos Personal Injury Claims in the Chapter 11 Cases on Certain OCD Insurers	166
14.11	Special Provisions for Warranty Claims, Distributorship Indemnification Claims and Product Coupon Claims	167
14.12	Miscellaneous Settlement Agreements	168
14.13	Committees and Future Claimants’ Representative	168
14.14	Binding Effect	168
14.15	Revocation, Withdrawal, or Non-Consummation	169
14.16	Plan Exhibits	169
14.17	Notices	169
14.18	Term of Injunctions or Stays	171

SCHEDULES

Schedule I	Schedule of Subsidiary Debtors

Schedule II	Schedule of Non-Debtor Subsidiaries

Schedule III	Schedule of Persons against Whom Claims are Not Released under the Plan

Schedule IV	Schedule of Executory Contracts and Unexpired Leases Not Assumed

Schedule V	[Intentionally Omitted]

Schedule VI	Schedule of Purchasers and Transferees Treated as Protected Parties

Schedule VII	Schedule of Insurance Companies Who Are Protected Parties

Schedule VIII	Schedule of FB Persons and OC Persons

Schedule IX	Schedule of Interested Parties

Schedule X	Schedule of Protected Parties

Schedule XI	List of Insurance Policies to Be Rejected to the Extent Executory Contracts

Schedule XII	Schedule of Estimates

Schedule XIII	[Intentionally Omitted]

Schedule XIV	Schedule of Avoidance Actions and Material Rights of Action Expressly Not Released

Schedule XV	Schedule of Fibreboard Insurance Policies Which Are FB Asbestos Property Damage Insurance Assets

Schedule XVI	Schedule of OCD Insurance Policies Which Are OC Asbestos Personal Injury Liability Insurance Assets

Schedule XVII	Schedule of Non-Indemnified Parties and Actions

Schedule XVIII	Schedule of Terms of Tail Insurance

Schedule XIX	Initial Reorganized OCD Board of Directors

Schedule XX	Restructuring Transactions

EXHIBITS

Exhibit A	Form of Amended and Restated Certificate of Incorporation of Reorganized OCD

Exhibit B	Form of Amended and Restated Bylaws of Reorganized OCD

Exhibit C	Form of Litigation Trust Agreement

Exhibit D	Form of Asbestos Personal Injury Trust Agreement

Exhibit D-1	Form of Asbestos Personal Injury Trust Distribution Procedures

Exhibit E	Form of FB Asbestos Property Damage Trust Agreement

Exhibit E-1	Form of FB Asbestos Property Damage Trust Distribution Procedures

Exhibit F	Management Arrangements and Employee Arrangements including Summary of Incentive Compensation Program

Exhibit G	Principal Terms and Conditions of the Senior Notes

Exhibit H	Principal Terms and Conditions of the New OCD Common Stock

Exhibit I	Principal Terms of Integrex Restructuring Transactions

INTRODUCTION

Owens Corning, a Delaware corporation (“OCD”), and those entities listed on Schedule I hereto, together with such other Subsidiaries of OCD as may file for protection under Chapter 11 of the Bankruptcy Code subsequent to the date hereof and prior to the Confirmation Date (collectively, the “Subsidiary Debtors,” and, together with OCD, the “Debtors”), James J. McMonagle, the Legal Representative for Future Claimants (“Future Claimants’ Representative”), and the Official Committee of Asbestos Claimants (“Asbestos Claimants’ Committee”), hereby propose the following amended joint plan of reorganization (the “Plan”) for the Debtors in their reorganization cases (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code (“Chapter 11”) for the resolution of their creditors’ Claims and Demands and their equity holders’ Interests. The Debtors, the Asbestos Claimants Committee, and the Future Claimants’ Representative (the “Plan Proponents”) are the proponents of the Plan within the meaning of Section 1129 of the Bankruptcy Code.1 The steering committee of Bank Holders supports the Plan, pursuant to the terms of the letter, dated December 30, 2005, appended to the Disclosure Statement as Appendix K.

Although IPM, Inc., Vytec Corporation and Owens-Corning Fibreglas Sweden Inc. have not filed under Chapter 11 at the present time, OCD reserves the right to initiate Chapter 11 proceedings on behalf of some or all of such entities prior to the Confirmation Date, in the event OCD deems it necessary to do so in order to effectuate the terms of the Plan, in which case such entities would be included in the Plan. Certain other of OCD’s Subsidiaries (including certain foreign entities and joint ventures) also have not commenced cases under Chapter 11 of the Bankruptcy Code (collectively, the “Non-Debtor Subsidiaries”), and accordingly continue to operate their businesses in the ordinary course. A list of the Non-Debtor Subsidiaries is attached hereto as Schedule II. Although the Non-Debtor Subsidiaries have not filed under Chapter 11 at the present time, one or more of the Non-Debtor Subsidiaries may file for reorganization under Chapter 11 in the future. The timing of any such filing would be determined at a later date, but any such filing would be made to permit the inclusion of such entities as part of the Plan. In the event of such filings, the Debtors reserve the right to file first day motions seeking authority to pay all trade creditors as critical vendors in order to avoid any potential disruption of OC’s foreign operations. Moreover, the Plan will provide for full payment of all such trade creditors. In the event that any such additional filings are not required to effectuate the terms of the Plan, the Debtors reserve the right not to cause such entities to file for bankruptcy protection.

Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3019 and Section 14.4 of the Plan, the Plan Proponents reserve the right to alter, amend, modify, revoke or withdraw the Plan prior to its substantial consummation.

[1]	However, the Debtors’ objective is to gain as much support for the Plan from the other creditor constituencies as practicable.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

A.	Scope of Definitions

For purposes of the Plan, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of the Plan, except as expressly provided or unless the context clearly requires otherwise. Whenever the context requires, such meanings shall be equally applicable to both the singular and plural form of such terms, and the masculine gender shall include the feminine and the feminine gender shall include the masculine. Any term used in initially capitalized form in this Plan that is not defined herein but that is used in the Bankruptcy Code shall have the meaning ascribed to such term in the Bankruptcy Code.

B.	Definitions

1.1	“$150 Million Debentures” means the 10% Guaranteed Debentures due 2001 in the aggregate principal amount of $150 Million due 2001, issued by O.C. Funding B.V. under an Indenture, dated as of May 15, 1991 between O.C. Funding B.V., OCD and the Bank of New York, as Trustee, as guaranteed by OCD.

1.2	“$250 Million Notes” means the 7% Notes in the aggregate principal amount of $250 million due March 15, 2009, issued by OCD under an Indenture, dated as of May 5, 1997, between OCD and The Bank of New York, as trustee.

1.3	“$300 Million High Coupon Debentures” means two series of debentures in the aggregate principal amount of $300 million issued by OCD under an Indenture dated as of May 21, 1992, between OCD and The Bank of New York, as trustee, consisting of (i) 8.875% Debentures in the aggregate principal amount of $150 million due June 1, 2002 (the “8.875% Debentures”), and (ii) 9.375% Debentures in the aggregate principal amount of $150 million due June 1, 2012 (the “9.375% Debentures”).

1.4	“$400 Million Debentures” means the 7.5% Debentures in the aggregate principal amount of $400 million due August 1, 2018, issued by OCD under the Indenture, dated as of May 5, 1997, between OCD and The Bank of New York, as trustee.

1.5	“$550 Million Term Notes” means two series of notes in the aggregate principal amount of $550 million issued by OCD under an Indenture, dated as of May 5, 1997, between OCD and The Bank of New York, as trustee, consisting of (i) 7.5% Term Notes in the aggregate principal amount of $300 million due May 1, 2005 (the “First Series”), and (ii) 7.7% Term Notes in the aggregate principal amount of $250 million due May 1, 2008 (the “Second Series”).

1.6	“130 Million DEM Bearer Bonds” means the 7.25% DEM Bearer Bonds in the aggregate principal amount of 130 million due December 2, 2000, issued by OCD pursuant to the Underwriting Agreement, dated as of November 15, 1985, between OCD, Dresdner Bank AG and the other banks listed therein, and the Agreement for the Listing, the Trusteeship and the Paying Agency, dated as of November 15, 1985, between OCD and Dresdner Bank AG.

1.7	“1997 Credit Agreement” means the Credit Agreement, dated as of June 26, 1997, by and among OCD, the Subsidiary Debtors and Non-Debtor Subsidiaries named therein, the banks listed in Annex A thereto and CSFB, as agent, as amended by Amendment No. 1, dated as of February 20, 1998, and Amendment No. 2, dated as of November 30, 1998.

1.8	“Administrative Claims” means claims for payment of an administrative expense of a kind specified in Section 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, without limitation, (i) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Debtors’ Estates and operating the businesses of the Debtors or any indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of their business, (ii) all Cure amounts owed in respect of leases and contracts assumed by the Debtors, (iii) all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under Section 330 or 503 of the Bankruptcy Code, (iv) any fees or charges assessed against the Estates of the Debtors under Section 1930 of Chapter 123 of Title 28 of the United States Code, and (v) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under Section 546(c)(2)(A) of the Bankruptcy Code, but expressly excluding Asbestos Personal Injury Claims, OC Asbestos Property Damage Claims, and FB Asbestos Property Damage Claims.

1.9	“Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; provided, that with respect to an “Affiliate” of a Debtor or a Person “Affiliated” with a Debtor, such term shall include, without limiting the foregoing definition, the meaning ascribed thereto in Section 101(2) of the Bankruptcy Code.

1.10	“Affiliated FM Entities” means Affiliated FM Insurance Company and (a) all of its past, present, and future parents, subsidiaries, affiliates, controlled entities, predecessors, successors, reorganized companies, holding companies (if any), merged companies, acquired companies, and assigns, and (b) all of the respective employees, officials, representatives, agents, attorneys, officers, and directors, in their capacity as such, of the entities encompassed by clause (a).

1.11	“Affiliated FM Policy” means the excess liability policy bearing policy number XL 72515 issued by Affiliated FM Insurance Company to OCD for the policy period July 9, 1974 to October 22, 1976.

1.12	“Affiliated FM Settlement Agreement” means the settlement agreement between OCD and Affiliated FM Insurance Company, with an effective date of September 23, 2005.

1.13	“AIG Company Entities” means Birmingham Fire Insurance Company, Granite State Insurance Company, Landmark Insurance Company, Lexington Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, and (a) all of their past, present, and future parents, subsidiaries, affiliates, controlled entities, predecessors, successors, reorganized companies, holding companies (if any), merged companies, acquired companies, and assigns, and (b) all of the respective employees, officials, representatives, agents, attorneys, officers, and directors, in their capacity as such, of the entities encompassed by clause (a).

1.14	“AIG Policies” means the following policies issued to OCD:

Issuer	Policy Period	Policy Number

Birmingham Fire	09/01/79 to 09/01/80	SE6073551

Birmingham Fire	09/01/80 to 09/01/81	SE6073686

Birmingham Fire	09/01/81 to 09/01/82	SE6073042

Birmingham Fire	09/01/82 to 09/01/83	SE6073986

Birmingham Fire	09/01/82 to 09/01/83	SE6073985

Birmingham Fire	09/01/83 to 09/01/84	SE6074148

Birmingham Fire	09/01/83 to 09/01/84	SE6074149

Granite State	09/01/79 to 09/01/80	6179-1549

Granite State	09/01/79 to 09/01/80	6179-1662

Granite State	09/01/80 to 09/01/81	6180-2514

Granite State	09/01/80 to 09/01/81	6180-2515

Granite State	09/01/82 to 09/01/83	6682-3495

Granite State	09/01/83 to 09/01/84	6683-4149

Granite State	09/01/83 to 09/01/84	6683-4150

Landmark	09/01/79 to 09/01/80	FE4000221

Lexington	10/22/75 to 10/22/76	GC5502955

National Union	06/18/74 to 10/22/74	CE1011835

National Union	10/22/74 to 10/22/75	CE1011835

National Union	10/22/75 to 10/22/76	CE1011835

National Union	10/22/76 to 10/22/77	1189233

National Union	09/01/79 to 09/01/80	1224753

National Union	09/01/79 to 09/01/80	1224754

National Union	09/01/80 to 09/01/81	1226049

National Union	09/01/80 to 09/01/81	1226050

National Union	09/01/81 to 09/01/82	1186421

National Union	09/01/81 to 09/01/82	1186422

National Union	09/01/82 to 09/01/83	1186437

National Union	09/01/82 to 09/01/83	1186438

National Union	09/01/83 to 09/01/84	9605001

National Union	09/01/83 to 09/01/84	9605002

“AIG Policies” shall also be deemed to include any policies of primary or excess general liability or products liability insurance issued to OCD prior to December 31, 2001 by Birmingham Fire Insurance Company, Granite State Insurance Company, Landmark Insurance Company, Lexington Insurance Company, or National Union Fire Insurance Company of Pittsburgh, PA.

1.15	“AIG Settlement Agreement” means the settlement agreement between OCD and Birmingham Fire Insurance Company, Granite State Insurance Company, Landmark Insurance Company, Lexington Insurance Company, and National Union Fire Insurance Company of Pittsburgh, PA, with an effective date of October 19, 2005.

1.16	“Allianz Entities” means Allianz Global Risks US Insurance Company, formerly known as Allianz Insurance Company, and Allianz Underwriters Insurance Company, formerly known as Allianz Underwriters, Inc.; as well as (a) all of their past, present, and future parents, subsidiaries, affiliates, controlled entities, predecessors, successors, reorganized companies, holding companies (if any), merged companies, acquired companies, and assigns, and (b) of the respective employees, officials, representatives, agents, attorneys, officers and directors, in their capacity as such, of the entities encompassed by clause (a).

1.17	“Allianz Policies” means the following policies issued to OCD by Allianz Insurance Company or Allianz Underwriters, Inc.:

Policy Number	Policy Period

UMB 599515	March 9, 1979 - September 1, 1979

AU 5003102	September 1, 1979 - September 1, 1980

AUX 5200169	September 1, 1980 - September 1, 1981

AUX 5200178	September 1, 1980 - September 1, 1981

AUX 5201229	September 1, 1981 - September 1, 1982

AUX 5201230	September 1, 1981 - September 1, 1982

AUX 5202023	September 1, 1984 - September 1, 1985

AUX 5202024	September 1, 1984 - September 1, 1985

“Allianz Policies” shall also be deemed to include any other liability insurance policies, whether known or unknown, issued by Allianz Insurance Company or Allianz Underwriters, Inc. to OCD prior to January 1, 2001.

1.18	“Allianz Settlement Agreement” means the settlement agreement between OCD and Allianz Global Risks US Insurance Company, formerly known as Allianz Insurance Company, and Allianz Underwriters Insurance Company, formerly known as Allianz Underwriters, Inc. with an effective date of December 13, 2005, which was approved by the Bankruptcy Court on February 2, 2006.

1.19	“Allowed” means:

(a)	with respect to any Claim, other than an Administrative Claim, an Asbestos Personal Injury Claim or an FB Asbestos Property Damage Claim, proof of which was filed within the applicable period of limitation fixed in accordance with Federal Rule of Bankruptcy Procedure 3003(c)(3) by the Bankruptcy Court, (i) as to which no objection to the allowance thereof has been interposed on or before the Initial Distribution Date and as to which the Debtors have not sent a notice to the holder of such Claim by the Initial Distribution Date that the Claim is under review for possible objection, or (ii) as to which no objection is filed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or a Final Order of the Bankruptcy Court, to the extent asserted in the proof of such Claim or (iii) as to which an objection has been interposed, to the extent that such Claim has been allowed in whole or in part by a Final Order of the Bankruptcy Court;

(b)	with respect to any Claim, other than an Administrative Claim, an Asbestos Personal Injury Claim or an FB Asbestos Property Damage Claim, as to which no Proof of Claim was filed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or a Final Order of the Bankruptcy Court, to the extent that such Claim has been listed by one of the Debtors in its SOFAS as liquidated in amount and not disputed or contingent and (i) as to which no objection to the allowance thereof has been interposed on or before the Initial Distribution Date and as to which the Debtors have not sent a notice to the holder of such Claim by the Initial Distribution Date that the Claim is under review for possible objection, or (ii) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or a Final Order of the Bankruptcy Court or (iii) as to which an objection has been interposed, to the extent that such Claim has been allowed in whole or in part by a Final Order of the Bankruptcy Court;

(c)	with respect to any other Claim that is asserted to constitute an Administrative Claim, other than a Claim of a professional person employed under Section 327 or 1103 of the Bankruptcy Code that is required to apply to the Bankruptcy Court for the allowance of compensation and reimbursement of expenses pursuant to Section 330 of the Bankruptcy Code, (a) that represents an actual or necessary expense of preserving the Estate or operating the business of the Debtors, to the extent that such Claim is reflected as a postpetition liability of any of the Debtors on the Debtors’ books and records as of the Effective Date, or (b) that the Debtors dispute, to the extent that such Claim is allowed in whole or in part by a Final Order of the Bankruptcy Court and only to the extent that such allowed portion is deemed, pursuant to a Final Order of the Bankruptcy Court, to constitute a cost or expense of administration under Sections 503(b) and 507(a)(1) of the Bankruptcy Code;

(d)	with respect to any other Claim that is asserted to constitute an Administrative Claim that represents a Claim of a professional person employed under Section 327 or 1103 of the Bankruptcy Code that is required to apply to the Bankruptcy Court for the allowance of compensation and reimbursement of expenses pursuant to Section 330 of the Bankruptcy Code, to the extent that such Claim is allowed by a Final Order of the Bankruptcy Court under Section 330 of the Bankruptcy Code; or

(e)	with respect to any FB Asbestos Property Damage Claim, proof of which was filed within the applicable period of limitation fixed in accordance with Bankruptcy Rule 3003(c)(3) by the Bankruptcy Court, such Claim to the extent that it is Allowed in accordance with the procedures established pursuant to the FB Asbestos Property Damage Trust Agreement and the FB Asbestos Property Damage Trust Distribution Procedures.

1.20	“Amended and Restated Bylaws of Reorganized OCD” means the Amended and Restated Bylaws of Reorganized OCD to be in effect upon the Effective Date, substantially in the form to be filed as Exhibit B at least ten (10) Business Days prior to the Objection Deadline.

1.21	“Amended and Restated Certificate of Incorporation of Reorganized OCD” means the Amended and Restated Certificate of Incorporation of Reorganized OCD to be in effect upon the Effective Date, substantially in the form to be filed as Exhibit A at least ten (10) Business Days prior to the Objection Deadline.

1.22	“Asbestos Claimants’ Committee” means the official creditors’ committee representing holders of asbestos claims appointed on October 23, 2000, by the United States Trustee for the District of Delaware pursuant to Section 1102(a) of the Bankruptcy Code, as thereafter modified or reconstituted.

1.23	“Asbestos Personal Injury Claims” means, collectively, OC Asbestos Personal Injury Claims and FB Asbestos Personal Injury Claims.

1.24	“Asbestos Personal Injury Permanent Channeling Injunction” means an order or orders of the Bankruptcy Court (which may be incorporated in the Confirmation Order), based on and issued pursuant to Section 5.15(b) of the Plan and Section 524(g) of the Bankruptcy Code, pursuant to which all Persons shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any Enjoined Action or proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust Agreement, including, without limitation, with respect to any Asbestos Personal Injury Claim or any Resolved Asbestos Personal Injury Claim, against any of the Debtors, any of the Reorganized Debtors, any Protected Party or any property or interests in property of any Debtor, Reorganized Debtor or Protected Party, whether directly or indirectly, derivatively or otherwise, for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Asbestos Personal Injury Claim or any Resolved Asbestos Personal Injury Claim (other than pursuant to the provisions of the Asbestos Personal Injury Trust Agreement or to enforce the provisions of the Plan).

1.25	“Asbestos Personal Injury Trust” means the trust established pursuant to the Asbestos Personal Injury Trust Agreement.

1.26	“Asbestos Personal Injury Trust Agreement” means the Asbestos Personal Injury Trust Agreement executed by the Debtors and the Asbestos Personal Injury Trustees, substantially in the form of the agreement filed as Exhibit D, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.27	“Asbestos Personal Injury Trust Distribution Procedures” means the Asbestos Personal Injury Trust Distribution Procedures to be implemented by the Asbestos Personal Injury Trustees pursuant to the terms and conditions of the Plan and the Asbestos Personal Injury Trust Agreement to process, liquidate, and pay Asbestos Personal Injury Claims, substantially in the form of Exhibit D-1, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.28	“Asbestos Personal Injury Trustees” means the persons confirmed by the Bankruptcy Court to serve as trustees of the Asbestos Personal Injury Trust, pursuant to the terms of the Asbestos Personal Injury Trust Agreement, or as subsequently may be appointed pursuant to the provisions of the Asbestos Personal Injury Trust Agreement.

1.29

“Available Cash” means Cash in the amount of the sum of (i) all Cash that would be shown as cash or cash equivalents on a consolidated balance sheet of OC as of the last day of the month prior to the month in which the Effective Date occurs, prepared in accordance with United States generally accepted accounting principles consistent with the past practices of OC, and (ii) the OCD Reversions which are Cash as of the Effective Date, and excluding (a) the OCD Insurance Escrow, (b) Restricted Cash, (c) the Existing Fibreboard Insurance Settlement Trust Assets, (d) the FB Reversions, (e) the Cash portion of the FB Sub-Account

Settlement Payment, (f) the Litigation Trust Assets, and (g) necessary reserves for working capital and pension contributions as determined by the Debtors and approved by the other Plan Proponents, an aggregate estimate of which as of the Effective Date shall be set forth in Schedule XII, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.30	“Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought by, or on behalf of, the Debtors or their estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies under Sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code, and including, without limitation, the Bank Holders Action.

1.31	“AXA Entities” means Abeille Paix, AGP Benelux, Ardenne Prévoyante, Assurance Liégeoise, AXA Belgium, AXA Industry, Belgique Industrielle Association d’Assurances Mutuelles (BIAAM), Belgique Industrielle Caisse Commune (BICC), Caisse Générale d’Assurances et de Réassurances, Caisse Patronale, Drouot Belgium, Equity & Law, Kortrijkse Verzekering (La Courtraisienne), La Belgique S.A., La Famille, La Prévoyance, Le Foyer Belge, Le Patrimoine, Lloyd Belge, Lloyd Européen, Royale, Royale Belge Incendie Réassurance, Royale Belge Ré S.A. de Réassurance, Royale Belge S.A., Royale Belge Vie Accident, Secours de Belgique, UAB, UAP Sverige, Union Belge, Union des Propriétaires de Belgique (UPB), Urbaine UAP, and Victoire Belgium (collectively the “AXA Member Companies”); as well as (a) all of their predecessors, successors, assigns, subsidiaries, affiliates, holding companies (if any), parent companies (if any), merged companies and acquired companies; and (b) all of the respective employees, officials, agents, attorneys, representatives, officers, and directors, in their capacity as such, of the entities encompassed by clause (a).

1.32	“AXA Policies” means the following policies issued to OCD by Royale Belge S.A.:

Policy Period	Policy Number
September 1, 1979 to September 1, 1980	1250965/79
September 1, 1980 to September 1, 1981	1250965/80
September 1, 1981 to September 1, 1982	1250965/81
September 1, 1982 to September 1, 1983	1250965/82
September 1, 1983 to September 1, 1984	1250965/83

“AXA Policies” shall also be deemed to include policy number 1250965/84 issued by Royale Belge S.A. to OCD for the policy period September 1, 1984 to September 1, 1985 and all other insurance policies that were issued, prior to October 5, 2000, by and in the name of one of the AXA Member Companies to OCD, including primary, umbrella, excess, or other insurance policies, contracts, and/or agreements of any nature, type, or kind (including but not limited to: all Comprehensive General Liability policies; General Liability policies; Casualty policies; Environmental Liability policies; Environmental Impairment policies; Difference in Conditions policies; Directors’ and Officers’ Liability Policies; Errors and Omissions Liability policies; Contractual Liability policies; Automobile Liability policies; Products Liability policies; and Workers’ Compensation policies). Notwithstanding any of the foregoing and for the avoidance of any doubt, “AXA Policies” shall not include policies issued by the AXA Member Companies (a) to Persons other than OCD or (b) that exclusively insure property or other risks located outside of the United States.

1.33	“AXA Settlement Agreement” means the settlement agreement between OCD and AXA Belgium S.A., approved by the Bankruptcy Court on October 4, 2004.

1.34	“Ballot” means the ballot form(s) distributed with the Disclosure Statement to holders of Impaired Claims entitled to vote as specified in Section 4.1 of the Plan, in connection with the solicitation of acceptance of the Plan.

1.35	“Ballot Date” means the date set by the Bankruptcy Court by which all Ballots must be received.

1.36	“Bank Default Interest and Fee Amount” means the sum of (i) the amount of interest accrued through the date of delivery of the Initial Bank Holders’ Distribution on the principal amount outstanding under the 1997 Credit Agreement as of the Petition Date, when calculated at the floating Base Rate (as defined in the 1997 Credit Agreement) plus 2% on a compounding basis (computed quarterly), and (ii) the amount of any accrued and unpaid post-petition fees payable under the 1997 Credit Agreement through the date of delivery of the Initial Bank Holders’ Distribution, including letter of credit fees and Facility Fees (as defined in the 1997 Credit Agreement), plus accrued interest thereon pursuant to the 1997 Credit Agreement calculated on a compounding basis (computed quarterly), an estimate of which as of the Effective Date shall be set forth in Schedule XII, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.37	“Bank Holders” means the holders of the Debtors’ obligations under the 1997 Credit Agreement.

1.38	“Bank Holders Action” means the action entitled Owens Corning, et al. v. Credit Suisse First Boston, et al., in the United States District Court for the District of Delaware, A-02-5829, as such action may be amended.

1.39	“Bank Holders Claims” means those Claims of Bank Holders arising under or as a result of the Debtors’ obligations under the 1997 Credit Agreement and related agreements.

1.40	“Bankruptcy Code” means Title 11 of the United States Code, as amended and in effect from time to time.

1.41	“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Chapter 11 Case to the extent of any reference made to it by the District Court pursuant to 28 U.S.C. §157 as a unit of such District Court pursuant to 28 U.S.C. §151.

1.42	“Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as amended, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

1.43	“Board of Directors” means the board of directors or its equivalent of a corporation or other legal entity, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

1.44	“Bondholders” means the registered holders of Pre-petition Bonds.

1.45	“Bondholders Claims” means the Claims held by the Bondholders arising under or as a result of the Debtors’ obligations under the Pre-petition Bonds.

1.46	“Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Federal Rule of Bankruptcy Procedure 9006(a)) on which commercial banks are open for business in New York, New York.

1.47	“Cash” means legal tender of the United States or equivalents thereof.

1.48	“CDC” means CDC Corporation, a Wisconsin corporation.

1.49	“Century Indemnity” means Century Indemnity Company, as successor to CCI Insurance Company, as successor to Insurance Company of North America and Central National Insurance Company.

1.50	“Chapter 11” means Chapter 11 of the Bankruptcy Code.

1.51	“Chapter 11 Cases” means the reorganization cases of the Debtors under Chapter 11.

1.52	“Charging Lien” means any lien or other priority in payment to which the Pre-petition Indenture Trustees are each entitled, pursuant to the Pre-petition Bond Indentures, against distributions to be made to holders of Bondholder Claims for payment of any Indenture Trustee Fees.

1.53	“Claim” means any right to payment from a Debtor whether or not any such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, whether or not asserted, including, without limitation, any “claim” (as defined in Section 101(a)(5) of the Bankruptcy Code). Claims shall not be deemed to include Demands.

1.54	“Claimant Released Parties” means (i) the Debtors, the Reorganized Debtors and their respective predecessors, successors and assigns (whether by operation of law or otherwise) and additionally (ii) if the Person submits a Ballot and does not elect to withhold consent to releases of the Released Parties by marking the appropriate box on the Ballot, the Released Parties.

1.55	“Claims Objection Deadline” means the last day for filing objections to Disputed Claims, which day shall be one hundred and eighty (180) days after the Effective Date, unless extended by order of the Bankruptcy Court.

1.56	“Claims Trading Injunction” means an order or orders of the Bankruptcy Court permanently and forever staying, restraining, and enjoining any Person from, directly or indirectly, purchasing, selling, transferring, assigning, conveying, pledging, or otherwise acquiring or disposing of any Asbestos Personal Injury Claim, provided, however, that the foregoing shall not apply to (i) the transfer of an Asbestos Personal Injury Claim to the holder of an OC Indirect Asbestos PI Trust Claim or FB Indirect Asbestos PI Trust Claim solely as a result of such holder’s satisfaction of such Asbestos Personal Injury Claim, or (ii) the transfer of an Asbestos Personal Injury Claim by will or under the laws of descent and distribution. Any such order or orders also will provide that any action taken in violation thereof will be void ab initio.

1.57	“Class” means a category of holders of Claims or Interests, as described in Articles II and III of the Plan.

1.58	“Class [_]4 Distribution Amount” means, with respect to distributions to the Bank Holders on account of their Allowed Claims against Soltech, OCFT, OC Sweden, IPM, ESI and Vytec, respectively, an amount equal to the difference between (i) the Combined [Entity] Distribution Value (calculated as of the Effective Date) and (ii) the aggregate amount of all Allowed Claims in Classes [_]6 and [_]10, and Disputed Claims in Class [_]6, as of the Effective Date.

1.59	“Class Final Distribution Percentage” means for each applicable Class (Class A5, A6-A, A6-B and A7), the percentage determined, as of the Final Distribution Date, by dividing the total amount of all Allowed Claims in such Class (or, in the case of Class A7, the Class A7 Aggregate Amount) by the sum of (i) the aggregate amount of all Allowed Claims in Classes A5, A6-A, A6-B and A11 and (ii) the Class A7 Aggregate Amount.

1.60	“Class Initial Distribution Percentage” means for each applicable Class (Class A5, A6-A, A6-B and A7), the percentage determined as of the Effective Date by dividing the total amount of all Allowed Claims in such Class (or, in the case of Class A7, the Class A7 Aggregate Amount) as of the Effective Date by the sum of (i) the aggregate amount of all Allowed Claims in Classes A5, A6-A, A6-B and A11, (ii) the Class A7 Aggregate Amount, and (iii) the aggregate amount of all Disputed Claims in Classes A6-A and A6-B, in each case as of the Effective Date.

1.61

“Class A4 Initial Distribution Amount” means an amount equal to the Combined OCD Distribution Value multiplied by a fraction, the numerator of which is the total amount of Allowed Class A4 Claims as of the Effective Date, and the denominator of which equals the sum of (i) the aggregate amount of all Allowed Claims in Classes A4, A5, A6-A, A6-B, A10 and A11 as of the Effective

Date, (ii) the Class A7 Aggregate Amount, and (iii) the aggregate amount of all Disputed Claims in Classes A6-A and A6-B as of the Effective Date.

1.62	“Class A7 Aggregate Amount” means $7 billion, less the sum of (i) the amount of any distribution made by Integrex on account of the Class I7 Claims (if any), (ii) the amounts in the OCD Insurance Escrow as of the Effective Date, (iii) the amounts then due under the AIG Settlement Agreement and the Affiliated FM Settlement Agreement, and (iv) the aggregate amount in the NSP Administrative Deposit Accounts in respect of OC Asbestos Personal Injury Claims less any OCD Reversions, as such amount in clause (iv) shall be estimated by the Bankruptcy Court or the District Court at or prior to the Confirmation Hearing.

1.63	“Class A10 Distribution Amount” means an amount equal to the Combined OCD Distribution Value multiplied by a fraction, the numerator of which is the total amount of Allowed Class A10 Claims as of the Effective Date, and the denominator of which equals the sum of (i) the aggregate amount of all Allowed Claims in Classes A4, A5, A6-A, A6-B, A10 and A11 as of the Effective Date, (ii) the Class A7 Aggregate Amount, and (iii) the aggregate amount of all Disputed Claims in Classes A6-A and A6-B as of the Effective Date.

1.64	“Class B4 Distribution Amount” means an amount equal to the difference between (i) the Combined FB Distribution Value (calculated as of the Effective Date) and (ii) the aggregate amount of all Allowed Claims in Classes B6 and B10, and Disputed Claims in Class B6, as of the Effective Date.

1.65	“Class B8 Aggregate Amount” means, solely for purposes of the Plan (but not for Allowance or distribution purposes), $3.2 billion.

1.66	“Class I4 Distribution Amount” means, with respect to distributions to the Bank Holders on account of their Allowed Claims against Integrex, an amount equal to the difference between (i) the Combined Integrex Distribution Value (calculated as of the Effective Date) and (ii) the aggregate amount of all Allowed Claims in Classes I6, I7 (if any) and I10, and Disputed Claims in Class I6, as of the Effective Date

1.67	“Combined [Entity] Distribution Value” means, with respect to each Debtor other than OCD, Fibreboard and Integrex, the total value, as of the Effective Date, distributable or to be distributed under the Plan on or after the Initial Distribution Date on account of Allowed Claims against such Debtor in Classes [_]4 (if applicable), [_]6 and [_]10; and which value shall at all times be equal to the Total [Entity] Distributable Value minus the sum of all amounts distributed on or after the Effective Date on account of Unclassified Claims, Unimpaired Claims, Other Priority Claims, Other Secured Tax Claims, Other Secured Claims and Allowed Class [_]3 Claims, against such Debtor, if any.

1.68	“Combined FB Distribution Value” means the total value, as of the Effective Date, distributable or to be distributed under the Plan on or after the Initial

Distribution Date on account of Allowed Claims in Classes B4, B6, and B10; and which value shall at all times be equal to the Total FB Distributable Value minus the sum of all amounts distributed, or to be distributed, by Fibreboard on or after the Effective Date on account of Unclassified Claims, Unimpaired Claims, Other Priority Claims, Other Secured Tax Claims, Other Secured Claims and Allowed Class B3 Claims against Fibreboard, if any.

1.69	“Combined Integrex Distribution Value” means the total value, as of the Effective Date, distributable or to be distributed under the Plan on or after the Initial Distribution Date on account of Allowed Claims in Classes I4, I6, and I10 and Claims in Class I7 (if any); and which value shall at all times be equal to the Total Integrex Distributable Value minus the sum of all amounts distributed, or to be distributed, by Integrex on or after the Effective Date on account of Unclassified Claims, Unimpaired Claims, Other Priority Claims, Other Secured Tax Claims, Other Secured Claims and Allowed Class I3 Claims against Integrex, if any.

1.70	“Combined OCD Distribution Package” means the combination of total Available Cash and New OCD Common Stock to be paid or issued under the Plan on a Pro Rata basis to (i) holders of Allowed Claims in Classes A5, A6-A and A6-B (and including that which would have been paid or issued to holders of Allowed Claims in Class A11, but which shall be paid or issued to Classes A4, A5 and/or A6-B in accordance with the subordination provisions of the applicable agreements or instruments subordinating such Claims) and (ii) the OC Sub-Account on account of the Class A7 Aggregate Amount, respectively, the exact composition of which shall be set forth in Schedule XII, as it may be amended up to ten (10) Business Days prior to the Objection Deadline; and, as of the Effective Date, the aggregate value of such combination of total Available Cash and New OCD Common Stock shall be equal to: the difference between (i) the Combined OCD Distribution Value and (ii) the sum of the Class A4 Initial Distribution Amount and the Class A10 Distribution Amount.

1.71	“Combined OCD Distribution Value” means the total value, as of the Effective Date, distributable or to be distributed under the Plan on or after the Initial Distribution Date on account of the Class A7 Aggregate Amount and Allowed Claims in Classes A4, A5, A6-A, A6-B, A10 and A11; and which value shall at all times be equal to the Total OCD Distributable Value minus the sum of all amounts distributed, or to be distributed, by OCD on or after the Effective Date on account of Unclassified Claims, Unimpaired Claims, Other Priority Claims, Other Secured Tax Claims, Other Secured Claims and Allowed Class A3 Claims against OCD, if any.

1.72	“Combined OCD Supplemental Distribution Package” means the portion of the Combined OCD Distribution Package equal to the Senior Indebtedness Initial Distribution Percentage.

1.73	“Commercial Claims” means rights, remedies, causes of action, suits or proceedings (whether arising out of contract, tort or otherwise) accruing to or for the benefit of any Debtor for the payment and collection of money or other consideration or the enforcement of rights and remedies in connection with, resulting from or arising out of, any commercial transaction with any of the Debtors or the performance of services by or for any of the Debtors. Commercial Claims shall include, without limitation, claims arising from damage or alleged damage to property of any Debtor, or personal injuries sustained by any employee, contractor or other business agent of any Debtor (other than Asbestos Personal Injury Claims) in any case resulting from or arising out of the conduct of business by such Debtor, the collection of debts owed to any Debtor from purchasers of goods and services from any Debtor or the collection of money or other consideration from vendors, suppliers or other parties for breaches of contract in commercial relationships with any of the Debtors or the recovery of money based on such other commercial relationship of a Debtor that arise in the ordinary course of business. Commercial Claims shall not include Avoidance Actions or any other rights, remedies, claims, causes of action, suits or proceedings created by title 11 of the United States Code.

1.74	“Committed Claims Account” means the remaining balance of the account established pursuant to a certain Agreement Between Fibreboard and Continental Casualty Corporation On Remaining Issues dated December 13, 1999, which was the subject of a Stipulation and Agreed Order Between Debtors and Continental [Casualty Company] Regarding Status and Disposition of Funds in Committed Claims Account and Related Matters Under Buckets Agreement, entered by the Bankruptcy Court on June 27, 2001.

1.75	“Committees” means the Asbestos Claimants’ Committee and the Unsecured Creditors’ Committee.

1.76	“Confirmation Conditions” means those conditions to confirmation of the plan set forth in Section 12.1 of the Plan.

1.77	“Confirmation Date” means the date of entry of the Confirmation Order by the clerk of the Bankruptcy Court.

1.78	“Confirmation Hearing” means the hearing on confirmation of the Plan scheduled by the Bankruptcy Court pursuant to Section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c).

1.79	“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan.

1.80	“Contribution Agreement” means the Contribution Agreement, dated as of December 24, 1997, between OC and Faloc, Inc., n/k/a Integrex.

1.81	“Convenience Claim” means a Claim against any of the Debtors that would otherwise be classified as a Class [_]6 Claim or a Class B9 Claim, which (i) is in an amount that is equal to or less than $5,000 or (ii) on the Ballot has been reduced to $5,000 by the holder of such Claim.

1.82	“CSFB” means Credit Suisse First Boston, the agent for the Bank Holders under the 1997 Credit Agreement.

1.83	“Cure” means, with respect to the assumption of an executory contract or unexpired lease, pursuant to Section 365(b) of the Bankruptcy Code, the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

1.84	“Debt” means the Pre-petition Bonds and any other promissory note, bond, indenture, or other instrument or document evidencing or creating any indebtedness for borrowed money or capital lease obligation of a Debtor existing prior to the Effective Date, other than any such instrument or document that evidences or creates (i) any Intercompany Claim or (ii) any executory contract or lease that has been assumed or will be assumed pursuant to the Plan.

1.85	“Debt Agreements” means the 1997 Credit Agreement, the Pre-petition Bonds, the Pre-Petition Bond Indentures and any other agreements, indentures or other instruments or documents governing, evidencing or creating any Debt.

1.86	“Debtors” means, collectively, OCD and the Subsidiary Debtors.

1.87	“Debtors-in-Possession” means the Debtors, each in its respective capacity as a debtor-in-possession pursuant to Section 1107(a) and 1108 of the Bankruptcy Code.

1.88	“Demand” means a present or future demand for payment that (i) was not a Claim during the Chapter 11 Cases; (ii) arises out of the same or similar conduct or events that gave rise to the Claims addressed by the Asbestos Personal Injury Permanent Channeling Injunction; and (iii) pursuant to the Plan, is to be paid or otherwise resolved by the Asbestos Personal Injury Trust.

1.89	“Depository Law Firms” means law firms which maintained NSP Administrative Deposit Accounts in respect of OC Asbestos Personal Injury Claims and/or FB Asbestos Personal Injury Claims, including, without limitation, (a) Baron & Budd, (b) Foster & Sear, (c) Waters & Kraus and (d) Weitz & Luxenberg.

1.90	“DIP Agent” means Bank of America, N.A., as administrative agent of the DIP Facility.

1.91	“DIP Facility” means the debtor-in-possession credit facility pursuant to the Post-Petition Credit Agreement, dated December 8, 2000, by and among the financial institutions named therein, as the lenders, Bank of America, N.A., as the agent, and OCD and the Subsidiaries of OCD named therein, as the borrowers, as amended pursuant to the First Amendment to Post-Petition Credit Agreement by and among OCD as Borrower Representative on behalf of the borrowers under the Post-Petition Credit Agreement, Bank of America, N.A., as agent, and the lenders signatory thereto, dated as of October 28, 2002, and the Second Amendment to Post-Petition Credit Agreement by and among OCD as Borrower Representative on behalf of the borrowers under the Post-Petition Credit Agreement, Bank of America, N.A., as agent, and the lenders signatory thereto, dated as of September 20, 2004 as further amended, modified, renewed or otherwise in effect from time to time.

1.92	“DIP Facility Claims” means those Claims arising under or as a result of the DIP Facility.

1.93	“Disallowed Claim” means (i) all or such part of a Claim, other than an Asbestos Personal Injury Claim and an FB Asbestos Property Damage Claim, that is disallowed by a Final Order of the Bankruptcy Court or other court of competent jurisdiction, or (ii) an FB Asbestos Property Damage Claim that is disallowed in its entirety pursuant to the FB Asbestos Property Damage Trust Distribution Procedures.

1.94	“Disbursing Agent” means, as applicable, Reorganized OCD or any Person designated by the Plan Proponents to hold and distribute the consideration to be distributed to the holders of Allowed Claims (other than Asbestos Personal Injury Claims and FB Asbestos Property Damage Claims) or Allowed Interests under the Plan. Disbursing Agent does not include the Pre-petition Indenture Trustees.

1.95	“Disclosure Statement” means the disclosure statement with respect to the Plan filed or to be filed in the Bankruptcy Court by the Plan Proponents, as it may be amended from time to time, in connection with the Plan pursuant to Section 1125 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3018.

1.96	“Disclosure Statement Hearing” means the hearing before the Bankruptcy Court to be held in connection with the approval of the Disclosure Statement.

1.97	“Disputed Claim” means any Class A1, Class A2-A, Class A2-B, Class [_]3, Class [_]4, Class A5, Class [_]6, Class A6-A, Class A6-B, or Class [_]11 Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim.

1.98	“Disputed Distribution Reserve” means the reserve established pursuant to Section 9.3 of the Plan.

1.99

“Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims (other than Asbestos Personal Injury Claims or FB Asbestos Property Damage Claims), which date shall be the Confirmation Date or such other date as may be designated in the Confirmation Order.

1.100	“District Court” means the United States District Court for the District of Delaware, having jurisdiction over the Chapter 11 Cases.

1.101	“Effective Date” means the Business Day on which all conditions to the consummation of the Plan have been satisfied or waived as provided in Article XII of the Plan, and on which date all acts, events, terms and conditions contemplated under the Plan to occur on the Effective Date or as soon as practicable thereafter shall be deemed to have occurred simultaneously.

1.102	“Employee Arrangements” means, collectively, the employee compensation and benefit plans or programs as summarized in Exhibit F, as it may be amended up to ten (10) Business Days prior to the Objection Deadline, and the documents governing such plans, to be filed up to ten (10) Business Days prior to the Objection Deadline.

1.103	“Encumbrance” means, with respect to any property, whether tangible or intangible, any mortgage, lien, pledge, charge, security interest, assignment, or encumbrance of any nature in respect of such property (including, without express or implied limitation, any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

1.104	“Engineered Yarns” means Engineered Yarns America, Inc., a Massachusetts corporation.

1.105	“Enjoined Action” means any claim, demand, suit, proceeding or cause of action, whenever and wherever arising or asserted, whether sounding in tort, contract, warranty or any other theory of law, equity or admiralty, including, but not limited to: (i) the commencement, conduct, or continuation in any manner, directly or indirectly (including an action directly against a provider of insurance), of any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) the enforcement, attachment (including, without limitation, any prejudgment attachment), collection or seeking to recover any judgment, award, decree, or other order; (iii) the creation, perfection or enforcement in any manner, directly or indirectly, of any Encumbrance; (iv) the setting off, seeking reimbursement of, contribution from, or subrogation against, or other recoupment in any manner, directly or indirectly, of any amount against any liability owed to any Protected Parties; and (v) the commencement or continuation, in any manner, in any place, of any action which, in any such case, does not comply with or is inconsistent with the provisions of the Plan.

1.106	“Environmental Claims” means, with respect to conduct of the Debtors prior to the Petition Date, (i) Claims against the Debtors by the EPA for the costs of environmental investigation and clean up of sites that may have been contaminated as a result of releases of hazardous substances by the Debtors, including releases at third-party disposal sites used by the Debtors; (ii) similar Claims by state and local environmental agencies; (iii) Claims by private parties against the Debtors asserting contribution or indemnification claims with respect to cleanup costs under statutory law or contractual agreements; and (iv) enforcement actions by federal, state and local environmental agencies with respect to alleged violations of environmental law; provided, however, that this definition excludes any Claim in clauses (i) - (iv) treated as an Administrative Claim.

1.107	“Environmental Settlement Agreement” means the settlement agreement between the EPA and the Debtors executed by the parties in April and May, 2003, and approved by the Bankruptcy Court on July 23, 2003.

1.108	“EPA” means the United States Environmental Protection Agency.

1.109	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1301-1462.

1.110	“ESI” means Exterior Systems, Inc., a Delaware corporation.

1.111	“Estates” means the Debtors’ bankruptcy estates created pursuant to Section 541 of the Bankruptcy Code.

1.112	“Excess Available Cash” means the sum of (a) the amount of Available Cash, if any, together with interest earned thereon (if any), remaining in the Disputed Distribution Reserve after all Disputed Claims shall have been Allowed and paid or Disallowed pursuant to a Final Order of the Bankruptcy Court, and (b) any OCD Reversions delivered to OCD after the Effective Date.

1.113	“Excess Litigation Trust Recoveries” means the amount of Litigation Trust Recoveries, if any, together with interest earned thereon (if any), remaining in the Disputed Distribution Reserve after all Disputed Claims shall have been Allowed and paid or Disallowed pursuant to a Final Order of the Bankruptcy Court.

1.114	“Excess New OCD Common Stock” means the aggregate number of shares of New OCD Common Stock, if any, remaining in the Disputed Distribution Reserve after all Disputed Claims shall have been Allowed and paid or Disallowed pursuant to a Final Order of the Bankruptcy Court.

1.115	“Existing Fibreboard Insurance Settlement Trust Assets” means all of the assets of the Fibreboard Insurance Settlement Trust as of the Effective Date, net of accrued administrative fees and expenses.

1.116	“Existing OCD Common Stock” means the common stock, par value $0.10 per share, of OCD, of which 100 million shares were authorized and 55,423,132 shares were issued and outstanding as of September 30, 2000.

1.117	“Existing OCD Options” means any options, warrants, conversion rights, rights of first refusal or other rights, contractual or otherwise, to acquire or receive any Existing OCD Common Stock, Existing OCD Preferred Stock or any other capital stock of OCD outstanding as of the Petition Date.

1.118	“Existing OCD Preferred Stock” means the preferred stock, without par value, of OCD, of which 8,000,000 shares were authorized and none were outstanding as of the Petition Date.

1.119	“Exit Facility” means such bank financing agreements and commitments as the Debtors shall have arranged on the Effective Date, including term loans and revolving credit facilities, for general working capital and corporate purposes, in such amounts and on such terms as are satisfactory to the Debtors and the Plan Proponents.

1.120	“Face Amount” means (i) when used in reference to a Disputed Claim, the full stated amount claimed by the holder of such Claim in any Proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (ii) when used in reference to an Allowed Claim, the Allowed amount of such Claim.

1.121	“FAIR Act” means that certain Fairness in Asbestos Injury Resolution Act, denominated as S. 852, which was voted out of the Senate Judiciary Committee on May 26, 2005, if and to the extent that such legislation (or legislation on substantially similar terms) is enacted into law.

1.122	“Falcon Foam” means Falcon Foam Corporation, a Delaware corporation.

1.123

“FB Asbestos Personal Injury Claim” means any present or future right to payment, claim, remedy, liability or Demand against any FB Person for death, bodily injury, or other personal damages (whether physical, emotional or otherwise), whether or not such right, claim, remedy, liability or Demand is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal basis for such right, claim, remedy, liability or Demand are known or unknown, under any theory of law, equity, admiralty, or otherwise, to the extent caused or allegedly caused, directly or indirectly, by the presence of, or exposure to, asbestos or asbestos-containing products for which any FB Person may be legally liable, including, without limitation, the presence of, or exposure to, asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released, or in any way at any time marketed or disposed of by any FB Person, including, without express or implied limitation, any right, claim, remedy, liability or Demand for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general and special damages) and including punitive damages. FB Asbestos Personal Injury Claims (i) include FB Indirect Asbestos PI Trust Claims and Unpaid FB Resolved Asbestos Personal Injury Claims, but (ii) exclude FB Resolved Asbestos Personal Injury Claims, FB Asbestos Property Damage Claims, FB Indirect Asbestos Property Damage Claims, workers’ compensation claims, OC Asbestos Personal Injury Claims, OC Indirect Asbestos PI Trust Claims, OC Asbestos Property Damage Claims, and OC Indirect Asbestos Property Damage Claims. Any FB Asbestos Personal Injury Claim which is filed as a priority or secured claim will be deemed and treated as an FB Asbestos Personal Injury Claim and not as an Administrative Claim, Other Priority Claim or Other Secured Claim.

1.124	“FB Asbestos Property Damage Claim” means any present or future right to payment, claim, remedy, or liability against, or debt or obligation of, any FB Person, whether or not such right, claim, remedy, or liability is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts or legal basis for such right, claim, remedy, liability, debt or obligation are known or unknown, under any theory of law, equity, admiralty, or otherwise for, relating to, or arising by reason of, directly or indirectly, damage to property, including, without limitation, diminution in the value thereof, or environmental damage or economic loss related thereto, caused or allegedly caused, directly or indirectly, in whole or in part by the presence in buildings or other systems or structures of asbestos or asbestos-containing products for which any FB Person may be legally liable, including, without limitation, the presence of, or exposure to, asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released or in any way at any time marketed or disposed of by any FB Person, or for which any FB Person is liable due to the acts or omissions of any FB Person, including, without express or implied limitation, any right, claim, remedy, liability against, or debt or obligation for compensatory damages (such as proximate, consequential, general and special damages) and including punitive damages. FB Asbestos Property Damage Claims include FB Indirect Asbestos Property Damage Claims.

1.125

“FB Asbestos Property Damage Insurance Assets” means rights to coverage for FB Asbestos Property Damage Claims under liability insurance policies issued to Fibreboard and identified in Schedule XV, as it may be amended up to ten (10) Business Days prior to the Objection Deadline. The foregoing includes, without limitation, (i) rights under such insurance policies, rights under settlement agreements made with respect to such insurance policies, Insolvent Insurer PD Rights, and Insurance Guarantee Fund PD Rights; (ii) the right, on behalf of the Debtors, to give a full release of the insurance rights of the Debtors for FB Asbestos Property Damage Claims under any such policies or related agreements, provided that a reciprocal release of the Debtors in connection with said policies or agreements is given in exchange by the insurer or other released insurance entity and further provided that any such release shall not encompass rights with respect to coverage for worker’s compensation claims or with respect to coverage other than for FB Asbestos Property Damage Claims; and (iii) to the extent any of the foregoing cannot be assigned under applicable law as affected by the Bankruptcy Code, such proceeds as are recoverable by any of the Debtors in enforcement of its rights under such insurance policies, rights under settlement agreements made with respect to such insurance policies, Insolvent Insurer PD Rights, and Insurance Guarantee Fund PD Rights.

1.126	“FB Asbestos Property Damage Trust” means the trust established by Fibreboard in accordance with the FB Asbestos Property Damage Trust Agreement.

1.127	“FB Asbestos Property Damage Trust Agreement” means that certain FB Asbestos Property Damage Settlement Trust Agreement, executed by Fibreboard and the FB Asbestos Property Damage Trustee, substantially in the form of Exhibit E, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.128	“FB Asbestos Property Damage Trust Distribution Procedures” means the FB Asbestos Property Damage Trust Distribution Procedures to be implemented by the FB Asbestos Property Damage Trustee pursuant to the terms and conditions of the Plan and the FB Asbestos Property Damage Trust Agreement to process, liquidate, and pay FB Asbestos Property Damage Claims, substantially in the form of Exhibit E-1, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.129	“FB Asbestos Property Damage Trustee” means the Person confirmed by the Bankruptcy Court to serve as trustee of the FB Asbestos Property Damage Trust, pursuant to the terms of the FB Asbestos Property Damage Trust Agreement, or as subsequently may be appointed pursuant to the provisions of the FB Asbestos Property Damage Trust Agreement.

1.130

“FB Indirect Asbestos PI Trust Claim” means any present or future right to payment, claim, remedy, liability, or Demand against any FB Person, whether or not such right, claim, remedy, liability or Demand is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal basis for such right, claim, remedy, liability, or Demand are known or unknown, under any theory of law, equity, admiralty, or otherwise, that is (i) asserted by (a) any Person (other than (I) an FB Person or (II) Related Persons of the Debtors or Reorganized Debtors entitled to indemnification pursuant to Section 7.5 of the Plan) who has been, is or may be a defendant in an action seeking damages for death, bodily injury or other personal damages (whether physical, emotional or otherwise), to the extent caused or allegedly caused, directly or indirectly, by the presence of, or exposure to, asbestos or asbestos-containing products for which any FB Person may be legally liable, including, without limitation, the presence of, or exposure to, asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released, or in any way at any time marketed or disposed of by any FB Person, or (b) any assignee or transferee of such Person, and (ii) on account of alleged liability of any FB Person for reimbursement, contribution, subrogation or indemnification of any portion of any damages such Person has paid or may pay to the plaintiff in such action.

1.131	“FB Indirect Asbestos Property Damage Claim” means any present or future right to payment, claim, remedy or liability against, or debt or obligation of, any FB Person, whether or not such right, claim, remedy, or liability is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal basis for such right, claim, remedy or liability, debt or obligation are known or unknown, under any theory of law, equity, admiralty, or otherwise that is (i) asserted by (a) any Person (other than (I) an FB Person or (II) a Related Person of the Debtors or Reorganized Debtors entitled to indemnification pursuant to Section 7.5 of the Plan) who has been, is, or may be a defendant in an action seeking damages for, relating to, or arising by reason of, directly or indirectly, damage to property, including without limitation, diminution in the value thereof, or environmental damage or economic loss related thereto, caused or allegedly caused, directly or indirectly, in whole or in part by the presence in buildings or other systems or structures of asbestos or asbestos-containing products for which any FB Person may be legally liable, including, without limitation, the presence of, or exposure to, asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released or in any way at any time marketed or disposed of by any FB Person, or for which any FB Person is otherwise liable due to the acts or omissions of any FB Person or (b) any assignee or transferee of such Person, and (ii) on account of alleged liability of any FB Person for reimbursement, contribution, subrogation or indemnification of any portion of any damages such Person has paid or may pay to the plaintiff in such action.

1.132	“FB Person” means each of (i) Fibreboard and its direct or indirect Subsidiaries, (ii) Fibreboard’s and its direct or indirect Subsidiaries’ respective predecessors in interest, but solely to the extent listed on Schedule VIII, to be filed no later than ten (10) Business Days prior to the Objection Deadline, (iii) Fibreboard’s and its direct or indirect Subsidiaries’ respective successors in interest, but solely to the extent they either (a) are listed on Schedule VIII, or (b) are post-Effective Date successors in interest, (iv) Fibreboard’s and its direct or indirect Subsidiaries’ respective Affiliates, but solely to the extent listed on Schedule VIII, and (v) the respective former and present employees, directors or officers of the Persons identified in clauses (i), (ii), (iii) and (iv), acting in such capacity.

1.133

“FB Resolved Asbestos Personal Injury Claim” means an FB Asbestos Personal Injury Claim with respect to which and to the extent that (i) the holder of such Claim (a) is represented by an attorney of record who has entered into an enforceable NSP Agreement with Fibreboard, (b) was identified to Fibreboard by such attorney prior to the Petition Date, and (c) has satisfied all of the preconditions to payment under the applicable NSP Agreement prior to the Petition Date as determined by the Bankruptcy Court; (ii) such Claims are eligible to be paid from NSP Administrative Deposit Accounts in respect of FB Asbestos Personal Injury Claims; and (iii) such monies are available to pay such claims. To the extent that a claim otherwise qualifies as an FB Resolved Asbestos Personal Injury Claim, but such funds are not available in NSP Administrative Deposit Accounts to pay such Claims in full, the attorney of record shall allocate such funds amongst qualifying clients Pro Rata, with any deficiency constituting an FB Asbestos Personal Injury Claim.

1.134	“FB Restricted Cash” means the amount of administrative deposits made by Fibreboard into the NSP Administrative Deposit Accounts (together with earnings thereon) in respect of FB Asbestos Personal Injury Claims to facilitate claims processing under the NSP as of five (5) Business Days prior to the Effective Date.

1.135	“FB Reversions” means such amounts as may from time to time be released from the NSP Administrative Deposit Accounts in respect of FB Asbestos Personal Injury Claims and returned to the Fibreboard Insurance Settlement Trust or transferred to the FB Sub-Account of the Asbestos Personal Injury Trust, whichever is applicable. FB Reversions shall include any recoveries, including any recoveries on account of Avoidance Actions, which recover funds paid from the Fibreboard Insurance Settlement Trust.

1.136	“FB Sub-Account” means the sub-account of the Asbestos Personal Injury Trust established for the purposes of assuming any and all liabilities and responsibility for FB Asbestos Personal Injury Claims and making payments in respect of such Claims in accordance with the Plan and the Asbestos Personal Injury Trust Distribution Procedures.

1.137	“FB Sub-Account Settlement Payment” means the Standard Combination of Cash and New OCD Common Stock, with an aggregate value of $140 million as of the Effective Date, to be paid into the FB Sub-Account of the Asbestos Personal Injury Trust for the benefit of the holders of FB Asbestos Personal Injury Claims upon the Effective Date.

1.138	“Fibreboard” means Fibreboard Corporation, a Delaware corporation.

1.139	“Fibreboard Insurance Settlement Trust” means the Fibreboard Settlement Trust established by the Irrevocable Settlement Trust Agreement, dated as of December 30, 1996, among Fibreboard, as trustor, Michael R. Douglas, as interim trustee, and certain insurance companies, pursuant to the Settlement Agreement dated October 12, 1993.

1.140	“Filing” means the filing with the Bankruptcy Court of voluntary petitions for relief under Chapter 11 made by OCD and the Subsidiary Debtors.

1.141	“Final Distribution Date” means a date selected by the Reorganized Debtors that is no later than thirty (30) days after the date that all Disputed Claims shall have been Allowed or Disallowed pursuant to a Final Order of the Bankruptcy Court or such other court with competent jurisdiction over Disputed Claims.

1.142	“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket of such court, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

1.143	“Future Claimants’ Representative” means James J. McMonagle, the legal representative for future claimants appointed by order of the Bankruptcy Court dated September 28, 2001, or his successors.

1.144	“General Unsecured Claim” means a Claim against any of the Debtors that is not a DIP Facility Claim, an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Tax Claim, an Other Secured Claim, a Convenience Claim, a Bank Holders Claim, a Bondholders Claim, an OC Asbestos Personal Injury Claim, an FB Asbestos Personal Injury Claim, an FB Asbestos Property Damage Claim, an Intercompany Claim, a Senior Indebtedness Claim, a Subordinated Claim or an Interest. General Unsecured Claims include, without limitation, all Environmental Claims and OC Asbestos Property Damage Claims.

1.145	“General Unsecured/Senior Indebtedness Claim” means a Claim against OCD that satisfies both of the following criteria: (a) such Claim is a Senior Indebtedness Claim and (b) such Claim is not a DIP Facility Claim, an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, an Other Secured Tax Claim, an Other Secured Claim, a Convenience Claim, a Bank Holders Claim, a Bondholders Claim, an OC Asbestos Personal Injury Claim, a FB Asbestos Personal Injury Claim, a FB Asbestos Property Damage Claim, an Intercompany Claim, a Subordinated Claim, or an OCD Interest.

1.146	“Granite State” means Granite State Insurance Company.

1.147

“Hartford Entities” means (i) the Hartford Financial Services Group, Inc., Excess Insurance Company, Ltd., Fencourt Reinsurance Company, Ltd., First State Insurance Company, Hartford Accident and Indemnity Company, Hartford Casualty Insurance Company, Hartford Fire Insurance Company, Hartford Insurance Company of Canada, Hartford Insurance Company of Illinois, Hartford Insurance Company of the Midwest, Hartford Insurance Company of the Southeast, Hartford Insurance, Ltd. (Bermuda), Hartford Lloyds Insurance Company, Hartford Underwriters Insurance Company (formerly New York Underwriters Insurance Company), New England Insurance Company, New England Reinsurance Corporation, Nutmeg Insurance Company, Pacific Insurance Company, Ltd., Property and Casualty Insurance Company of Hartford, Sentinel Insurance Company, Ltd., Trumbull Insurance Company, and Twin City

Fire Insurance Company; as well as (ii) all of their respective predecessors, successors, assigns, subsidiaries, affiliates, holding companies (if any), parent companies (if any), merged companies and acquired companies, exclusive of any former asset, affiliate, or member company of Reliance Group Holdings, Inc.; and (iii) all of the respective employees, officials, agents, attorneys, representatives, officers, and directors, in their capacity as such, of the entities encompassed by clauses (i) and (ii).

1.148	“Hartford Policies” means the following policies issued to OCD:

Issuer	Policy Period	Policy Number
First State	06/18/74 to 10/22/74	921434
	10/22/74 to 10/22/75	921434
	10/22/75 to 10/22/76	921434
	10/22/76 to 10/22/77	923542
	10/22/77 to 9/01/78	925625
	09/01/78 to 09/01/79	926735
	03/08/79 to 09/01/79	927953
	09/01/82 to 09/01/83	934962

Twin City	09/01/82 to 09/01/83	TXX111365

Excess	09/01/79 to 09/01/80	EL 10300 (EL 10-87)

First State	09/01/82 to 09/01/83	933186
	09/01/83 to 09/01/84	EU 935321
	09/01/83 to 09/01/84	EU 935324
	10/31/79 to 11/29/82	GC802752
	04/01/81 to 04/01/84	GC802770
	05/01/88 to 05/01/89	GC009556
	05/01/89 to 05/01/90	GC010810

Hartford	12/01/74 to 12/01/75	57 IC 620122

Pacific	05/01/93 to 05/01/94	ZG 0001003
	04/01/94 to 04/01/95	ZG 0002864
	05/01/95 to 05/01/96	ZG 0004839
	05/01/96 to 05/01/97	ZG 0006912
	05/01/97 to 05/01/98	ZG 0008946

Twin City	09/01/83 to 09/01/84	TXX 102719

Hartford Policies shall also be deemed to include all insurance policies other than the above-listed policies, that were issued, prior to January 1, 2001, by and in the name of one of the specifically named Hartford Entities, either to OCD or that insure OCD, and such unknown policies shall include all known and unknown primary, umbrella, excess, or other insurance policies, contracts, and/or agreements of any nature, type, of kind (including but not limited to: all comprehensive general liability policies; general liability policies; casualty policies, environmental liability policies; environmental impairment policies; difference in conditions policies; directors’ and officers’ liability policies; errors and omissions liability policies; contractual liability policies; automobile liability policies; products liability policies; and workers’ compensation policies); provided, however, that notwithstanding any of the foregoing and for the avoidance of any doubt, “Hartford Policies” shall not, and shall not be deemed to, include: (i) policies issued by one of the specifically named Hartford Entities to Persons other than OCD or the Debtors (except to the extent of the interest of OCD in such policies); (ii) policies issued to Persons that become Affiliates of OCD or Reorganized OCD after June 18, 2001; (iii) policies issued or subscribed by Excess Insurance Company Ltd. that are subject to a May 15, 1999 settlement agreement between OCD and London Market Insurers; (iv) First State policy number EU 935321 to the extent that it provides coverage for products/completed operations claims other than asbestos claims; and (v) policies issued to or insuring Fibreboard.

1.149	“Hartford Settlement Agreement” means the settlement agreement between Owens Corning and the Hartford Financial Services Group, Inc., dated June 18, 2001, and approved by the Bankruptcy Court on July 16, 2001.

1.150	“HOMExperts” means HOMExperts LLC, a Delaware limited liability company.

1.151	“Impaired” means, when used with reference to a Claim or Interest, or a Class of Claims or Interests, a Claim or Interest, or a Class of Claims or Interests, that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.152

“Indemnification Obligations” means any obligations of any of the Debtors under their charters, by-laws, contracts assumed by them pursuant to Section 365 of the Bankruptcy Code or any statute and enforceable under applicable state law to indemnify, reimburse or provide contribution to any or all persons who may serve or who have served at any time as directors, officers, employees, agents, professionals or advisors of such Debtor, or who at the request of any of the Debtors served as directors, officers, employees, agents, professionals or advisors of another corporation (including Subsidiaries of the Debtors) or of any partnership, joint venture, trust or other enterprise, and any directors, officers, employees, agents, professionals or advisors of any of the Debtors who at the request of such Debtor may serve or have served as agents or fiduciaries of an employee benefit plan of such Debtor or any of its Subsidiaries, from and against any of the expenses, liabilities or other matters arising under or in or covered by applicable law, provided that the basis of any proceeding potentially giving rise to indemnification is alleged action in an official capacity as a director, officer, employee, agent, professional or advisor or in any other capacity while serving as a director, officer, employee, agent, professional or advisor, and provided that such obligations shall not cover willful misconduct. Notwithstanding anything to the contrary herein, Indemnification Obligations shall not include any obligations of the Debtors to pay or reimburse any party seeking indemnification under the charter or by-laws of the Debtor against whom indemnification is sought, or any assumed contract or any statute for (i) funds recovered or to be recovered from such party pursuant to an Avoidance Action, (ii) except to the extent necessary to retain the benefit of coverage under insurance policies covering directors’ or officers’ conduct, claims arising out of or in connection with the case of John Hancock Life Insurance Co., et al. v. Goldman, Sachs & Co., et al., in the United States District Court for the District of Massachusetts, C.A. No. 01-10729-RWZ, or (iii) except to the extent necessary to retain the benefit of coverage under insurance policies covering directors’ or officers’ conduct, claims alleging pre-petition conduct in violation of federal or state securities laws brought in shareholder litigation.

1.153	“Indenture Trustee Fees” means the reasonable compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by any Pre-petition Indenture Trustee, whether prior to or after the Petition Date and whether prior to or after the consummation of the Plan.

1.154	“Initial Bank Holders’ Distribution” means the distribution to be made by the Debtors or Reorganized Debtors, as the case may be, pursuant to Sections 3.3(b)(ii)(A) or 3.3(b)(ii)(B) of the Plan.

1.155	“Initial Distribution Date” means a date selected by the Reorganized Debtors that is not later than forty-five (45) days after the Effective Date.

1.156	“Insolvent Insurer PD Rights” means all of the Debtors’ rights and claims as of the Effective Date to coverage and causes of action and choses in action for accrued or future coverage claims, for demands, or for other entitlements to insurance proceeds from any insolvent insurance company, whether domestic or foreign, and whether in receivership, liquidation, rehabilitation, run-off, scheme of arrangement or any other form of proceeding, as well as the rights to any payments of initial dividends, or scheme payments from the Receiver, Liquidator or Scheme Administrator of any insolvent insurance company and the rights to any supplemental dividends or supplemental scheme payments that may be declared from time to time, on account of FB Asbestos Property Damage Claims.

1.157

“Insolvent Insurer PI Rights” means all of the Debtors’ rights and claims as of the Effective Date to coverage and causes of action and choses in action for accrued or future coverage claims, for demands, or for other entitlements to insurance proceeds from any insolvent insurance company, whether domestic or foreign, and whether in receivership, liquidation, rehabilitation, run-off, scheme of arrangement or any other form of proceeding, as well as the rights to any payments of initial dividends, or scheme payments from the Receiver, Liquidator or Scheme Administrator of any insolvent insurance company and the rights to any supplemental dividends or supplemental scheme payments that may be declared from time to time, on account of Asbestos Personal Injury Claims.

1.158	“Insurance Guarantee Fund PD Rights” means all of the Debtors’ rights, and claims to coverage and causes of action and choses in action for accrued or future coverage claims, for demands, or for other entitlements to payment (whether asserted on their own behalf or on behalf of others) from any state insurance guaranty association, arising under, or in connection with, any state insurance guaranty association statutes (including, without limitation, those statutes under which claims have been made previously by Debtors) on account of FB Asbestos Property Damage Claims.

1.159	“Insurance Guarantee Fund PI Rights” means all of the Debtors’ rights, and claims to coverage and causes of action and choses in action for accrued or future coverage claims, for demands, or for other entitlements to payment (whether asserted on their own behalf or on behalf of others) from any state insurance guaranty association, arising under, or in connection with, any state insurance guaranty association statutes (including, without limitation, those statutes under which claims have been made previously by Debtors) on account of Asbestos Personal Injury Claims.

1.160	“Integrex” means Integrex, a Delaware corporation.

1.161	“Integrex Asbestos Personal Injury Claims” means those OC Asbestos Personal Injury Claims, if any, asserted directly against Integrex in connection with the Contribution Agreement or on account of any related successor liability, veil-piercing or related claims, as such may be determined by the Court in connection with the Confirmation Hearing.

1.162	“Integrex Minority Interests” means all shares of Preferred Stock and Common Stock of Integrex, together with any options, warrants, conversion rights, rights of first refusal or other rights, contractual, equitable or otherwise, relating to such stock, held by Blue Ridge Investments, L.L.C. or its successors and assigns.

1.163	“Intercompany Claim” means any pre-petition Claim by a Debtor against another Debtor or a non-Debtor Subsidiary against a Debtor.

1.164	“Interested Party” means all parties listed on Schedule IX, to be filed at least ten (10) Business Days prior to the Objection Deadline.

1.165	“Interests” means, collectively, any equity interests in the Debtors represented by existing common or preferred stock shares of capital stock, whether or not issued, including, without limitation, (i) the OCD Interests, (ii) the Subsidiary Interests, and (iii) the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing.

1.166	“IPM” means IPM, Inc., a Delaware corporation.

1.167	“IRC” means the Internal Revenue Code of 1986, as amended.

1.168	“IRS” means the United States Internal Revenue Service.

1.169	“Jefferson Holdings” means Jefferson Holdings, Inc., a Delaware corporation.

1.170	“Litigation Trust” means the trust that is created pursuant to the Plan and the Litigation Trust Agreement to be administered by the Litigation Trustee, all as more specifically set forth in Section 5.9 of the Plan and the Litigation Trust Agreement.

1.171	“Litigation Trust Agreement” means the trust agreement that is to govern the Litigation Trust, in substantially the form of Exhibit C, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.172	“Litigation Trust Assets” means those rights, claims or other assets to be transferred to and owned by the Litigation Trust pursuant to Section 5.9 of the Plan for the benefit of each of Classes A5, A6-A, A6-B and A7, which are comprised of (i) the Litigation Trust Initial Deposit, (ii) all of the Debtors’ rights and standing to object to, litigate, settle and otherwise resolve the Tobacco Causes of Action, the Avoidance Actions and the Material Rights of Action listed on Schedule XIV, and (iii) any and all proceeds of the foregoing and interest actually earned. Litigation Trust Assets shall not include the FB Reversions or OCD Reversions.

1.173	“Litigation Trust Expenses” means all costs and expenses associated with the administration of the Litigation Trust, including those rights, obligations and duties described in Section 5.9 of the Plan and in accordance with the Litigation Trust Agreement.

1.174	“Litigation Trust Initial Deposit” means the distribution, in the amount of $1 million, or such other amount upon which the Plan Proponents may agree no later than ten (10) Business Days prior to the Objection Deadline, to be made by the Debtors to the Litigation Trust as set forth in Section 5.9 of the Plan.

1.175	“Litigation Trust Recoveries” means (i) any and all proceeds received by the Litigation Trust from the Tobacco Causes of Action, the Avoidance Actions and the Material Rights of Action listed on Schedule XIV, and (ii) interest actually earned with respect to the foregoing and the Litigation Trust Initial Deposit.

1.176	“Litigation Trust Reimbursement Obligation” means the obligation of the Litigation Trust to pay to Reorganized OCD any and all Litigation Trust Recoveries until such time as the Litigation Trust Initial Deposit plus interest at the rate of 5% per annum, or such other rate upon which the Plan Proponents may agree no later than ten (10) Business Days prior to the Objection Deadline, has been repaid in full.

1.177	“Litigation Trustee” means the trustee of the Litigation Trust appointed pursuant to Section 5.9 of the Plan.

1.178	“Management Arrangements” means, collectively, the management compensation and benefit plans or programs as summarized in Exhibit F, as it may be amended up to ten (10) Business Days prior to the Objection Deadline, and the documents governing such plans, to be filed up to ten (10) Business Days prior to the Objection Deadline.

1.179	“Material Rights of Action” means all rights, remedies, claims, causes of action, suits or proceedings accruing to the Debtors or any assets or other property of the Debtors pursuant to the Bankruptcy Code or pursuant to any statute or legal theory which, if determined in favor of the Debtors or the Estates, would reasonably be expected to result in a recovery in excess of $200,000, but excluding Commercial Claims and Avoidance Actions.

1.180	“Merged Plan” means the Owens Corning Merged Retirement Plan.

1.181	“MIPS Claims and Interests” means all Claims directly or indirectly against OCD (or Interests to the extent any such Claims may be characterized as Interests) by the holders of the 6 1/2 % Convertible Monthly Income Preferred Securities issued by Owens-Corning Capital L.L.C. or any Person (including any trustee) asserting such Claims derivatively or otherwise on behalf of such holders, including (i) the Claims of Owens-Corning Capital L.L.C. for approximately $253 million original aggregate principal amount arising from OCD’s 6.5% Convertible Subordinated Debentures due 2002, issued pursuant to an indenture dated as of May 10, 1995, between OCD, Owens-Corning Capital L.L.C. and Harris Trust and Savings Bank, as trustee, (ii) Claims arising under the guarantee agreement, dated as of May 10, 1995, in respect of such Convertible Subordinated Debentures executed by OCD as guarantor, (iii) the Claim of The Bank of New York, as Special Trustee on behalf of the holders of the 6 1/2 % Convertible Monthly Income Preferred Securities, and (iv) any Interests of the foregoing to the extent any rights of such holders may be characterized as Interests.

1.182	“Mt. McKinley Entities” means Mt. McKinley Insurance Company, f/k/a known as Gibraltar Casualty Company; Everest Reinsurance Company, f/k/a as Prudential Reinsurance Company and Everest Reinsurance Holdings, Inc.; as well as (a) all of their past, present, and future parents, subsidiaries, affiliates, controlled entities, predecessors, successors, reorganized companies, holding companies (if any), merged companies, acquired companies, and assigns; and (b) all of the respective employees, officials, representatives, agents, attorneys, officers, and directors, in their capacity as such, of the entities encompassed by clause (a).

1.183	“Mt. McKinley Policies” means the following policies issued to OCD:

Issuer	Policy Period	Policy Number

Mt. McKinley	9/1/79 to 9/1/80	GMX 00232

Mt. McKinley	9/1/79 to 9/1/80	GMX 00236

Mt. McKinley	9/1/80 to 9/1/81	GMX 00719

Mt. McKinley	9/1/80 to 9/1/81	GMX 00720

Mt. McKinley	9/1/81 to 9/1/82	GMX 01308

Mt. McKinley	9/1/81 to 9/1/82	GMX 01309

Mt. McKinley	9/1/82 to 9/1/83	GMX 01828

Mt. McKinley	9/1/82 to 9/1/83	GMX 01829

Mt. McKinley	9/1/83 to 9/1/84	GMX 02346

Mt. McKinley	9/1/83 to 9/1/84	GMX 02347

Mt. McKinley	9/1/84 to 9/1/85	GMX 02697

“Mt. McKinley Policies” shall also be deemed to include all insurance policies other than the above-listed policies, that were issued by Mt. McKinley Insurance Company or Everest Reinsurance Company prior to January 1, 2002; provided, however, that notwithstanding any of the foregoing and for the avoidance of doubt, “Mt. McKinley Policies” shall not include: (a) policies issued to any Person that is merged into or acquired by OCD after November 1, 2004 or (b) policies issued by any insurance company that is merged into or acquired by Mt. McKinley Insurance Company or Everest Reinsurance Company after November 1, 2004.

1.184	“Mt. McKinley Settlement Agreement” means the settlement agreement between OCD and Mt. McKinley Insurance Company, f/k/a Gibraltar Casualty Company, Everest Reinsurance Company, and Everest Reinsurace Company, f/k/a Prudential Reinsurance Company, approved by the Bankruptcy Court on December 21, 2004.

1.185	“New OCD Common Stock” means the common stock, par value $0.10 per share, of Reorganized OCD, the principal terms and conditions of which (including applicable registration rights) are set forth on Exhibit H, which shall be filed no later than ten (10) Business days prior to the Objection Deadline.

1.186	“New OCD Securities” means the New OCD Common Stock and the Senior Notes (if applicable) to be issued by Reorganized OCD and distributed pursuant to the Plan.

1.187	“Non-Debtor Subsidiaries” means all direct and indirect Subsidiaries of OCD that are not Subsidiary Debtors.

1.188

“Non-Participating Insurers” means Affiliated FM Insurance Company, Allianz Insurance Company, Allianz Underwriters Insurance Company and AXA-Belgium S.A., National Union Fire Insurance Company of Pittsburgh, Pa.,

Lexington Insurance Co., Landmark Insurance Co., Granite State Insurance Co., and Birmingham Fire Insurance Co. of Pennsylvania and Royal Indemnity Company, which parties did not participate in the proceedings to estimate OC Asbestos Personal Injury Claims conducted with respect to confirmation of the Plan pursuant to the Order Regarding Certain Insurers’ Motion and Memorandum For An Order Clarifying that Asbestos Claims Estimation for Plan Confirmation Purposes Will Not Affect Them, entered by the Bankruptcy Court on August 16, 2004.

1.189	“NSP” means the National Settlement Program pursuant to which OCD and Fibreboard entered into agreements with certain law firms prior to the Petition Date for the purpose of attempting to settle OC Asbestos Personal Injury Claims and FB Asbestos Personal Injury Claims, respectively.

1.190	“NSP Administrative Deposit Accounts” means settlement accounts maintained by the Depository Law Firms in respect of OC Asbestos Personal Injury Claims and/or FB Asbestos Personal Injury Claims to facilitate claims processing under the NSP, including interest earned on funds held in such accounts.

1.191	“NSP Agreements” means the settlement agreements entered into between OCD and/or Fibreboard and each law firm participating in the NSP.

1.192	“Objection Deadline” means the date set forth in the Order of the Bankruptcy Court or the District Court by which a creditor or interest holder or other party in interest must file an objection to confirmation of the Plan.

1.193	“OC” means, collectively, OCD and its Subsidiaries.

1.194

“OC Asbestos Personal Injury Claim” means any present or future right to payment, claim, remedy, liability or Demand against any OC Person for death, bodily injury, or other personal damages (whether physical, emotional or otherwise), whether or not such right, claim, remedy, liability or Demand is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal basis for such right, claim, remedy, liability or Demand are known or unknown, under any theory of law, equity, admiralty, or otherwise, to the extent caused or allegedly caused, directly or indirectly, by the presence of, or exposure to, asbestos or asbestos-containing products for which any OC Person may be legally liable, including, without limitation, the presence of, or exposure to, asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released, or in any way at any time marketed or disposed of by any OC Person, including, without express or implied limitation, any right, claim, remedy, liability or Demand for compensatory damages (such as loss of consortium, wrongful death, survivorship, proximate, consequential, general and special damages) and including punitive damages. OC Asbestos Personal Injury Claims (i) include Integrex Asbestos Personal Injury Claims, OC Indirect Asbestos PI Trust Claims and Unpaid OC

Resolved Asbestos Personal Injury Claims, but (ii) exclude OC Resolved Asbestos Personal Injury Claims, OC Asbestos Property Damage Claims, OC Indirect Asbestos Property Damage Claims, workers’ compensation claims, FB Asbestos Personal Injury Claims, FB Indirect Asbestos PI Trust Claims, FB Asbestos Property Damage Claims, and FB Indirect Asbestos Property Damage Claims. Any OC Asbestos Personal Injury Claim which is filed as a priority claim will be deemed and treated as an OC Asbestos Personal Injury Claim and not as an Administrative Claim or Other Priority Claim.

1.195	“OC Asbestos Personal Injury Liability Insurance Assets” means rights to coverage for asbestos-related personal injury claims (including past, present, and future claims) as OCD may have under excess liability insurance policies issued to OCD and identified in Schedule XVI, as it may be amended up to ten (10) Business Days prior to the Objection Deadline, and rights under settlement agreements made with respect to such insurance policies (including the Wellington Agreement), including, without limitation, (i) rights under such policies and agreements, whether against the insurers that issued such policies and their successors and assigns, or, with respect to any insolvent insurers, Insolvent Insurer PI Rights and Insurance Guarantee Fund PI Rights; and (ii) the right, on behalf of the Debtors, to give a full release of the insurance rights of the Debtors for asbestos-related personal injury claims under any such policies and settlement agreements, provided that a reciprocal release of the Debtors in connection with said policies and settlement agreements is given in exchange by the insurer or other released insurance entity and further provided that any such release shall not encompass rights with respect to coverage for workers’ compensation claims or claims other than asbestos-related personal injury claims.

1.196	“OC Asbestos Property Damage Claim” means any present or future right to payment, claim, remedy or liability against, or debt or obligation of, any OC Person, whether or not such right, claim, remedy, or liability is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts or legal basis for such right, claim, remedy, liability, debt or obligation are known or unknown, under any theory of law, equity, admiralty, or otherwise for, relating to, or arising by reason of, directly or indirectly, damage to property, including, without limitation, diminution in the value thereof, or environmental damage or economic loss related thereto, caused or allegedly caused, directly or indirectly, in whole or in part by the presence in buildings or other systems or structures of asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released or in any way at any time marketed or disposed of by any OC Person, or for which any OC Person is liable due to the acts or omissions of any OC Person, including, without express or implied limitation, any right, claim, remedy, liability against, or debt or obligation for compensatory damages (such as proximate, consequential, general and special damages) and including punitive damages. OC Asbestos Property Damage Claims include OC Indirect Asbestos Property Damage Claims, but do not include FB Asbestos Property Damage Claims.

1.197	“OCD” means Owens Corning, a Delaware corporation.

1.198	“OCD/FB Settlement” means a global settlement of various issues and potential claims among Fibreboard, on the one hand, and OCD, on the other hand, pursuant to which, among other things, upon the Effective Date, (i) the FB Sub-Account Settlement Payment shall be made by OCD to the FB Sub-Account, (ii) the assets distributable to the FB Sub-Account and the FB Asbestos Property Damage Trust shall be limited to those described in Section 3.4(d) and Section 3.4(e), respectively, below, and (iii) holders of Allowed Class B6 and B10 Claims shall be paid in full (excluding post-petition interest).

1.199	“OCD Asbestos Personal Injury Estimation Order” means that certain order entered by the District Court on March 31, 2005 (as supplemented on April 13, 2005) which estimated the total amount of contingent and unliquidated claims against OCD for personal injury caused by exposure to asbestos (including pending claims, future claims, and contract claims) to be $7,000,000,000.

1.200	“OCD Insurance Escrow” means the escrowed insurance proceeds received from certain of OCD’s solvent excess insurance carriers in connection with the settlement of disputes concerning coverage for asbestos-related personal injury claims, which are reflected in OC’s consolidated balance sheet as restricted assets, together with all accrued earnings thereon, an estimate of which as of the Effective Date shall be set forth on Schedule XII, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.201	“OCD Interests” means, collectively, all Existing OCD Common Stock, Existing OCD Preferred Stock and Existing OCD Options, together with any options, warrants, conversion rights, rights of first refusal or other rights, contractual, equitable or otherwise, to acquire or receive any Existing OCD Common Stock, Existing OCD Preferred Stock, Existing OCD Options or other capital stock in OCD, or any contract subscription, commitment or agreement pursuant to which any Person was or could have been entitled to receive any share of the capital stock of OCD, or any such option, warrant, conversion right, right of first refusal or other right (including, without limitation, any rights of any 401(k) plan or the interest of any participant therein), in each case issued or entered into by, or otherwise the obligation of, OCD or another Debtor. The OCD Interests shall, and shall be deemed to, include the rights of the holders of MIPS Claims and Interests, to the extent such rights may be classified as interests.

1.202	“OCD Restricted Cash” means the amount of administrative deposits made by OCD to the NSP Administrative Deposit Accounts (together with earnings therein) in respect of OC Asbestos Personal Injury Claims to facilitate claims processing under the NSP as of five (5) Business Days prior to the Effective Date.

1.203	“OCD Reversions” means such amounts as may from time to time be delivered from the NSP Administrative Deposit Accounts in respect of OC Asbestos

Personal Injury Claims and returned to OCD in accordance with an order of a court of competent jurisdiction, settlement among the parties, or otherwise.

1.204	“OCFBV Class A6-A Claim” means the Allowed, General Unsecured Claim of O.C. Funding B.V. against OCD approved by the Bankruptcy Court on June 23, 2004 in the amount of approximately $50,858,291.

1.205	“OCFBV Class A11 Claim” means the Allowed, Subordinated Claim of O.C. Funding B.V. against OCD approved by the Bankruptcy Court on June 23, 2004 in the amount of approximately $23,336,305.

1.206	“OCFBV Settlement Agreement” means that certain Settlement Agreement and Stipulation, dated March 30, 2004, by and among OCD, O.C. Funding B.V., Goldman, Sachs & Co., Special Situations Investing Group, Inc. and WestLB AG, which was approved by the Bankruptcy Court on June 23, 2004.

1.207	“OCFT” means Owens-Corning Fiberglas Technology Inc., an Illinois corporation.

1.208	“OCHT” means Owens Corning HT, a Delaware corporation.

1.209	“OC Indirect Asbestos PI Trust Claim” means any present or future right to payment, claim, remedy, liability, or Demand against any OC Person, whether or not such right, claim, remedy, liability or Demand is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal basis for such right, claim, remedy, liability, or Demand are known or unknown, under any theory of law, equity, admiralty, or otherwise, that is (i) asserted by (A) any Person (other than (I) an OC Person or (II) Related Persons of the Debtors or Reorganized Debtors entitled to indemnification pursuant to Section 7.5 of the Plan) who has been, is or may be a defendant in an action seeking damages for death, bodily injury or other personal damages (whether physical, emotional or otherwise), to the extent caused or allegedly caused, directly or indirectly, by the presence of, or exposure to asbestos or asbestos-containing products for which any OC Person may be legally liable, including, without limitation, the presence of, or exposure to, asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released, or in any way at any time marketed or disposed of by any OC Person, or (B) any assignee or transferee of such Person, and (ii) on account of alleged liability of any OC Person for reimbursement, contribution, subrogation or indemnification of any portion of any damages such Person has paid or may pay to the plaintiff in such action.

1.210

“OC Indirect Asbestos Property Damage Claim” means any present or future right to payment, claim, remedy or liability against, or debt or obligation of, any OC Person, whether or not such right, claim, remedy, or liability is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal basis for such right, claim, remedy, liability, debt or obligation are known or unknown, under any theory of law, equity, admiralty, or otherwise that is (i) asserted by (a) any Person (other than (I) a OC Person or (II) a Related Person of the Debtors or Reorganized Debtors entitled to indemnification pursuant to Section 7.5 of the Plan) who has been, is, or may be a defendant in an action seeking damages for, relating to, or arising by reason of, directly or indirectly, damage to property, including without limitation, diminution in the value thereof, or environmental damage or economic loss related thereto, caused or allegedly caused, directly or indirectly, in whole or in part by the presence in buildings or other systems or structures of asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released or in any way at any time marketed or disposed of by any OC Person, or for which any OC Person is otherwise liable due to the acts or omissions of any OC Person or (b) any assignee or transferee of such Person, and (ii) on account of alleged liability of any OC Person for reimbursement, contribution, subrogation or indemnification of any portion of any damages such Person has paid or may pay to the plaintiff in such action.

1.211	“OC Overseas” means Owens-Corning Overseas Holdings Inc., a Delaware corporation.

1.212	“OC Person” means each of (i) OCD and its direct or indirect Subsidiaries which are not FB Persons, (ii) the respective predecessors in interest of OCD and its direct or indirect Subsidiaries which are not FB Persons, but solely to the extent listed on Schedule VIII, to be filed no later than ten (10) Business Days prior to the Objection Deadline, (iii) the respective successors in interest of OCD and its direct or indirect Subsidiaries which are not FB Persons, but solely to the extent they either (a) are listed on Schedule VIII, or (b) are post-Effective Date successors in interest, (iv) OCD’s and its direct or indirect Subsidiaries’ respective Affiliates which are not FB Persons, but solely to the extent listed on Schedule VIII, and (v) the respective present and former employees, directors or officers of the Persons identified in clauses (i), (ii), (iii) and (iv), acting in such capacity.

1.213	“OC Remodeling” means Owens Corning Remodeling Systems, LLC, a Delaware limited liability company.

1.214

“OC Resolved Asbestos Personal Injury Claim” means an OC Asbestos Personal Injury Claim with respect to which and to the extent that (i) the holder of such Claim (a) is represented by an attorney of record who has entered into an enforceable NSP Agreement with OC, (b) was identified to OCD by such attorney prior to the Petition Date, and (c) has satisfied all of the preconditions to payment under the applicable NSP Agreement prior to the Petition Date, as determined by the Bankruptcy Court; (ii) such Claims are eligible to be paid from NSP Administrative Deposit Accounts in respect of OC Asbestos Personal Injury Claims; and (iii) such monies are available to pay such claims and have not been avoided or otherwise recovered for the benefit of the Debtors’ estates. To the extent that a claim otherwise qualifies as an OC Resolved Asbestos Personal Injury Claim, but such funds are not available in NSP Administrative Deposit Accounts to pay such Claims in full, the attorney of record shall allocate such funds amongst qualifying clients Pro Rata, with any deficiency constituting an OC Asbestos Personal Injury Claim.

1.215	“OC Sub-Account” means the sub-account of the Asbestos Personal Injury Trust established for purposes of assuming any and all liabilities and responsibility for OC Asbestos Personal Injury Claims and making payments in respect of such Claims in accordance with the Plan and the Asbestos Personal Injury Trust Distribution Procedures.

1.216	“OC Sweden” means Owens-Corning Fiberglas Sweden Inc. and/or Owens-Corning (Sweden) AB, a corporation incorporated in Delaware and/or Sweden.

1.217	“Other Priority Claims” means all Claims entitled to priority pursuant to Section 507(a) of the Bankruptcy Code other than DIP Facility Claims, Administrative Claims or Priority Tax Claims.

1.218	“Other Secured Claims” means all Claims secured by a valid Encumbrance in or on any of the Debtors’ property, which is not void or voidable under the Bankruptcy Code or any other applicable law, to the extent of the value of the Claim holder’s interest in the Debtors’ property, as determined pursuant to Section 506 of the Bankruptcy Code. Other Secured Claims do not include Other Secured Tax Claims.

1.219	“Other Secured Tax Claims” means all Claims secured by a valid Encumbrance in or on any of the Debtors’ property, (i) which is not void or voidable under the Bankruptcy Code or any other applicable law, to the extent of the value of the Claim holder’s interest in the Debtors’ property, as determined pursuant to Section 506 of the Bankruptcy Code, and (ii) which absent such Claim’s secured status, would be entitled to priority in right of payment under Section 507(a)(8) of the Bankruptcy Code.

1.220	“Person” means an individual, corporation, partnership, association, joint stock company, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity, or any government, governmental agency or any subdivision, department or other instrumentality thereof.

1.221	“Petition Date” means October 5, 2000, the date of the Filing (or, in the event that IPM, OC Sweden or Vytec, as the context may require, files a case under Chapter 11, the date on which such entity files its respective Chapter 11 case).

1.222	“Plan” means this Chapter 11 reorganization plan and all exhibits and schedules annexed hereto or referenced herein, as the same may be amended, modified or supplemented from time to time.

1.123	“Plan Proponents” means the Debtors, the Asbestos Claimants’ Committee, and the Future Claimants’ Representative, as proponents of the Plan.

1.224	“Pre-petition Bond Indentures” means all indentures relating to Pre-petition Bonds including but not limited to (i) the Indenture, dated as of May 5, 1997, between OCD and The Bank of New York, as trustee, pursuant to which OCD issued the $250 Million Notes, $400 Million Debenture and the $550 Million Term Notes; (ii) the Indenture, dated as of May 21, 1992, between OCD and The Bank of New York, as trustee, pursuant to which OCD issued the $300 Million High Coupon Debentures; and (iii) the Underwriting Agreement, dated as of November 15, 1985, between OCD, Dresdner Bank AG and the other banks listed therein, and the Agreement for the Listing, the Trusteeship and the Paying Agency, dated as of November 15, 1985, between OCD and Dresdner Bank AG, pursuant to which OCD issued the 130 Million DEM Bearer Bonds.

1.225	“Pre-petition Bonds” means, collectively, (i) all industrial revenue bonds issued prior to the Petition Date for which one or more of the Debtors is obligated; (ii) the $550 Million Term Notes, of which $300 million in aggregate principal amount was outstanding in the First Series as of the Petition Date and $250 million in aggregate principal amount was outstanding in the Second Series as of the Petition Date; (iii) the $400 Million Debentures, of which $400 million in aggregate principal amount was outstanding as of the Petition Date; (iv) the $250 Million Notes, of which $250 million in aggregate principal amount was outstanding as of the Petition Date; (v) the $300 Million High Coupon Debentures, consisting of the 8.875% Debentures, of which $40 million in aggregate principal amount was outstanding as of the Petition Date, and the 9.375% Debentures, of which $7 million in aggregate principal amount was outstanding as of the Petition Date; (vi) the 130 Million DEM Bearer Bonds, of which approximately $60 million in aggregate principal amount was outstanding as of the Petition Date; and (vii) OCD’s guarantee of the $150 Million Debentures, of which $42 million in aggregate principal amount was outstanding as of the Petition Date.

1.226	“Pre-petition Indenture Trustees” means collectively, the Persons serving from time to time as trustees or paying agents under the Pre-petition Bond Indentures, pursuant to the terms of the applicable Pre-Petition Bond Indentures.

1.227	“Priority Tax Claim” means an unsecured Claim asserted by a federal or state governmental authority for taxes specified in Section 507(a)(8) of the Bankruptcy Code.

1.228	“Pro Rata” when used with respect to the treatment of a Claim, means the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims) in such Class.

1.229	“Professional Services” means Integrex Professional Services LLC, a Delaware limited liability company.

1.230	“Proof of Claim” means the proof of claim that must be filed by a holder of a Claim by the date(s), if any, designated by the Bankruptcy Court as the last date(s) for filing proofs of claims or interests against the Debtors.

1.231

“Protected Party” means any of the following: (i) any Debtor and its Related Persons, but solely to the extent set forth on Schedule X, as it may be amended up to ten (10) Business Days prior to the Objection Deadline; (ii) any Reorganized Debtor and its Related Persons, but solely to the extent set forth on Schedule X; (iii) any Person that, pursuant to the Plan or after the Effective Date becomes a direct or indirect transferee of, or successor to, any assets of any of the Debtors, the Reorganized Debtors, or the Asbestos Personal Injury Trust (but only to the extent that liability is asserted to exist by reason of such Person’s becoming or being such a transferee or successor); (iv) any Person that, pursuant to the Plan or after the Effective Date, makes a loan to any of the Reorganized Debtors or the Asbestos Personal Injury Trust or to a successor to, or transferee of, any assets of any of the Debtors, the Reorganized Debtors, or the Asbestos Personal Injury Trust, including, without limitation, any Person that makes a loan pursuant to the Exit Facility (but only to the extent that liability is asserted to exist by reason of such Person’s becoming or being such a lender or to the extent any pledge of assets made in connection with such a loan is sought to be upset or impaired); (v) any Person to the extent such Person is alleged to be directly or indirectly liable for the conduct of, Claims against, or Demands on any of the Debtors, the Reorganized Debtors, or the Asbestos Personal Injury Trust on account of Asbestos Personal Injury Claims by reason of one or more of the following: (a) such Person’s ownership of a financial interest in any of the Debtors or Reorganized Debtors, a past or present Affiliate of any of the Debtors or the Reorganized Debtors, or predecessor in interest of any of the Debtors or the Reorganized Debtors, but solely to the extent set forth on Schedule X, (b) such Person’s involvement in the management of any predecessor in interest of any of the Debtors or the Reorganized Debtors, but solely to the extent set forth on Schedule X, or (c) such Person’s service as an officer, director, or employee, or involvement in the management, of any of the Debtors, the Reorganized Debtors or any Interested Party; (vi) any past, present or future purchaser or other transferee of the assets or business, in whole or in part, or all of the outstanding capital stock, of any one or more of the Debtors, Reorganized Debtors, or past or present Affiliates of the Debtors or Reorganized Debtors, however effectuated, by operation of law or otherwise, and any Related Person of such purchaser or transferee, including, without limitation, such Persons set forth in Schedule VI, to be filed no later than ten (10) Business days prior to the Objection Deadline, but only to the extent that liability is asserted to exist by reason of such Person becoming or being such a purchaser, transferee or successor; (vii) the Hartford Entities, to the extent set forth in the Hartford Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims that arise out of or in connection with the Hartford Policies; (viii) the Mt. McKinley Entities, to the extent set forth in the Mt. McKinley Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims that arise out of or in connection with the Mt. McKinley Policies; (ix) the AXA Entities, to the extent set forth in the AXA Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims that arise out of or in connection with the AXA Policies; (x) the Affiliated FM Entities, to the extent set forth in the Affiliated FM Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims that arise out of or in connection with the Affiliated FM Policy; (xi) the AIG Company Entities, to the extent set forth in the AIG Companies Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims that arise out of or in connection with the AIG Policies; (xii) the Allianz Entites, to the extent set forth in the Allianz Settlement Agreement, with respect to the liability for any Asbestos Personal Injury Claims that arise out of or in connection with the Allianz Policies; and (xiii) such other insurance companies, liquidators of insolvent insurance companies, and state guaranty associations, including, without limitation, those insurance companies, liquidators, and guaranty associations to the extent set forth in Schedule VII, to be filed no later than ten (10) Business Days prior to the Objection Deadline, and with respect to liability for any Asbestos Personal Injury Claims, but only if and to the extent that any such insurance company, liquidator, or guaranty association has entered into a settlement agreement with one or more of the Debtors with respect to liability for Asbestos Personal Injury Claims prior to the Effective Date, or such later date to which the Plan Proponents may agree, and such agreement expressly provides for the payment by any such Person of insurance or other proceeds to the Asbestos Personal Injury Trust, whether directly or indirectly, and either the comprehensive release of such Person’s further liability for Asbestos Personal Injury Claims or such Person’s entitlement to the protection of the Asbestos Permanent Channeling Injunction in the Chapter 11 Cases as a Protected Party.

1.232	“Quarterly Distribution Date” means the calendar quarters ending in March, June, September and December, on which dates the Reorganized Debtors shall make payments and distributions from the reserve established for Disputed Claims to each holder of a Disputed Claim that has become an Allowed Claim during the preceding calendar quarter.

1.233	“Record Date” means the first Business Day following the Confirmation Date.

1.234	“Reference Order” means the Order (i) Referring Certain Cases to the Bankruptcy Court and (ii) allocating responsibilities between the District Court and the Bankruptcy Court, entered by the District Court on December 10, 2001, as amended and modified by the Case Management Order entered December 24, 2002, and as it may be subsequently be modified or amended.

1.235

“Reinstatement” means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (b) reinstating the maturity of such Claim as such maturity existed before the default; (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, without limitation, financial coverage ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

1.236	“Related Persons” means, with respect to any Person, such Person’s predecessors, successors and assigns (whether by operation of law or otherwise) and their respective present and former Affiliates and each of their respective present and former members, partners, equity-holders, officers, directors, employees, representatives, advisors, attorneys, agents and professionals, acting in such capacity, and any Person claiming by or through any of them.

1.237	“Released Actions” means all Claims, Avoidance Actions, obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities (including, without limitation, all claims or causes of action relating to successor liability or piercing the corporate veil) and all Interests and rights of an equity security holder, whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date in connection with or related to the Debtors and Reorganized Debtors and their respective Estates, the Chapter 11 Cases or the Plan, except for (i) the Avoidance Actions listed on Schedule XIV, to be filed no later than ten (10) Business Days prior to the Objection Deadline, (ii) the Tobacco Causes of Action and the Material Rights of Action listed on Schedule XIV, to be filed no later than ten (10) Business Days prior to the Objection Deadline, (iii) the Commercial Claims, and (iv) Asbestos Personal Injury Claims. Without limiting the foregoing, Released Actions shall include, and shall be deemed to include, the release of all Claims, obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities against the Debtors and the Non-Debtor Subsidiaries arising from the 1997 Credit Agreement or the guarantees of the obligations under the 1997 Credit Agreement.

1.238

“Released Parties” means (i) the Unsecured Creditors’ Committee and its present and former members, representatives, advisors, attorneys, agents and professionals, acting in such capacity, (ii) the Asbestos Claimants’ Committee and its present and former members, representatives, advisors, attorneys, agents and professionals, acting in such capacity, (iii) the Future Claimants’ Representative and his present and former representatives, advisors, attorneys, agents and professionals, acting in such capacity, (iv) the respective Related Persons of the Debtors and the Reorganized Debtors and their respective Estates as of the Petition Date and thereafter and (v) the present and former officers and directors of the Debtors and Reorganized Debtors; except in each case for the Persons listed on Schedule III, to be filed no later than ten (10) Business Days prior to the Objection Deadline, against which Claims, obligations, suits, judgments, damages, Demands, debts, rights, remedies, causes of action, liabilities, Interests and other rights of an equity security holder shall not be released under the Plan.

1.239	“Reorganized Debtors” means, collectively, Reorganized OCD and the Reorganized Subsidiary Debtors.

1.240	“Reorganized Integrex” means reorganized Integrex, on and after the Effective Date.

1.241	“Reorganized OCD” means reorganized OCD, its successor or its successor issuer under Section 12(b) of the Securities Exchange Act of 1934, on and after the Effective Date.

1.242	“Reorganized OCD Board” means the board of directors of Reorganized OCD, as more specifically set forth in Section 5.16(a) of the Plan

1.243	“Reorganized Subsidiary Debtors” means the reorganized Subsidiary Debtors and their respective successors, on and after the Effective Date.

1.244	“Reserved OCD Distribution Package” means that portion of the Combined OCD Distribution Package not distributed on the Initial Distribution Date to the OC Sub-Account on account of the Class A7 Aggregate Amount and holders of Allowed Claims in Classes A5, A6-A and A6-B as of the Effective Date, the aggregate value of which portion shall, as of the Effective Date, be equal to the Combined OCD Distribution Package multiplied by a fraction, the numerator of which is the aggregate amount of all Disputed Claims in Classes A6-A and A6-B as of the Effective Date, and the denominator of which is the sum of (i) the aggregate amount of all Allowed Claims in Classes A5, A6-A, A6-B and A11, (ii) the Class A7 Aggregate Amount, and (iii) the aggregate amount of all Disputed Claims in Classes A6-A and A6-B, in each case as of the Effective Date.

1.245	“Resolved Asbestos Personal Injury Claims” means OC Resolved Asbestos Personal Injury Claims and FB Resolved Asbestos Personal Injury Claims.

1.246	“Restricted Cash” means, collectively, OCD Restricted Cash and FB Restricted Cash.

1.247

“Restructuring Transactions” means those transactions or other actions (including without limitation, mergers, consolidations, restructures, dispositions, offerings, liquidations, or dissolutions) that one or more of the applicable Debtors or Reorganized Debtors may enter into on, prior to, or after the Effective Date outside the ordinary course of business of such Reorganized Debtors in accordance with Section 5.6 hereof, including, without limitation, actions to effect a corporate restructuring of their respective businesses, to realign the overall corporate structure of the Reorganized Debtors and their Affiliates or to reincorporate certain of the Subsidiary Debtors under the laws of jurisdictions other than the laws of which the applicable Subsidiary Debtors are presently incorporated.

1.248

“Senior Indebtedness Claim” means any Claim against OCD that: (1) arises for borrowed money, securities sold, funds provided, assets or services purchased or any other transaction whether or not in the ordinary course of business and which is evidenced by a promissory note, bond, debenture, writing or other instrument of indebtedness or reflected on the accounting records of the Debtors as a payable (but expressly excluding (A) amounts owed for compensation to employees, (B) obligations owing under judgments arising out of obligations that are not indebtedness for borrowed money (other than any such obligations arising from obligations which are otherwise Senior Indebtedness), (C) any indebtedness which by the terms of the instrument creating or evidencing the same is not superior in right of payment to or is junior in right of payment to the MIPS Claims and Interests, (D) any liability for federal, state, local or other taxes owed or owing by the Company, (E) any liability in respect of any employee benefit plan (including, without limitation, any liability to the Pension Benefit Guaranty Corporation or any successor thereto) and (F) indebtedness or obligations to a Subsidiary of the Debtors); (2) is owed with respect to any lease, conditional sale or installment sale agreement or other financing instrument or agreement which in accordance with generally accepted accounting principles is, at the time the lease, conditional sale or installment sale agreement or other financing instrument or agreement is entered into, assumed or guaranteed, directly or indirectly, by one or more of the Debtors, required to be reflected as a liability on the face of the balance sheet of the Debtors; (3) is for principal of and interest on any loan and other extension of credit under any lines of credit, revolving credit agreements or promissory notes from a bank or other financial institution (including ,without limitation, any letters of credit, bankers’ acceptances, performance bonds and other credit facilities under such borrowing arrangements) and all fees, expenses, reimbursements, indemnities, premiums and other amounts payable under such borrowing arrangements; (4) is for any amounts payable in respect of any interest rate exchange agreement, ceiling rate agreement, currency exchange agreement or similar agreement; and (5) is a renewal, deferral, amendment, modification, supplement, extension, or refunding of any of the indebtedness described in clauses (1) through (5), inclusive, or evidences of indebtedness issued in exchange for such Senior Indebtedness. For the avoidance of doubt, Senior Indebtedness shall include the Allowed Claims of Special Situations Investing Group, Inc. and WestLB against OCD in the amounts of $20,387,333 and $10,135,236, respectively, as provided under the OCFBV Settlement Agreement. Without limitation, Senior Indebtedness shall not include any: (a) Environmental Claim; (b) OC Asbestos Property Damage Claim; (c) FB Asbestos Property

Damage Claim; (d) OC Asbestos Personal Injury Claim; (e) FB Asbestos Personal Injury Claim; (f) non-asbestos tort Claim; (g) Claim of any present or former employee of the Debtors for compensation; (h) Claim for on account of any tax; and (i) Claim with respect to any employee benefit plan, including without limitation any Claim of the Pension Benefit Guaranty Corporation.

1.249	“Senior Indebtedness Final Distribution Percentage” means the percentage determined, as of the Final Distribution Date, by dividing the total amount of the Allowed OCFBV Class A11 Claim and the Allowed MIPS Claims and Interests in Class A11 by the sum of (i) the aggregate amount of all Allowed Claims in Classes A5, A6-A, A6-B and A11 and (ii) the Class A7 Aggregate Amount.

1.250	“Senior Indebtedness Initial Distribution Percentage” means the percentage determined, as of the Effective Date, by dividing the total amount of the Allowed OCFBV Class A11 Claim and the Allowed MIPS Claims and Interests in Class A11 by the sum of (i) the aggregate amount of all Allowed Claims in Classes A5, A6-A, A6-B and A11, (ii) the Class A7 Aggregate Amount, and (iii) the aggregate amount of all Disputed Claims in Classes A6-A and A6-B, in each case as of the Effective Date.

1.251	“Senior Notes” means such unsubordinated obligations for the payment of money as any of the Reorganized Debtors may issue or incur on or about the Effective Date in connection with the Plan (including, without limitation, any refinancing of the obligations owed to the Bank Holders under the 1997 Credit Agreement), the principal terms and conditions of which are summarized in Exhibit G, as it may be amended up to ten (10) Business days prior to the Objection Deadline.

1.252	“Senior Notes Amount” means the total principal amount of the Senior Notes as of the Effective Date, the amount of which shall be set forth in Schedule XII, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.253	“SOFAS” means the Schedules and Statements of Financial Affairs filed in the Chapter 11 Cases by OCD and each of the Subsidiary Debtors, as amended from time to time.

1.254	“Soltech” means Soltech, Inc., a Kentucky corporation.

1.255	“Standard Combination” means, with respect to certain distributions to be made under the Plan, a combination of approximately 18% Cash and 82% New OCD Common Stock; provided, however, that such respective percentages may be modified in Schedule XII, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.256

“Subordinated Claims” means the Claims or Interests (in the event that a Claim might be characterized as an Interest) of any Person who has entered into a subordination or other agreement that is enforceable under applicable bankruptcy or non-bankruptcy law and which subordinates such Claims or Interests to any holders of Claims who will not be paid in full on account of such holders’ Allowed Claims under the Plan; provided, however, that, such term shall include the MIPS Claims and Interests and the OCFBV Class A11 Claims.

1.257	“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more other Persons controlled by such Person or a combination thereof.

1.258	“Subsidiary Debtors” means the direct and indirect Subsidiaries of OCD that are set forth in Schedule I hereto and such other Subsidiaries of OCD as may file for protection under Chapter 11 of the Bankruptcy Code subsequent to the date hereof and prior to the Confirmation Date.

1.259	“Subsidiary Interests” means, (i) collectively, the issued and outstanding ownership interests in the Subsidiary Debtors, together with any options, warrants, conversion rights, rights of first refusal or other rights, contractual, equitable or otherwise, to acquire or receive any ownership interests in the Subsidiary Debtors, or any contract subscription, commitment or agreement pursuant to which any Person was or could have been entitled to receive any share of any ownership interests in the Subsidiary Debtors, or any such option, warrant, conversion right, right of first refusal or other right (including, without limitation, any rights of any 401(k) plan or the interest of any participant therein), in each case issued or entered into by, or otherwise the obligation of, the applicable Subsidiary Debtor, and, in each case owned beneficially and of record, directly or indirectly, by OCD; and (ii) the Integrex Minority Interests.

1.260	“Supplemental Excess Available Cash” means the Senior Indebtedness Final Distribution Percentage of the amount of Available Cash, if any, together with interest earned thereon (if any), remaining in the Disputed Distribution Reserve after all Disputed Claims shall have been Allowed and paid or Disallowed pursuant to a Final Order of the Bankruptcy Court.

1.261	“Supplemental Excess Litigation Trust Recoveries” means the Senior Indebtedness Final Distribution Percentage of the amount of Litigation Trust Recoveries, if any, together with interest earned thereon (if any), remaining in the Disputed Distribution Reserve after all Disputed Claims shall have been Allowed and paid or Disallowed pursuant to a Final Order of the Bankruptcy Court.

1.262	“Supplemental Excess New OCD Common Stock” means the Senior Indebtedness Final Distribution Percentage of the aggregate number of shares of New OCD Common Stock, if any, remaining in the Disputed Distribution Reserve after all Disputed Claims shall have been Allowed and paid or Disallowed pursuant to a Final Order of the Bankruptcy Court.

1.263	“Supply Chain Solutions” means Integrex Supply Chain Solutions LLC, a Delaware limited liability company.

1.264	“TAC” means the Trustees’ Advisory Committee established under the Asbestos Personal Injury Trust Agreement.

1.265	“Testing Systems” means Integrex Testing Systems LLC, a Delaware limited liability company.

1.266	“Tobacco Causes of Action” means any and all claims by OCD and Fibreboard for restitution/unjust enrichment, fraud, and violations of state antitrust law against tobacco companies to obtain payment of monetary damages (including punitive damages) for payments made by OCD and Fibreboard to asbestos claimants who developed smoking-related diseases, including, without limitation, the lawsuit brought by OCD and Fibreboard in the Superior Court of California, County of Alameda, styled Fibreboard Corp., et al. v. R.J. Reynolds Tobacco Company, et al., Case No. 791919-8.

1.267	“Total [Entity] Distributable Value” means, with respect to each Debtor other than Falcon Foam, Fibreboard, IPM, OCD and Ventures, the sum of (i) the enterprise value allocated to such Debtor as of the Effective Date, (ii) the Available Cash held by such Debtor as of the Effective Date, and (iii) any value credited to such Debtor, if any, as of the Effective Date on account of Intercompany Claims against other Debtors.

1.268	“Total Enterprise Value” means the estimated going concern value of the Debtors and the Non-Debtor Subsidiaries as a whole as of the Effective Date and shall include the present value of cash flows related to the utilization of net operating loss carry forwards available to the Reorganized Debtors as of the Effective Date; provided, however, that an estimate of such value as of the Effective Date shall be set forth in Schedule XII, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.

1.269	“Total Falcon Foam Distributable Value” means the sum of (i) the portion of the Total Enterprise Value allocated to Falcon Foam (excluding any equity value of Falcon Foam subsidiaries) as of the Effective Date, (ii) the Available Cash held by Falcon Foam as of the Effective Date, (iii) amounts credited to Falcon Foam, if any, on account of Intercompany Claims against other Debtors, as of the Effective Date, and (iv) the value retained by Falcon Foam, if any, as of the Effective Date on account of the Integrex Interests.

1.270

“Total FB Distributable Value” means the sum of (i) the portion of the Total Enterprise Value allocated to Fibreboard (excluding any equity value of Fibreboard subsidiaries) as of the Effective Date, (ii) the Available Cash held by Fibreboard as of the Effective Date, (iii) amounts credited to Fibreboard, if any, on account of Intercompany Claims against other Debtors as of the Effective Date, excluding the amount of the FB Sub-Account Settlement Payment (which shall be distributed to the FB Sub-Account, as described herein), and (iv) the value retained by Fibreboard, if any, on account of the ESI Interests and the Vytec Interests as of the Effective Date; provided, however, that such value shall not include the FB Reversions or amounts in the Fibreboard Insurance Settlement Trust and the Committed Claims Account.

1.271	“Total IPM Distributable Value” means the sum of (i) the portion of the Total Enterprise Value allocated to IPM (excluding any equity value of IPM subsidiaries) as of the Effective Date, (ii) the Available Cash held by IPM as of the Effective Date, (iii) amounts credited to IPM, if any, on account of Intercompany Claims against other Debtors, as of the Effective Date, and (iv) the value retained by IPM, if any, as of the Effective Date on account of its interests in its subsidiaries and joint ventures, including, without limitation, the OC Sweden Interests.

1.272	“Total OCD Distributable Value” means the sum of (i) the portion of the Total Enterprise Value allocated to OCD (excluding any equity value of OCD subsidiaries) as of the Effective Date, (ii) the Available Cash held by OCD as of the Effective Date, (iii) amounts credited to OCD, if any, on account of Intercompany Claims against other Debtors, as of the Effective Date, and (iv) the value retained by OCD, if any, as of the Effective Date on account of its interests in its subsidiaries, including, without limitation, the IPM Interests, the OCFT Interests, the Soltech Interests, and the Falcon Foam Interests.

1.273	“Total Ventures Distributable Value” means the sum of (i) the portion of the Total Enterprise Value allocated to Ventures (excluding any equity value of Ventures subsidiaries) as of the Effective Date, (ii) the Available Cash held by Ventures as of the Effective Date, (iii) amounts credited to Ventures, if any, on account of Intercompany Claims against other Debtors, as of the Effective Date, and (iv) the value retained by Ventures, if any, as of the Effective Date on account of its Interests in Professional Services, HOMExperts, Testing Systems and the Supply Chain Solutions.

1.274	“Unclassified Claims” means the DIP Facility Claims, Administrative Claims and Priority Tax Claims, collectively.

1.275	“Unimpaired” means, when used with reference to a Claim, Class or Interest, a Claim, Class or Interest that is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.276	“Unpaid FB Resolved Asbestos Personal Injury Claim” means an FB Asbestos Personal Injury Claim (i) with respect to which the holder of such Claim (a) is represented by an attorney of record who has entered into an enforceable NSP Agreement with OC, (b) was identified to Fibreboard by such attorney prior to the Petition Date, and (c) has satisfied all of the preconditions to payment under the applicable NSP Agreement prior to the Petition Date or can satisfy all such conditions, in either case, as determined by the Asbestos Personal Injury Trust;

and (ii) to the extent such Claim has not been, and will not be, paid from the NSP Administrative Deposit Accounts.

1.277	“Unpaid OC Resolved Asbestos Personal Injury Claim” means an OC Asbestos Personal Injury Claim (i) with respect to which the holder of such Claim (a) is represented by an attorney of record who has entered into an enforceable NSP Agreement with OC, and (b) was identified to OC by such attorney prior to the Petition Date, and (c) has satisfied all of the preconditions to payment under the applicable NSP Agreement prior to the Petition Date (including, without limitation, the submission of information about the Claim holder’s exposure and injury as well as the delivery of a properly executed release relating to such Claim); and (ii) to the extent such Claim has not been, and will not be, paid from the NSP Administrative Deposit Accounts.

1.278	“Unsecured Creditors’ Committee” means the official creditors’ committee representing general unsecured creditors, which was appointed pursuant to Section 1102(a) of the Bankruptcy Code by the United States Trustee for the District of Delaware on October 23, 2000 and which includes the unofficial sub-committee representing the Bank Holders and the unofficial sub-committee representing the Bondholders and trade creditors, each of which sub-committees is represented by separate counsel and financial advisors.

1.279	“Ventures” means Integrex Ventures LLC, a Delaware limited liability company.

1.280	“Voting Deadline” means the date set forth in the Voting Procedures Order by which a creditor or interest holder must deliver a ballot voting to accept or reject the Plan.

1.281	“Voting Procedures” means the detailed instructions and procedures relating to the solicitation of votes with respect to the Plan.

1.282	“Voting Procedures Order” means the order of the Bankruptcy Court or District Court approving the Voting Procedures.

1.283	“Vytec” means Vytec Corporation, a Canadian corporation.

1.284	“Wellington Agreement” means that certain Agreement Concerning Asbestos-Related Claims dated as of June 19, 1985.

C.	Rules of Interpretation

For purposes of the Plan (i) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (ii) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified or supplemented; (iii) unless otherwise specified, all references in the Plan to sections, articles, schedules and exhibits are references to sections, articles, schedules and exhibits of or to the

Plan; (iv) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (v) captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (vi) the rules of construction set forth in Section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

D.	Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Federal Rule of Bankruptcy Procedure 9006(a) shall apply.

E.	Governing Law

Unless the application of a specific rule of law or procedure is required by federal law (including the Bankruptcy Code and the Bankruptcy Rules), or is otherwise expressly provided for, (i) the laws of the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan (unless such agreement, document or instrument shall specify another state’s law) and (ii) the laws of the state of incorporation of each Debtor and Reorganized Debtor shall govern corporate governance matters with respect to such Debtor or Reorganized Debtor, in each case without giving effect to the principles of conflicts of law thereof.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

2.1	Introduction

Pursuant to Sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified for all purposes, including, without express or implied limitation, voting, confirmation and distribution pursuant to the Plan, as set forth herein below. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid, released or otherwise settled prior to the Effective Date.

ALLOWED CLAIMS HELD AGAINST ONE DEBTOR SHALL BE SATISFIED SOLELY FROM THAT PORTION OF THE NEW OCD COMMON STOCK, SENIOR NOTES, CASH AND/OR OTHER ASSETS TO BE DISTRIBUTED ON ACCOUNT OF THE VALUE ATTRIBUTABLE TO SUCH DEBTOR AND ITS ESTATE, PROVIDED THAT, TO THE EXTENT OF ANY INSUFFICIENCY, FUNDS MAY BE ADVANCED TO THE RELEVANT DEBTORS BY THE ESTATE OF OCD. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NOTHING IN THE PLAN OR THE DISCLOSURE STATEMENT SHALL CONSTITUTE OR BE DEEMED TO CONSTITUTE AN ADMISSION THAT ANY ONE OF THE DEBTORS IS SUBJECT TO OR LIABLE FOR ANY CLAIM AGAINST ANY OTHER DEBTOR. A CLAIM AGAINST MULTIPLE DEBTORS, TO THE EXTENT ALLOWED IN

EACH DEBTOR’S CASE, SHALL BE TREATED AS A SEPARATE CLAIM AGAINST EACH DEBTOR’S ESTATE FOR ALL PURPOSES (INCLUDING, BUT NOT LIMITED TO, VOTING AND DISTRIBUTION, PROVIDED, HOWEVER, THAT NO HOLDER SHALL BE ENTITLED TO RECEIVE MORE THAN PAYMENT IN FULL OF ITS ALLOWED CLAIM (PLUS POSTPETITION INTEREST, IF AND TO THE EXTENT PROVIDED IN THIS PLAN)), AND SUCH CLAIMS SHALL BE ADMINISTERED AND TREATED IN THE MANNER PROVIDED IN THE PLAN.

In accordance with Section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims and Priority Tax Claims have not been classified, and the respective treatment of such Unclassified Claims is set forth in Section 3.1 of the Plan.

2.2	Owens Corning (Classes A1 through A12)

(a)	Class A1: OCD Other Priority Claims

Class A1 consists of all Other Priority Claims against OCD.

(b)	Class A2-A: OCD Other Secured Tax Claims

Class A2-A consists of all Other Secured Tax Claims against OCD.

(c)	Class A2-B: OCD Other Secured Claims

Class A2-B consists of all Other Secured Claims against OCD.

(d)	Class A3: OCD Convenience Claims

Class A3 consists of all Convenience Claims against OCD.

(e)	Class A4: OCD Bank Holders Claims

Class A4 consists of all Bank Holders Claims against OCD.

(f)	Class A5: OCD Bondholders Claims

Class A5 consists of all Bondholders Claims against OCD.

(g)	Class A6-A: OCD General Unsecured Claims

Class A6-A consists of all General Unsecured Claims against OCD.

(h)	Class A6-B: OCD General Unsecured/Senior Indebtedness Claims

Class A6-B consists of all OCD General Unsecured/Senior Indebtedness Claims.

(i)	Class A7: OC Asbestos Personal Injury Claims

Class A7 consists of all OC Asbestos Personal Injury Claims.

(j)	Class A10: OCD Intercompany Claims

Class A10 consists of all Intercompany Claims against OCD other than the MIPS Claims and Interests, the OCFBV Class A6-A Claim and the OCFBV Class A11 Claim.

(k)	Class A11: OCD Subordinated Claims

Class A11 consists of all Subordinated Claims against OCD.

(l)	Class A12: OCD Interests

Class A12 consists of all Interests in OCD.

2.3	Fibreboard Corporation (Classes B1 through B12)

(a)	Class B1: Fibreboard Other Priority Claims

Class B1 consists of all Other Priority Claims against Fibreboard.

(b)	Class B2-A: Fibreboard Other Secured Tax Claims

Class B2-A consists of all Other Secured Tax Claims against Fibreboard.

(c)	Class B2-B: Fibreboard Other Secured Claims

Class B2-B consists of all Other Secured Claims against Fibreboard.

(d)	Class B3: Fibreboard Convenience Claims

Class B3 consists of all Convenience Claims against Fibreboard.

(e)	Class B4: Fibreboard Bank Holders Claims

Class B4 consists of all Bank Holders Claims against Fibreboard.

(f)	Class B6: Fibreboard General Unsecured Claims

Class B6 consists of all General Unsecured Claims against Fibreboard.

(g)	Class B8: FB Asbestos Personal Injury Claims

Class B8 consists of all FB Asbestos Personal Injury Claims.

(h)	Class B9: FB Asbestos Property Damage Claims

Class B9 consists of all FB Asbestos Property Damage Claims.

(i)	Class B10: Fibreboard Intercompany Claims

Class B10 consists of all Intercompany Claims against Fibreboard.

(j)	Class B12: FB Interests

Class B12 consists of all Interests in Fibreboard.

2.4	Exterior Systems, Inc. (Classes C1 through C12)

(a)	Class C1: ESI Other Priority Claims

Class C1 consists of all Other Priority Claims against ESI.

(b)	Class C2-A: ESI Other Secured Tax Claims

Class C2-A consists of all Other Secured Tax Claims against ESI.

(c)	Class C2-B: ESI Other Secured Claims

Class C2-B consists of all Other Secured Claims against ESI.

(d)	Class C3: ESI Convenience Claims

Class C3 consists of all Convenience Claims against ESI.

(e)	Class C4: ESI Bank Holders Claims

Class C4 consists of all Bank Holders Claims against ESI.

(f)	Class C6: ESI General Unsecured Claims

Class C6 consists of all General Unsecured Claims against ESI.

(g)	Class C10: ESI Intercompany Claims

Class C10 consists of all Intercompany Claims against ESI.

(h)	Class C12: ESI Interests

Class C12 consists of all Interests in ESI.

2.5	Vytec Corporation (Classes D1 through D12)[2]

(a)	Class D1: Vytec Other Priority Claims

Class D1 consists of all Other Priority Claims against Vytec.

(b)	Class D2-A: Vytec Other Secured Tax Claims

Class D2-A consists of all Other Secured Tax Claims against Vytec.

(c)	Class D2-B: Vytec Other Secured Claims

Class D2-B consists of all Other Secured Claims against Vytec.

(d)	Class D3: Vytec Convenience Claims

Class D3 consists of all Convenience Claims against Vytec.

(e)	Class D4: Vytec Bank Holders Claims

Class D4 consists of all Bank Holders Claims against Vytec.

(f)	Class D6: Vytec General Unsecured Claims

Class D6 consists of all General Unsecured Claims against Vytec.

(g)	Class D10: Vytec Intercompany Claims

Class D10 consists of all Intercompany Claims against Vytec.

(h)	Class D12: Vytec Interests

Class D12 consists of all Interests in Vytec.

2.6	Soltech, Inc. (Classes E1 through E12)

(a)	Class E1: Soltech Other Priority Claims

Class E1 consists of all Other Priority Claims against Soltech.

(b)	Class E2-A: Soltech Other Secured Tax Claims

Class E2-A consists of all Other Secured Tax Claims against Soltech.

(c)	Class E2-B: Soltech Other Secured Claims

Class E2-B consists of all Other Secured Claims against Soltech.

[2]	Although Vytec has not filed under Chapter 11 as of the date of the Plan, OCD reserves the right to initiate a prepackaged chapter 11 case on behalf of Vytec prior to the Confirmation Hearing to be administratively consolidated with the pending Chapter 11 Cases, in the event OCD deems it necessary to do so in order to effectuate the terms of the Plan. The Vytec classification and treatment provisions described herein are presently for illustrative purposes, and shall only apply in the event that Vytec files for bankruptcy prior to the Confirmation Hearing.

(d)	Class E3: Soltech Convenience Claims

Class E3 consists of all Convenience Claims against Soltech.

(e)	Class E4: Soltech Bank Holders Claims

Class E4 consists of all Bank Holders Claims against Soltech.

(f)	Class E6: Soltech General Unsecured Claims

Class E6 consists of all General Unsecured Claims against Soltech.

(g)	Class E10: Soltech Intercompany Claims

Class E10 consists of all Intercompany Claims against Soltech.

(h)	Class E12: Soltech Interests

Class E12 consists of all Interests in Soltech.

2.7	Owens-Corning Fiberglas Technology Inc. (Classes F1 through F12)

(a)	Class F1: OCFT Other Priority Claims

Class F1 consists of all Other Priority Claims against OCFT.

(b)	Class F2-A: OCFT Other Secured Tax Claims

Class F2-A consists of all Other Secured Tax Claims against OCFT.

(c)	Class F2-B: OCFT Other Secured Claims

Class F2-B consists of all Other Secured Claims against OCFT.

(d)	Class F3: OCFT Convenience Claims

Class F3 consists of all Convenience Claims against OCFT.

(e)	Class F4: OCFT Bank Holders Claims

Class F4 consists of all Bank Holders Claims against OCFT.

(f)	Class F6: OCFT General Unsecured Claims

Class F6 consists of all General Unsecured Claims against OCFT.

(g)	Class F10: OCFT Intercompany Claims

Class F10 consists of all Intercompany Claims against OCFT.

(h)	Class F12: OCFT Interests

Class F12 consists of all Interests in OCFT.

2.8	Owens-Corning Fiberglas Sweden Inc. (Classes G1 through G12)[3]

(a)	Class G1: OC Sweden Other Priority Claims

Class G1 consists of all Other Priority Claims against OC Sweden.

(b)	Class G2-A: OC Sweden Other Secured Tax Claims

Class G2-A consists of all Other Secured Tax Claims against OC Sweden.

(c)	Class G2-B: OC Sweden Other Secured Claims

Class G2-B consists of all Other Secured Claims against OC Sweden.

(d)	Class G3: OC Sweden Convenience Claims

Class G3 consists of all Convenience Claims against OC Sweden.

(e)	Class G4: OC Sweden Bank Holders Claims

Class G4 consists of all Bank Holders Claims against OC Sweden.

(f)	Class G6: OC Sweden General Unsecured Claims

Class G6 consists of all General Unsecured Claims against OC Sweden.

(g)	Class G10: OC Sweden Intercompany Claims

Class G10 consists of all Intercompany Claims against OC Sweden.

[3]	Although OC Sweden has not filed under Chapter 11 as of the date of the Plan, OCD reserves the right to initiate a prepackaged chapter 11 case on behalf of OC Sweden prior to the Confirmation Hearing to be administratively consolidated with the pending Chapter 11 Cases, in the event OCD deems it necessary to do so in order to effectuate the terms of the Plan. The OC Sweden classification and treatment provisions described herein are presently for illustrative purposes, and shall only apply in the event that OC Sweden files for bankruptcy prior to the Confirmation Hearing.

(h)	Class G12: OC Sweden Interests

Class G12 consists of all Interests in OC Sweden.

2.9	IPM, Inc. (Classes H1 through H12)[4]

(a)	Class H1: IPM Other Priority Claims

Class H1 consists of all Other Priority Claims against IPM.

(b)	Class H2-A: IPM Other Secured Tax Claims

Class H2-A consists of all Other Secured Tax Claims against IPM.

(c)	Class H2-B: IPM Other Secured Claims

Class H2-B consists of all Other Secured Claims against IPM.

(d)	Class H3: IPM Convenience Claims

Class H3 consists of all Convenience Claims against IPM.

(e)	Class H4: IPM Bank Holders Claims

Class H4 consists of all Bank Holders Claims against IPM.

(f)	Class H6: IPM General Unsecured Claims

Class H6 consists of all General Unsecured Claims against IPM.

(g)	Class H10: IPM Intercompany Claims

Class H10 consists of all Intercompany Claims against IPM.

(h)	Class H12: IPM Interests

Class H12 consists of all Interests in IPM.

[4]	Although IPM has not filed under Chapter 11 as of the date of the Plan, OCD reserves the right to initiate a prepackaged chapter 11 case on behalf of IPM prior to the Confirmation Hearing to be administratively consolidated with the pending Chapter 11 Cases, in the event OCD deems it necessary to do so in order to effectuate the terms of the Plan. The IPM classification and treatment provisions described herein are presently for illustrative purposes, and shall only apply in the event that IPM files for bankruptcy prior to the Confirmation Hearing.

2.10	Integrex (Classes I1 through I12)

(a)	Class I1: Integrex Other Priority Claims

Class I1 consists of all Other Priority Claims against Integrex.

(b)	Class I2-A: Integrex Other Secured Tax Claims

Class I2-A consists of all Other Secured Tax Claims against Integrex.

(c)	Class I2-B: Integrex Other Secured Claims

Class I2-B consists of all Other Secured Claims against Integrex.

(d)	Class I3: Integrex Convenience Claims

Class I3 consists of all Convenience Claims against Integrex.

(e)	Class I4: Integrex Bank Holders Claims

Class I4 consists of all Bank Holders Claims against Integrex.

(f)	Class I6: Integrex General Unsecured Claims

Class I6 consists of all General Unsecured Claims against Integrex.

(g)	Class I7: Integrex Asbestos Personal Injury Claims

Class I7 consists of all Integrex Asbestos Personal Injury Claims (if any).

(h)	Class I10: Integrex Intercompany Claims

Class I10 consists of all Intercompany Claims against Integrex.

(i)	Class I12: Integrex Interests

Class I12 consists of all Interests in Integrex.

2.11	CDC Corporation (Classes J1 through J12)

(a)	Class J1: CDC Other Priority Claims

Class J1 consists of all Other Priority Claims against CDC.

(b)	Class J2-A: CDC Other Secured Tax Claims

Class J2-A consists of all Other Secured Tax Claims against CDC.

(c)	Class J2-B: CDC Other Secured Claims

Class J2-B consists of all Other Secured Claims against CDC.

(d)	Class J3: CDC Convenience Claims

Class J3 consists of all Convenience Claims against CDC.

(e)	Class J6: CDC General Unsecured Claims

Class J6 consists of all General Unsecured Claims against CDC.

(f)	Class J10: CDC Intercompany Claims

Class J10 consists of all Intercompany Claims against CDC.

(g)	Class J12: CDC Interests

Class J12 consists of all Interests in CDC.

2.12	Owens Corning HT, Inc. (Classes K1 through K12)

(a)	Class K1: OCHT Other Priority Claims

Class K1 consists of all Other Priority Claims against OCHT.

(b)	Class K2-A: OCHT Other Secured Tax Claims

Class K2-A consists of all Other Secured Tax Claims against OCHT.

(c)	Class K2-B: OCHT Other Secured Claims

Class K2-B consists of all Other Secured Claims against OCHT.

(d)	Class K3: OCHT Convenience Claims

Class K3 consists of all Convenience Claims against OCHT.

(e)	Class K6: OCHT General Unsecured Claims

Class K6 consists of all General Unsecured Claims against OCHT.

(f)	Class K10: OCHT Intercompany Claims

Class K10 consists of all Intercompany Claims against OCHT.

(g)	Class K12: OCHT Interests

Class K12 consists of all Interests in OCHT.

2.13	Owens Corning Remodeling Systems, LLC (Classes L1 through L12)

(a)	Class L1: OC Remodeling Other Priority Claims

Class L1 consists of all Other Priority Claims against OC Remodeling.

(b)	Class L2-A: OC Remodeling Other Secured Tax Claims

Class L2-A consists of all Other Secured Tax Claims against OC Remodeling.

(c)	Class L2-B: OC Remodeling Other Secured Claims

Class L2-B consists of all Other Secured Claims against OC Remodeling.

(d)	Class L3: OC Remodeling Convenience Claims

Class L3 consists of all Convenience Claims against OC Remodeling.

(e)	Class L6: OC Remodeling General Unsecured Claims

Class L6 consists of all General Unsecured Claims against OC Remodeling.

(f)	Class L10: OC Remodeling Intercompany Claims

Class L10 consists of all Intercompany Claims against OC Remodeling.

(g)	Class L12: OC Remodeling Interests

Class L12 consists of all Interests in OC Remodeling.

2.14	Engineered Yarns America, Inc. (Classes M1 through M12)

(a)	Class M1: Engineered Yarns Other Priority Claims

Class M1 consists of all Other Priority Claims against Engineered Yarns.

(b)	Class M2-A: Engineered Yarns Other Secured Tax Claims

Class M2-A consists of all Other Secured Tax Claims against Engineered Yarns.

(c)	Class M2-B: Engineered Yarns Other Secured Claims

Class M2-B consists of all Other Secured Claims against Engineered Yarns.

(d)	Class M3: Engineered Yarns Convenience Claims

Class M3 consists of all Convenience Claims against Engineered Yarns.

(e)	Class M6: Engineered Yarns General Unsecured Claims

Class M6 consists of all General Unsecured Claims against Engineered Yarns.

(f)	Class M10: Engineered Yarns Intercompany Claims

Class M10 consists of all Intercompany Claims against Engineered Yarns.

(g)	Class M12: Engineered Yarns Interests

Class M12 consists of all Interests in Engineered Yarns.

2.15	Falcon Foam Corporation (Classes N1 through N12)

(a)	Class N1: Falcon Foam Other Priority Claims

Class N1 consists of all Other Priority Claims against Falcon Foam.

(b)	Class N2-A: Falcon Foam Other Secured Tax Claims

Class N2-A consists of all Other Secured Tax Claims against Falcon Foam.

(c)	Class N2-B: Falcon Foam Other Secured Claims

Class N2-B consists of all Other Secured Claims against Falcon Foam.

(d)	Class N3: Falcon Foam Convenience Claims

Class N3 consists of all Convenience Claims against Falcon Foam.

(e)	Class N6: Falcon Foam General Unsecured Claims

Class N6 consists of all General Unsecured Claims against Falcon Foam.

(f)	Class N10: Falcon Foam Intercompany Claims

Class N10 consists of all Intercompany Claims against Falcon Foam.

(g)	Class N12: Falcon Foam Interests

Class N12 consists of all Interests in Falcon Foam.

2.16	HOMExperts LLC (Classes O1 through O12)

(a)	Class O1: HOMExperts Other Priority Claims

Class O1 consists of all Other Priority Claims against HOMExperts.

(b)	Class O2-A: HOMExperts Other Secured Tax Claims

Class O2-A consists of all Other Secured Tax Claims against HOMExperts.

(c)	Class O2-B: HOMExperts Other Secured Claims

Class O2-B consists of all Other Secured Claims against HOMExperts.

(d)	Class O3: HOMExperts Convenience Claims

Class O3 consists of all Convenience Claims against HOMExperts.

(e)	Class O6: HOMExperts General Unsecured Claims

Class O6 consists of all General Unsecured Claims against HOMExperts.

(f)	Class O10: HOMExperts Intercompany Claims

Class O10 consists of all Intercompany Claims against HOMExperts.

(g)	Class O12: HOMExperts Interests

Class O12 consists of all Interests in HOMExperts.

2.17	Integrex Professional Services LLC (Classes P1 through P12)

(a)	Class P1: Professional Services Other Priority Claims

Class P1 consists of all Other Priority Claims against Professional Services.

(b)	Class P2-A: Professional Services Other Secured Tax Claims

Class P2-A consists of all Other Secured Tax Claims against Professional Services.

(c)	Class P2-B: Professional Services Other Secured Claims

Class P2-B consists of all Other Secured Claims against Professional Services.

(d)	Class P3: Professional Services Convenience Claims

Class P3 consists of all Convenience Claims against Professional Services.

(e)	Class P6: Professional Services General Unsecured Claims

Class P6 consists of all General Unsecured Claims against Professional Services.

(f)	Class P10: Professional Services Intercompany Claims

Class P10 consists of all Intercompany Claims against Professional Services.

(g)	Class P12: Professional Services Interests

Class P12 consists of all Interests in Professional Services.

2.18	Integrex Testing Systems LLC (Classes Q1 through Q12)

(a)	Class Q1: Testing Services Other Priority Claims

Class Q1 consists of all Other Priority Claims against Testing Services.

(b)	Class Q2-A: Testing Services Other Secured Tax Claims

Class Q2-A consists of all Other Secured Tax Claims against Testing Services.

(c)	Class Q2-B: Testing Services Other Secured Claims

Class Q2-B consists of all Other Secured Claims against Testing Services.

(d)	Class Q3: Testing Services Convenience Claims

Class Q3 consists of all Convenience Claims against Testing Services.

(e)	Class Q6: Testing Services General Unsecured Claims

Class Q6 consists of all General Unsecured Claims against Testing Services.

(f)	Class Q10: Testing Services Intercompany Claims

Class Q10 consists of all Intercompany Claims against Testing Services.

(g)	Class Q12: Testing Services Interests

Class Q12 consists of all Interests in Testing Services.

2.19	Integrex Supply Chain Solutions LLC (Classes R1 through R12)

(a)	Class R1: Supply Chain Solutions Other Priority Claims

Class R1 consists of all Other Priority Claims against Supply Chain Solutions.

(b)	Class R2-A: Supply Chain Solutions Other Secured Tax Claims

Class R2-A consists of all Other Secured Tax Claims against Supply Chain Solutions.

(c)	Class R2-B: Supply Chain Solutions Other Secured Claims

Class R2-B consists of all Other Secured Claims against Supply Chain Solutions.

(d)	Class R3: Supply Chain Solutions Convenience Claims

Class R3 consists of all Convenience Claims against Supply Chain Solutions.

(e)	Class R6: Supply Chain Solutions General Unsecured Claims

Class R6 consists of all General Unsecured Claims against Supply Chain Solutions.

(f)	Class R10: Supply Chain Solutions Intercompany Claims

Class R10 consists of all Intercompany Claims against Supply Chain Solutions.

(g)	Class R12: Supply Chain Solutions Interests

Class R12 consists of all Interests in Supply Chain Solutions.

2.20	Integrex Ventures LLC (Classes S1 through S12)

(a)	Class S1: Ventures Other Priority Claims

Class S1 consists of all Other Priority Claims against Ventures.

(b)	Class S2-A: Ventures Other Secured Tax Claims

Class S2-A consists of all Other Secured Tax Claims against Ventures.

(c)	Class S2-B: Ventures Other Secured Claims

Class S2-B consists of all Other Secured Claims against Ventures.

(d)	Class S3: Ventures Convenience Claims

Class S3 consists of all Convenience Claims against Ventures.

(e)	Class S6: Ventures General Unsecured Claims

Class S6 consists of all General Unsecured Claims against Ventures.

(f)	Class S10: Ventures Intercompany Claims

Class S10 consists of all Intercompany Claims against Ventures.

(g)	Class S12: Ventures Interests

Class S12 consists of all Interests in Ventures.

2.21	Jefferson Holdings, Inc. (Classes T1 through T12)

(a)	Class T1: Jefferson Holdings Other Priority Claims

Class T1 consists of all Other Priority Claims against Jefferson Holdings.

(b)	Class T2-A: Jefferson Holdings Other Secured Tax Claims

Class T2-A consists of all Other Secured Tax Claims against Jefferson Holdings.

(c)	Class T2-B: Jefferson Holdings Other Secured Claims

Class T2-B consists of all Other Secured Claims against Jefferson Holdings.

(d)	Class T3: Jefferson Holdings Convenience Claims

Class T3 consists of all Convenience Claims against Jefferson Holdings.

(e)	Class T6: Jefferson Holdings General Unsecured Claims

Class T6 consists of all General Unsecured Claims against Jefferson Holdings.

(f)	Class T10: Jefferson Holdings Intercompany Claims

Class T10 consists of all Intercompany Claims against Jefferson Holdings.

(g)	Class T12: Jefferson Holdings Interests

Class T12 consists of all Interests in Jefferson Holdings.

2.22	Owens-Corning Overseas Holdings, Inc. (Classes U1 through U12)

(a)	Class U1: OC Overseas Other Priority Claims

Class U1 consists of all Other Priority Claims against OC Overseas.

(b)	Class U2-A: OC Overseas Other Secured Tax Claims

Class U2-A consists of all Other Secured Tax Claims against OC Overseas.

(c)	Class U2-B: OC Overseas Other Secured Claims

Class U2-B consists of all Other Secured Claims against OC Overseas.

(d)	Class U3: OC Overseas Convenience Claims

Class U3 consists of all Convenience Claims against OC Overseas.

(e)	Class U6: OC Overseas General Unsecured Claims

Class U6 consists of all General Unsecured Claims against OC Overseas.

(f)	Class U10: OC Overseas Intercompany Claims

Class U10 consists of all Intercompany Claims against OC Overseas.

(g)	Class U12: OC Overseas Interests

Class U12 consists of all Interests in OC Overseas.

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

3.1	Unclassified Claims

(a)	DIP Facility Claims

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which a DIP Facility Claim becomes an Allowed DIP Facility Claim or (iii) the date on which a DIP Facility Claim becomes payable pursuant to any agreement between a Debtor and the holder of such DIP Facility Claim, each holder of an Allowed DIP Facility Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim (x) Cash equal to the unpaid portion of such Allowed DIP Facility Claim or (y) such other treatment as the applicable Debtor and such holder shall have agreed in writing. In addition, on or as soon as reasonably practicable after the Effective Date, letters of credit under the DIP Facility shall be refinanced under the Exit Facility.

(b)	Administrative Claims

Except as otherwise provided herein and subject to the requirements hereof, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which an Administrative Claim becomes an Allowed Administrative Claim or (iii) the date on which an Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Administrative Claim (a) Cash equal to the unpaid portion of such Allowed Administrative Claim or (b) such other treatment as the applicable Debtor and such holder shall have agreed in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

Holders of Administrative Claims based on liabilities incurred by the Debtors in the ordinary course of their businesses shall not be required to file or serve any request for payment of such Claims, as such liabilities shall be paid, performed or settled when due in accordance with the terms and conditions of the particular agreements governing such obligations.

(c)	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Initial Distribution Date or has agreed in writing to a different treatment, each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, at the sole discretion of the Debtors, (i) Cash equal to the amount of such Allowed Priority Tax Claim on the later of the Initial Distribution Date and the date such Priority Tax Claim becomes an Allowed Claim, or as soon thereafter as is practicable, (ii) deferred Cash payments, having a value as of the Effective Date equal to such Allowed Priority Tax Claim (based upon interest at a rate of 4% per annum), over a period not exceeding six (6) years after the assessment of the tax on which such Claim is based as the applicable Debtor and such holder shall have agreed in writing, or (iii) such other treatment as the applicable Debtor and such holder shall have agreed in writing.

3.2	Unimpaired Claims: Other Priority Claims (Classes A1 through U1), Other Secured Tax Claims (Classes A2-A through U2-A) and Other Secured Claims (A2-B through U2-B)

(a)	Classes A1 through U1: Other Priority Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or (iii) the date on which such Other Priority Claim becomes due and payable pursuant to any agreement between the Debtors and a holder of an Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Priority Claim (a) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (b) such other treatment as the Debtors and such holder shall have agreed in writing. All Allowed Other Priority Claims which are not by their terms due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

(ii)	Status

Other Priority Claims are Unimpaired. Holders of Other Priority Claims shall be deemed to have accepted the Plan, and accordingly are not entitled to vote to accept or reject the Plan.

(b)	Class A2-A through U2-A: Other Secured Tax Claims

(i)	Treatment

Except to the extent that a holder of an Allowed Other Secured Tax Claim has been paid by the Debtors prior to the Initial Distribution Date or has agreed in writing to a different treatment, each holder of an Allowed Other Secured Tax Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Secured Tax Claim, at the sole discretion of the Debtors, (i) Cash equal to the amount of such Allowed Other Secured Tax Claim, including any interest on such Allowed Other Secured Tax Claim required to be paid pursuant to Section 506(b) of the Bankruptcy Code, on the later of the Initial Distribution Date and the date such Other Secured Tax Claim becomes an Allowed Claim, or as soon thereafter as is practicable, (ii) deferred Cash payments, having a value as of the Effective Date equal to such Allowed Other Secured Tax Claim (based upon interest at a rate of 4% per annum), over a period not exceeding six (6) years after the assessment of the tax on which such Claim is based as the

Debtors and such holder shall have agreed in writing, or (iii) such other treatment as the Debtors and such holder shall have agreed in writing. The Debtors’ failure to object to any Other Secured Tax Claim in the Chapter 11 Cases shall be without prejudice to the rights of the Debtors or the Reorganized Debtors to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Claim. Nothing in the Plan or elsewhere shall preclude the Debtors or Reorganized Debtors from challenging the validity of any alleged Encumbrance on any asset of a Debtor or Reorganized Debtor or the value of any collateral.

Each holder of an Allowed Other Secured Tax Claim shall retain the Encumbrances (or replacement Encumbrances as may be contemplated under nonbankruptcy law) securing its Allowed Other Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Other Secured Tax Claim is made as provided in the Plan, and upon such full and final payment, such Encumbrances shall be deemed null and void and shall be unenforceable for all purposes.

(ii)	Status

Other Secured Tax Claims are Unimpaired. Holders of Other Secured Tax Claims shall be deemed to have accepted the Plan, and accordingly are not entitled to vote to accept or reject the Plan.

(c)	Class A2-B through U2-B: Other Secured Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim or (iii) the date on which such Other Secured Claim becomes due and payable pursuant to any agreement between a Debtor and the holder of an Allowed Other Secured Claim, each holder of an Allowed Other Secured Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Secured Claim, at the sole discretion of the Debtors, (a) Cash equal to the unpaid portion of such Allowed Other Secured Claim, (b) Reinstatement of the legal equitable and contractual rights of the holder of such Allowed Other Secured Claim, subject to the provisions of Article VII of the Plan, or (c) such other treatment as the Debtors and such holder shall have agreed in writing. The Debtors’ failure to object to any Other Secured Claim in the Chapter 11 Cases shall be without prejudice to the rights of the Debtors or the Reorganized Debtors to contest or otherwise defend against such Claim in the appropriate forum when and if such Claim is sought to be enforced by the holder of such Claim. Nothing in the Plan or elsewhere shall preclude the Debtors or Reorganized Debtors from challenging the validity of any alleged Encumbrance on any asset of a Debtor or the value of any collateral.

(ii)	Status

Other Secured Claims are Unimpaired. Holders of Other Secured Claims shall be deemed to have accepted the Plan, and accordingly are not entitled to vote to accept or reject the Plan.

3.3	OCD (Classes A3 through A12)

(a)	Class A3: OCD Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class A3 Claim becomes an Allowed Class A3 Claim, or (iii) the date on which such Class A3 Claim becomes due and payable pursuant to any agreement between OCD and a holder of a Class A3 Claim, each holder of an Allowed Class A3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class A3 Claim (a) Cash equal to the amount of such Allowed Class A3 Claim or (b) such other treatment as OCD and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class A6-A or A6-B that desires treatment of such Claim as a Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class A3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A3 shall be entitled to vote to accept or reject the Plan.

(b)	Class A4: OCD Bank Holders Claims

(i)	Allowance

The Class A4 Claims shall be Allowed in the amount of approximately $1.475 billion (excluding approximately $69 million of undrawn pre-petition letters of credit)5.

(ii)	Treatment

(A) If Class A4 is deemed Unimpaired, or if Class A4 is deemed Impaired and accepts the Plan, then, in full satisfaction, release and discharge of, and in exchange for their Allowed Claims against the various Debtors (including, without limitation, their Allowed Class A4 Claims), on or after the Effective Date, each holder of an Allowed Class A4 Claim shall receive

[5]	This estimate of Class A4 Claims represents the amount outstanding under the 1997 Credit Agreement as of the Petition Date, including certain amounts related to letters of credit drawn or expected to be drawn prior to the Effective Date, less the application of certain frozen funds. It does not include any amounts for post-petition interest or fees.

such holder’s Pro Rata share of Cash in an aggregate amount equal to the sum of the amount of the Allowed Class A4 Claims plus the Bank Default Interest and Fee Amount6;

(B) If Class A4 is deemed Impaired and rejects the Plan, then, in full satisfaction, release and discharge of, and in exchange for their Allowed Claims against the various Debtors (including, without limitation, their Allowed Class A4 Claims), on or after the Initial Distribution Date, each holder of an Allowed Class A4 Claim shall receive such holder’s Pro Rata share of Cash and cash pay Senior Notes (in form and substance satisfactory to the Debtors) in an aggregate amount as of the Effective Date as may be determined by the Court at or prior to the Confirmation Hearing pursuant to Section 12.1(j) of the Plan (on account of the Bank Holders’ Claims under the 1997 Credit Agreement as of the Petition Date and unpaid post-petition interest, fees and expenses, if any);

(C) As of the Effective Date, the undrawn pre-petition letters of credit shall be cancelled or replaced by new letters of credit under the Exit Facility; and

(D) As of the Effective Date but subject to the Debtors having made the Initial Bank Holders’ Distribution, if Class A4 is deemed Unimpaired, or if Class A4 is deemed Impaired and accepts the Plan, then the rights of any and all Bank Holders to pursue, and receive any benefits of, from or under, the pending appeal of the OCD Asbestos Personal Injury Estimation Order shall be deemed to have been waived and released under the Plan to the fullest extent permissible under applicable law.

(iii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class A4 is Unimpaired under the Plan).

(c)	Class A5: OCD Bondholders Claims

(i)	Allowance

The Class A5 Claims shall be estimated in the amount of approximately $1.389 billion, plus accrued but unpaid interest as of the Petition Date.7

[6]	For purposes of distribution, the Bank Holders Claims shall be deemed to have been satisfied (a) first, against OCD to the fullest extent permissible under applicable law (except as otherwise provided in this Plan) and (b) second, against the various Debtor guarantors and, if applicable, non-Debtor guarantors up to an amount against each such guarantor that would still allow the holders of allowed third-party claims (x) against each such Debtor guarantor to be paid in full, as set forth herein, and (y) to retain their respective rights against each such non-Debtor guarantor under applicable non-bankruptcy law.

[7]	This amount of Class A5 Claims represents the principal amount outstanding under the Pre-petition Bond Indentures as of the Petition Date based upon OCD’s books and records, and excludes any amounts for post-petition interest or fees. Approval of the Disclosure Statement or confirmation of the Plan is without prejudice to any rights of the Pre-petition Indenture Trustees to assert that a Claim under any Pre-petition Bond Indenture should be Allowed in an amount different from those based on OCD’s books and records. The allowance of any Claim in Class A5 is governed by Section 1.19 and Article IX of the Plan, and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

(ii)	Treatment

Initial Distribution.

(A) If Class A5 and Class A6-B accept the Plan, then:

(1) in full satisfaction, release and discharge of, and in exchange for, its Allowed Class A5 Claim, each holder of an Allowed Class A5 Claim who has complied with Section 8.8 of the Plan shall receive on, or as soon as reasonably practicable after, the later of the Initial Distribution Date or the date on which such Class A5 Claim becomes due and payable pursuant to any agreement between a Debtor and a holder of an Allowed Class A5 Claim, (i) such holder’s Pro Rata share of the product of (w) the Combined OCD Distribution Package and (x) the Class A5 Initial Distribution Percentage, and (ii) such holder’s Pro Rata share of the product of (y) the Combined OCD Supplemental Distribution Package and (z) a fraction, the numerator of which is the total amount of Allowed Claims in Class A5, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A5 and A6-B; and

(2) the claim arising under the Contribution Agreement shall be deemed to be an Allowed Intercompany Claim by OCD against Integrex in the amount of $833.3 million, and the distribution on account of such claim shall be made to OCD.

(B) If Class A5 or Class A6-B rejects the Plan, then:

(1) in full satisfaction, release and discharge of, and in exchange for, its Allowed Class A5 Claim, each holder of an Allowed Class A5 Claim who has complied with Section 8.8 of the Plan shall receive on, or as soon as reasonably practicable after, the later of the Initial Distribution Date or the date on which such Class A5 Claim becomes due and payable pursuant to any agreement between OCD and a holder of an Allowed Class A5 Claim, (i) such holder’s Pro Rata share of the product of (w) the Combined OCD Distribution Package and (x) the Class A5 Initial Distribution Percentage, and, subject to Section 3.3(c)(ii)(B)(3) below, (ii) such holder’s Pro Rata share of the product of (y) the Combined OCD Supplemental Distribution Package and (z) a fraction, the numerator of which is the total amount of Allowed Claims in Class A5, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A4, A5 and A6-B;

(2) the rights of holders of Asbestos Personal Injury Claims, the Asbestos Claimants’ Committee and the Future Claimants’ Representative to assert Integrex Asbestos Personal Injury Claims against Integrex shall be reserved; and

(3) the Asbestos Claimants’ Committee and the Future Claimants’ Representative shall have the right to seek a determination at the Confirmation Hearing that certain or all of the Class A11 Claims should be equitably subordinated or recharacterized.

Final Distribution.

(C) On or as soon as reasonably practicable after the Final Distribution Date, each holder of an Allowed Class A5 Claim shall receive its Pro Rata share of:

(1) (i) Cash in an amount equal to the Class A5 Final Distribution Percentage of the Excess Available Cash, (ii) shares of New OCD Common Stock in an aggregate number equal to the Class A5 Final Distribution Percentage of the Excess New OCD Common Stock, and (iii) Cash in an amount equal to the Class A5 Final Distribution Percentage of the Excess Litigation Trust Recoveries; and

(2) if Class A5 and Class A6-B accept the Plan, Cash, New OCD Common Stock and Litigation Trust Recoveries in an aggregate amount or number, in each case, equal to the product of (w) the Supplemental Excess Available Cash, the Supplemental Excess New OCD Common Stock, and the Supplemental Excess Litigation Trust Recoveries, respectively, and (x) a fraction, the numerator of which is the total amount of Allowed Claims in Class A5, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A5 and A6-B; or

(3) if Class A5 or Class A6-B rejects the Plan, Cash, New OCD Common Stock and Litigation Trust Recoveries in an aggregate amount or number, in each case, equal to the product of (w) the Supplemental Excess Available Cash, the Supplemental Excess New OCD Common Stock, and the Supplemental Excess Litigation Trust Recoveries, respectively, and (x) a fraction, the numerator of which is the total amount of Allowed Claims in Class A5, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A4, A5 and A6-B.

(D) As of the Effective Date, if Class A5 accepts the Plan, the rights of any and all members of Class A5 to pursue, and receive any benefits of, from or under, the pending appeal of the OCD Asbestos Personal Injury Estimation Order shall be deemed to have been waived and released under the Plan to the fullest extent permissible under applicable law.

(E) Holders of Class A5 Bondholder Claims may have their distributions under the Plan reduced to the extent that any of the Pre-petition Indenture Trustees exercises any applicable rights under the Pre-petition Bond Indentures to recover its Indenture Trustee Fees from the distributions to be paid to Holders of Class A5 Bondholder Claims under the Plan. Any payment of such costs or expenses shall commensurately reduce the recovery realized under the Plan by holders of Class A5 Bondholder Claims.

(iii)	Status

Class A5 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A5 shall be entitled to vote to accept or reject the Plan.

(d)	Class A6-A: OCD General Unsecured Claims

(i)	Allowance

The Class A6-A Claims shall be allowed or disallowed pursuant to the procedures for resolving disputed, contingent and unliquidated Claims set forth in Article IX below.

(ii)	Treatment

Initial Distribution.

(A) In full satisfaction, release and discharge of, and in exchange for, its Allowed Class A6-A Claim, each holder of an Allowed Class A6-A Claim shall receive on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class A6-A Claim becomes an Allowed Class A6-A Claim, or (iii) the date on which such Class A6-A Claim becomes due and payable pursuant to any agreement between a Debtor and a holder of a Class A6-A Claim, such holder’s Pro Rata share of the product of (x) the Class A6-A Initial Distribution Percentage and (y) the Combined OCD Distribution Package; provided, however, for the avoidance of doubt, that each holder of a Class A6-A Claim that becomes an Allowed Claim after the Effective Date shall receive (from the Disputed Distribution Reserve, as set forth in Section 9.4(c) hereof) the same distribution as such holder would have received had such Claim been an Allowed Claim as of the Effective Date.

Final Distribution.

(B) On or as soon as reasonably practicable after the Final Distribution Date, each holder of an Allowed Class A6-A Claim shall receive its Pro Rata share of (i) Cash in an amount equal to the Class A6-A Final Distribution Percentage of Excess Available Cash, (ii) shares of New OCD Common Stock in an aggregate number equal to the Class A6-A Final Distribution Percentage of the Excess New OCD Common Stock, and (iii) Cash in an amount equal to the Class A6-A Final Distribution Percentage of the Excess Litigation Trust Recoveries.

(C) As of the Effective Date, if Class A6-A accepts the Plan, the rights of any and all members of Class A6-A to pursue, and receive any benefits of, from or under, the pending appeal of the OCD Asbestos Personal Injury Estimation Order shall be deemed to have been waived and released under the Plan to the fullest extent permissible under applicable law.

(iii)	Status

Class A6-A Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A6-A shall be entitled to vote to accept or reject the Plan.

(e)	Class A6-B: OCD General Unsecured/Senior Indebtedness Claims

(i)	Allowance

The Class A6-B Claims shall be allowed or disallowed pursuant to the procedures for resolving disputed, contingent and unliquidated Claims set forth in Article IX below.

(ii)	Treatment

Initial Distribution.

(A) If Class A5 and Class A6-B accept the Plan, then:

(1) In full satisfaction, release and discharge of, and in exchange for, its Allowed Class A6-B Claim, each holder of an Allowed Class A6-B Claim shall receive on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class A6-B Claim becomes an Allowed Class A6-B Claim, or (iii) the date on which such Class A6-B Claim becomes due and payable pursuant to any agreement between a Debtor and a holder of an Allowed Class A6-B Claim, (i) such holder’s Pro Rata share of the product of (w) the Combined OCD Distribution Package and (x) the Class A6-B Initial Distribution Percentage, and (ii) such holder’s Pro Rata share of the product of (y) the Combined OCD Supplemental Distribution Package and (z) a fraction, the numerator of which is the total amount of Allowed Claims in Class A6-B, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A5 and A6-B; provided, however, for the avoidance of doubt, that each holder of a Class A6-B Claim that becomes an Allowed Claim after the Effective Date shall receive (from the Disputed Distribution Reserve, as set forth in Section 9.4(c) hereof) the same distribution as such holder would have received had such Claim been an Allowed Claim as of the Effective Date; and

(2) the claim arising under the Contribution Agreement shall be deemed to be an Allowed Intercompany Claim by OCD against Integrex in the amount of $833.3 million, and the distribution on account of such claim shall be made to OCD.

(B) If Class A5 or Class A6-B rejects the Plan, then:

(1) in full satisfaction, release and discharge of, and in exchange for, its Allowed Class A6-B Claim, each holder of an Allowed Class A6-B Claim shall receive on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class A6-B Claim becomes an Allowed Class A6-B Claim, or (iii) the date on which such Class A6-B Claim becomes due and payable pursuant to any agreement between a Debtor and a holder of a Class A6-B Claim, (i) such holder’s Pro Rata share of the product of (w) the Combined OCD Distribution Package and (x) the Class A6-B Initial Distribution Percentage, and, subject to Section 3.3(e)(ii)(B)(3) below, (ii) such holder’s Pro Rata share of the product of (y) the Combined OCD Supplemental Distribution Package and (z) a fraction, the numerator of which is the total amount of Allowed Claims in Class A6-B, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A4, A5 and A6-B;

(2) the rights of holders of Asbestos Personal Injury Claims, the Asbestos Claimants’ Committee and the Future Claimants’ Representative to assert Integrex Asbestos Personal Injury Claims against Integrex shall be reserved; and

(3) the Asbestos Claimants’ Committee and the Future Claimants’ Representative shall have the right to seek a determination at the Confirmation Hearing that certain or all of the Class A11 Claims should be equitably subordinated or recharacterized.

Final Distribution.

(C) On or as soon as reasonably practicable after the Final Distribution Date, each holder of an Allowed Class A6-B Claim shall receive its Pro Rata share of:

(1) (i) Cash in an amount equal to the Class A6-B Final Distribution Percentage of the Excess Available Cash, (ii) shares of New OCD Common Stock in an aggregate number equal to the Class A6-B Final Distribution Percentage of the Excess New OCD Common Stock, and (iii) Cash in an amount equal to the Class A6-B Final Distribution Percentage of the Excess Litigation Trust Recoveries; and

(2) if Class A5 and Class A6-B accept the Plan, Cash, New OCD Common Stock and Litigation Trust Recoveries in an aggregate amount or number, in each case, equal to the product of (w) the Supplemental Excess Available Cash, the Supplemental Excess New OCD Common Stock, and the Supplemental Excess Litigation Trust Recoveries, respectively, and (x) a fraction, the numerator of which is the total amount of Allowed Claims in Class A6-B, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A5 and A6-B; or

(3) if Class A5 or Class A6-B rejects the Plan, Cash, New OCD Common Stock and Litigation Trust Recoveries in an aggregate amount or number, in each case, equal to the product of (w) the Supplemental Excess Available Cash, the Supplemental Excess New OCD Common Stock, and the Supplemental Excess Litigation Trust Recoveries, respectively, and (x) a fraction, the numerator of which is the total amount of Allowed Claims in Class A6-B, and the denominator of which is the aggregate amount of all Allowed Claims in Classes A4, A5 and A6-B.

(D) As of the Effective Date, if Class A6-B accepts the Plan, the rights of any and all members of Class A6-B to pursue, and receive any benefits of, from or under, the pending appeal of the OCD Asbestos Personal Injury Estimation Order shall be deemed to have been waived and released under the Plan to the fullest extent permissible under applicable law.

(iii)	Status

Class A6-B Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A6-B shall be entitled to vote to accept or reject the Plan.

(f)	Class A7: OC Asbestos Personal Injury Claims

(i)	Estimated Amount

Solely for purposes of the Plan (but not for Allowance or distribution purposes), the Class A7 Claims shall be estimated at the Class A7 Aggregate Amount.

(ii)	Treatment

ALL OC ASBESTOS PERSONAL INJURY CLAIMS SHALL BE CHANNELED TO THE ASBESTOS PERSONAL INJURY TRUST, AND SHALL BE PROCESSED, LIQUIDATED AND PAID PURSUANT TO THE TERMS AND PROVISIONS OF THE ASBESTOS PERSONAL INJURY TRUST DISTRIBUTION PROCEDURES AND THE ASBESTOS PERSONAL INJURY TRUST AGREEMENT. THE ASBESTOS PERSONAL INJURY TRUST SHALL BE FUNDED IN THE MANNER DESCRIBED BELOW. THE SOLE RECOURSE OF THE HOLDER OF AN OC ASBESTOS PERSONAL INJURY CLAIM SHALL BE THE ASBESTOS PERSONAL INJURY TRUST, AND SUCH HOLDER SHALL HAVE NO RIGHT WHATSOEVER AT ANY TIME TO ASSERT ITS CLAIM OR DEMAND AGAINST ANY DEBTOR, REORGANIZED DEBTOR OR PROTECTED PARTY. WITHOUT LIMITING THE FOREGOING, ON THE EFFECTIVE DATE, ALL PERSONS SHALL BE PERMANENTLY AND FOREVER STAYED, RESTRAINED, AND ENJOINED FROM TAKING ANY ENJOINED ACTIONS FOR THE PURPOSE OF, DIRECTLY OR INDIRECTLY, COLLECTING, RECOVERING, OR RECEIVING PAYMENT OF, ON, OR WITH RESPECT TO ANY OC ASBESTOS PERSONAL INJURY CLAIM (OTHER THAN ACTIONS BROUGHT TO ENFORCE ANY RIGHT OR OBLIGATION UNDER THE PLAN, ANY EXHIBITS TO THE PLAN, OR ANY OTHER AGREEMENT OR INSTRUMENT BETWEEN THE DEBTORS OR REORGANIZED DEBTORS AND THE ASBESTOS PERSONAL INJURY TRUST, WHICH ACTIONS SHALL BE IN CONFORMITY AND COMPLIANCE WITH THE PROVISIONS HEREOF).

Nothing contained in this Section 3.3(f) shall constitute or be deemed a waiver of any claim, right, or cause of action that the Debtors, the Reorganized Debtors or the Asbestos Personal Injury Trust may have against any Person in connection with or arising out of a Class A7 Claim, and the injunction shall not apply to the assertion of any such claim, right, or cause of action by the Debtors, the Reorganized Debtors, the Asbestos Personal Injury Trust, or the Litigation Trust.

(iii)	Funding of the OC Sub-Account

On the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account: (i) the OC Asbestos Personal Injury Liability Insurance Assets; (ii) the OCD Insurance Escrow; and (iii) the right to receive settlement payments due under the AIG Settlement Agreement and the Affiliated FM Settlement Agreement as provided for therein. Additionally, the Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account the portion of the Combined OCD

Distribution Package equal to the product of (x) the Class A7 Initial Distribution Percentage and (y) the Combined OCD Distribution Package; provided, however, that the Reorganized Debtors shall transfer the Cash portion of such amount to the OC Sub-Account on the Effective Date and the New OCD Common Stock portion of such amount to the OC Sub-Account on the Initial Distribution Date, or as soon as practicable thereafter, provided that, notwithstanding the date on which any distribution of New OCD Common Stock is actually made to the Asbestos Personal Injury Trust, the Asbestos Personal Injury Trust shall be deemed to have the rights and benefits of a holder of such New OCD Common Stock as if it were distributed as of the Effective Date; provided further, however, that on and immediately after the Effective Date, the Asbestos Personal Injury Trust shall own, or by the exercise of rights shall be entitled to own if specified contingencies occur, no less than 50.1% of the New OCD Common Stock.

On or as soon as reasonably practicable after the Final Distribution Date, the Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account the following: (i) Cash in an amount equal to the Class A7 Final Distribution Percentage of Excess Available Cash, (ii) shares of New OCD Common Stock in an aggregate number equal to the Class A7 Final Distribution Percentage of the Excess New OCD Common Stock, and (iii) Cash in an amount equal to the Class A7 Final Distribution Percentage of the Excess Litigation Trust Recoveries.

(iv)	Status

Class A7 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A7 shall be entitled to vote to accept or reject the Plan.

(g)	Class A10: OCD Intercompany Claims

(i)	Allowance

All material issues regarding Class A10 Claims that are not resolved among the Plan Proponents or otherwise prior to the Confirmation Hearing, shall be determined by the Court at the Confirmation Hearing.

(ii)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class A10 Claim, on, or as soon as reasonably practicable after, the Initial Distribution Date, each holder of an Allowed Class A10 Claim shall be credited with value equal to such holder’s Pro Rata share of the Class A10 Distribution Amount.

(iii)	Status

Class A10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A10 shall be entitled to vote to accept or reject the Plan.

(h)	Class A11: OCD Subordinated Claims

(i)	Allowance

Subject to Sections 3.3(c)(ii)(B)(3) and 3.3(e)(ii)(B)(3) above, the Class A11 Claims related to the MIPS Claims and Interests and the OCFBV Class A11 Claim shall be Allowed in the amounts of approximately $253.2 million and $23.3 million, respectively. All material issues regarding any other asserted Class A11 Claims that are not resolved among the Plan Proponents or otherwise prior to the Confirmation Hearing (including any issues regarding the distributions on account of such asserted Class A11 Claims) shall be determined by the Court at the Confirmation Hearing.

(ii)	Treatment

(A) Subject to Sections 3.3(c)(ii)(B)(3) and 3.3(e)(ii)(B)(3) above, the distributions which otherwise would have been made to holders of Allowed Claims in Class A11 had such Claims not been subordinated in accordance with the applicable agreements or instruments subordinating such Claims shall be paid or issued to the holders of Allowed Claims in Classes A4, A5 and/or A6-B in accordance with the distribution procedures for such Classes in Sections 3.3(b)(ii), 3.3(c)(ii) and 3.3(e)(ii), respectively.

(B) As of the Effective Date, if Class A11 accepts the Plan, the rights of any and all members of Class A11 to pursue, and receive any benefits of, from or under, the pending appeal of the OCD Asbestos Personal Injury Estimation Order shall be deemed to have been waived and released under the Plan to the fullest extent permissible under applicable law.

(iii)	Status

Class A11 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class A11 shall be entitled to vote to accept or reject the Plan.

(i)	Class A12: OCD Interests

(i)	Treatment

On the Effective Date, all of the Class A12 Interests outstanding as of the Effective Date shall be deemed cancelled and extinguished. No holder thereof shall be entitled to, or shall receive or retain, any property or interest in property on account of such Class A12 Interests.

(ii)	Status

Class A12 Interests are Impaired. The holders of the Interests in Class A12 are deemed to have rejected the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

3.4	Fibreboard (Classes B1 through B12)

(a)	Class B3: Fibreboard Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class B3 Claim becomes an Allowed Class B3 Claim, or (iii) the date on which such Class B3 Claim becomes due and payable pursuant to any agreement between Fibreboard and a holder of a Class B3 Claim, each holder of an Allowed Class B3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class B3 Claim (a) Cash equal to the amount of such Allowed Class B3 Claim or (b) such other treatment as Fibreboard and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class B6 or Class B9 that desires treatment of such Claim as a Fibreboard Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class B3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class B3 shall be entitled to vote to accept or reject the Plan.

(b)	Class B4: Fibreboard Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class B4 Claim, each holder of an Allowed Class B4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in Fibreboard, an amount equal to the Class B4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class B4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class B4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class B4 is Unimpaired under the Plan).

(c)	Class B6: Fibreboard General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class B6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class B6 Claim becomes an Allowed Class B6 Claim, and (iii) the date on which such Class B6 Claim becomes due and payable pursuant to any agreement between Fibreboard and a holder of a Class B6 Claim, each holder of an Allowed Class B6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class B6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class B6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class B6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class B6 shall be entitled to vote to accept or reject the Plan.

(d)	Class B8: FB Asbestos Personal Injury Claims

(i)	Estimated Amount

Solely for purposes of the Plan (but not for Allowance or distribution purposes), the Class B8 Claims shall be estimated at the Class B8 Aggregate Amount.

(ii)	Treatment

ALL FB ASBESTOS PERSONAL INJURY CLAIMS SHALL BE CHANNELED TO THE ASBESTOS PERSONAL INJURY TRUST, AND SHALL BE PROCESSED, LIQUIDATED AND PAID PURSUANT TO THE TERMS AND PROVISIONS OF THE ASBESTOS PERSONAL INJURY TRUST DISTRIBUTION PROCEDURES AND THE ASBESTOS PERSONAL INJURY TRUST AGREEMENT. THE ASBESTOS PERSONAL INJURY TRUST SHALL BE FUNDED IN THE MANNER DESCRIBED BELOW. THE SOLE RECOURSE OF THE HOLDER OF AN FB ASBESTOS PERSONAL INJURY CLAIM SHALL BE THE ASBESTOS PERSONAL INJURY TRUST AND SUCH HOLDER SHALL HAVE NO RIGHT WHATSOEVER AT ANY TIME TO ASSERT ITS CLAIM OR DEMAND AGAINST ANY DEBTOR, REORGANIZED DEBTOR OR PROTECTED PARTY. WITHOUT LIMITING THE FOREGOING, ON THE EFFECTIVE DATE, ALL PERSONS SHALL BE PERMANENTLY AND FOREVER STAYED, RESTRAINED, AND ENJOINED FROM TAKING ANY ENJOINED ACTIONS FOR THE PURPOSE OF, DIRECTLY OR INDIRECTLY, COLLECTING, RECOVERING, OR RECEIVING PAYMENT OF, ON, OR WITH RESPECT TO ANY FB ASBESTOS PERSONAL INJURY CLAIM (OTHER THAN ACTIONS BROUGHT TO ENFORCE ANY RIGHT OR OBLIGATION UNDER THE PLAN, ANY EXHIBITS TO THE PLAN, OR ANY OTHER AGREEMENT OR

INSTRUMENT BETWEEN THE DEBTORS OR REORGANIZED DEBTORS AND THE ASBESTOS PERSONAL INJURY TRUST, WHICH ACTIONS SHALL BE IN CONFORMITY AND COMPLIANCE WITH THE PROVISIONS HEREOF).

Nothing contained in this Section 3.4(d) shall constitute or be deemed a waiver of any claim, right, or cause of action that the Debtors, the Reorganized Debtors or the Asbestos Personal Injury Trust may have against any Person in connection with or arising out of a Class B8 Claim, and the injunction shall not apply to the assertion of any such claim, right, or cause of action by the Debtors, the Reorganized Debtors, the Asbestos Personal Injury Trust, or the Litigation Trust.

(iii)	Funding of the FB Sub-Account

On the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the FB Sub-Account the following: (i) the FB Reversions; (ii) the Committed Claims Account; and (iii) the FB Sub-Account Settlement Payment.

The Reorganized Debtors will, or will use all commercially reasonable efforts to, cause the trustee of the Fibreboard Insurance Settlement Trust to irrevocably transfer and assign (i) the Existing Fibreboard Insurance Settlement Trust Assets, and (ii) any and all of the Fibreboard Insurance Settlement Trust’s rights in the FB Reversions, to the Asbestos Personal Injury Trust, for allocation to the FB Sub-Account, on the Effective Date or as soon as practicable thereafter.

The Reorganized Debtors will also execute and deliver, or will use all commercially reasonable efforts to cause the trustee of the Fibreboard Insurance Settlement Trust to execute and deliver, to the Asbestos Personal Injury Trust such documents as the Asbestos Personal Injury Trustees reasonably request in connection with the transfer and assignment of the Existing Fibreboard Insurance Settlement Trust Assets and the FB Reversions.

(iv)	Status

Class B8 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class B8 shall be entitled to vote to accept or reject the Plan.

(e)	Class B9: FB Asbestos Property Damage Claims

(i)	Treatment

ALL CLASS B9 CLAIMS SHALL BE CHANNELED TO FB ASBESTOS PROPERTY DAMAGE TRUST, AND SHALL BE PROCESSED, LIQUIDATED AND PAID PURSUANT TO THE TERMS AND PROVISIONS OF THE FB ASBESTOS PROPERTY DAMAGE TRUST AGREEMENT AND THE FB ASBESTOS PROPERTY DAMAGE TRUST DISTRIBUTION PROCEDURES. THE FB ASBESTOS PROPERTY DAMAGE TRUST SHALL BE FUNDED IN THE MANNER DESCRIBED BELOW. THE SOLE RECOURSE OF THE HOLDER OF AN ALLOWED CLASS B9 CLAIM SHALL BE THE FB ASBESTOS PROPERTY DAMAGE TRUST, AND SUCH HOLDER

SHALL HAVE NO RIGHT WHATSOEVER AT ANY TIME TO ASSERT ITS CLASS B9 CLAIM AGAINST ANY REORGANIZED DEBTOR, FB PERSON, OR ANY OF THEIR RESPECTIVE RELATED PERSONS. WITHOUT LIMITING THE FOREGOING, ON THE EFFECTIVE DATE, ALL PERSONS SHALL BE PERMANENTLY AND FOREVER STAYED, RESTRAINED, AND ENJOINED FROM TAKING ANY ENJOINED ACTIONS FOR THE PURPOSE OF, DIRECTLY OR INDIRECTLY, COLLECTING, RECOVERING, OR RECEIVING PAYMENT OF, ON, OR WITH RESPECT TO ANY FB ASBESTOS PROPERTY DAMAGE CLAIMS (OTHER THAN ACTIONS BROUGHT TO ENFORCE ANY RIGHT OR OBLIGATION UNDER THE PLAN, ANY EXHIBITS TO THE PLAN, OR ANY OTHER AGREEMENT OR INSTRUMENT BETWEEN THE DEBTORS OR REORGANIZED DEBTORS AND THE FB ASBESTOS PROPERTY DAMAGE TRUST, WHICH ACTIONS SHALL BE IN CONFORMITY AND COMPLIANCE WITH THE PROVISIONS HEREOF).

Nothing contained in this Section 3.4(e) shall constitute or be deemed a waiver of any claim, right, or cause of action that the Debtors, the Reorganized Debtors or the FB Asbestos Property Damage Trust may have against any Person in connection with or arising out of a Class B9 Claim, and the injunction shall not apply to the assertion of any such claim, right, or cause of action by the Debtors, the Reorganized Debtors, the FB Asbestos Property Damage Trust, or the Litigation Trust.

(ii)	Funding of the FB Asbestos Property Damage Trust

On the later of the Effective Date and the date by which the FB Asbestos Property Damage Trustee has executed the FB Asbestos Property Damage Trust Agreement, or as soon as practicable thereafter, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, the FB Asbestos Property Damage Insurance Assets to the FB Asbestos Property Damage Trust.

(iii)	Status

Class B9 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class B9 shall be entitled to vote to accept or reject the Plan.

(f)	Class B10: Fibreboard Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class B10 Claim, each holder of an Allowed Class B10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class B10 Claim (excluding post-petition interest).

(ii)	Status

Class B10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class B10 shall be entitled to vote to accept or reject the Plan.

(g)	Class B12: Fibreboard Interests

(i)	Treatment

Each holder of an Allowed Interest in Class B12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class B12 is Unimpaired and holders of Class B12 Interests are thus not entitled to vote to accept or reject the Plan.

3.5	ESI (Classes C1 through C12)

(a)	Class C3: ESI Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class C3 Claim becomes an Allowed Class C3 Claim, or (iii) the date on which such Class C3 Claim becomes due and payable pursuant to any agreement between ESI and a holder of a Class C3 Claim, each holder of an Allowed Class C3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class C3 Claim (a) Cash equal to the amount of such Allowed Class C3 Claim or (b) such other treatment as ESI and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class C6 that desires treatment of such Claim as an ESI Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class C3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class C3 shall be entitled to vote to accept or reject the Plan.

(b)	Class C4: ESI Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class C4 Claim, each holder of an Allowed Class C4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in ESI, an amount equal to the Class C4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class C4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class C4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class C4 is Unimpaired under the Plan).

(c)	Class C6: ESI General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class C6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class C6 Claim becomes an Allowed Class C6 Claim, and (iii) the date on which such Class C6 Claim becomes due and payable pursuant to any agreement between ESI and a holder of a Class C6 Claim, each holder of an Allowed Class C6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class C6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class C6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class C6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class C6 shall be entitled to vote to accept or reject the Plan.

(d)	Class C10: ESI Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class C10 Claim, each holder of an Allowed Class C10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class C10 Claim (excluding post-petition interest).

(ii)	Status

Class C10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class C10 shall be entitled to vote to accept or reject the Plan.

(e)	Class C12: ESI Interests

(i)	Treatment

Each holder of an Allowed Interest in Class C12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class C12 is Unimpaired and holders of Class C12 Interests are thus not entitled to vote to accept or reject the Plan.

3.6	Vytec (Classes D1 through D12)

(a)	Class D3: Vytec Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class D3 Claim becomes an Allowed Class D3 Claim, or (iii) the date on which such Class D3 Claim becomes due and payable pursuant to any agreement between Vytec and a holder of a Class D3 Claim, each holder of an Allowed Class D3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class D3 Claim (a) Cash equal to the amount of such Allowed Class D3 Claim or (b) such other treatment as Vytec and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class D6 that desires treatment of such Claim as an Vytec Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class D3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class D3 shall be entitled to vote to accept or reject the Plan.

(b)	Class D4: Vytec Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class D4 Claim, each holder of an Allowed Class D4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in Vytec, an amount equal to the Class D4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class D4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class D4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class D4 is Unimpaired under the Plan).

(c)	Class D6: Vytec General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class D6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class D6 Claim becomes an Allowed Class D6 Claim, and (iii) the date on which such Class D6 Claim becomes due and payable pursuant to any agreement between Vytec and a holder of a Class D6 Claim, each holder of an Allowed Class D6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class D6 Claim (excluding post-petition interest) in the Standard Combination8; provided, however, that distributions with respect to Class D6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class D6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class D6 shall be entitled to vote to accept or reject the Plan.

[8]	In the event that Vytec files a Chapter 11 case prior to the Confirmation Hearing, the Debtors and Vytec reserve the right, to the extent the Debtors and Vytec then deem appropriate, to file a motion as promptly after Vytec’s petition date as practicable seeking the payment of any outstanding pre-petition amounts owing to Vytec’s critical trade vendors.

(d)	Class D10: Vytec Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class D10 Claim, each holder of an Allowed Class D10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class D10 Claim (excluding post-petition interest).

(ii)	Status

Class D10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class D10 shall be entitled to vote to accept or reject the Plan.

(e)	Class D12: Vytec Interests

(i)	Treatment

Each holder of an Allowed Interest in Class D12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class D12 is Unimpaired and holders of Class D12 Interests are thus not entitled to vote to accept or reject the Plan.

3.7	Soltech (Classes E1 through E12)

(a)	Class E3: Soltech Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class E3 Claim becomes an Allowed Class E3 Claim, or (iii) the date on which such Class E3 Claim becomes due and payable pursuant to any agreement between Soltech and a holder of a Class E3 Claim, each holder of an Allowed Class E3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class E3 Claim (a) Cash equal to the amount of such Allowed Class E3 Claim or (b) such other treatment as Soltech and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class E6 that desires treatment of such Claim as a Soltech Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class E3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class E3 shall be entitled to vote to accept or reject the Plan.

(b)	Class E4: Soltech Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class E4 Claim, each holder of an Allowed Class E4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in Soltech, an amount equal to the Class E4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class E4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class E4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class E4 is Unimpaired under the Plan).

(c)	Class E6: Soltech General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class E6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class E6 Claim becomes an Allowed Class E6 Claim, and (iii) the date on which such Class E6 Claim becomes due and payable pursuant to any agreement between Soltech and a holder of a Class E6 Claim, each holder of an Allowed Class E6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class E6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class E6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class E6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class E6 shall be entitled to vote to accept or reject the Plan.

(d)	Class E10: Soltech Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class E10 Claim, each holder of an Allowed Class E10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class E10 Claim (excluding post-petition interest)

(ii)	Status

Class E10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class E10 shall be entitled to vote to accept or reject the Plan.

(e)	Class E12: Soltech Interests

(i)	Treatment

Each holder of an Allowed Interest in Class E12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class E12 is Unimpaired and holders of Class E12 Interests are thus not entitled to vote to accept or reject the Plan.

3.8	OCFT (Classes F1 through F12)

(a)	Class F3: OCFT Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class F3 Claim becomes an Allowed Class F3 Claim, or (iii) the date on which such Class F3 Claim becomes due and payable pursuant to any agreement between OCFT and a holder of a Class F3 Claim, each holder of an Allowed Class F3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class F3 Claim (a) Cash equal to the amount of such Allowed Class F3 Claim or (b) such other treatment as OCFT and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class F6 that desires treatment of such Claim as an OCFT Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class F3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class F3 shall be entitled to vote to accept or reject the Plan.

(b)	Class F4: OCFT Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class F4 Claim, each holder of an Allowed Class F4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in OCFT, an amount equal to the Class F4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class F4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class F4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class F4 is Unimpaired under the Plan).

(c)	Class F6: OCFT General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class F6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class F6 Claim becomes an Allowed Class F6 Claim, and (iii) the date on which such Class F6 Claim becomes due and payable pursuant to any agreement between OCFT and a holder of a Class F6 Claim, each holder of an Allowed Class F6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class F6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class F6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class F6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class F6 shall be entitled to vote to accept or reject the Plan.

(d)	Class F10: OCFT Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class F10 Claim, each holder of an Allowed Class F10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class F10 Claim (excluding post-petition interest).

(ii)	Status

Class F10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class F10 shall be entitled to vote to accept or reject the Plan.

(e)	Class F12: OCFT Interests

(i)	Treatment

Each holder of an Allowed Interest in Class F12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class F12 is Unimpaired and holders of Class F12 Interests are thus not entitled to vote to accept or reject the Plan.

3.9	OC Sweden (Classes G1 through G12)

(a)	Class G3: OC Sweden Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class G3 Claim becomes an Allowed Class G3 Claim, or (iii) the date on which such Class G3 Claim becomes due and payable pursuant to any agreement between OC Sweden and a holder of a Class G3 Claim, each holder of an Allowed Class G3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class G3 Claim (a) Cash equal to the amount of such Allowed Class G3 Claim or (b) such other treatment as OC Sweden and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class G6 that desires treatment of such Claim as an OC Sweden Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class G3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class G3 shall be entitled to vote to accept or reject the Plan.

(b)	Class G4: OC Sweden Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class G4 Claim, each holder of an Allowed Class G4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in OC Sweden, an amount equal to the Class G4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class G4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class G4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class G4 is Unimpaired under the Plan).

(c)	Class G6: OC Sweden General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class G6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class G6 Claim becomes an Allowed Class G6 Claim, and (iii) the date on which such Class G6 Claim becomes due and payable pursuant to any agreement between OC Sweden and a holder of a Class G6 Claim, each holder of an Allowed Class G6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class G6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class G6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class G6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class G6 shall be entitled to vote to accept or reject the Plan.

(d)	Class G10: OC Sweden Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class G10 Claim, each holder of an Allowed Class G10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class G10 Claim (excluding post-petition interest).

(ii)	Status

Class G10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class G10 shall be entitled to vote to accept or reject the Plan.

(e)	Class G12: OC Sweden Interests

(i)	Treatment

Each holder of an Allowed Interest in Class G12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class G12 is Unimpaired and holders of Class G12 Interests are thus not entitled to vote to accept or reject the Plan.

3.10	IPM (Classes H1 through H12)

(a)	Class H3: IPM Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class H3 Claim becomes an Allowed Class H3 Claim, or (iii) the date on which such Class H3 Claim becomes due and payable pursuant to any agreement between IPM and a holder of a Class H3 Claim, each holder of an Allowed Class H3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class H3 Claim (a) Cash equal to the amount of such Allowed Class H3 Claim or (b) such other treatment as IPM and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class H6 that desires treatment of such Claim as an IPM Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class H3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class H3 shall be entitled to vote to accept or reject the Plan.

(b)	Class H4: IPM Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class H4 Claim, each holder of an Allowed Class H4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in IPM, an amount equal to the Class H4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class H4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class H4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class H4 is Unimpaired under the Plan).

(c)	Class H6: IPM General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class H6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class H6 Claim becomes an Allowed Class H6 Claim, and (iii) the date on which such Class H6 Claim becomes due and payable pursuant to any agreement between IPM and a holder of a Class H6 Claim, each holder of an Allowed Class H6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class H6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class H6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class H6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class H6 shall be entitled to vote to accept or reject the Plan.

(iii)	Status

Class H6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class H6 shall be entitled to vote to accept or reject the Plan.

(d)	Class H10: IPM Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class H10 Claim, each holder of an Allowed Class H10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class H10 Claim (excluding post-petition interest).

(ii)	Status

Class H10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class H10 shall be entitled to vote to accept or reject the Plan.

(e)	Class H12: IPM Interests

(i)	Treatment

Each holder of an Allowed Interest in Class H12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class H12 is Unimpaired and holders of Class H12 Interests are thus not entitled to vote to accept or reject the Plan.

3.11	Integrex (Classes I1 through I12)

(a)	Class I3: Integrex Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class I3 Claim becomes an Allowed Class I3 Claim, or (iii) the date on which such Class I3 Claim becomes due and payable pursuant to any agreement between Integrex and a holder of a Class I3 Claim, each holder of an Allowed Class I3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class I3 Claim (a) Cash equal to the amount of such Allowed Class I3 Claim or (b) such other treatment as Integrex and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class I6 that desires treatment of such Claim as an Integrex Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class I3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class I3 shall be entitled to vote to accept or reject the Plan.

(b)	Class I4: Integrex Bank Holders Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class I4 Claim, each holder of an Allowed Class I4 Claim shall receive the treatment set forth in Section 3.3(b)(ii) above; provided, however, that, solely for purposes of calculating distributions to other holders of Claims against and Interests in Integrex, an amount equal to the Class I4 Distribution Amount shall be, and shall be deemed to be, distributable to the Bank Holders on the Initial Distribution Date on account of their Allowed Class I4 Claims.

(ii)	Status

To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class I4 shall be entitled to vote to accept or reject the Plan (consistent with the Voting Procedures, the Debtors take the position that Class I4 is Unimpaired under the Plan).

(c)	Class I6: Integrex General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class I6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class I6 Claim becomes an Allowed Class I6 Claim, and (iii) the date on which such Class I6 Claim becomes due and payable pursuant to any agreement between Integrex and a holder of a Class I6 Claim, each holder of an Allowed Class I6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class I6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class I6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class I6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class I6 shall be entitled to vote to accept or reject the Plan.

(d)	Class I7: Integrex Asbestos Personal Injury Claims

(i)	Treatment

In the event that Class A5 or Class A6-B rejects the Plan and the Bankruptcy Court determines that holders of Class I7 Claims have Allowed Claims against Integrex under the Contribution Agreement or on account of any related successor liability, veil-piercing or related claims, then on the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account Cash and New OCD Common Stock (if any) with an aggregate value as of the Effective Date equal to the amount of such Allowed Class I7 Claim (if any) in the Standard Combination.

(ii)	Status

Class I7 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class I7 shall be entitled to vote to accept or reject the Plan.

(e)	Class I10: Integrex Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class I10 Claim, each holder of an Allowed Class I10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class I10 Claim (excluding post-petition interest).

(ii)	Status

Class I10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class I10 shall be entitled to vote to accept or reject the Plan.

(f)	Class I12: Integrex Interests

(i)	Treatment

On the Effective Date, all of the Class I12 Interests outstanding as of the Effective Date shall be deemed cancelled and extinguished. No holder thereof shall be entitled to, or shall receive or retain, any property or interest in property on account of such Class I12 Interests.

(ii)	Status

Class I12 Interests are Impaired. The holders of the Interests in Class I12 are deemed to have rejected the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

3.12	CDC (Classes J1 through J12)

(a)	Class J3: CDC Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class J3 Claim becomes an Allowed Class J3 Claim, or (iii) the date on which such Class J3 Claim becomes due and payable pursuant to any agreement between CDC and a holder of a Class J3 Claim, each holder of an Allowed Class J3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class J3 Claim (a) Cash equal to the amount of such Allowed Class J3 Claim or (b) such other treatment as CDC and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class J6 that desires treatment of such Claim as a CDC Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class J3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class J3 shall be entitled to vote to accept or reject the Plan.

(b)	Class J6: CDC General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class J6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class J6 Claim becomes an Allowed Class J6 Claim, and (iii) the date on which such Class J6 Claim becomes due and payable pursuant to any agreement between CDC and a holder of a Class J6 Claim, each holder of an Allowed Class J6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class J6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class J6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class J6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class J6 shall be entitled to vote to accept or reject the Plan.

(c)	Class J10: CDC Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class J10 Claim, each holder of an Allowed Class J10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class J10 Claim (excluding post-petition interest).

(ii)	Status

Class J10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class J10 shall be entitled to vote to accept or reject the Plan.

(d)	Class J12: CDC Interests

(i)	Treatment

Each holder of an Allowed Interest in Class J12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class J12 is Unimpaired and holders of Class J12 Interests are thus not entitled to vote to accept or reject the Plan.

3.13	OCHT (Classes K1 through K12)

(a)	Class K3: OCHT Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class K3 Claim becomes an Allowed Class K3 Claim, or (iii) the date on which such Class K3 Claim becomes due and payable pursuant to any agreement between OCHT and a holder of a Class K3 Claim, each holder of an Allowed Class K3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class K3 Claim (a) Cash equal to the amount of such Allowed Class K3 Claim or (b) such other treatment as OCHT and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class K6 that desires treatment of such Claim as a OCHT Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class K3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class K3 shall be entitled to vote to accept or reject the Plan.

(b)	Class K6: OCHT General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class K6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class K6 Claim becomes an Allowed Class K6 Claim, and (iii) the date on which such Class K6 Claim becomes due and payable pursuant to any agreement between OCHT and a holder of a Class K6 Claim, each holder of an Allowed Class K6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class K6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class K6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class K6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class K6 shall be entitled to vote to accept or reject the Plan.

(c)	Class K10: OCHT Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class K10 Claim, each holder of an Allowed Class K10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class K10 Claim (excluding post-petition interest).

(ii)	Status

Class K10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class K10 shall be entitled to vote to accept or reject the Plan.

(d)	Class K12: OCHT Interests

(i)	Treatment

Each holder of an Allowed Interest in Class K12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class K12 is Unimpaired and holders of Class K12 Interests are thus not entitled to vote to accept or reject the Plan.

3.14	OC Remodeling (Classes L1 through L12)

(a)	Class L3: OC Remodeling Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class L3 Claim becomes an Allowed Class L3 Claim, or (iii) the date on which such Class L3 Claim becomes due and payable pursuant to any agreement between OC Remodeling and a holder of a Class L3 Claim, each holder of an Allowed Class L3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class L3 Claim (a) Cash equal to the amount of such Allowed Class L3 Claim or (b) such other treatment as OC Remodeling and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class L6 that desires treatment of such Claim as a OC Remodeling Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class L3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class L3 shall be entitled to vote to accept or reject the Plan.

(b)	Class L6: OC Remodeling General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class L6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class L6 Claim becomes an Allowed Class L6 Claim, and (iii) the date on which such Class L6 Claim becomes due and payable pursuant to any agreement between OC Remodeling and a holder of a Class L6 Claim, each holder of an Allowed Class L6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class L6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class L6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class L6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class L6 shall be entitled to vote to accept or reject the Plan.

(c)	Class L10: OC Remodeling Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class L10 Claim, each holder of an Allowed Class L10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class L10 Claim (excluding post-petition interest).

(ii)	Status

Class L10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class L10 shall be entitled to vote to accept or reject the Plan.

(d)	Class L12: OC Remodeling Interests

(i)	Treatment

Each holder of an Allowed Interest in Class L12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class L12 is Unimpaired and holders of Class L12 Interests are thus not entitled to vote to accept or reject the Plan.

3.15	Engineered Yarns (Classes M1 through M12)

(a)	Class M3: Engineered Yarns Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class M3 Claim becomes an Allowed Class M3 Claim, or (iii) the date on which such Class M3 Claim becomes due and payable pursuant to any agreement between Engineered Yarns and a holder of a Class M3 Claim, each holder of an Allowed Class M3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class M3 Claim (a) Cash equal to the amount of such Allowed Class M3 Claim or (b) such other treatment as Engineered Yarns and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class M6 that desires treatment of such Claim as an Engineered Yarns Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class M3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class M3 shall be entitled to vote to accept or reject the Plan.

(b)	Class M6: Engineered Yarns General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class M6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class M6 Claim becomes an Allowed Class M6 Claim, and (iii) the date on which such Class M6 Claim becomes due and payable pursuant to any agreement between Engineered Yarns and a holder of a Class M6 Claim, each holder of an Allowed Class M6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class M6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class M6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class M6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class M6 shall be entitled to vote to accept or reject the Plan.

(c)	Class M10: Engineered Yarns Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class M10 Claim, each holder of an Allowed Class M10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class M10 Claim (excluding post-petition interest).

(ii)	Status

Class M10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class M10 shall be entitled to vote to accept or reject the Plan.

(d)	Class M12: Engineered Yarns Interests

(i)	Treatment

Each holder of an Allowed Interest in Class M12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class M12 is Unimpaired and holders of Class M12 Interests are thus not entitled to vote to accept or reject the Plan.

3.16	Falcon Foam (Classes N1 through N12)

(a)	Class N3: Falcon Foam Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class N3 Claim becomes an Allowed Class N3 Claim, or (iii) the date on which such Class N3 Claim becomes due and payable pursuant to any agreement between Falcon Foam and a holder of a Class N3 Claim, each holder of an Allowed Class N3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class N3 Claim (a) Cash equal to the amount of such Allowed Class N3 Claim or (b) such other treatment as Falcon Foam and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class N6 that desires treatment of such Claim as a Falcon Foam Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class N3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class N3 shall be entitled to vote to accept or reject the Plan.

(b)	Class N6: Falcon Foam General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class N6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class N6 Claim becomes an Allowed Class N6 Claim, and (iii) the date on which such Class N6 Claim becomes due and payable pursuant to any agreement between Falcon Foam and a holder of a Class N6 Claim, each holder of an Allowed Class N6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class N6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class N6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class N6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class N6 shall be entitled to vote to accept or reject the Plan.

(c)	Class N10: Falcon Foam Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class N10 Claim, each holder of an Allowed Class N10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class N10 Claim (excluding post-petition interest).

(ii)	Status

Class N10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class N10 shall be entitled to vote to accept or reject the Plan.

(d)	Class N12: Falcon Foam Interests

(i)	Treatment

Each holder of an Allowed Interest in Class N12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class N12 is Unimpaired and holders of Class N12 Interests are thus not entitled to vote to accept or reject the Plan.

3.17	HOMExperts (Classes O1 through O12)

(a)	Class O3: HOMExperts Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class O3 Claim becomes an Allowed Class O3 Claim, or (iii) the date on which such Class O3 Claim becomes due and payable pursuant to any agreement between HOMExperts and a holder of a Class O3 Claim, each holder of an Allowed Class O3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class O3 Claim (a) Cash equal to the amount of such Allowed Class O3 Claim or (b) such other treatment as HOMExperts and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class O6 that desires treatment of such Claim as a HOMExperts Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class O3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class O3 shall be entitled to vote to accept or reject the Plan.

(b)	Class O6: HOMExperts General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class O6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class O6 Claim becomes an Allowed Class O6 Claim, and (iii) the date on which such Class O6 Claim becomes due and payable pursuant to any agreement between HOMExperts and a holder of a Class O6 Claim, each holder of an Allowed Class O6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class O6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class O6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class O6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class O6 shall be entitled to vote to accept or reject the Plan.

(c)	Class O10: HOMExperts Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class O10 Claim, each holder of an Allowed Class O10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class O10 Claim (excluding post-petition interest).

(ii)	Status

Class O10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class O10 shall be entitled to vote to accept or reject the Plan.

(d)	Class O12: HOMExperts Interests

(i)	Treatment

Each holder of an Allowed Interest in Class O12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class O12 is Unimpaired and holders of Class O12 Interests are thus not entitled to vote to accept or reject the Plan.

3.18	Professional Services (Classes P1 through P12)

(a)	Class P3: Professional Services Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class P3 Claim becomes an Allowed Class P3 Claim, or (iii) the date on which such Class P3 Claim becomes due and payable pursuant to any agreement between Professional Services and a holder of a Class P3 Claim, each holder of an Allowed Class P3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class P3 Claim (a) Cash equal to the amount of such Allowed Class P3 Claim or (b) such other treatment as Professional Services and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class P6 that desires treatment of such Claim as a Professional Services Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class P3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class P3 shall be entitled to vote to accept or reject the Plan.

(b)	Class P6: Professional Services General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class P6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class P6 Claim becomes an Allowed Class P6 Claim, and (iii) the date on which such Class P6 Claim becomes due and payable pursuant to any agreement between Professional Services and a holder of a Class P6 Claim, each holder of an Allowed Class P6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class P6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class P6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class P6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class P6 shall be entitled to vote to accept or reject the Plan.

(c)	Class P10: Professional Services Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class P10 Claim, each holder of an Allowed Class P10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class P10 Claim (excluding post-petition interest).

(ii)	Status

Class P10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class P10 shall be entitled to vote to accept or reject the Plan.

(d)	Class P12: Professional Services Interests

(i)	Treatment

Each holder of an Allowed Interest in Class P12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class P12 is Unimpaired and holders of Class P12 Interests are thus not entitled to vote to accept or reject the Plan.

3.19	Testing Systems (Classes Q1 through Q12)

(a)	Class Q3: Testing Systems Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class Q3 Claim becomes an Allowed Class Q3 Claim, or (iii) the date on which such Class Q3 Claim becomes due and payable pursuant to any agreement between Testing Systems and a holder of a Class Q3 Claim, each holder of an Allowed Class Q3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class Q3 Claim (a) Cash equal to the amount of such Allowed Class Q3 Claim or (b) such other treatment as Testing Systems and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class Q6 that desires treatment of such Claim as a Testing Systems Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class Q3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class Q3 shall be entitled to vote to accept or reject the Plan.

(b)	Class Q6: Testing Systems General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class Q6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class Q6 Claim becomes an Allowed Class Q6 Claim, and (iii) the date on which such Class Q6 Claim becomes due and payable pursuant to any agreement between Testing Systems and a holder of a Class Q6 Claim, each holder of an Allowed Class Q6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class Q6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class Q6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class Q6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class Q6 shall be entitled to vote to accept or reject the Plan.

(c)	Class Q10: Testing Systems Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class Q10 Claim, each holder of an Allowed Class Q10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class Q10 Claim (excluding post-petition interest).

(ii)	Status

Class Q10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class Q10 shall be entitled to vote to accept or reject the Plan.

(d)	Class Q12: Testing Systems Interests

(i)	Treatment

Each holder of an Allowed Interest in Class Q12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class Q12 is Unimpaired and holders of Class Q12 Interests are thus not entitled to vote to accept or reject the Plan.

3.20	Supply Chain Solutions (Classes R1 through R12)

(a)	Class R3: Supply Chain Solutions Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class R3 Claim becomes an Allowed Class R3 Claim, or (iii) the date on which such Class R3 Claim becomes due and payable pursuant to any agreement between Supply Chain Solutions and a holder of a Class R3 Claim, each holder of an Allowed Class R3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class R3 Claim (a) Cash equal to the amount of such Allowed Class R3 Claim or (b) such other treatment as Supply Chain Solutions and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class R6 that desires treatment of such Claim as a Supply Chain Solutions Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class R3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class R3 shall be entitled to vote to accept or reject the Plan.

(b)	Class R6: Supply Chain Solutions General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class R6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class R6 Claim becomes an Allowed Class R6 Claim, and (iii) the date on which such Class R6 Claim becomes due and payable pursuant to any agreement between Supply Chain Solutions and a holder of a Class R6 Claim, each holder of an Allowed Class R6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class R6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class R6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class R6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class R6 shall be entitled to vote to accept or reject the Plan.

(c)	Class R10: Supply Chain Solutions Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class R10 Claim, each holder of an Allowed Class R10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class R10 Claim (excluding post-petition interest).

(ii)	Status

Class R10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class R10 shall be entitled to vote to accept or reject the Plan.

(d)	Class R12: Supply Chain Solutions Interests

(i)	Treatment

Each holder of an Allowed Interest in Class R12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class R12 is Unimpaired and holders of Class R12 Interests are thus not entitled to vote to accept or reject the Plan.

3.21	Ventures (Classes S1 through S12)

(a)	Class S3: Ventures Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class S3 Claim becomes an Allowed Class S3 Claim, or (iii) the date on which such Class S3 Claim becomes due and payable pursuant to any agreement between Ventures and a holder of a Class S3 Claim, each holder of an Allowed Class S3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class S3 Claim (a) Cash equal to the amount of such Allowed Class S3 Claim or (b) such other treatment as Ventures and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class S6 that desires treatment of such Claim as a Ventures Convenience Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class S3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class S3 shall be entitled to vote to accept or reject the Plan.

(b)	Class S6: Ventures General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class S6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class S6 Claim becomes an Allowed Class S6 Claim, and (iii) the date on which such Class S6 Claim becomes due and payable pursuant to any agreement between Ventures and a holder of a Class S6 Claim, each holder of an Allowed Class S6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class S6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class S6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class S6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class S6 shall be entitled to vote to accept or reject the Plan.

(c)	Class S10: Ventures Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class S10 Claim, each holder of an Allowed Class S10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class S10 Claim (excluding post-petition interest).

(ii)	Status

Class S10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class S10 shall be entitled to vote to accept or reject the Plan.

(d)	Class S12: Ventures Interests

(i)	Treatment

Each holder of an Allowed Interest in Class S12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class S12 is Unimpaired and holders of Class S12 Interests are thus not entitled to vote to accept or reject the Plan.

3.22	Jefferson Holdings (Classes T1 through T12)

(a)	Class T3: Jefferson Holdings Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class T3 Claim becomes an Allowed Class T3 Claim, or (iii) the date on which such Class T3 Claim becomes due and payable pursuant to any agreement between Jefferson Holdings and a holder of a Class T3 Claim, each holder of an Allowed Class T3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class T3 Claim (a) Cash equal to the amount of such Allowed Class T3 Claim or (b) such other treatment as Jefferson Holdings and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class T6 that desires treatment of such Claim as a Jefferson Holdings Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class T3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class T3 shall be entitled to vote to accept or reject the Plan.

(b)	Class T6: Jefferson Holdings General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class T6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class T6 Claim becomes an Allowed Class T6 Claim, and (iii) the date on which such Class T6 Claim becomes due and payable pursuant to any agreement between Jefferson Holdings and a holder of a Class T6 Claim, each holder of an Allowed Class T6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class T6 Claim (excluding post-petition interest)in the Standard Combination; provided, however, that distributions with respect to Class T6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class T6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class T6 shall be entitled to vote to accept or reject the Plan.

(c)	Class T10: Jefferson Holdings Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class T10 Claim, each holder of an Allowed Class T10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class T10 Claim (excluding post-petition interest).

(ii)	Status

Class T10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class T10 shall be entitled to vote to accept or reject the Plan.

(d)	Class T12: Jefferson Holdings Interests

(i)	Treatment

Each holder of an Allowed Interest in Class T12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class T12 is Unimpaired and holders of Class T12 Interests are thus not entitled to vote to accept or reject the Plan.

3.23	OC Overseas (Classes U1 through U12)

(a)	Class U3: OC Overseas Convenience Claims

(i)	Treatment

On, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class U3 Claim becomes an Allowed Class U3 Claim, or (iii) the date on which such Class U3 Claim becomes due and payable pursuant to any agreement between OC Overseas and a holder of a Class U3 Claim, each holder of an Allowed Class U3 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class U3 Claim (a) Cash equal to the amount of such Allowed Class U3 Claim or (b) such other treatment as OC Overseas and such holder shall have agreed in writing.

(ii)	Election

Any holder of a Claim in Class U6 that desires treatment of such Claim as an OC Overseas Claim shall make such election on the Ballot to be provided to holders of Impaired Claims entitled to vote to accept or reject the Plan (as specified in Section 4.1 of the Plan) and return such Ballot to the address specified therein on or before the Voting Deadline. Any election made after the Voting Deadline shall not be binding on the Debtors unless the Voting Deadline is expressly waived in writing by the Debtors with respect to any such Claim.

(iii)	Status

Class U3 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class U3 shall be entitled to vote to accept or reject the Plan.

(b)	Class U6: OC Overseas General Unsecured Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class U6 Claim, on, or as soon as reasonably practicable after, the latest of (i) the Initial Distribution Date, (ii) the date on which such Class U6 Claim becomes an Allowed Class U6 Claim, and (iii) the date on which such Class U6 Claim becomes due and payable pursuant to any agreement between ESI and a holder of a Class U6 Claim, each holder of an Allowed Class U6 Claim shall receive Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the amount of such Allowed Class U6 Claim (excluding post-petition interest) in the Standard Combination; provided, however, that distributions with respect to Class U6 Claims that become Allowed Claims after the Effective Date shall be made from the Disputed Distribution Reserve, as set forth in Section 9.4(d) hereof.

(ii)	Status

Class U6 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class U6 shall be entitled to vote to accept or reject the Plan.

(c)	Class U10: OC Overseas Intercompany Claims

(i)	Treatment

In full satisfaction, release and discharge of, and in exchange for, its Allowed Class U10 Claim, each holder of an Allowed Class U10 Claim shall be credited with value on, or as soon as reasonably practicable after, the Initial Distribution Date, equal to the amount of such Allowed Class U10 Claim (excluding post-petition interest).

(ii)	Status

Class U10 Claims are Impaired. To the extent and in the manner provided in the Voting Procedures Order, holders of the Claims in Class U10 shall be entitled to vote to accept or reject the Plan.

(d)	Class U12: OC Overseas Interests

(i)	Treatment

Each holder of an Allowed Interest in Class U12 shall retain unaltered, the legal, equitable and contractual rights to which such Allowed Interest entitles the holder.

(ii)	Status

Class U12 is Unimpaired and holders of Class U12 Interests are thus not entitled to vote to accept or reject the Plan.

3.24	FAIR Act

(a)	FAIR Act Enacted Prior to the Effective Date

If the FAIR Act has been enacted into law prior to the Effective Date (and, in the event the FAIR Act has been challenged in a court of competent jurisdiction within two (2) months after the date of enactment of the FAIR Act, such challenge has been denied pursuant to a Final Order), then there shall be no distribution by the Debtors pursuant to the Plan on account of Asbestos Personal Injury Claims, except (i) the Debtors shall make any distributions as may be required by the FAIR Act, and (ii) the Fibreboard Insurance Settlement Trust shall be administered in accordance with the FAIR Act. In such event, any distributions to holders of Claims and Interests (if any) shall be determined based upon the then distributable value of OCD (net of the required FAIR Act payment described in clause (i) of the preceding sentence). The treatment of Claims and Interests, described in Sections 3.1 through 3.23 hereof, are premised upon the assumption that the FAIR Act shall not have been enacted into law prior to the Effective Date.

(b)	No Impact on Asbestos Personal Injury Permanent Channeling Injunction

The Asbestos Personal Injury Permanent Channeling Injunction and the other injunctive and related provisions of the Plan, including, without limitation, Sections 3.3, 3.4, 5.14 and 5.15 of the Plan, shall remain in full force and effect to the fullest extent possible under applicable law whether or not the FAIR Act is ever enacted.

3.25	Reservation of Rights Regarding Claims

Except as otherwise expressly provided in the Plan, nothing herein shall, or shall be deemed to, affect or impair any of the Debtors’ or Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, without limitation, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment. The Claims against any particular Debtor that are Unimpaired shall remain the obligations solely of such Debtor and shall not become obligations of any other Debtor or Reorganized Debtor.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN

4.1	Impaired Classes of Claims and Interests Entitled to Vote

Subject to Sections 4.3 and 4.4 hereof, holders of Claims or Interests in each Impaired Class of Claims or Interests that receive or retain property pursuant to the Plan shall be entitled to vote separately to accept or reject the Plan; provided, however, that if the Bank Holders are deemed Impaired and any of Classes A4 through I4 rejects the Plan, then the Bank Holders shall receive the treatment set forth in Section 3.3(b)(ii)(B) hereof.

4.2	Acceptance by an Impaired Class

Pursuant to Section 1126(c) of the Bankruptcy Code, but subject to Section 4.3 below, an impaired Class of Claims shall have accepted the Plan if, after excluding any Claims held by any holder designated pursuant to Section 1126(e) of the Bankruptcy Code, (a) the holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in such Class have voted to accept the Plan, and (b) more than one-half in number of such Allowed Claims actually voting in such Class have voted to accept the Plan.

4.3	Acceptance Pursuant To Section 524 Of The Bankruptcy Code

Pursuant to Section 524(g)(2)(B)(ii)(IV)(bb) of the Bankruptcy Code, the respective Classes of Class A7 OC Asbestos Personal Injury Claims, Class I7 Integrex Asbestos Personal Injury Claims and Class B8 FB Asbestos Personal Injury Claims shall be deemed to have accepted the Plan only if the holders of at least 75 percent of those Claims voting in each such Class have voted to accept the Plan.

4.4	Presumed Acceptances by Unimpaired Classes

Classes of Claims or Interests designated as unimpaired are conclusively presumed to have voted to accept the Plan pursuant to Section 1126(f) of the Bankruptcy Code, and the votes of such Claim holders will not be solicited.

4.5	Classes Deemed to Have Rejected the Plan

Impaired Classes of Claims or Interests that do not receive or retain property under the Plan are conclusively presumed to have voted to reject the Plan pursuant to Section 1126(g) of the Bankruptcy Code, and the votes of such Claim or Interest holders will not be solicited.

4.6	Confirmability and Severability of the Plan

(a) Consensual Confirmation

The Confirmation requirements of Section 1129(a) of the Bankruptcy Code must be satisfied separately with respect to each Debtor. Therefore, notwithstanding the combination of the separate plans of reorganization of all Debtors in this Plan for purposes of, among other things, economy and efficiency, the Plan shall be deemed a separate Chapter 11 plan for each such Debtor.

(b) Cramdown

With respect to any impaired Class of Claims or Interests that fails to accept the Plan in accordance with Section 1129(a) of the Bankruptcy Code, excluding Classes A7, I7 and B8 and including any classes that may be created pursuant to amendments to the Plan, the Plan Proponents request that the Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code with respect to such non-accepting classes, in which case or cases, the Plan shall constitute a motion for such relief.

(c) Reservation of Rights

The Plan Proponents reserve the right to modify or withdraw the Plan, any other plan, or the Plan in its entirety, for any reason, including, without limitation, in the event that any separate plan for a particular Debtor is not confirmed. In addition, should the Plan, or any individual Debtor’s plan, fail to be accepted by the requisite number and amount of Claims and Interests voting, as required to satisfy Sections 524(g) (in the case of any Debtor subject to Asbestos Personal Injury Claims) and 1129 of the Bankruptcy Code, and notwithstanding any other provision of the Plan to the contrary, the Plan Proponents reserve the right to amend, modify or withdraw the Plan in its entirety.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

5.1	Continued Corporate Existence

Following confirmation and consummation of the Plan, the Reorganized Debtors will continue to exist as separate corporate entities in accordance with the laws of their respective states of incorporation and pursuant to their respective certificates or articles of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and bylaws are amended pursuant to the Plan or as otherwise provided under the Restructuring Transactions. OC intends to implement a restructuring plan which would reorganize OCD and its Subsidiaries along OC’s major business lines. The planning for this restructuring is in a preliminary stage. The Restructuring Transactions shall be summarized in Schedule XX, to be filed no later than ten (10) Business Days prior to the Objection Deadline. The Debtors will file a summary of the corporate actions necessary to accomplish the Restructuring Transactions at least ten (10) Business Days prior to the Objection Deadline.

5.2	Cancellation of Debt and Debt Agreements

(a) On the Effective Date, (i) the Debt shall be cancelled and extinguished and (ii) the obligations of the Debtors, CSFB as agent for the Bank Holders and the Pre-petition Indenture Trustees under the Debt Agreements shall be discharged. Notwithstanding the foregoing, each of the Pre-petition Bond Indentures shall continue in effect solely for the purposes of (x) allowing the Pre-petition Indenture Trustee to make distributions to holders of Allowed Class A5 Claims pursuant to the Plan and (y) permitting the Pre-petition Indenture Trustee to maintain any rights or liens it may have for fees, costs, expenses and indemnification under its indenture or other agreement or applicable law, but the foregoing shall not result in any expense or liability to any Reorganized Debtor other than as expressly provided for in the Plan. The Charging Liens of the Pre-petition Indenture Trustees will be discharged solely upon payment in full of the Indenture Trustee Fees, and nothing herein shall be deemed to impair, waive or discharge any Charging Lien for any fees and expenses not paid by the Reorganized Debtors.

(b) No Reorganized Debtor shall have any obligations to any Pre-petition Indenture Trustee, agent or service (or to any disbursing agent replacing a Pre-petition Indenture

Trustee, agent or service) for any fees, costs or expenses, except as expressly provided in the Plan. Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and immediately following the completion of distributions to holders of Claims in Class A5, the Pre-petition Indenture Trustees shall be released from all duties, without any further action on the part of the Debtors or Reorganized Debtors.

5.3	Cancellation of OCD Interests and Integrex Interests

Except as otherwise expressly provided in the Plan, as of the Effective Date, by virtue of the Plan, and without any action necessary on the part of the holders thereof or any corporate action, except as specified in the Plan, all of the OCD Interests and Integrex Interests outstanding at the Effective Date shall be cancelled, extinguished and retired, and no consideration will be paid or delivered with respect thereto.

5.4	Certificates of Incorporation and Bylaws

The certificate or articles of incorporation and bylaws of each Debtor will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code. The Amended and Restated Certificate of Incorporation of Reorganized OCD and the Amended and Restated Bylaws of Reorganized OCD will also include provisions (i) creating the New OCD Common Stock, and (ii), to the extent necessary or appropriate, effectuating the provisions of the Plan. The Amended and Restated Certificate of Incorporation of Reorganized OCD and the Amended and Restated Bylaws of Reorganized OCD shall be in substantially the forms of Exhibit A and Exhibit B, to be filed at least ten (10) Business Days prior to the Objection Deadline.

5.5	Exculpation and Limitation of Liability

(a) No Claimant Released Party or Released Party shall have or incur any liability to any Person that has held, currently holds or may hold a Claim or other obligation, suit, judgment, damages, Demand, debt, right, remedy, cause of action or liability or Interest or other right of an equity security holder, or any other party in interest, or any Person claiming by or through them, or any of their respective Related Persons, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

(b) Notwithstanding any other provision herein, no Person that has held, currently holds or may hold a Claim or other obligation, suit, judgment, damages, Demand, debt, right, remedy, cause of action or liability or Interest or other right of an equity security holder, no person claiming by or through them, nor any of their respective Related Persons, shall have any

Claim or right of action against any Claimant Released Party or any Released Party for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating, negotiating or implementing the Plan, solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, the confirmation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence.

(c) The foregoing exculpation and limitation on liability shall not, however, limit, abridge or otherwise affect the rights of the Reorganized Debtors to enforce, sue on, settle or compromise the rights, claims and other matters retained by Reorganized Debtors pursuant to Section 5.11 of the Plan.

(d) The foregoing exculpation and limitation on liability are an integral part of the Plan and are essential to its implementation. Each Person being exculpated, or whose liability is being limited, pursuant to this Section 5.5 shall have the right to independently seek the enforcement of the terms of this Section 5.5.

5.6	Restructuring Transactions

On or after the Effective Date, any Reorganized Debtor may enter into Restructuring Transactions and may take such actions as may be necessary or appropriate to effect such Restructuring Transactions, as may be determined by such Reorganized Debtor to be necessary or appropriate. The actions to effect the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms herein and that satisfy the applicable requirements of applicable law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms herein and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable law; and (iv) all other actions which the applicable entities may determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of all or certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations. OC intends to implement a restructuring plan which would reorganize OCD and its Subsidiaries along OC’s major business lines as described in the Disclosure Statement, with a detailed description of the actions and steps required to implement the Restructuring Transactions to be filed at least ten (10) Business Days prior to the Objection Deadline. On or prior to, or as soon as practicable after, the Effective Date, the Debtors or the Reorganized Debtors may take such steps as may be necessary or appropriate to effectuate Restructuring Transactions that satisfy the requirements set forth in this Section 5.6. The Restructuring Transactions shall be authorized and approved by the Confirmation Order pursuant to, among other provisions, Sections 1123 and 1141 of the Bankruptcy Code and Section 303 of Title 8 of the Delaware Code, without any further notice, action, third-party consents, court order or process of any kind.

5.7	Issuance of New OCD Securities

(a) On or after the Effective Date, Reorganized OCD shall issue for distribution in accordance with the terms of the Plan (i) the New OCD Common Stock, and (ii) the Senior Notes (if applicable), and may refinance the obligations owed to the Bank Holders under the 1997 Credit Agreement.

(b) All of the shares of New OCD Common Stock issued pursuant to the Plan on or after the Effective Date, as the case may be, will be fully paid and non-assessable.

(c) The issuance of all of the New OCD Securities, and the distribution thereof, shall be exempt from registration under applicable securities laws to the extent provided under Section 1145 of the Bankruptcy Code.

(d) On or after the Effective Date, Reorganized Integrex shall issue 100% of its common stock to or for the benefit of Reorganized OCD or one of its Affiliates as may be determined. The restructuring of Integrex and issuance of the stock of Reorganized Integrex shall be described in Exhibit I (Integrex Restructuring Transactions), to be filed no later than ten (10) Business Days prior to the Objection Deadline.

5.8	Secondary Offerings of New OCD Common Stock

(a) Promptly following the Effective Date, Reorganized OCD shall, at the request of the Asbestos Personal Injury Trust, assist the Asbestos Personal Injury Trust with secondary offerings of the New OCD Common Stock held by the Asbestos Personal Injury Trust, consistent with the registration rights described in Exhibit H to the Plan.

(b) Reorganized OCD reserves the right to conduct offerings of New OCD Common Stock (and, with respect to the New OCD Common Stock to be distributed to the Asbestos Personal Injury Trust pursuant to Sections 3.3(f), 3.4(d) and 3.11(d) (if any) above, solely at the request of the Asbestos Personal Injury Trustees) and/or Senior Notes prior to or after the Initial Distribution Date, as it may deem appropriate (subject to the reasonable consent of the other Plan Proponents).

5.9	Litigation Trust

On the Effective Date, the Reorganized Debtors shall transfer and assign, or shall cause to be transferred and assigned to the Litigation Trust all their right, title and interest in and to the Litigation Trust Assets.

(a)	Appointment of Litigation Trustee

The Litigation Trustee for the Litigation Trust shall be designated by the Plan Proponents and approved by the Bankruptcy Court. On or prior to ten (10) Business Days prior to the Objection Deadline, the Plan Proponents shall file with the Bankruptcy Court a notice designating the Person they have selected as Litigation Trustee and seeking approval of such designation at the Confirmation Hearing. Once approved by the Bankruptcy Court, the Litigation Trustee shall have and perform all of the duties, responsibilities, rights and obligations set forth in the Litigation Trust Agreement.

(b)	Transfer of Litigation Trust Assets to the Litigation Trust

On the Effective Date, the Debtors shall irrevocably transfer the Litigation Trust Assets (except such assets as have been previously settled) to the Litigation Trust, for and on behalf of the beneficiaries of the Litigation Trust. Upon such transfer, the Debtors, the Disbursing Agent and the Reorganized Debtors shall have no further interests therein or rights or obligations with respect thereto other than the right of the Reorganized Debtors to recover the Litigation Trust Reimbursement Obligation as set forth in Section 5.9(e) hereof and the obligation of the Litigation Trustee to distribute the net amount of the Litigation Trust Recoveries (after the repayment of the Litigation Trust Expenses and the Litigation Trust Reimbursement Obligation) to the Disputed Distribution Reserve as set forth in Section 5.9(e) hereof.

(c)	The Litigation Trust

(i)	Without any further action of the directors or shareholders of the Debtors, on the Effective Date, the Litigation Trust Agreement in the form of Exhibit C, as it may be amended up to ten (10) Business Days prior to the Objection Deadline, shall become effective. The Litigation Trustee shall accept the Litigation Trust and sign the Litigation Trust Agreement as of the Effective Date and the Litigation Trust will then be deemed created and effective.

(ii)	The Litigation Trustee shall have full authority to take any steps necessary to administer the Litigation Trust Agreement, including, without limitation, the duty and obligation to liquidate the Litigation Trust Assets, to make distributions to the Disputed Distribution Reserve for the benefit of holders of Allowed Claims in Classes A5, A6-A, A6-B, A7 and A11 (for payment to holders of Allowed Claims in Classes A5 and A6-B in accordance with the applicable contractual subordination provisions) to pursue and settle any of the rights and claims with respect to the Litigation Trust Assets.

(iii)

All costs and expenses associated with the administration of the Litigation Trust, including those rights, obligations and duties described in this Section 5.9, shall be the responsibility of and paid by the Litigation Trust. Notwithstanding the foregoing, the

Reorganized Debtors shall make available to the Litigation Trustee and to representatives of the Litigation Trust reasonable access during normal business hours, upon reasonable notice, personnel and books and records of the Reorganized Debtors to enable the Litigation Trustee to perform the Litigation Trustee’s tasks under the Litigation Trust Agreement and the Plan; provided, however, that the Reorganized Debtors shall not be required to make expenditures in response to such requests determined by them in good faith to be unreasonable.

(iv)	The Litigation Trustee may retain such law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as it may deem necessary, in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of the Plan including, without limitation, the liquidation and distribution of Litigation Trust Assets.

(v)	For federal income tax purposes, it is intended that the Litigation Trust be classified as a liquidating trust under Section 301.7701-4 of the Treasury Regulations and that such trust be owned by its beneficiaries. Accordingly, for federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Litigation Trust Assets and then contributed such interests to the Litigation Trust.

(vi)	The Litigation Trustee shall be responsible for filing all federal, state and local tax returns for the Litigation Trust.

(vii)	The Litigation Trustee may invest the corpus of the Litigation Trust in prudent investments in addition to those described in Section 345 of the Bankruptcy Code.

(viii)	The Litigation Trustee may be removed by the Bankruptcy Court for cause shown. In the event of the resignation or removal of the Litigation Trustee, the Bankruptcy Court shall designate a person to serve as successor Litigation Trustee.

(d)	Funding of the Litigation Trust

The Debtors shall deliver the Litigation Trust Initial Deposit to the Litigation Trustee on the Effective Date. The Litigation Trustee shall use the Litigation Trust Initial Deposit consistent with the purpose of the Litigation Trust and subject to the terms and conditions of the Plan and the Litigation Trust Agreement.

(e)	Distributions of Litigation Trust Assets

The Litigation Trustee shall make distributions of Litigation Trust Recoveries in accordance with the Litigation Trust Agreement. The Litigation Trust Agreement shall provide for distributions to be made as soon as practicable after receipt of Litigation Trust Recoveries as follows: (i) first, to pay the Litigation Trust Expenses; (ii) second, to repay the Litigation Trust Reimbursement Obligation until such time as the Litigation Trust Reimbursement Obligation is paid in full; and (iii) third, to the Disputed Distribution Reserve for distribution on the Final Distribution Date to holders of Allowed Claims in each of Classes A5, A6-A and A6-B, and the OC Sub-Account, in accordance with Sections 3.3 and 9.5(a) of the Plan.

5.10	Revesting of Assets

Pursuant to Section 1141(b) of the Bankruptcy Code, all property of the respective Estate of each Debtor, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Effective Date, all property of each Reorganized Debtor shall be free and clear of all Encumbrances, Claims and Interests, except as specifically provided in the Plan or the Confirmation Order. Without limiting the generality of the foregoing, each Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Effective Date for professional services and expenses.

5.11	Rights of Action

Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all rights, claims, causes of action, suits or proceedings accruing to, or for the benefit of, the Debtors or the Estates pursuant to the Bankruptcy Code, or pursuant to any other statute or legal theory, which are not released pursuant to the Plan, including, without limitation, any Avoidance Actions and other actions set forth on Schedule XIV, any other causes of action against Persons set forth in Schedule III of the Plan and any suits or proceedings for recovery under any policies of insurance issued to or on behalf of the Debtors. Except to the extent such rights, title and interest in the Litigation Trust Assets are transferred and assigned to the Litigation Trust, the Reorganized Debtors shall be deemed the appointed representative to, and may pursue, litigate, compromise and settle any such rights, remedies, claims, causes of action, suits or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their respective successors who hold such rights. The Reorganized Debtors will transfer and assign, or cause to be transferred and assigned, all their right, title and interest in and to the Litigation Trust Assets to the Litigation Trust in accordance with Section 5.9, or, if deemed necessary, any right, title and interest in and to Litigation Trust Assets shall be pursued in the name of the Debtors or the Reorganized Debtors for the benefit of the Litigation Trust. Notwithstanding anything in the Plan to the contrary, the Debtors, upon such transfer and assignment, shall forgo any interest they may have in the Litigation Trust Assets, except with respect to the Litigation Trust Reimbursement Obligation.

5.12	Effectuating Documents; Further Transactions

The chairman of the OCD Board of Directors, the chief executive officer, chief restructuring officer, president, chief financial officer or any other appropriate officer of OCD or any applicable Debtor, as the case may be, shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions herein. The secretary or assistant secretary of OCD or any applicable Debtor, as the case may be, shall be authorized to certify or attest to any of the foregoing actions.

5.13	Exemption from Certain Transfer Taxes

Pursuant to Section 1146 of the Bankruptcy Code, any transfers in the United States from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

5.14	Releases and Injunctions Related to Releases

(a)	Releases by Debtors

Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each of the Debtors and Reorganized Debtors and their respective Estates and each of their respective Related Persons shall be deemed to completely and forever release, waive, void, extinguish and discharge (1) any and all Released Actions (other than the rights to enforce the Plan and any right or obligation under the Plan, and the securities, contracts, instruments, releases, indentures and other agreements or documents delivered thereunder or contemplated thereby) that may be asserted by or on behalf of any of the Debtors or Reorganized Debtors or their respective Estates or each of their respective Related Persons against any of (i) the Released Parties, (ii) the DIP Agent and the holders of DIP Facility Claims and (iii) the Persons who are Related Persons of Persons listed in clause (ii) above, and (2) any and all Avoidance Actions not otherwise released in the foregoing clause (1), with the sole exception of those Avoidance Actions set forth on Schedule XIV. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and the Debtors having made the Initial Bank Holders’ Distribution, for good and valuable consideration, to the fullest extent permissible under applicable law, the Debtors and Reorganized Debtors and their respective Estates and each of their respective Related Persons shall also be deemed to completely and forever release, waive, void, extinguish and discharge any and all Released Actions (other than the rights to enforce the Plan and any right or obligation under the Plan, and the securities, contracts, instruments, releases, indentures and other agreements or documents delivered thereunder or contemplated thereby) that may be asserted by or on behalf of any of the Debtors or Reorganized Debtors or their respective Estates or each of their respective Related Persons (including, without limitation, any and all Avoidance Actions), which have been brought, or may be brought, against any of the Bank Holders.

(b)	Releases by Holders of Claims and Interests

Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim or other obligation, suit, judgment, damages, debt, right, remedy, cause of action or liability that is discharged or an Interest or other right of an equity security holder that is terminated, and each of their respective Related Persons, shall be deemed to completely and forever release, waive, void, extinguish and discharge all Released Actions (other than the rights to enforce the Debtors’ or the Reorganized Debtors’ obligations under the Plan, and any right or obligation of such holder under the Plan, and the securities, contracts, instruments, releases, indentures and other agreements or documents delivered thereunder or contemplated thereby) that otherwise may be asserted against the Claimant Released Parties.

(c)	Injunction Related to Releases

Except as otherwise provided herein or in the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, each Person that has held, currently holds or may hold a Claim that is released pursuant to this Section 5.14 of the Plan or other obligation, suit, judgment, damages, debt, right, remedy, cause of action, liability, Interest or other right of an equity security holder released pursuant to this Section 5.14 of the Plan, and each other party in interest and each of their respective Related Persons, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise on account of or based on the subject matter of any such released Claims or other released obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities or Interests or other rights of an equity security holder: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, to any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Encumbrance; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to any Person released under Section 5.14(a) or Section 5.14(b), as applicable; and (v) commencing or continuing in any manner, in any place of any action, which in any such case does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.

(d)	Injunction Relating to Certain Insurers

Except as to any rights with respect to which the Debtors explicitly declined to give a release to the Hartford Entities pursuant to Section VI of the Hartford Settlement Agreement, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, for good and valuable consideration, pursuant to Section 105(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined pursuant to 11 U.S.C. §105(a) from taking any action or seeking any recovery against or from any of the Hartford Entities that seeks to enforce any rights under, through or related to the Hartford Policies.

Except as to any rights with respect to which the Debtors explicitly declined to give a release to the Mt. McKinley Entities pursuant to the Mt. McKinley Settlement Agreement, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and the conditions of the Mt. McKinley Settlement Agreement, for good and valuable consideration, pursuant to Section 105(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined pursuant to 11 U.S.C. §105(a) from taking any action or seeking any recovery against or from any of the Mt. McKinley Entities that seeks to enforce any rights under, through or related to the Mt. McKinley Policies.

Except as to any rights with respect to which the Debtors explicitly declined to give a release to the AIG Company Entities pursuant to the AIG Settlement Agreement, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and the conditions of the AIG Settlement Agreement, for good and valuable consideration, pursuant to Section 105(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined pursuant to 11 U.S.C. §105(a) from taking any action or seeking any recovery against or from any of the AIG Company Entities that seeks to enforce any rights under, through or related to the AIG Policies.

Except as to any rights with respect to which the Debtors explicitly declined to give a release to the Affiliated FM Entities pursuant to the Affiliated FM Settlement Agreement, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and the conditions of the Affiliated FM Settlement Agreement, for good and valuable consideration, pursuant to Section 105(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined pursuant to 11 U.S.C. §105(a) from taking any action or seeking any recovery against or from any of the Affiliated FM Entities that seeks to enforce any rights under, through or related to the Affiliated FM Policy.

Except as to any rights with respect to which the Debtors explicitly declined to give a release to the Allianz Entities pursuant to the Allianz Settlement Agreement, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and the conditions of the Allianz Settlement Agreement, for good and valuable consideration, pursuant to Section 105(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined pursuant to 11 U.S.C. §105(a) from taking any action or seeking any recovery against or from any of the Allianz Entities that seeks to enforce any rights under, through or related to the Allianz Policies.

(e)	Supplementary Section 105(a) Injunction

Pursuant to Section 105(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, each holder of a Bank Holders Claim shall be permanently, forever and completely stayed, restrained, prohibited, barred and enjoined pursuant to 11 U.S.C. §105(a) from taking any Enjoined Action against any of the Non-Debtor Subsidiaries after the Effective Date with respect to any obligations, liabilities or responsibilities whatsoever arising under or related to the 1997 Credit Agreement, any of the guaranties, instruments or other documents executed or delivered in connection therewith, or otherwise.

(f)	Deemed Consent

By submitting a Ballot and not electing to withhold consent to the releases of the Released Parties by marking the appropriate box on the Ballot, each holder of a Claim shall be deemed, to the fullest extent permitted by applicable law, to have specifically consented to the releases and injunctions set forth in Sections 5.14(b) and (c).

(g)	No Waiver

The release set forth in Subsection (a) of this Section 5.14 shall not, however, limit, abridge or otherwise affect the rights of the Reorganized Debtors to enforce, sue on, settle or compromise the rights, claims and other matters retained by Reorganized Debtors pursuant to the Plan.

(h)	Integral to Plan

Each of the releases and injunctions provided in this Section 5.14 is an integral part of the Plan and is essential to its implementation. Each of the Persons being released under, or protected by the injunctions set forth in, this Section 5.14 shall have the right to independently seek the enforcement of such release and injunction.

5.15	Permanent Injunctions and Asbestos Personal Injury Permanent Channeling Injunction

(a)	General Injunction

In order to supplement, where necessary, the injunctive effect of the discharge as provided in Section 1141 of the Bankruptcy Code, and pursuant to the exercise of the equitable jurisdiction and power of the Bankruptcy Court under Section 105(a) of the Bankruptcy Code, except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons and any Person claiming by or through them, that have held, currently hold or may hold a Claim or other obligation, suit, judgment, damages, debt, right, remedy, cause of action or liability (other than a Demand) that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan shall be permanently, forever and completely stayed, restrained, prohibited and enjoined from taking any Enjoined Action against any of the Released Parties or Claimant Released Parties whether directly or indirectly, derivatively or otherwise for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any such discharged Claim or other obligation, suit, judgment, damages, debt, right, remedy, cause of action or liability (including, without limitation, any OC Asbestos Property Damage Claim or any FB Asbestos Property Damage Claim), or terminated Interest or right of an equity security holder on account of, or based on the subject matter of, any such discharged Claims, obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities or terminated Interests or rights of an equity security holder.

(b)	Asbestos Personal Injury Permanent Channeling Injunction

PURSUANT TO SECTION 524(g) OF THE BANKRUPTCY CODE AND PURSUANT TO AND IN CONJUNCTION WITH THE CONFIRMATION ORDER, ALL PERSONS SHALL BE PERMANENTLY, FOREVER AND COMPLETELY STAYED, RESTRAINED, PROHIBITED, BARRED AND ENJOINED FROM TAKING ANY ENJOINED ACTION, OR PROCEEDING IN ANY MANNER IN ANY PLACE WITH REGARD TO ANY MATTER THAT IS SUBJECT TO RESOLUTION PURSUANT TO THE ASBESTOS PERSONAL INJURY TRUST AGREEMENT, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY ASBESTOS PERSONAL INJURY CLAIM OR ANY RESOLVED ASBESTOS PERSONAL INJURY CLAIM AGAINST ANY OF THE DEBTORS, ANY OF THE REORGANIZED DEBTORS, ANY PROTECTED PARTY OR ANY PROPERTY OR INTERESTS IN PROPERTY OF ANY DEBTOR, REORGANIZED DEBTOR OR PROTECTED PARTY, WHETHER DIRECTLY OR INDIRECTLY, DERIVATIVELY OR OTHERWISE, FOR THE PURPOSE OF, DIRECTLY OR INDIRECTLY, COLLECTING, RECOVERING OR RECEIVING PAYMENT OF, ON OR WITH RESPECT TO ANY ASBESTOS PERSONAL INJURY CLAIMS OR ANY RESOLVED ASBESTOS PERSONAL INJURY CLAIMS (OTHER THAN PURSUANT TO THE PROVISIONS OF THE ASBESTOS PERSONAL INJURY TRUST AGREEMENT OR TO ENFORCE THE PROVISIONS OF THE PLAN).

(c)	No Waiver

Nothing contained in the Asbestos Personal Injury Permanent Channeling Injunction shall be deemed a waiver of any claim, right, remedy or cause of action that the Debtors, the Reorganized Debtors or the Asbestos Personal Injury Trust may have against any Person in connection with or arising out of an Asbestos Personal Injury Claim.

(d)	Integral to Plan

Each of the injunctions provided in this Section 5.15 is an integral part of the Plan and is essential to its implementation. Each of the Released Parties, Claimant Released Parties, the Protected Parties and any other Persons being protected by the injunctions set forth in this Section 5.15 shall have the right to independently seek the enforcement of such injunctions.

5.16	Directors and Officers of Reorganized Debtors

(a)	Directors of Reorganized Debtors

(i) Appointment. The identities of the individuals who shall serve on the Reorganized OCD Board on and immediately following the Effective Date shall be disclosed on Schedule XIX, to be filed no later than ten (10) Business Days prior to the Objection Deadline, which shall be in form and substance satisfactory to the Debtors, the Asbestos Claimants’ Committee and the Future Claimants’ Representative.

(ii) Terms. Commencing on the Effective Date, the members of the Reorganized OCD Board shall serve for initial terms set forth in the Amended and Restated Certificate of Incorporation of Reorganized OCD and the Amended and Restated By-Laws of Reorganized OCD, as approved in the Confirmation Order.

(iii) Vacancies. The procedures for filling any vacancy in the directorship prior to the expiration of the initial term shall be as set forth in the Amended and Restated Certificate of Incorporation of Reorganized OCD and the Amended and Restated By-Laws of Reorganized OCD, as approved in the Confirmation Order.

(b)	Non-Voting Board Observers

As long as the Asbestos Personal Injury Trust owns 20% of the outstanding shares of New OCD Common Stock, the TAC and the Future Claimants Representative shall each be entitled to designate a non-voting board observer, each of whom shall be reasonably acceptable to Reorganized OCD, except that James J. McMonagle is hereby acknowledged to be acceptable without further consideration by Reorganized OCD. The board observers will be entitled to participate in all of the Reorganized OCD’s Board of Directors meetings. The board observers shall receive (i) notice of each meeting of the Board of Directors at the same time that notice is provided to members of the Board of Directors, and (ii) copies of all materials distributed to members of the Board of Directors prior to any such meeting. The board observers shall not be entitled to directors fees, but shall be entitled to reimbursement from Reorganized OCD of all out-of-pocket expenses incurred in connection with attending and participating in Board of Directors meetings. Each of the board observers shall, as a condition of their appointment, agree to receive and maintain in confidence by agreement mutually agreeable to each of the Plan Proponents (a) all information and materials distributed to board members of which they receive copies and (b) all discussions, proposals, and proceedings of all meetings of the Board of Directors, and shall, if requested by Reorganized OCD, execute and deliver a confidentiality agreement in a form approved by the Reorganized OCD, the TAC and the Future Claimants Representative pertaining to the foregoing materials.

(c)	Officers of Reorganized Debtors

The existing senior officers of OCD who will serve initially in the same capacities after the Effective Date for Reorganized OCD shall be identified in a disclosure filed by the Debtors with the Bankruptcy Court on a date not less than ten (10) Business Days prior to the Objection Deadline, and shall designate the Chief Executive Officer. The executive officers of the other

Reorganized Debtors shall consist of executive officers as determined by Reorganized OCD on the Effective Date or thereafter.

5.17	Compensation and Benefit Programs

(a) Except and to the extent previously assumed or rejected by an order of the Bankruptcy Court, on or before the Confirmation Date, but subject to the occurrence of the Effective Date, all employee compensation and benefit programs of the Debtors as amended or modified, including programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed except for (i) executory contracts or plans specifically rejected pursuant to the Plan, and (ii) executory contracts or plans as have previously been rejected, are the subject of a motion to reject or have been specifically waived by the beneficiaries of any plans or contracts; provided, however, that the Debtors may pay all “retiree benefits” (as defined in Section 1114(a) of the Bankruptcy Code).

(b) OCD and any other of the Reorganized Debtors whose employees are covered by the Merged Plan shall assume and continue the Merged Plan, satisfy the minimum funding standards pursuant to 26 U.S.C. § 412 and 29 U.S.C. § 1082, and administer the Merged Plan in accordance with its terms and the provisions of ERISA. Further, nothing in the Plan of Reorganization shall be construed in any way as discharging, releasing or relieving the Debtors or the Debtors’ successors, including the Reorganized Debtors, or any party, in any capacity, from liability imposed under any law or regulatory provision with respect to the Merged Plan or Pension Benefit Guaranty Corporation.

(c) On the Effective Date, Reorganized OCD will adopt Management Arrangements, the terms and conditions of which shall be summarized in greater detail in Exhibit F, as it may be amended up to ten (10) Business Days prior to the Objection Deadline. On the Effective Date, management and designated employees of Reorganized OCD and the other Reorganized Debtors shall receive the benefits provided under such Management Arrangements on the terms and conditions provided for therein.

(d) All full-time employees and regular part-time employees of OCD and its Affiliates as of the Effective Date (excluding any employee who participates in the management incentive program portion of the Management Arrangements described in Section 5.17(c) above as of the Effective Date) shall be eligible to receive a grant of 100 shares of New OCD Common Stock, or appropriate equivalent interest, upon the Effective Date. Each award of 100 shares of New OCD Common Stock shall vest in its entirety on the third anniversary of the Effective Date, subject to accelerated vesting for OCD-approved retirements or in the event that OCD (or its applicable Affiliate) terminates the employee’s employment without cause. Accordingly, OCD shall reserve 2,000,000 shares of New OCD Common Stock for issuance to such employees (assuming 20,000 eligible employees worldwide), which shares represent approximately 1.52% of the primary number of shares of New OCD Common Stock to be outstanding immediately after the Effective Date (assuming issuance of approximately 131.4 million shares on the Effective Date and excluding options issued on the Effective Date). The terms and conditions of this employee incentive program shall be described more fully in the Employee Arrangements set forth on Exhibit F, as it may be amended up to ten (10) Business Days prior to the Objection Deadline.9

5.18	Continuation of Certain Orders

Notwithstanding anything in the Plan to the contrary, the Debtors will continue to pay any Claims authorized to be paid by an order of the Bankruptcy Court during the Chapter 11 Cases, pursuant to the terms and conditions of any such order.

5.19	Exit Facility

On or prior to the Effective Date, OCD and those Subsidiaries which are parties to the Exit Facility shall enter into all necessary and appropriate documentation to obtain, and in connection with, the Exit Facility.

ARTICLE VI

[Intentionally Omitted]

ARTICLE VII

TREATMENT OF EXECUTORY AND POST-PETITION CONTRACTS AND UNEXPIRED LEASES

7.1	Assumed Contracts and Leases

(a) Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by such Debtor, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion pending before the Bankruptcy Court as of the Confirmation Date to assume or reject such contract or lease or (iv) is listed on Schedule IV, to be filed at least ten (10) Business Days prior to the Objection Deadline, as being an executory contract or unexpired lease to be rejected; provided, however, that the Plan Proponents reserve the right, at any time prior to the Confirmation Date, to amend Schedule IV to add or delete any unexpired lease or executory contract. Moreover, except as otherwise provided in the Plan or an order of the Court entered prior to the Effective Date, as of the Effective Date, all of the Debtors’ post-petition contracts and leases entered into by one or more of the Debtors after the Petition Date shall be treated as

[9]	The Debtors reserve the right to propose an additional or other form of employee benefit or incentive program as part of the Employee Arrangements, the terms and conditions of which would be disclosed on Exhibit F, as it may be modified, revised and supplemented (as may be satisfactory in form and substance to the Reorganized Debtors and any other Plan Proponents) up to ten (10) Business Days prior to the Objection Deadline.

though they are executory contracts or unexpired leases that are assumed under the Plan. The Confirmation Order shall constitute an order of the Bankruptcy Court under Sections 365 and 1123 of the Bankruptcy Code, as applicable, approving the contract and lease assumptions described above, as of the Effective Date.

(b) Each executory contract and unexpired lease (including each post-petition contract and lease treated as an executory contract) that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

7.2	Payments Related to Assumption of Contracts and Leases

Any monetary amounts by which each executory contract and unexpired lease (including each post-petition contract and lease treated as an executory contract) to be assumed pursuant to the Plan is in default will be satisfied, under Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtors or the assignee of a Debtor assuming such contract or lease, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (iii) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be. To the extent not previously provided by the Court, the Confirmation Order shall contain provisions for notices of proposed assumptions and proposed Cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. If no proposed Cure amount is proposed by the Debtors, it shall be presumed that the Debtors are asserting that no Cure amount is required to be paid under Section 365(b)(1) of the Bankruptcy Code.

7.3	Assignments Related to the Restructuring Transactions

As of the effective time of an applicable Restructuring Transaction, any executory contract or unexpired lease (including any post-petition contract or lease treated as an executory contract) to be held by any Debtor or another surviving, resulting or acquiring corporation in an applicable Restructuring Transaction shall be deemed assigned to the applicable entity pursuant to section 105, 365 and/or 1123 of the Bankruptcy Code, as applicable.

7.4	Rejected Contracts and Leases

On the Effective Date, each executory contract and unexpired lease that is listed on Schedule IV, shall be rejected pursuant to Section 365 of the Bankruptcy Code. Each contract or lease listed on Schedule IV shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. The Plan Proponents reserve their right, at any time prior to the Confirmation Date, to amend Schedule IV to delete any unexpired lease or executory contract therefrom or add any unexpired lease or executory contract thereto. To the extent that an executory contract or unexpired lease (i) is not listed on Schedule IV, (ii) has not been previously rejected or (iii) is not subject to a motion to reject at the time of the Confirmation Date, such executory contract or unexpired lease shall be deemed assumed. Listing a contract or lease on Schedule IV shall not constitute an admission by a Debtor nor a Reorganized Debtor that such contract or lease is an executory contract or unexpired lease or that such Debtor or Reorganized Debtor has any liability thereunder. Without limiting the foregoing, any agreement entered into prior to the Petition Date by or on behalf of the Debtors with a holder of an Asbestos Personal Injury Claim with respect to the settlement of any OC Asbestos Personal Injury Claim or FB Asbestos Personal Injury Claim shall be deemed rejected as of the Effective Date to the extent such settlement agreement is deemed to be an executory contract within the meaning of Section 365(a) of the Bankruptcy Code. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections as of the Effective Date, pursuant to Section 365 of the Bankruptcy Code.

7.5	Rejection Damages Bar Date

If the rejection by a Debtor, pursuant to the Plan, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor, or the properties of any of them, unless a Proof of Claim is filed and served upon counsel to the Debtors, counsel to the Unsecured Creditors’ Committee and counsel to the Asbestos Claimants’ Committee, within thirty (30) days after service of the notice that the executory contract or unexpired lease has been rejected.

7.6	Indemnification Obligations

(a) Indemnification Obligations shall be deemed to be, and shall be treated as though they are, executory contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan as of the Effective Date, and such obligations shall survive confirmation of the Plan, remain unaffected by the Plan and shall not be discharged or impaired by the Plan, irrespective of whether the indemnification or reimbursement obligation is owed in connection with an event occurring before, on or after the Petition Date, except as may otherwise be provided in Schedule XVII, to be filed no later than ten (10) Business Days prior to the Objection Deadline; provided, however, that, except as otherwise provided in this Plan, indemnification obligations that are not Indemnification Obligations shall be deemed to be, and shall be treated as though they are, executory contracts that are rejected pursuant to Section 365 of the Bankruptcy Code as of the Effective Date.

(b) In addition to the foregoing, as of the Effective Date, the Reorganized Debtors shall obtain and maintain in full force tail insurance covering such risks as are presently covered for the benefit of all Persons who are or were officers or directors of the Debtors on the Petition Date or thereafter, except as may otherwise be provided in Schedule XVII, to be filed no later than ten (10) Business Days prior to the Objection Deadline, in a minimum amount and for a minimum period as shall be set forth in Schedule XVIII, to be filed no later than ten (10) Business Days prior to the Objection Deadline.

(c) Each of the provisions set forth in this Section 7.5 is an integral part of the Plan and is essential to its implementation. Each Person entitled to indemnification and insurance pursuant to this Section 7.5 shall have the right to independently seek the enforcement of each of the terms of this Section 7.5.

7.7	Insurance Policies and Agreements

(a) Assumed Insurance Policies and Agreements. The Debtors do not believe that the insurance policies issued to, or insurance agreements entered into by, the Debtors prior to the Petition Date constitute executory contracts. To the extent that such insurance policies or agreements are considered to be executory contracts, then, notwithstanding anything contained in Section 7.1 or 7.3 of the Plan to the contrary, the Plan shall constitute a motion to assume such insurance policies and agreements (except for those set forth on Schedule XI in accordance with Section 7.6(b) below), and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to Section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of each Debtor, its Estate, and all parties in interest in the Chapter 11 Cases. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments are required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such insurance policy or agreement. To the extent that the Bankruptcy Court determines otherwise as to any such insurance policy or agreement, the Debtors reserve the right to seek rejection of such insurance policy or agreement or other available relief. In accordance with Sections 10.3 and 11.3 of the Plan, the rights of the Debtors under the insurance policies and agreements constituting (i) the OC Asbestos Personal Injury Liability Insurance Assets shall, to the extent necessary, be deemed assigned to the OC Sub-Account of the Asbestos Personal Injury Trust as of the Effective Date and (ii) the FB Asbestos Property Damage Insurance Assets shall, to the extent necessary, be deemed assigned to the FB Asbestos Property Damage Trust as of the Effective Date, and, pursuant to Section 365 of the Bankruptcy Code, the Debtors shall have no further liability thereunder from and after June 18, 2001.

(b) Rejected Insurance Policies and Agreements

If the Wellington Agreement is determined to be an executory contract, OCD has agreed that it will not reject the Wellington Agreement as an executory contract. To the extent that any or all of the insurance policies and agreements set forth on Schedule XI, to be filed no later than ten (10) Business Days prior to the Objection Deadline, are considered to be executory contracts, then, notwithstanding anything contained in Section 7.1 or 7.3 of the Plan to the contrary, the Plan shall constitute a motion to reject the insurance policies and agreements set forth on Schedule XI, and the entry of the Confirmation Order shall constitute approval of such rejection pursuant to Section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected insurance policy or agreement set forth on Schedule XI is burdensome and that the rejection thereof is in the best interest of each Debtor, its estate, and all parties in interest in the Chapter 11 Cases.

(c)	Reservation of Rights

Nothing contained in the Plan, including this Section 7.6, shall constitute a waiver of any claim, right, or cause of action that the Debtors, the Asbestos Personal Injury Trust, the FB Asbestos Property Damage Trust, or the Reorganized Debtors, as the case may be, may hold against the insurer under any policy of insurance or insurance agreement. Except as otherwise provided in Section 14.10 and with the exception of issues that are expressly resolved by the Bankruptcy Court or the District Court in the Plan or Confirmation Order relating to whether or not insurance policies and related settlement agreements may be assigned pursuant to the Plan, nothing in the Plan or Confirmation Order shall preclude by reason of collateral estoppel:

(i) any insurer from litigating or arbitrating in an appropriate forum (A) any claims for coverage that may be made by OCD, the Asbestos Personal Injury Trust, or anyone else claiming rights under insurance policies issued to OCD; (B) any coverage defenses or counter-claims that such insurer wishes to assert in response to such claims for coverage; (C) the reasonableness of the Asbestos Personal Injury Trust Distribution Procedures; and (D) the amount of asbestos liabilities applicable to such claims for coverage; and

(ii) OCD, the Asbestos Personal Injury Trust, or anyone else claiming rights under insurance policies issued to OCD from litigating or arbitrating in an appropriate forum (A) any claims for coverage under such insurance policies; (B) any coverage defenses or counter-claims that may be asserted by insurers in response to such claims for coverage; (C) the reasonableness of the Asbestos Personal Injury Trust Distribution Procedures; and (D) the amount of asbestos liabilities applicable to such claims for coverage.

ARTICLE VIII

PROVISIONS GOVERNING DISTRIBUTIONS

8.1	Distributions for Claims Allowed as of the Initial Distribution Date

Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on, or as soon as practicable after, the Initial Distribution Date. Notwithstanding anything herein to the contrary, distributions on account of Administrative Claims that are Allowed Claims as of the Effective Date shall be made on, or as soon as practicable after, the Effective Date, with no action to enforce a right to such payment until at least thirty (30) days after the Effective Date. Notwithstanding anything herein to the contrary, distributions on account of (i) Class A7 and B8 Claims shall be made in accordance with the terms and conditions of the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures, and (ii) Class B9 Claims shall be made in accordance with the terms and conditions of the FB Asbestos Property Damage Trust Agreement and the FB Asbestos Property Damage Trust Distribution Procedures. Distributions on account of Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Section 9.4 of the Plan. Notwithstanding the date on which any distribution of New OCD Securities is actually made to a holder of a Claim that is an Allowed Claim on the Effective Date, as of the date of the distribution such holder shall be deemed to have the rights of a holder of such securities distributed as of the Initial Distribution Date.

8.2	Interest on Claims

Unless otherwise specifically provided for in the Plan, the Confirmation Order, or the Asbestos Personal Injury Trust Distribution Procedures, or required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

8.3	Distributions under the Plan

(a) The Disbursing Agent or, in the case of the Bondholders Claims, the appropriate Pre-petition Indenture Trustee, shall make all distributions required under the Plan, except to holders of Asbestos Personal Injury Claims and FB Asbestos Property Damage Claims. Asbestos Personal Injury Claims shall be satisfied in accordance with the distribution procedures described in the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures. FB Asbestos Property Damage Claims shall be satisfied in accordance with the distribution procedures described in the FB Asbestos Property Damage Trust Agreement and the FB Asbestos Property Damage Trust Distribution Procedures.

(b) If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, such Disbursing Agent shall be entitled to receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

8.4	Record Date for Distributions to Holders of Allowed Claims (Other Than Asbestos Personal Injury Claims or FB Asbestos Property Damage Claims)

At the close of business on the Distribution Record Date, the transfer records for Claims (other than Asbestos Personal Injury Claims or FB Asbestos Property Damage Claims), including the Bank Holders Claims and Bondholders Claims, shall be closed, and there shall be no further changes in the record holders of such Claims. None of the Reorganized Debtors, the Disbursing Agent, if any, CSFB, as agent for the Bank Holders nor the applicable Pre-petition Indenture Trustee under the Pre-petition Bond Indenture for the Bondholders shall have any obligation to recognize any transfer of Allowed Claims, including, without limitation, Allowed Bank Holders Claims or Allowed Bondholders Claims, as applicable, occurring after the Distribution Record Date, and they shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

Distributions to holders of Bondholder Claims administered by the Pre-petition Indenture Trustees shall be made by means of book-entry exchange through the facilities of the Depository

Trust Corporation (“DTC”) in accordance with the customary practices of the DTC, as and to the extent practicable. In connection with such book-entry exchange, each Pre-petition Indenture Trustee shall deliver instructions to the DTC directing the DTC to effect distributions (net of Pre-petition Indenture Trustee fees and expenses) on a pro rata basis as provided under the Plan with respect to the Bondholder Claims upon which such Indenture Trustee acts as trustee.

8.5	Means of Cash Payment

Cash payments made pursuant to the Plan shall be in United States funds by means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the Debtors, the Reorganized Debtors, the Disbursing Agent, or, as applicable, such other payor shall determine in their sole discretion.

8.6	Fractional New OCD Common Stock; Other Distributions

(a) No fractional shares of New OCD Common Stock shall be issued or distributed under the Plan. If any distribution pursuant to the Plan would otherwise result in the issuance of New OCD Common Stock that is not a whole number, the actual distribution of shares of such stock shall be rounded to the next higher or lower whole number as follows: (i) fractions of greater than one-half ( 1/2) shall be rounded to the next higher whole number, and (ii) fractions of one-half ( 1/2) or less shall be rounded to the next lower whole number. The total number of shares of New OCD Common Stock and the Senior Notes to be distributed pursuant to the Plan shall be adjusted as necessary to account for the rounding provided for herein.

(b) No consideration shall be provided in lieu of fractional shares that are rounded down. Unless otherwise agreed by the Debtors, the Senior Notes shall only be issued with a principal amount in multiples of $1,000 or integral multiples thereof. The principal amount of the Senior Notes that would have been distributed in amounts of other than $1,000 shall be rounded as follows: (i) amounts equal to or less than $500 shall be reduced to $0.00 and (ii) amounts greater than $500 shall be increased to $1,000.

(c) In addition, the payment of fractions of dollars shall not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of the fraction to the nearest whole dollar (up and down), with half dollars rounded down.

(d) The Disbursing Agent, or any agent or servicer, as the case may be, shall not make any payment of less than one hundred dollars ($100.00) with respect to any Claim.

8.7	Delivery of Distributions

Distributions to holders of Allowed Claims in all Classes other than Classes A7, B8 and B9 shall be made by the Disbursing Agent or the applicable Pre-petition Indenture Trustee, as the case may be. If any holder’s distribution is returned as undeliverable, no further distributions to such holder shall be made until the Disbursing Agent (or Pre-petition Indenture Trustee as applicable) is notified of such holder’s then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made by the Disbursing Agent (or the Pre-petition Indenture Trustee as applicable)

shall be returned to the Reorganized Debtors until such distributions are claimed. All the claims for undeliverable distributions made by the Disbursing Agent or the Pre-petition Indenture Trustee, as the case may be, must be made on or before the first (1st) anniversary of the Effective Date, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require the Debtors, Reorganized Debtors, any Disbursing Agent, the Administrative Agent for the Bank Holders or any Pre-petition Indenture Trustee to attempt to locate any holder of an Allowed Claim after the first (1st) anniversary of the Effective Date.

8.8	Surrender of Pre-petition Bonds

(a)	Pre-petition Bonds

Except as provided in Section 8.8(b) hereof in connection with lost, stolen, mutilated or destroyed Pre-petition Bonds, each holder of an Allowed Claim evidenced by a Pre-petition Bond shall tender such Pre-petition Bond to the respective Pre-petition Indenture Trustee in accordance with written instructions to be provided in a letter of transmittal to such holders by the Pre-petition Indenture Trustee as promptly as practicable following the Effective Date. Such letter of transmittal shall specify that delivery of such Pre-petition Bonds will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Pre-petition Bonds with the letter of transmittal in accordance with such instructions. Such letter of transmittal shall also include, among other provisions, customary provisions with respect to the authority of the holder of the applicable note or Pre-petition Bonds to act and the authenticity of any signatures required on the letter of transmittal. All surrendered Pre-petition Bonds shall be marked as cancelled and delivered by the respective Pre-petition Indenture Trustee to the Reorganized Debtors.

(b)	Lost, Mutilated or Destroyed Pre-petition Bonds

In addition to any requirements under the applicable certificate or articles of incorporation or bylaws of the applicable Debtor, any holder of indebtedness or obligation of a Debtor evidenced by a Pre-petition Bond that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering the Pre-petition Bond, deliver to the Pre-petition Indenture Trustee (i) evidence satisfactory to the Pre-petition Indenture Trustee of the loss, theft, mutilation or destruction; and (ii) such indemnity as may be required by the Pre-petition Indenture Trustee to hold the Pre-petition Indenture Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a holder of a Pre-petition Bond.

(c)	Failure to Surrender Cancelled Pre-petition Bonds

Any holder of a Pre-petition Bond that fails to surrender or be deemed to have surrendered such Pre-petition Bond before the first (1st) anniversary of the Effective Date shall have its Claim for a distribution on account of such Pre-petition Bond discharged and shall be forever barred from asserting any such Claim against any Reorganized Debtor or their respective property.

(d)	Distributions upon Receipt of Pre-petition Bonds

No distribution of property under the Plan shall be made to or on behalf of any such holders unless and until such Pre-petition Bond is received by the appropriate Pre-petition Indenture Trustee, or the unavailability of such Pre-petition Bond is established to the reasonable satisfaction of the appropriate Pre-petition Indenture Trustee or such requirement is waived by the Reorganized Debtors.

8.9	Withholding and Reporting Requirements

In connection with the Plan and all distributions thereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and backup withholding and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority, and all distributions thereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

8.10	Setoffs

The Debtors and the Reorganized Debtors may, but shall not be required to, pursuant to Section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the payments or other distributions to be made pursuant hereto on account of such Claim (before any distribution is made on account of such Allowed Claim), the claims, equity interests, rights and causes of action of any nature whatsoever that the Debtors or the Reorganized Debtors may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights and causes of action that the Debtors or the Reorganized Debtors may possess against any such holder, except as specifically provided herein.

ARTICLE IX

PROCEDURES FOR RESOLVING DISPUTED,

CONTINGENT AND UNLIQUIDATED CLAIMS AND DISPUTED INTERESTS

9.1	Prosecution of Objections to Certain Claims

(a) Unless otherwise ordered by the Bankruptcy Court, only the Debtors, the Reorganized Debtors or the Disbursing Agent shall have the authority to file objections to settle, compromise, withdraw or litigate objections to Claims, other than with respect to (i) the applications for the allowance of compensation and reimbursement of expenses of professionals under Section 330 of the Bankruptcy Code, (ii) Asbestos Personal Injury Claims, and (iii) FB Asbestos Property Damage Claims.

(b) From and after the Confirmation Date, the Reorganized Debtors or the Disbursing Agent may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

(c) All objections to Claims, other than Asbestos Personal Injury Claims and FB Asbestos Property Damage Claims, must be filed and served on the holders of such Claims by the Claims Objection Deadline. Nothing contained herein, however, shall limit the Debtors’ or Reorganized Debtors’ right to object to any Claims, other than Asbestos Personal Injury Claims and FB Asbestos Property Damage Claims, filed or amended after the Claims Objection Deadline. If an objection has not been filed to a Proof of Claim or a scheduled Claim, other than Asbestos Personal Injury Claims and FB Asbestos Property Damage Claims, by the Claims Objection Deadline, the Claim to which the Proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been Allowed earlier.

(d) Notwithstanding anything contained in the Plan to the contrary, the Debtors shall not be required to take any further action with respect to any proofs of claim filed against any of the Debtors on account of asserted Asbestos Personal Injury Claims. As set forth in Sections 5.15(b), 10.4 and 11.4 hereof, all Asbestos Personal Injury Claims against any and all of the Debtors shall be exclusively channeled to the Asbestos Personal Injury Trust, and shall be subject to the Asbestos Personal Injury Channeling Injunction.

9.2	No Distributions Pending Allowance

Notwithstanding any other provision in this Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

9.3	Disputed Distribution Reserve

(a) On, or as soon as practicable after, the Initial Distribution Date, the Reorganized Debtors shall transmit to the Disputed Distribution Reserve Cash in an amount equal to the sum of (i) the Face Amount of each Administrative Claim, Priority Tax Claim, Other Priority Claim, Other Secured Tax Claim, Other Secured Claim and Convenience Claim that is a Disputed Claim as of the Effective Date, or (ii) such lesser amount for any such Disputed Claim that may be agreed upon by the holder of such Disputed Claim and the Reorganized Debtors, or that may be approved by the Bankruptcy Court at or prior to the Confirmation Hearing. The Disbursing Agent shall reserve for the account of each holder of a Disputed Claim described in the immediately preceding sentence, Cash in the Face Amount thereof (or such lesser amount as such holder and the Reorganized Debtors may agree or as may be approved by the Bankruptcy Court at or prior to the Confirmation Hearing); provided, however, that the Cash transmitted to, and reserved by, the Disbursing Agent pursuant to this Section 9.3(a) may be held by the Disbursing Agent in a single interest bearing account, fund or reserve (provided further, however, that separate book entries for each Claim shall be maintained by the Disbursing Agent) to be established and maintained by the Disbursing Agent pending resolution of the Disputed Claims described in this Section 9.3(a).

(b) In addition, on, or as soon as practicable after, the Initial Distribution Date, the Reorganized Debtors shall transmit to the Disputed Distribution Reserve the Reserved OCD Distribution Package. The Disbursing Agent shall reserve (from the Reserved OCD Distribution Package) for the account of each holder of a Disputed Class A6-A or Class A6-B Claim Cash, New OCD Common Stock, or such other property which would otherwise be distributable to such holder on the Initial Distribution Date in accordance with the Plan were such Disputed Claim an Allowed Claim (in the Face Amount thereof) as of the Effective Date (or property of a lesser value as such holder and the Reorganized Debtors may agree or as may be approved by the Bankruptcy Court). Moreover, the Reserved OCD Distribution Package shall be set aside and segregated from the property received by the Disbursing Agent pursuant to Sections 9.3(a) and 9.3(c); provided, however, that the Cash portion of the Reserved OCD Distribution Package may be held by the Disbursing Agent in a single interest bearing account, fund or reserve (provided further, however, that separate book entries for each Claim shall be maintained by the Disbursing Agent) to be established and maintained by the Disbursing Agent pending resolution of the Disputed Claims described in this Section 9.3(b). Without limiting the foregoing, at all times after the Initial Distribution Date, the holders of Disputed Class A6-A and A6-B Claims shall have the sole right to the Reserved OCD Distribution Package in the Disputed Distribution Reserve, and the Disbursing Agent shall not disburse or distribute any portion of such package to any Person prior to the Final Distribution Date (subject to Section 9.5 hereof) other than to holders of Disputed Class A6-A or A6-B Claims that become Allowed in accordance with the terms of this Plan subsequent to the Effective Date, without further order of the court.

(c) In addition, on, or as soon as practicable after, the Initial Distribution Date, the Reorganized Debtors shall transmit to the Disputed Distribution Reserve the Standard Combination of Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to the sum of (i) the Face Amount of each Class B6 through Class U6 Claim that is a Disputed Claim as of the Effective Date, or (ii) such lesser amount for any such Disputed Claim that may be agreed upon by the holder of such Disputed Claim and the Reorganized Debtors, or that may be approved by the Bankruptcy Court at or prior to the Confirmation Hearing. The Disbursing Agent shall reserve for the account of each holder of a Disputed Claim in each of the respective Classes B6-U6, the Standard Combination of Cash and New OCD Common Stock with an aggregate value as of the Effective Date equal to (i) the Face Amount of such Disputed Claim, or (ii) such lesser amount for any such Disputed Claim that may be agreed upon by the holder of such Disputed Claim and the Reorganized Debtors, or that may be approved by the Bankruptcy Court at or prior to the Confirmation Hearing; provided, however, that the Cash transmitted to, and reserved by, the Disbursing Agent pursuant to this Section 9.3(c) may be held by the Disbursing Agent in a single interest bearing account, fund or reserve (provided further, however, that separate book entries for each Claim shall be maintained by the Disbursing Agent) to be established and maintained by the Disbursing Agent pending resolution of the Disputed Claims described in this Section 9.3(c).

9.4	Distributions on Account of Disputed Claims Once They are Allowed

(a) On each Quarterly Distribution Date, the Disbursing Agent shall make payments and distributions from the Disputed Distribution Reserve to each holder of a Disputed Claim that has become an Allowed Claim during the preceding calendar quarter.

(b) Pursuant to Sections 3.1, 3.2, 3.3(a), 3.4(a), 3.5(a), 3.6(a), 3.7(a), 3.8(a), 3.9(a), 3.10(a), 3.11(a), 3.12(a), 3.13(a), 3.14(a), 3.15(a), 3.16(a), 3.17(a), 3.18(a), 3.19(a), 3.20(a), 3.21(a), 3.22(a), and 3.23(a) of the Plan, the Disbursing Agent shall distribute to each holder of a Disputed Claim described in Section 9.3(a) above, which becomes an Allowed Claim after the Effective Date, Cash from the Distributed Distribution Reserve in an amount equal to the Allowed amount of such Claim. Any Cash transmitted to the Disputed Distribution Reserve pursuant to Section 9.3(a) above, which is remaining in the Disputed Distribution Reserve after all distributions on account of Claims described in Section 9.3(a) have been made, shall constitute, and shall be deemed to constitute, Excess Available Cash.

(c) Pursuant to Sections 3.3(d) and 3.3(e) of the Plan, and subject to Section 8.2 of the Plan, the Disbursing Agent shall distribute to each holder of a Disputed Class A6-A or Class A6-B Claim, as the case may be, which becomes an Allowed Claim after the Effective Date, property from the Disputed Distribution Reserve that would have been distributed to the holder of such Claim had such Claim been an Allowed Claim as of the Effective Date, which distribution shall be equal to the product of (x) the Class A6-A Initial Recovery Percentage (in the case of Allowed Class A6-A Claims) or the Class A6-B Initial Recovery Percentage (in the case of Allowed Class A6-B Claims), and (y) such holder’s Allowed Claim, and shall be in the Standard Combination of Cash and New OCD Common Stock.

(d) Pursuant to Sections 3.4(c), 3.5(c), 3.6(c), 3.7(c), 3.8(c), 3.9(c), 3.10(c), 3.11(c), 3.12(b), 3.13(b), 3.14(b), 3.15(b), 3.16(b), 3.17(b), 3.18(b), 3.19(b), 3.20(b), 3.21(b), 3.22(b), and 3.23(b) of the Plan, and subject to Section 8.2 of the Plan, the Disbursing Agent shall distribute to each holder of a Disputed Claim in each of the respective Classes B6-U6, which becomes an Allowed Claim after the Effective Date, the Standard Combination of Cash and New OCD Common Stock from the Disputed Distribution Reserve with an aggregate value as of the Effective Date equal to the Allowed amount of such Claim (excluding post-petition interest). Any Cash and New OCD Common Stock transmitted to the Disputed Distribution Reserve pursuant to Section 9.3(c) above, which is remaining in the Disputed Distribution Reserve after all distributions on account of Claims described in Section 9.3(c) have been made, shall constitute, and shall be deemed to constitute, Excess Available Cash and Excess New OCD Common Stock, respectively.

9.5	Final Distributions from the Disputed Distribution Reserve

(a) On the Final Distribution Date, the Disbursing Agent shall distribute the Excess Available Cash, the Excess New OCD Common Stock and the Excess Litigation Trust Recoveries, if any, from the Disputed Distribution Reserve to holders of Allowed Claims in Classes A5, A6-A and A6-B and to the OC Sub-Account, pursuant to Section 3.3 of the Plan.

(b) Notwithstanding anything to the contrary herein, Section 8.6(d) of the Plan shall apply with equal force and effect to the distributions from the Disputed Distribution Reserve described in this Article IX. Moreover, if the aggregate value of the Cash, New OCD Common Stock and Litigation Trust Recoveries in the Disputed Distribution Reserve as of the Final Distribution Date is less than $1 million (before taking into account any distributions otherwise payable on such date), then, for purposes of administrative convenience, such Cash, New OCD Common Stock and Litigation Trust Recoveries shall revert to the Reorganized Debtors free of any restrictions thereon.

ARTICLE X

THE ASBESTOS PERSONAL INJURY TRUST

10.1	The Asbestos Personal Injury Trust

The Asbestos Personal Injury Trust is intended to be a “qualified settlement fund” within the meaning of Treasury Regulations Section 1.468B-1, et seq., promulgated under Section 468B of the IRC. Pursuant to the Asbestos Personal Injury Trust Agreement, the Asbestos Personal Injury Trust will have two separate sub-accounts: the OC Sub-Account and the FB Sub-Account. The purpose of the Asbestos Personal Injury Trust shall be to, among other things, (i) exclusively process, liquidate, and pay all Asbestos Personal Injury Claims in accordance with the Plan, the Asbestos Personal Injury Trust Distribution Procedures, and the Confirmation Order and (ii) preserve, hold, manage, and maximize the assets of the Asbestos Personal Injury Trust (including both the OC Sub-Account and the FB Sub-Account) for use in paying and satisfying Asbestos Personal Injury Claims. The Asbestos Personal Injury Trust shall comply in all respects with the requirements set forth in Section 524(g)(2)(B)(i) of the Bankruptcy Code.

10.2	Appointment of Asbestos Personal Injury Trustees

On the Confirmation Date, effective as of the Effective Date, the Bankruptcy Court shall appoint the individuals selected jointly by the Asbestos Claimants’ Committee and the Future Claimants’ Representative (as identified in the Asbestos Personal Injury Trust Agreement), with notice to the Debtors, to serve as the Asbestos Personal Injury Trustees for the Asbestos Personal Injury Trust.

10.3	Transfers of Property to the Asbestos Personal Injury Trust

(a)	Transfer of the Plan Consideration to the OC Sub-Account of the Asbestos Personal Injury Trust

The Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account the property and consideration set forth in Section 3.3(f)(iii) in the manner and at the times set forth therein.

The Reorganized Debtors will also execute and deliver to the Asbestos Personal Injury Trust such documents as the Asbestos Personal Injury Trustees reasonably request to issue the New OCD Common Stock to be distributed to the Asbestos Personal Injury Trust in the name of the Asbestos Personal Injury Trust or a nominee and transfer and assign to the Asbestos Personal Injury Trust all other assets which constitute the assets of the Asbestos Personal Injury Trust.

(b)	Transfer of the Plan Consideration to the FB Sub-Account of the Asbestos Personal Injury Trust

The Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust for allocation to the FB Sub-Account the consideration set forth in Section 3.4(d)(iii) in the manner and at the times set forth therein.

The Reorganized Debtors will also execute and deliver, or will use all commercially reasonable efforts to cause the trustee of the Fibreboard Insurance Settlement Trust to execute and deliver, to the Asbestos Personal Injury Trust such documents as the Asbestos Personal Injury Trustees reasonably request in connection with the transfer and assignment of the Existing Fibreboard Insurance Settlement Trust Assets and the FB Reversions.

(c)	Transfer and Assignment of Certain Rights Relating to the FB Reversions

On the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall irrevocably transfer and assign to the Asbestos Personal Injury Trust all rights, remedies, claims, causes of action, suits or proceedings in respect of the FB Reversions, for allocation to the FB Sub-Account.

(d)	Transfer of Books and Records to the Asbestos Personal Injury Trust

On the Effective Date, or as soon thereafter as is practicable, at the sole cost and expense of the Asbestos Personal Injury Trust and in accordance with written instructions provided to the Reorganized Debtors by the Asbestos Personal Injury Trust, the Reorganized Debtors will transfer and assign, and will use all commercially reasonable efforts to cause the trustee of the Fibreboard Insurance Settlement Trust to transfer and assign, to the Asbestos Personal Injury Trust all books and records of the Debtors and the Fibreboard Insurance Settlement Trust that pertain directly to Asbestos Personal Injury Claims that have been asserted against the Debtors and/or the Fibreboard Insurance Settlement Trust. The Debtors will request that the Bankruptcy Court, in the Confirmation Order, rule that such transfers shall not result in the invalidation or waiver of any applicable privileges pertaining to such books and records.

10.4	Assumption of Certain Liabilities by the Asbestos Personal Injury Trust

(a)	OC Asbestos Personal Injury Claims

In consideration for the property transferred to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account, and in furtherance of the purposes of the Asbestos Personal Injury Trust and the Plan, the Asbestos Personal Injury Trust shall, and shall be deemed to, assume any and all obligations, liability and responsibility for the OC Asbestos Personal Injury Claims (regardless of whether such Claims are or may be asserted against OCD or any of the other Debtors), and each of the Debtors, the Reorganized Debtors and each of their respective Related Persons and property shall have no further financial or other obligation, responsibility or liability therefor. The Asbestos Personal Injury Trust shall also assume, and shall be deemed to assume, any and all obligations, liability and responsibility for premiums, deductibles, retrospective premium adjustments, security or collateral arrangements, and any other charges, costs, fees, or expenses (if any) that become due to any insurer in connection with (i) the OC Asbestos Personal Injury Liability Insurance Assets as a result of OC Asbestos Personal Injury Claims, (ii) asbestos-related personal injury claims against Persons insured under policies included in the OC Asbestos Personal Injury Liability Insurance Assets by reason of vendors’ endorsements, or (iii) the indemnification provisions of settlement agreements that OC made prior to the Confirmation Date with any insurers, to the extent that those indemnity provisions relate to Asbestos Personal Injury Claims, and each of the Reorganized Debtors and its respective Related Persons shall have no further financial or other obligation, responsibility or liability for any of the foregoing.

(b)	FB Asbestos Personal Injury Claims

In consideration for the property transferred to the Asbestos Personal Injury Trustees for allocation to the FB Sub-Account, and in furtherance of the purposes of the Asbestos Personal Injury Trust and the Plan, the Asbestos Personal Injury Trust shall, and shall be deemed to, assume any and all obligations, liability and responsibility for, under or relating to any and all FB Asbestos Personal Injury Claims (regardless of whether such Claims are or may be asserted against Fibreboard or any of the other Debtors), and each of the Debtors, the Reorganized Debtors and each of their respective Related Persons and property shall have no further financial or other obligation, responsibility or liability therefor.

10.5	Certain Property Held in Trust by the Reorganized Debtors or the Fibreboard Insurance Settlement Trust

If and to the extent that any assets, claims, rights or other property of the Reorganized Debtors or of the Fibreboard Insurance Settlement Trust to be transferred to the Asbestos Personal Injury Trust, under applicable law or any binding contractual provision, cannot be effectively transferred, or if for any reason after the Effective Date the Reorganized Debtors or the trustees of the Fibreboard Insurance Settlement Trust, as the case may be, shall retain or receive any assets, claims, rights or other property that is owned by the Reorganized Debtors, the Debtors or the Fibreboard Insurance Settlement Trust (as the case may be) and is to be transferred pursuant to the Plan to the Asbestos Personal Injury Trust, then the Reorganized Debtors or the trustees of the Fibreboard Insurance Settlement Trust, as the case may be, shall hold such property (and any proceeds thereof) in trust for the benefit of the party entitled to receive the transfer of such asset under the Plan (or the benefit of such asset) and will take such actions with respect to such property (and any proceeds thereof) as such party entitled to receive the transfer of such asset under the Plan (or the benefit of such asset) shall direct in writing.

10.6	Cooperation with Respect to Insurance Matters

The Reorganized Debtors shall cooperate with the Asbestos Personal Injury Trust and use commercially reasonable efforts to take or cause to be taken all appropriate actions and to do or cause to be done all things necessary or appropriate to effectuate the transfer of the OC Asbestos Personal Injury Liability Insurance Assets to the Asbestos Personal Injury Trust for allocation to the OC Sub-Account. By way of enumeration and not of limitation, the Reorganized Debtors each shall be obligated (i) to provide the Asbestos Personal Injury Trust with copies of insurance policies and settlement agreements included within or relating to the OC Asbestos Personal Injury Liability Insurance Assets; (ii) to provide the Asbestos Personal Injury Trust with information necessary or helpful to the Asbestos Personal Injury Trust in connection with its efforts to obtain insurance coverage for Asbestos Personal Injury Claims; (iii) to execute further assignments or allow the Asbestos Personal Injury Trust to pursue claims relating to the OC Asbestos Personal Injury Liability Insurance Assets in its name (subject to appropriate disclosure of the fact that the Asbestos Personal Injury Trust is doing so and the reasons why it is doing so), including by means of arbitration, alternative dispute resolution proceedings or litigation, to the extent necessary or helpful to the efforts of the Asbestos Personal Injury Trust to obtain insurance coverage under the OC Asbestos Personal Injury Liability Insurance Assets for Asbestos Personal Injury Claims; and (iv) to pursue and recover insurance coverage in its own name or right to the extent that the transfer and assignment of the OC Asbestos Personal Injury Liability Insurance Assets to the Asbestos Personal Injury Trust is not able to be fully effectuated. The Asbestos Personal Injury Trust shall be obligated to compensate the Reorganized OCD for all costs and expenses reasonably incurred in connection with providing assistance to the Asbestos Personal Injury Trust pursuant to this Section 10.6, including, without limitation, out-of-pocket costs and expenses, consultant fees, and attorneys’ fees.

10.7	Asbestos Personal Injury Trust Indemnity Obligations

The Asbestos Personal Injury Trust shall have the indemnification obligations set forth in the Asbestos Personal Injury Trust Agreement, the full terms and conditions of which are incorporated herein by reference, including those described below.

(a) OC and the Reorganized Debtors shall be entitled to indemnification from the Asbestos Personal Injury Trust for any expenses, costs, and fees (including reasonable attorneys’ fees and costs, but excluding any such expenses, costs and fees incurred prior to the Effective Date), judgments, settlements, or other liabilities arising from or incurred in connection with any action based upon, arising out of, or attributable to Asbestos Personal Injury Claims, including, but not limited to, indemnification or contribution for such claims prosecuted against the Reorganized Debtors.

(b) This Section 10.7 is an integral part of the Plan and is essential to its implementation. Each of the Reorganized Debtors, their Related Persons and any other Persons protected by the indemnifications and other provisions set forth in this Section 10.7 shall have the right to independently seek the enforcement of such indemnifications.

10.8	Authority of the Debtors

On the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary to enable them to implement effectively the provisions of the Plan, the Confirmation Order and the Asbestos Personal Injury Trust Agreement.

ARTICLE XI

FB ASBESTOS PROPERTY DAMAGE TRUST

11.1	The FB Asbestos Property Damage Trust

Effective as of the later of (i) the date the FB Asbestos Property Damage Trustee has executed the FB Asbestos Property Damage Trust Agreement and (ii) the Effective Date, the FB Asbestos Property Damage Trust shall be created. The FB Asbestos Property Damage Trust is intended to be a “qualified settlement fund” within the meaning of Treasury Regulations Section 1.468B-1, et seq., promulgated under Section 468B of the IRC. The purpose of the FB Asbestos Property Damage Trust shall be to, among other things, (i) exclusively process, liquidate, and pay all FB Asbestos Property Damage Claims in accordance with the Plan, the FB Asbestos Property Damage Trust Distribution Procedures, and the Confirmation Order and (ii) preserve, hold, manage, and maximize the assets of the FB Asbestos Property Damage Trust for use in paying and satisfying FB Asbestos Property Damage Claims.

11.2	Appointment of FB Asbestos Property Damage Trustee

On the Confirmation Date, effective as of the Effective Date, the Bankruptcy Court shall appoint the individual selected by the Debtors (as identified in the FB Asbestos Property Damage Trust Agreement) to serve as the FB Asbestos Property Damage Trustee for the FB Asbestos Property Damage Trust.

11.3	Transfer of Certain Property to the FB Asbestos Property Damage Trust

(a)	Transfer of Books and Records

On the Effective Date, or as soon thereafter as is practicable, at the sole cost and expense of the FB Asbestos Property Damage Trust and in accordance with written instructions provided to the Reorganized Debtors by the FB Asbestos Property Damage Trust, the Reorganized Debtors will transfer and assign to the FB Asbestos Property Damage Trust copies of all books and records of the Debtors that pertain directly to FB Asbestos Property Damage Claims that have been asserted against the Debtors and/or the Fibreboard Insurance Settlement Trust. The Debtors will request that the Bankruptcy Court, in the Confirmation Order, rule that such transfers shall not result in the invalidation or waiver of any applicable privileges pertaining to such books and records.

(b)	Transfer of Certain Property to the FB Asbestos Property Damage Trust

The Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the FB Asbestos Property Damage Trust the property and consideration set forth in Section 3.4(e)(ii) in the manner and at the times set forth therein.

11.4	Assumption of Certain Liabilities by the FB Asbestos Property Damage Trust

In consideration for the property transferred to the FB Asbestos Property Damage Trust pursuant to Section 11.3 hereof, and in furtherance of the purposes of the FB Asbestos Property Damage Trust and the Plan, the FB Asbestos Property Damage Trust shall, and shall be deemed to, assume any and all obligations, liability and responsibility for, under or relating to any and all FB Asbestos Property Damage Claims, and each of the Reorganized Debtors and its respective Related Persons shall have no further financial or other obligations, responsibility or liability therefor. The FB Asbestos Property Damage Trust shall, and shall be deemed to, also assume any and all obligations, liability and responsibility for any and all premiums, deductibles, retrospective premium adjustments, security or collateral arrangements, and any other charges, costs, fees, or expenses (if any) that become due to any insurer in connection with the FB Asbestos Property Damage Insurance Assets as a result of FB Asbestos Property Damage Claims, asbestos-related property damage claims against Persons insured under policies included in the FB Asbestos Property Damage Insurance Assets by reason of vendors’ endorsements, or under the indemnity provisions of settlement agreements that the Debtors made with any insurers prior to the Confirmation Date to the extent that those indemnity provisions relate to FB Asbestos Property Damage Claims, and each of the Reorganized Debtors and its respective Related Persons shall have no further financial or other obligations, responsibility or liability for any of the foregoing; provided, however, that such liability of the FB Asbestos Property Damage Trust shall be limited to the extent of the benefits of such insurance policies, as reasonably determined by the FB Asbestos Property Damage Trustee, so that the FB Asbestos Property Damage Trust may elect to terminate such liability in the event that the FB Asbestos Property Damage Trustee determines that the benefits of maintaining the insurance policies are no longer worth the costs.

11.5	Cooperation with Respect to Insurance Matters

The Reorganized Debtors shall cooperate with the FB Asbestos Property Damage Trust and use commercially reasonable efforts to take or cause to be taken all appropriate actions and to do or cause to be done all things necessary or appropriate to effectuate the transfer of the FB Asbestos Property Damage Insurance Assets to the FB Asbestos Property Damage Trust. By way of enumeration and not of limitation, the Reorganized Debtors each shall be obligated (i) to provide the FB Asbestos Property Damage Trust with copies of insurance policies and settlement agreements included within or relating to the FB Asbestos Property Damage Insurance Assets; (ii) to provide the FB Asbestos Property Damage Trust with information necessary or helpful to the FB Asbestos Property Damage Trust in connection with its efforts to obtain insurance coverage for FB Asbestos Property Damage Claims; (iii) to execute further assignments or allow the FB Asbestos Property Damage Trust to pursue claims relating to the FB Asbestos Property Damage Insurance Assets in its name (subject to appropriate disclosure of the fact that the FB Asbestos Property Damage Trust is doing so and the reasons why it is doing so), including by means of arbitration, alternative dispute resolution proceedings or litigation, to the extent necessary or helpful to the efforts of the FB Asbestos Property Damage Trust to obtain insurance coverage under the FB Asbestos Property Damage Insurance Assets for FB Asbestos Property Damages Claims; and (iv) to pursue and recover insurance coverage in its own name or right to the extent that the transfer and assignment of the FB Asbestos Property Damage Insurance

Assets to the FB Asbestos Property Damage Trust is not able to be fully effectuated. The FB Asbestos Property Damage Trust shall be obligated to compensate the Reorganized Debtors for all costs and expenses reasonably incurred in connection with providing assistance to the FB Asbestos Property Damage Trust pursuant to this Section 11.5, including without limitation, out-of-pocket costs and expenses, consultant fees, and attorneys’ fees.

11.6	FB Asbestos Property Damage Trust Indemnity Obligations

Notwithstanding anything to the contrary in the FB Asbestos Property Damage Trust Agreement, the FB Asbestos Property Damage Trust shall have the indemnification obligations set forth below.

(a) Except as provided in Section 11.6(b) below with respect to Non-Debtor FB Asbestos Claims (as defined in Section 11.6(b)), if, for any reason, on or after the Effective Date, the Reorganized Debtors and/or any of their non-Debtor Affiliates are for any reason held liable for any FB Asbestos Property Damage Claim that is not successfully channeled to the FB Asbestos Property Damage Trust, then the FB Asbestos Property Damage Trust shall fully and completely indemnify the Reorganized Debtors and/or any of their Related Persons, as applicable, in an amount equal to the amount actually paid on such FB Asbestos Property Damage Claim by the Reorganized Debtors and/or their Related Persons, as applicable, plus fees, costs and expenses related to such FB Asbestos Property Damage Claim.

(b) If, on or after the Effective Date, the Reorganized Debtors and/or any of their Related Persons are held liable for any claim attributable to, directly or indirectly, injuries or other damages caused or allegedly caused by the presence of, or exposure to, asbestos and arising or allegedly arising, in whole or in part, directly or indirectly, from acts or omissions of one or more of the Reorganized Debtors or its Related Persons, (a “Non-Debtor FB Asbestos Claim”), then the FB Asbestos Property Damage Trust shall indemnify the Reorganized Debtors and/or any of their Related Persons in an amount equal to the amount actually paid on such Non-Debtor FB Asbestos Claim by the Reorganized Debtors and/or their Related Persons, as applicable, plus fees, costs and expenses related to such Non-Debtor FB Asbestos Claim.

(c) Notwithstanding anything to the contrary in Sections 11.6(a) and 11.6(b), if, on or after the Effective Date, the Reorganized Debtors and/or any of their Related Persons are sued on account of an FB Asbestos Property Damage Claim or a Non-Debtor FB Asbestos Claim that may be tendered to an insurance company for handling and payment, then the applicable Reorganized Debtor and/or Related Person shall tender such FB Asbestos Property Damage Claim or Non-Debtor FB Asbestos Claim, as applicable, to the FB Asbestos Property Damage Trust so the FB Asbestos Property Damage Trust can recover from any available insurance to the fullest extent permissible. The FB Asbestos Property Damage Trust shall use its best efforts to have such FB Asbestos Property Damage Claim and/or Non-Debtor FB Asbestos Claim paid by any applicable insurance and, if the FB Asbestos Property Damage Trust obtains any insurance proceeds on account of such claims, the FB Asbestos Property Damage Trust shall promptly remit such proceeds to the applicable Reorganized Debtor and/or Related Person to the extent necessary to fully reimburse all such entities, in the aggregate, for amounts they paid with respect to all such unchanneled FB Asbestos Property Damage Claims and Non-Debtor FB Asbestos Claims.

(d) Notwithstanding anything to the contrary in the FB Asbestos Property Damage Trust Agreement, the FB Asbestos Property Damage Trust shall be obligated to pay the indemnification as required under the Plan from any and all available assets of the FB Asbestos Property Damage Trust.

(e) Each of the provisions set forth in this Section 11.6 is an integral part of the Plan and is essential to its implementation. Each of the Reorganized Debtors, their Related Persons and any other Persons protected by the indemnifications and other provisions set forth in this Section 11.6 shall have the right to independently seek the enforcement of such indemnifications.

11.7	Authority of the Debtors

On the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary to enable them to implement effectively the provisions of the Plan, the Confirmation Order and the FB Asbestos Property Damage Trust Agreement.

ARTICLE XII

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

12.1	Conditions to Confirmation

The Plan shall not be confirmed, and the Confirmation Order shall not be entered, until and unless the Confirmation Conditions set forth below have been satisfied or waived by the Plan Proponents. These Confirmation Conditions, which are designed to, inter alia, ensure that the Asbestos Personal Injury Permanent Channeling Injunction shall be effective, binding and enforceable, are as follows:

(a) the Bankruptcy Court shall have made the following findings of fact and/or conclusions of law, among others, each of which shall be contained in the Confirmation Order in form and substance acceptable to the Plan Proponents:

(i)	The Asbestos Personal Injury Permanent Channeling Injunction is to be implemented in connection with the Asbestos Personal Injury Trust and the Plan.

(ii)	At the time of the order for relief with respect to OC and Fibreboard, OC and Fibreboard had been named as defendants in personal injury, wrongful death or property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products.

(iii)	The Asbestos Personal Injury Trust, as of the Effective Date, shall assume the liabilities of all of the OC Persons with respect to OC Asbestos Personal Injury Claims, and upon such assumption, the Reorganized Debtors, the OC Persons and each of their respective Related Persons (to the extent such Related Persons constitute Protected Parties) shall have no liability for any OC Asbestos Personal Injury Claims.

(iv)	The Asbestos Personal Injury Trust, as of the Effective Date, shall assume the liabilities of all of the FB Persons with respect to FB Asbestos Personal Injury Claims, and, upon such assumption, the Reorganized Debtors, the FB Persons and each of their respective Related Persons (to the extent such Related Persons constitute Protected Parties) shall have no liability for any FB Asbestos Personal Injury Claims.

(v)

The OC Sub-Account of the Asbestos Personal Injury Trust is to be funded in whole or in part with Cash, New OCD Common Stock, the OCD Insurance Escrow, the OC Asbestos Personal Injury Liability Insurance Assets, certain payments due under the AIG Settlement Agreement and the Affiliated FM

Settlement Agreement, and distributable proceeds of the Litigation Trust Assets, and by the obligation of Reorganized OCD to make future payments, including dividends.

(vi)	The FB Sub-Account is to be funded in whole or in part with the Existing Fibreboard Insurance Settlement Trust Assets, the FB Reversions, the Committed Claims Account, and the FB-Sub-Account Settlement Payment.

(vii)	The Asbestos Personal Injury Trust is to own upon the Initial Distribution Date, a majority of the voting shares of Reorganized OCD.

(viii)	In light of the benefits provided, or to be provided, to the Asbestos Personal Injury Trust on behalf of each Protected Party, the Asbestos Personal Injury Permanent Channeling Injunction is fair and equitable with respect to the persons that might subsequently assert Asbestos Personal Injury Claims against any Protected Party.

(ix)	The Debtors are likely to be subject to substantial future Demands for payment arising out of the same or similar conduct or events that gave rise to (a) OC Asbestos Personal Injury Claims and (b) FB Asbestos Personal Injury Claims, respectively, that are addressed by the Asbestos Personal Injury Permanent Channeling Injunction.

(x)	The actual amounts, numbers, and timing of such Demands cannot be determined.

(xi)	Pursuit of such Demands outside the procedures prescribed by the Plan is likely to threaten the Plan’s purpose to deal equitably with Claims and Demands.

(xii)	The terms of the Asbestos Personal Injury Permanent Channeling Injunction, including any provisions barring actions against the Protected Parties pursuant to Section 524(g)(4)(A), are set forth in conspicuous language in the Plan and in any disclosure statement supporting the Plan.

(xiii)	The Plan establishes, in Classes A7 and B8, separate Classes of claimants whose Claims are to be addressed by the Asbestos Personal Injury Trust.

(xiv)	Class A7 and Class B8 claimants have each voted, by at least 75 percent (75%) of those voting, in favor of the Plan.

(xv)	Pursuant to court orders or otherwise, the Asbestos Personal Injury Trust shall operate through mechanisms such as structured, periodic or supplemental payments, pro rata distributions, matrices or periodic review of estimates of the numbers and values of present Claims and Demands, or other comparable mechanisms, that provide reasonable assurance that the Asbestos Personal Injury Trust will value, and be in a financial position to pay, present Claims and Demands that involve similar Claims in substantially the same manner.

(xvi)	The Future Claimants’ Representative was appointed as part of the proceedings leading to the issuance of the Asbestos Personal Injury Permanent Channeling Injunction for the purpose of protecting the rights of persons that might subsequently assert Demands of the kind that are addressed in the Asbestos Personal Injury Permanent Channeling Injunction and channeled to and assumed by the Asbestos Personal Injury Trust. The Future Claimants’ Representative has in all respects fulfilled his duties, responsibilities, and obligations as the future representative in accordance with Section 524(g) of the Bankruptcy Code.

(xvii)	Identifying or describing each Protected Party in the Asbestos Personal Injury Permanent Channeling Injunction is fair and equitable with respect to persons that might subsequently assert Demands against each such Protected Party, in light of the benefits provided, or to be provided, to the Asbestos Personal Injury Trust by or on behalf of any such Protected Party.

(xviii)	The Plan complies in all respects with Section 524(g) of the Bankruptcy Code.

(xix)	The Asbestos Personal Injury Trust is to use its assets and income to pay Asbestos Personal Injury Claims.

(xx)	The Plan and its exhibits constitute a fair, equitable, and reasonable resolution of the liabilities of the Debtors for FB Asbestos Property Damage Claims.

(xxi)	The Plan and its exhibits constitute a fair, equitable, and reasonable resolution of the liabilities of the Debtors for Asbestos Personal Injury Claims.

(xxii)	The confirmation and consummation of the Plan, including the discharge of the Debtors pursuant to the Plan and the issuance of the injunction channeling all FB Asbestos Property Damage Claims to the FB Asbestos Property Damage Trust pursuant to Section 3.4(e) of the Plan, shall not provide the insurers a defense to liability for insurance coverage based upon the alleged elimination of the liability of the insured(s).

(xxiii)	The confirmation and consummation of the Plan, including the discharge of the Debtors pursuant to the Plan and the issuance of Asbestos Personal Injury Permanent Channeling Injunction, shall not provide the insurers a defense to liability for insurance coverage based upon the alleged elimination of the liability of the insured(s).

(xxiv)

The duties and obligations of the insurers that issued policies and their successors and assigns, or, with respect to any insolvent insurers, their liquidators and/or the state insurance guaranty funds that bear responsibility with respect to such rights under such policies which constitute the FB Asbestos Property Damage Insurance Assets are not eliminated or diminished by (i) the discharge, release and extinguishment of all the liabilities of the Debtors or Reorganized Debtors pursuant to the Plan in respect to the FB Asbestos Property Damage Claims; (ii) the assumption of liability for the FB Asbestos Property Damage Claims by the FB Asbestos Property Damage Trust; or (iii) the transfer pursuant to the Plan of such rights to the FB Asbestos Property Damage Insurance Assets as Fibreboard may have.

(xxv)	The duties and obligations of the insurers that issued policies and their successors and assigns, or, with respect to any insolvent insurers, their liquidators and/or the state insurance guaranty funds that bear responsibility with respect to such rights under such policies which constitute the OC Asbestos Personal Injury Liability Insurance Assets are not eliminated or diminished by (i) the discharge, release and extinguishment of all the liabilities of the Debtors or Reorganized Debtors pursuant to the Plan in respect to the OC Asbestos Personal Injury Claims; (ii) the assumption of liability for the OC Asbestos Personal Injury Claims by the Asbestos Personal Injury Trust; or (iii) the transfer pursuant to the Plan of the such rights to the OC Asbestos Personal Injury Liability Insurance Assets as OC may have.

(xxvi)	All insurers of the Debtors affording insurance coverage that is the subject of the OC Asbestos Personal Injury Insurance Assets and all insurers of the Debtors whose policies provide coverage for the FB Asbestos Property Damage Claims have been given notice and an opportunity to be heard on matters relating to the Plan and its Exhibits.

(xxvii)	The Asbestos Personal Injury Permanent Channeling Injunction and each of the other injunctions set forth in Sections 5.14 and 5.15 of the Plan are essential to this Plan and the Debtors’ reorganization efforts.

(b) If and to the extent requested by the Debtors, the Court shall have approved the allocation of the Total Enterprise Value among the individual Debtors on a stand alone basis as of the Effective Date, as set forth in Schedule XII of the Plan.

(c) If and to the extent requested by the Debtors, the Court shall have approved the allocation of Available Cash among the various Debtors as of the Effective Date, as set forth in Schedule XII of the Plan.

(d) If and to the extent requested by the Debtors, the Court shall have approved the estimates set forth on Schedule XII of the Plan, including, without limitation, the Bank Default Interest and Fee Amount, the Combined OCD Distribution Package and the Senior Notes Amount.

(e) The Court shall have estimated the amounts in the NSP Administrative Deposit Accounts in respect of OC Asbestos Personal Injury Claims less any OCD Reversions, to the extent necessary in order to determine the Class A7 Aggregate Amount.

(f) In the event that Class A5 or Class A6-B rejects the Plan, the Court shall have estimated, for Plan voting and confirmation purposes, the amount to be distributed to the OC Sub-Account on account of the Integrex Asbestos Personal Injury Claims (if any).

(g) The Court shall have allowed all material Intercompany Claims and Subordinated Claims or otherwise adjudicated any objections to the allowance of such Claims.

(h) The Court shall have resolved all material issues concerning contractual and equitable subordination claims, in the absence of agreements regarding such claims.

(i) The Court shall have determined that all causes of action relating to successor liability, piercing the corporate veil and fraudulent transfer shall be released and waived as of, and subject to the occurrence of, the Effective Date, other than such actions which are specifically preserved under the Plan.

(j) In the event that Class A4 rejects or shall be deemed to have rejected the Plan, the Court shall have determined the aggregate amount of Cash and cash pay Senior Notes that shall be distributed to the Bank Holders on account of their Claims against the various Debtors under the 1997 Credit Agreement as of the Petition Date and the unpaid post-petition interest, fees and expenses, if any, to which the Bank Holders may be entitled under the 1997 Credit Agreement, applicable law, and the facts, circumstances and equities of these cases.

(k) The Plan and the exhibits and schedules thereto shall in all material respects be in form and substance reasonably satisfactory to the Plan Proponents.

12.2	Conditions to Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 12.3 of the Plan:

(a) The Confirmation Order shall have been entered, shall have become a Final Order, and shall be in form and substance reasonably satisfactory to the Plan Proponents.

(b) The Asbestos Personal Injury Permanent Channeling Injunction shall be in full force and effect.

(c) The rights of any and all members of Classes A4, A5, A6-A and A6-B to pursue, and receive any benefits of, from or under, the pending appeal of the OCD Asbestos Personal Injury Estimation Order shall be deemed to have been waived and released under the Plan and Confirmation Order to the fullest extent permissible under applicable law, unless the Plan Proponents shall have determined, in their sole discretion, that the appeal of the OCD Asbestos Personal Injury Estimation Order shall be effectively mooted by the distribution of property under the Plan and all other relevant facts and circumstances.

(d) All agreements or other instruments which are exhibits to the Plan shall be in form and substance reasonably acceptable to the Plan Proponents and shall have been executed and delivered.

(e) All actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

(f) The Asbestos Personal Injury Trustees shall have accepted their appointment as Asbestos Personal Injury Trustees and shall have executed the Asbestos Personal Injury Trust Agreement.

(g) The individuals designated to serve as members of the TAC shall have accepted their appointment as TAC members.

(h) The Future Claimants’ Representative shall have agreed to continue to serve in such capacity following the Confirmation Date.

(i) The Reorganized Debtors shall have received either an opinion of counsel or a private letter ruling issued by the IRS relating to the tax status of the Asbestos Personal Injury Trust as a “qualified settlement fund,” in either case in a form that is reasonably satisfactory to the Plan Proponents.

(j) The FB Asbestos Property Damage Trustee shall have accepted his appointment as FB Asbestos Property Damage Trustees and shall have executed the FB Asbestos Property Damage Trust Agreement.

(k) The Reorganized Debtors shall have entered into and shall have credit availability under the Exit Facility in an amount sufficient to meet the needs of Reorganized Debtors, as determined by the Plan Proponents.

(l) Each of the Exhibits shall be in form and substance acceptable to the Plan Proponents.

(m) The Existing Fibreboard Insurance Settlement Trust Assets shall have been irrevocably assigned and transferred prior to the Effective Date to the Asbestos Personal Injury Trust, for allocation to the FB Sub-Account, or the Reorganized Debtors or the trustees of the Fibreboard Settlement Trust, as the case may be, shall have agreed to treat the Existing Fibreboard Insurance Settlement Trust Assets in accordance with Section 10.5.

(n) The Reorganized Debtors shall have established tail-coverage insurance for the benefit of the Debtors’ directors, officers and employees, in accordance with Section 7.5(b) hereof.

12.3	Waiver of Conditions

Notwithstanding anything contained in Section 12.2 hereof, the Plan Proponents hereby reserve, in their sole discretion, the right to waive in writing the occurrence of any of the foregoing conditions precedent to the Effective Date or to modify any of such conditions precedent. Any such written waiver of a condition precedent set forth in this section may be effected at any time by the Plan Proponents, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan. Any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. If the Plan Proponents decide that one of the foregoing conditions cannot be satisfied, and the occurrence of such condition is not waived in the manner set forth above, then the Plan Proponents shall file a notice of the failure of the Effective Date with the Bankruptcy Court, at which time the Plan and the Confirmation Order shall be deemed null and void.

ARTICLE XIII

RETENTION OF JURISDICTION

13.1	Exclusive Jurisdiction of the Bankruptcy Court and District Court

Pursuant to Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the District Court, together with the Bankruptcy Court to the extent of any reference made to it by the District Court and the Reference Order, shall, and shall be deemed to, retain exclusive jurisdiction, to the fullest extent permissible, over any and all matters arising out of, under or related to, the Chapter 11 Cases or the Plan, including, without limitation, jurisdiction to:

(a) interpret, enforce, and administer the terms of the Asbestos Personal Injury Trust Agreement and the FB Asbestos Property Damage Trust Agreement (including all annexes and exhibits thereto);

(b) allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim (other than an Asbestos Personal Injury Claim and an FB Asbestos Property Damage Claim) or Interest not otherwise Allowed under the Plan, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(c) hear and determine all applications for compensation and reimbursement of expenses of professionals under the Plan or under Sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(d) hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

(e) effectuate performance of and payments under the provisions herein;

(f) hear and determine all matters with respect to the performance by the Disbursing Agent, the Asbestos Personal Injury Trust (to the extent provided in the Asbestos Personal Injury Trust Agreement) and and the FB Asbestos Property Damage Trust of their respective obligations to make distributions under the Plan;

(g) hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases, other than the Released Actions;

(h) enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions herein and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(i) hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

(j) consider any modifications of the Plan, in accordance with Section 1127(b) of the Bankruptcy Code, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(k) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

(l) enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

(m) hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(n) enforce all orders, judgments, discharges, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases, including, without limitation, those set forth in Sections 5.5, 5.14, 5.15, 7.5, 10.7, 11.6, and 14.9;

(o) hear and determine any matters related to the Asbestos Personal Injury Trust’s indemnification obligations under Section 10.7 of the Plan (subject to the terms and conditions of the Asbestos Personal Injury Trust Agreement) FB Asbestos Property Damage Trust’s indemnification obligations under Section 11.6 of the Plan;

(p) except as otherwise limited herein, recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(q) hear and determine all questions and disputes regarding title to the assets of the Debtors, their Estates, the Asbestos Personal Injury Trust, or the FB Asbestos Property Damage Trust, including, without limitation, the NSP Administrative Deposit Accounts.

(r) hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

(s) hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge;

(t) hear and determine such other matters as may be provided in or that may arise in connection with the Plan, Confirmation Order, the Claims Trading Injunction, the Asbestos Personal Injury Permanent Channeling Injunction, and each of the other injunctions set forth in

Sections 5.14 and 5.15 of the Plan, or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(u) enter a final decree closing the Chapter 11 Cases; and

(v) hear and determine all objections to the termination of the Asbestos Personal Injury Trust and/or the FB Asbestos Property Damage Trust.

13.2	Continued Reference to the Bankruptcy Court

Notwithstanding entry of the Confirmation Order and/or the occurrence of the Effective Date, the reference to the Bankruptcy Court pursuant to the Reference Order shall continue, but subject to any modifications or withdrawals of the reference specified in the Confirmation Order, Reference Order, Case Management Order or other Order of the District Court; provided, however, that nothing in this Plan, the Reference Order or other Order shall, or shall be deemed to, affect the procedures established pursuant to the Asbestos Personal Injury Trust Agreement, the Asbestos Personal Injury Trust Distribution Procedures, the FB Asbestos Property Damage Trust Agreement and the FB Asbestos Property Damage Trust Distribution Procedures.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1	Professional Fee Claims

All final requests for compensation or reimbursement of the fees of any professional employed in the Chapter 11 Cases pursuant to Section 327 or 1103 of the Bankruptcy Code or otherwise, including the professionals seeking compensation or reimbursement of costs and expenses relating to services performed after the Petition Date and prior to and including the Effective Date in connection with the Chapter 11 Cases, pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors, the Unsecured Creditors’ Committee, the Asbestos Claimants’ Committee, the Future Claimants’ Representative, the advisors to the Bank Holders’ sub-committee and the advisors to the Bondholders’ and trade creditors’ sub-committee prior to the Effective Date and Claims for making a substantial contribution under Section 503(b)(4) of the Bankruptcy Code must be filed and served on the Reorganized Debtors and their counsel not later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting professional or other entity not later than twenty (20) days after the date on which the applicable application for compensation or reimbursement was served; provided, however, that the fee auditor appointed in these Chapter 11 Cases shall have up to [            ] ([        ]) days after the date on which the applicable application for compensation or reimbursement was served to file and serve an Objection thereto. Nothing herein shall be construed as limiting the right of the United States Trustee to be heard under Section 307 or 502(a) of the Bankruptcy Code with regard to any Professional Fee Claims or other similar claims or requests for payment of administrative expenses.

14.2	Administrative Claims Bar Date

All requests for payment of an Administrative Claim (other than as set forth in Sections 3.1 and 14.1 of the Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtors not later than forty-five (45) days after the Effective Date. Unless the Debtors object to an Administrative Claim within forty-five (45) days after receipt, such Administrative Claim shall be deemed Allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

14.3	Payment of Statutory Fees

All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. After the Effective Date, the Reorganized Debtors shall pay all required fees pursuant to Section 1930 of title 28 of the United States Code or any other statutory requirement and comply with all statutory reporting requirements.

14.4	Modifications and Amendments

The Plan Proponents may alter, amend or modify the Plan or any exhibits or schedules thereto under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, the Plan Proponents may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and to seek approval of such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

14.5	Severability of Plan Provisions

If, prior to the Confirmation Date, any term or provision herein is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Plan Proponents, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision herein, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.6	Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, trustee or assign of such Person.

14.7	Compromises and Settlements

Pursuant to Federal Rule of Bankruptcy Procedure 9019(a), the Debtors may compromise and settle various Claims (other than Asbestos Personal Injury Claims and FB Asbestos Property Damage Claims) against them and/or claims that they may have against other Persons. The Debtors shall have the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors pursuant to the provisions of Article V of the Plan.

14.8	Corrective Action

The Debtors are authorized to take such actions as necessary and appropriate to carry out the Plan, including the correction of mistakes or other inadvertent action. In making distributions or transfers under the Plan, the Debtors may seek return of transfers to the extent of any errors, notwithstanding that the transfer is otherwise irrevocable under the Plan.

14.9	Discharge of the Debtors

(a) Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan and the treatment of the Claims thereunder shall be, and shall be deemed to be, in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities (other than Demands), or Interests or other rights of an equity security holder, relating to any of the Debtors or the Reorganized Debtors or their respective Estates, and regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities (other than Demands), or Interests or other rights of an equity security holder, and upon the Effective Date, the Debtors and the Reorganized Debtors shall (i) be deemed discharged under Section 1141(d)(1)(A) of the Bankruptcy Code and released from any and all Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities or Interests or other rights of an equity security holder of any nature whatsoever, including, without limitation, liabilities that arose before the Confirmation Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a Proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or (c) the holder of a Claim based upon such debt voted to accept the Plan and (ii) terminate all rights and interests of holders of OCD Interests and the Integrex Interests; provided, however, that the discharge provided in respect of the Bank

Holders’ Claims pursuant to clause (i) above shall become effective immediately upon the Debtors’ delivery of the Initial Bank Holders’ Distribution.

(b) As of the Confirmation Date, except as otherwise provided herein or in the Confirmation Order, all Persons shall be precluded from asserting against each of the Debtors, the Reorganized Debtors and their respective Related Persons any other or further Claims or other obligations, suits, judgments, damages, debts, Demands, rights, remedies, causes of action or liabilities or Interests or other rights of an equity security holder relating to any of the Debtors or the Reorganized Debtors or their respective Estates based upon any act, omission, transaction or other activity of any nature that occurred prior to the Confirmation Date; provided, however, that the foregoing shall apply to the Bank Holders immediately upon the Debtors’ delivery of the Initial Bank Holders’ Distribution. In accordance with the foregoing, except as otherwise provided herein or in the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities (other than Demands) or Interests or other rights of an equity security holder against the Debtors or the Reorganized Debtors or their respective Estates and termination of all OCD Interests and Integrex Interests, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against any of the Debtors or the Reorganized Debtors or their respective Estates at any time, to the extent that such judgment relates to a discharged Claim or terminated OCD Interest or Integrex Interest.

(c) Pursuant to 11 U.S.C. § 1141(d)(1), the Debtors and the Internal Revenue Service agree that the confirmation of the Plan does not discharge any liabilities to the Internal Revenue Service that may be due from the any of Debtors after the Petition Date and prior to the Confirmation Date. Should any such tax liabilities be determined by the Internal Revenue Service to be due from any of the Debtors, such liabilities shall be determined administratively or in a judicial forum in the manner in which such liabilities would have been resolved had the Chapter 11 Cases not been commenced. Any resulting liabilities shall be paid as if the Chapter 11 Cases had not been commenced.

(d) The foregoing discharge, release and injunction is an integral part of the Plan and is essential to its implementation. Each of the Debtors and the Reorganized Debtors shall have the right to independently seek the enforcement of the discharge, release and injunction set forth in this Section 14.9.

14.10	Non-Binding Effect of Estimation of Asbestos Personal Injury Claims in the Chapter 11 Cases on Certain OCD Insurers

(a) The estimation of the OC Asbestos Personal Injury Claims as set forth in the OCD Asbestos Personal Injury Estimation Order shall not be binding on, and shall have no collateral estoppel effect on, the Non-Participating Insurers regarding the insurance coverage obligations of the Non-Participating Insurers (or any of them) in any coverage dispute or coverage litigation. In addition, the estimation set forth in the OCD Asbestos Personal Injury Estimation Order shall not be offered into evidence or cited or argued to a jury (or other trier of fact in an alternative dispute resolution pursuant to the Wellington Agreement) by any of the Debtors, the Asbestos Claimants’ Committee, the Future Claimants’ Representatives or the

Asbestos Personal Injury Trust in any coverage litigation, alternative dispute resolution, or other coverage proceeding with the Non-Participating Insurers. Further, none of the Debtors, the Asbestos Claimants’ Committee, the Future Claimants’ Representatives or the Asbestos Personal Injury Trust, nor any entities created pursuant to this Plan may argue or assert, in any court proceeding (or alternative dispute resolution pursuant to the Wellington Agreement) involving the Non-Participating Insurers and issues related to insurance coverage, that any findings or conclusions contained in the OCD Asbestos Personal Injury Estimation Order or referenced in any decision, order, finding, conclusion or judgment of the Bankruptcy Court or the District Court (including the Confirmation Order) constitutes a judgment, adjudication, final order, settlement, or finding of liability binding upon any Debtor for any purpose concerning insurance coverage under any policies issued by the Non-Participating Insurers for any Asbestos Personal Injury Claims. The District Court’s findings in the OCD Asbestos Personal Injury Estimation Order, with respect to the Non-Participating Insurers, shall apply only to Plan confirmation issues and not to issues of insurance coverage.

(b) The provisions set forth in Section 14.10(a) shall not apply in favor of any specific Non-Participating Insurer that argues in a coverage proceeding that a negative inference should be drawn from the failure of the Debtors, the Asbestos Claimants’ Committee, the Future Claimants’ Representatives or the Asbestos Personal Injury Trust to offer into evidence or to cite to a jury (or other trier of fact in an alternative dispute resolution pursuant to the Wellington Agreement) or argue to a jury (or other trier of fact in an alternative dispute resolution pursuant to the Wellington Agreement) an estimation decision from the Chapter 11 Cases.

(c) Century Indemnity, having participated in the estimation of asbestos liabilities in the Chapter 11 Cases, shall be fully bound by the OCD Asbestos Personal Injury Estimation Order in the Chapter 11 Cases and in any coverage proceeding (including, without limitation, the pending alternative dispute resolution pursuant to the Wellington Agreement between OCD and Century Indemnity Company.

14.11	Special Provisions for Warranty Claims, Distributorship Indemnification Claims and Product Coupon Claims

(a) The Debtors (or, as the case may be, the Reorganized Debtors) shall have the right after the Confirmation Date to fulfill any pre-Petition Date and pre-Confirmation Date warranty claims based on the Debtors’ (or, as the case may be, the Reorganized Debtors’ )business judgment notwithstanding discharge of the Claims and release of the Debtors pursuant to the Bankruptcy Code and the Plan; provided, however, that neither the Debtors nor the Reorganized Debtors shall assume (or shall be deemed to have assumed) any warranty or other obligations, responsibilities, or liabilities relating to underground storage tanks.

(b) The Debtors (or as the case may be the Reorganized Debtors) shall have the right after the Confirmation Date to fulfill any pre-Petition Date product coupons issued in settlement of asbestos property damage actions based on the Debtors’ (or, as the case may be, the Reorganized Debtors’) business judgment notwithstanding discharge of the Claims and release of the Debtors pursuant to the Bankruptcy Code and the Plan.

(c) The Debtors shall have the right after the Confirmation Date to fulfill any pre-Petition Date and pre-Confirmation Date distributorship indemnification claims that are not Asbestos Personal Injury Claims or FB Asbestos Property Damage Claims based on the Debtors’ business judgment notwithstanding discharge of the Claims and release of the Debtors pursuant to the Bankruptcy Code and the Plan.

14.12	Miscellaneous Settlement Agreements

(a) Notwithstanding any provision to the contrary in the Plan or Confirmation Order, the provisions of the Environmental Settlement Agreement shall govern matters covered by such settlement.

(b) Notwithstanding any provision to the contrary in the Plan or Confirmation Order, the provisions of the OCFBV Settlement Agreement shall govern matters covered by such settlement.

14.13	Committees and Future Claimants’ Representative

(a)	Committees

On the Effective Date, each of the Unsecured Creditors’ Committee and the Asbestos Claimants’ Committee shall dissolve, and its respective members shall be released and discharged from all duties and obligations arising from or related to the Chapter 11 Cases, except for the purpose of completing any matters, including, without limitation, litigation or negotiations, pending as of the Effective Date. The professionals retained by each of the Unsecured Creditors’ Committee and the Asbestos Claimants’ Committee and the respective members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except (i) as authorized in the preceding sentence or (ii) to the extent such services are rendered in connection with the hearing on final allowances of compensation pursuant to Section 330 of the Bankruptcy Code.

(b)	Future Claimants’ Representative

On the Effective Date, the existence of the Future Claimants’ Representative and his rights to ongoing reimbursement of expenses and the rights of his professionals to ongoing compensation and reimbursement of expenses shall continue after the Effective Date only for (i) the purposes set forth in the Asbestos Personal Injury Trust Agreement and the annexes thereto and (ii) the purposes of completing any matters, including, without limitation, litigation or negotiations, pending as of the Effective Date, and shall otherwise terminate on the Effective Date.

14.14	Binding Effect

The Plan shall be binding upon and inure to the benefit of each of the Debtors and Reorganized Debtors and their respective Estates and each of their respective Related Persons and any Person claiming by or through them, and any Person that has held, currently holds or may hold a Claim or other obligation, suit, judgment, damages, Demand, debt, right, remedy, cause of action or liability or Interest or any right of an equity security holder, against or in the

Debtors whether or not such Person will receive or retain any property or interest in property under the Plan and each of their respective successors and assigns; in each case, including, without limitation, all parties-in-interest in the Chapter 11 Cases.

14.15	Revocation, Withdrawal, or Non-Consummation

The Plan Proponents reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent or further amended plans of reorganization. If the Plan Proponents revoke or withdraw the Plan, or if confirmation or consummation of the Plan does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (b) prejudice in any manner the rights of the Plan Proponents, any Debtor or any Person in any further proceedings involving a Debtor, or (c) constitute an admission of any sort by the Plan Proponents, any Debtor or any other Person.

14.16	Plan Exhibits

Any and all exhibits to the Plan or other lists or schedules not filed with the Plan shall be filed with the Clerk of the Bankruptcy Court at least ten (10) Business Days prior to the Objection Deadline, unless the Plan provides otherwise. Upon such filing, such documents may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of any such document upon written request to the Debtors in accordance with Section 14.17 of the Plan, or the Company may make such documents available on the Company’s website. The Plan Proponents explicitly reserve the right to modify or make additions to or subtractions from any schedule to the Plan and to modify any exhibit to the Plan prior to the Objection Deadline.

14.17	Notices

Any notice, request or demand required or permitted to be made or provided to or upon a Debtor or Reorganized Debtor or the Plan Proponents under the Plan shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first-class mail or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

OWENS CORNING

One Owens Corning Parkway

Toledo, OH 43659

Att’n: Corporate Secretary

Telephone: (419) 248-7201

Facsimile: (419) 248-8445

with a copy to:

Law Department

OWENS CORNING

One Owens Corning Parkway

Toledo, OH 43659

Telephone: (419) 248-8650

Facsimile: (419) 325-4650

SAUL EWING LLP

222 Delaware Avenue

P.O. Box 1266

Wilmington, DE 19899-1266

Att’n: Norman L. Pernick, Esq.

Telephone: (301) 421-6800

Facsimile: (301) 421-6813

Lockwood Place

500 E. Pratt Street

Baltimore, MD 21202

Att’n: Charles O. Monk II, Esq.

Telephone: (410) 332-8600

Facsimile: (410) 332-8862

SIDLEY AUSTIN LLP

1 South Dearborn Street

Chicago, IL 60603

Att’n: James F. Conlan, Esq.

            Larry J. Nyhan, Esq.

            Jeffrey C. Steen, Esq.

            Dennis M. Twomey, Esq.

            Eric J. Pearson, Esq.

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

Asbestos Claimants’ Committee:

CAPLIN & DRYSDALE, CHARTERED

375 Park Avenue, 35th Floor

New York, NY 10152-3500

Att’n: Elihu Inselbuch, Esq.

Telephone: (212) 319-7125

Facsimile: (212) 644-6755

One Thomas Circle, N.W.

Washington, D.C. 20005

Att’n: Peter Van N. Lockwood

Julie W. Davis

Telephone: (202) 862-5000

Facsimile: (202) 420 -3301

CAMPBELL & LEVINE, LLC

800 King Street

Wilmington, DE 19801

Att’n: Marla Eskin, Esq.

Telephone: (302) 426-1900

Facsimile: (302) 426-9947

Future Claimants’ Representative:

James J. McMonagle

Vorys Sater Seymour & Pease LLP

2100 One Cleveland Center

1375 E. Ninth Street

Cleveland, OH 44114

Telephone: (216) 479-6158 (office)

Facsimile: (216) 937-3734 (office)

with a copy to:

KAYE SCHOLER LLP

425 Park Avenue

New York, NY 10022

Att’n: Andrew A. Kress Esq.

Telephone: (212) 836-8000

Facsimile: (212) 836-7151

YOUNG CONAWAY STARGATT & TAYLOR, LLP

P.O. Box 391

The Brandywine Building

1000 West Street,

17th Floor Wilmington, DE 19801

Att’n: James L. Patton, Jr., Esq.

Telephone: (302) 571-6684

Facsimile: (302) 571-1253

14.18	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under Sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

Dated March 29, 2006

SAUL EWING LLP		OWENS CORNING, et al. (for itself and on behalf of the Subsidiary Debtors)

By:	/S/ Norman L. Pernick
Norman L. Pernick (I.D. # 2290)
J. Kate Stickles (I.D. # 2917)		By:	/S/ Stephen K. Krull
222 Delaware Avenue		Name:	Stephen K. Krull
P.O. Box 1266		Title:	Sr. Vice President, General Counsel and Secretary
Wilmington, DE 19899-1266
(302) 421-6800

Charles O. Monk, II	COVINGTON & BURLING
Jay A. Shulman
Lockwood Place	By:	/S/ Mitchell F. Dolin
500 E. Pratt Street	Mitchell F. Dolin
Baltimore, MD 21202	Anna P. Engh
(410) 332-8600	1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2401
Adam H. Isenberg	(202) 662-6000
Centre Square West
1500 Market Street, 38th Floor	Special Insurance Counsel to Debtors
Philadelphia, PA 19102-2186	and Debtors-in-Possession (as to insurance
(215) 972-7777	matters)

Attorneys for the Debtors and
Debtors-in-Possession

SIDLEY AUSTIN LLP

James F. Conlan
Larry J. Nyhan
Jeffrey C. Steen
Dennis M. Twomey
Eric J. Pearson
1 South Dearborn Street
Chicago, IL 60603
(312) 853-7000

Attorneys for the Debtors and
Debtors-in-Possession

KAYE SCHOLER LLP		CAPLIN & DRYSDALE, CHARTERED
Jane W. Parver		Elihu Inselbuch
Andrew A. Kress		375 Park Avenue, 35th Floor
Edmund M. Emrich		New York, NY 10152-3500
425 Park Avenue		(212) 319-7125
New York, NY 10022
(212) 836-8000		Peter Van N. Lockwood
Julie W. Davis
YOUNG, CONAWAY,		One Thomas Circle, N.W
STARGATT & TAYLOR, LLP		Washington, D.C. 20005.
(202) 862-5000

By:	/S/ Edwin J. Harron	CAMPBELL & LEVINE, LLC
James L. Patton, Jr. (I.D. # 2202)
Edwin J. Harron (I.D. # 3396)
The Brandywine Building		By:	/S/ Kathleen Campbell Davis
1000 West Street, 17th Floor		Marla Eskin (I.D. # 2989)
P.O. Box 391		Mark T. Hurford (I.D. # 3299)
Wilmington, DE 19899-0391		Kathleen Campbell Davis (I.D. # 4229)
(302) 571-6600		800 King Street
Wilmington, DE 19801
Attorneys for James J. McMonagle,		(302) 426-1900
Legal Representative for Future Claimants
Attorneys for the Official
Committee of Asbestos Claimants
Dated as of: March 29, 2006

Schedule I

Schedule of Subsidiary Debtors

CDC Corporation

Engineered Yarns America, Inc.

Exterior Systems, Inc.

Falcon Foam Corporation

Fibreboard Corporation

HOMExperts LLC

Integrex

Integrex Professional Services LLC

Integrex Testing Systems LLC

Integrex Supply Chain Solutions LLC

Integrex Ventures LLC

Jefferson Holdings, Inc.

Owens-Corning Fiberglas Technology Inc.

Owens Corning HT, Inc.

Owens-Corning Overseas Holdings, Inc.

Owens Corning Remodeling Systems, LLC

Soltech, Inc.

Schedule II

Schedule of Non-Debtor Subsidiaries

Commercial Owens Corning Chile Limitada

Commercializadora Owens Corning, S.A. de C.V.

Crown Manufacturing Inc.

Engineered Pipe Systems, Inc.

EPS Holding AS

Eric Company

European Owens-Corning Fiberglas, S.A.

Flowtite Offshore Services Ltd.

Goodman Ventures, Inc.

IP Owens Corning Ltd.

IPM, Inc.

LMP Impianti Srl

Norske EPS Botswana AS

OC (Belgium) Holdings, Inc.

OC Celfortec Inc.

O.C. Funding B.V.

OCW Acquisition Corporation

Owens-Corning Britinvest Limited

Owens-Corning Capital Holdings I, Inc.

Owens-Corning Capital Holdings II, Inc.

Owens-Corning Capital L.L.C.

Owens-Corning Cayman Limited

Owens-Corning Fiberglas Deutschland GmbH

Owens-Corning Fiberglas (G.B.) Ltd.

Owens-Corning Fiberglas Espana, S.A.

Owens-Corning Fiberglas France S.A.

Owens-Corning Fiberglas Norway A/S

Owens-Corning Fiberglas S.A.

Owens-Corning Fiberglas Sweden Inc.

Owens-Corning Fiberglas (U.K.) Pension Plan Ltd.

Owens-Corning FSC, Inc.

Owens-Corning Funding Corporation

Owens-Corning (Guangzhou) Fiberglas Co., Ltd.

Owens-Corning Holdings Limited

Owens-Corning Real Estate Corporation

Owens-Corning (Sweden) AB

Owens-Corning Veil Netherlands B.V.

Owens-Corning Veil U.K. Ltd.

Owens Corning (Anshan) Fiberglass Co., Ltd.

Owens Corning Argentina Sociedad de Responsabilidad Limitada

Owens Corning Australia Pty. Limited

Owens Corning Automobile (UK) Ltd.

Owens Corning Building Materials Espana, S.A.

Owens Corning Canada Inc.

Owens Corning Cayman (China) Holdings

Owens Corning (China) Investment Company, Ltd.

Owens Corning Commercial Insulation Systems, LLC

Owens Corning Composites Italia S.r.l.

Owens Corning Composites SPRL

Owens Corning Enterprise (India) Pvt. Ltd.

Owens Corning Espana SA

Owens Corning Fiberglas A.S. Limitada

Owens Corning (India) Limited

Owens Corning (Japan) Ltd.

Owens Corning Integrated Acoustic Systems, LLC

Owens Corning Korea

Owens Corning Mexico, S.A. de C.V.

Owens Corning (Nanjing) Foamular Board Co. Ltd.

Owens Corning NRO Inc.

Owens Corning NRO II Inc.

Owens Corning Sales Company

Owens Corning (Shanghai) Composites Co., Ltd.

Owens Corning (Shanghai) International Trading Co., Ltd.

Owens Corning (Shanghai) Fiberglas Co., Ltd.

Owens Corning (Singapore) Pte Ltd.

Owens Corning Trading (Korea) Co., Ltd.

Owens Corning VF Holdings, Inc.

OCF Mexico, S.A. de C.V.

Palmetto Products, Inc.

Quest Industries, LLC

Scanglas Ltd.

Technologia Owens Corning LLC

Trumbull Asphalt Co. of Delaware

Vytec Corporation

Willcorp,Inc.

Wrexham A.R. Glass Ltd.

Schedule III

Schedule of Persons against Whom Claims are Not Released under the Plan

[To be provided no later than ten (10)

Business Days prior to the Objection Deadline]

Schedule IV

Schedule of Executory Contracts and Unexpired Leases Not Assumed

[To be provided no later than ten (10)

Business Days prior to the Objection Deadline]

Schedule V

[Intentionally Omitted]

Schedule VI

Schedule of Purchasers and Transferees Treated as Protected Parties

[To be provided no later than ten (10)

Business Days prior to the Objection Deadline]

Schedule VII

Schedule of Insurance Companies Who Are Protected Parties

[To be provided no later than ten (10)

Business Days prior to the Objection Deadline]

Schedule VIII

Schedule of FB Persons and OC Persons

[To be provided no later than ten (10)

Business Days prior to the Objection Deadline]

Schedule IX

Schedule of Interested Parties

[To be provided no later than ten (10)

Business Days prior to the Objection Deadline]

Schedule X

Schedule of Protected Parties

[To be provided no later than ten (10) Business Days prior to the Objection Deadline]

Schedule XI

List of Insurance Policies to Be Rejected to the Extent Executory Contracts

[To be provided no later than ten (10)

Business Days prior to the Objection Deadline]

Schedule XII

Schedule of Estimates1

•	Available Cash (as of December 31, 2005) = $1.250 billion

•	Bank Default Interest and Fee Amount (as of March 31, 2006) = approximately $801 million

•	Total Enterprise Value (as of December 31, 2005) = no less than $5.000 billion, excluding no less than $200 million of value related to net operating loss carryforwards (see Appendix I for further detail).

•	Combined OCD Distribution Package = approximately $659.4 million in Available Cash and $3,010.1 million in New OCD Common Stock.

•	OCD Insurance Escrow = approximately $80 million

•	Senior Note Amount = approximately $1.800 billion

•	Standard Combination = a combination of approximately 18% Cash and 82% New OCD Common Stock

[See Appendix I to the Disclosure Statement, entitled “Distribution Assumptions,” for the assumptions for purposes of estimation of distributions under the Plan.]

[1]	All of the estimates in this Schedule XII are subject to further modification, revision and supplementation up to ten (10) Business Days prior to the Objection Deadline or thereafter.

Schedule XIII

[Intentionally Omitted]

Schedule XIV

Schedule of Avoidance Actions and Material Rights

of Action Expressly Not Released

[To be provided no later than ten (10)

Business Days prior to the Objection Deadline]

Schedule XV1

Schedule of Fibreboard Insurance Policies Which Are

FB Asbestos Property Damage Insurance Assets

Insurer	Policy Period	Policy Number
Employers Reinsurance Corp.	Sept. 15, 1956 to Sept. 15, 1959	C-2033

Lloyd’s of London	Sept. 15, 1956 to Sept. 15, 1959	564/500671

Lloyd’s of London	Sept. 15, 1956 to Sept. 15, 1958	56/8706D

Lloyd’s of London	Sept. 15, 1958 to Sept. 15, 1959	58/10666D

Employers Surplus Lines Ins. Co.	Sept. 15, 1959 to Sept. 15, 1962	E50072

Lloyd’s of London	Sept. 15, 1959 to Sept. 15, 1962	564/510503

Lloyd’s of London	Sept. 15, 1959 to Sept. 15, 1962	59/9335D

Truck Ins. Exchange	April 1, 1977 to Oct. 1, 1978	350 41 55

Ins. Co. Of The State Of Pa	June 1, 1977 to July 1, 1977	4177 8005

Central National Insurance Co.	July 1, 1977 to June 1, 1978	CNU 12 65 73

Mission Insurance	July 1, 1977 to June 1, 1978	M 835766

Pine Top	June 1, 1978 to Aug. 1, 1978	MLP 101015

Lexington	June 1, 1978 to Aug. 3, 1978	5513494

Puritan Insurance Co.	April 1, 1979 to April 1, 1980	ML 650521

Granite State	Jan. 1, 1980 to April 1, 1980	6579 5818

Granite State	Jan. 1, 1980 to April 1, 1980	6579 0962

Granite State	April 1, 1980 to April 1, 1981	6580 7157

Granite State	April 1, 1980 to April 1, 1981	6580 2060

New England Reinsurance Corp.	April 1, 1980 to April 1, 1981	791297

California Union Ins. Company	April 1, 1980 to April 1, 1981	ZCX 004028

Allianz Underwriters Inc.	April 1, 1980 to April 1, 1981	AUX 5200051

[1]	This Schedule remains subject to further revision and amendment by the Plan Proponents up to ten (10) Business Days prior to the Objection Deadline

Insurer	Policy Period	Policy Number
Granite State	April 1, 1981 to April 1, 1982	6581 8194

Granite State	April 1, 1981 to April 1, 1982	6581 2956

New England Reinsurance Corp.	April 1, 1981 to April 1, 1982	791604

California Union Ins. Company	April 1, 1981 to April 1, 1982	ZCX 004437

Allianz Underwriters Inc.	April 1, 1981 to April 1, 1982	AUX 5201138

Granite State	April 1, 1982 to April 1, 1983	6582 9385

New England Reinsurance Corp.	April 1, 1982 to April 1, 1984	791794

California Union Ins. Company	April 1, 1982 to April 1, 1983	ZCX 006186

Allianz Underwriters Inc.	April 1, 1982 to April 1, 1983	AUX 5201505

Century Indemnity Co.	April 1, 1982 to April 1, 1984	CIZ 425553

Central National Insurance Co.	April 1, 1982 to April 1, 1985	CNZ 006802

Granite State	April 1, 1983 to April 1, 1984	6583 0372

California Union Ins. Company	April 1, 1983 to April 1, 1984	ZCX 006526

Allianz Underwriters Inc.	April 1, 1983 to April 1, 1984	AUX 5201071

Granite State	April 1, 1984 to April 1, 1985	6584 1255

Aetna Insurance Co.	April 1, 1984 to April 1, 1985	EX 09 1011

Constitution State	April 1, 1984 to April 1, 1985	CE 874 F6883

Schedule XVI1

Schedule of OCD Insurance Policies Which Are OC Asbestos Personal

Injury Liability Insurance Assets

Insurer	Policy Period	Policy Number
National Union Fire	June 18, 1974 to Oct. 22, 1976	CE 1011835

Affiliated FM	July 9, 1974 to Oct. 22, 1976	XL 72515

INA	July 9, 1974 to Oct. 22, 1976	XCP 6638

Lexington	Oct. 22, 1975 to Oct. 22, 1976	GC 5502955

National Union Fire	Oct. 22, 1976 to Oct. 22, 1977	1189233

Allianz	March 9, 1979 to Sept. 1, 1979	UMB 599515

Granite State	Sept. 1, 1979 to Sept. 1, 1980	6179-1549 6179-1662

Integrity	Sept. 1, 1979 to Sept. 1, 1980	XL 201337

National Union Fire	Sept. 1, 1979 to Sept. 1, 1980	1224753 1224754

Allianz	Sept. 1, 1979 to Sept. 1, 1980	AU 5003102

Birmingham Fire	Sept. 1, 1979 to Sept. 1, 1980	SE 6073551

Landmark	Sept. 1, 1979 to Sept. 1, 1980	FE 4000221

Southern American	Sept. 1, 1979 to Sept. 1, 1980	XX 800201

Zurich International	Sept. 1, 1979 to Sept. 1, 1980	ZI 7162

Allianz	Sept. 1, 1980 to Sept. 1, 1981	AUX 5200169 AUX 5200178

Granite State	Sept. 1, 1980 to Sept. 1, 1981	6180-2514 6180-2515

Integrity	Sept. 1, 1980 to Sept. 1, 1981	XL 201765

[1]	This Schedule remains subject to further revision and amendment by the Plan Proponents up to ten (10) Business Days prior to the Objection Deadline

Insurer	Policy Period	Policy Number
National Union Fire	Sept. 1, 1980 to Sept. 1, 1981	122 60 49 122 60 50

Birmingham Fire	Sept. 1, 1980 to Sept. 1, 1981	SE 6073686

Southern American	Sept. 1, 1980 to Sept. 1, 1981	XX 800360

Zurich International	Sept. 1, 1980 to Sept. 1, 1981	ZIB 7458/2

Allianz	Sept. 1, 1981 to Sept. 1, 1982	AUX 5201229 AUX 5201230

Integrity	Sept. 1, 1981 to Sept. 1 1982	XL 203363 XL 203364

National Union Fire	Sept. 1, 1981 to Sept. 1, 1982	118 64 21 118 64 22

Birmingham Fire	Sept. 1, 1981 to Sept. 1, 1982	SE 6073042

Central Nat’l of Omaha	Sept. 1, 1981 to Sept. 1, 1982	CNZ 0066019

Continental	Sept. 1, 1981 to Dec. 17, 1981	SRX 3196793

Southern American	Sept. 1, 1981 to Sept. 1, 1982	XX 800472

Birmingham Fire	Sept. 1, 1982 to Sept. 1, 1983	SE 607 3986 SE 607 3985

Integrity	Sept. 1, 1982 to Sept. 1, 1983	XL 206444 XL 206445

National Union Fire	Sept. 1, 1982 to Sept. 1, 1983	118 64 37 118 64 38

Central Nat’l of Omaha	Sept. 1, 1982 to Sept. 1, 1983	CNZ 008086

Granite State	Sept. 1, 1982 to Sept. 1, 1983	6682-3495

Harbor Insurance Co.	Sept. 1, 1982 to Sept. 1, 1983	HI 163017

London Guarantee & Accd.	Sept. 1, 1982 to Sept. 1, 1983	LX 18988076

Insurer	Policy Period	Policy Number
Pacific Employers	Sept. 1, 1982 to Sept. 1, 1983	XCC 003198

Royal Indemnity	Dec. 10, 1982 to Sept. 1, 1983	ED 101856

Central Nat’l of Omaha	Sept. 1, 1983 to Sept. 1, 1984	CNZ 008414

Royal Indemnity	Sept. 1, 1983 to Sept. 1, 1984	ED 102134

Birmingham Fire	Sept. 1, 1983 to Sept. 1, 1984	SE 6074148 SE 6074149

Granite State	Sept. 1, 1983 to Sept. 1, 1984	6683-4149 6683-4150

INA Underwriters	Sept. 1, 1983 to Sept. 1, 1984	XCP 145412 XCP 145413

Integrity	Sept. 1, 1983 to Sept. 1, 1984	XL 207790

National Union Fire	Sept. 1, 1983 to Sept. 1, 1984	9605001 9605002

Royal Indemnity	Sept. 1, 1983 to Sept. 1, 1984	ED 102135

Harbor Insurance Co.	Sept. 1, 1983 to Feb. 10, 1984	HI 176858

London Guarantee & Accd.	Sept. 1, 1983 to Sept. 1, 1984	LX 2107865

Schedule XVII

Schedule of Non-Indemnified Parties and Actions

[To be provided no later than ten (10)

Business Days prior to the Objection Deadline]

Schedule XVIII

Schedule of Terms of Tail Insurance

[To be provided no later than ten (10)

Business Days prior to the Objection Deadline]

Schedule XIX

Initial Reorganized OCD Board of Directors

[To be provided at least ten (10) Business Days prior to the Objection Deadline]

Schedule XX

Restructuring Transactions

[To be provided at least ten (10) Business Days prior to the Objection Deadline]

Exhibit A

Form of Amended and Restated Certificate of Incorporation of Reorganized OCD

[To be provided no later than ten (10)

Business Days prior to the Objection Deadline]

Exhibit B

Form of Amended and Restated Bylaws of Reorganized OCD

[To be provided no later than ten (10)

Business Days prior to the Objection Deadline]

EXHIBIT C

OWENS CORNING

LITIGATION TRUST AGREEMENT

Litigation Trust Agreement (the “Litigation Trust Agreement”), dated as of [            ], 2006, by and among Owens Corning, a Delaware corporation (“OCD”), on behalf of itself and certain of its Subsidiary Debtors (as defined below) (collectively, the Subsidiary Debtors together with OCD, the “Debtors”), as settlors, and [            ], as Litigation Trustee.

WITNESSETH:

WHEREAS, the Fifth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-in-Possession (as amended, modified or supplemented, the “Plan”) provides for the establishment of the Litigation Trust (as defined below) and the retention and preservation of the Litigation Trust Assets (as defined below) by the Litigation Trustee, as successor to, and representative of, the Debtors’ bankruptcy estates in accordance with Section 1123(b)(3)(B) of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended (the “Bankruptcy Code”), all for the benefit of the holders of Allowed Claims in each of Classes A5, A6-A, A6-B, A7 and A11 (for payment to holders of Allowed Claims in Classes A5 and A6-B in accordance with the applicable contractual subordination provisions) under the Plan (collectively the “Claimholders”); and

WHEREAS, the Plan contemplates, among other things, the litigation, settlement or other resolution of the Tobacco Causes of Action, the Avoidance Actions and the Material Rights of Action and the transfer to the Litigation Trust of Potential Tax Refunds, if and when recovered by the Reorganized Debtors, and the distribution of the Litigation Trust Recoveries to the Disbursing Agent for distribution of the same to the Claimholders, all as described in greater detail in the Plan and this Litigation Trust Agreement; and

WHEREAS, on [            ], 2006, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered the Confirmation Order;

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Establishment of Litigation Trust

Section 1.1 Creation and Name. There is hereby created a trust which shall be known as the [“Owens Corning Litigation Trust,”] which is the Litigation Trust created by the Plan.

Section 1.2 Declaration of Litigation Trust. In order to declare the terms and conditions hereof, and in consideration of the confirmation of the Plan under the Bankruptcy Code, the Debtors and the Litigation Trustee have executed this Litigation Trust Agreement and effective on the Effective Date of the Plan, the Debtors hereby irrevocably transfer to the Litigation Trustee, and to its successors and assigns, all the right, title and interests of the Debtors in and to the Litigation Trust Assets, to have and to hold unto the Litigation Trustee and its successors and assigns forever, in trust nevertheless, under and subject to the terms and conditions set forth in this Litigation Trust Agreement and in the Plan for the benefit of the Claimholders and their successors and assigns as provided for in this Litigation Trust Agreement and in the Plan. The distribution of Litigation Trust Recoveries shall be made in accordance with this Litigation Trust Agreement and the Plan.

Section 1.3 Purpose of Litigation Trust. The Litigation Trust is organized for the purpose of (a) holding, preserving, managing and maximizing the value of the Litigation Trust Assets for distribution; (b) liquidating the Litigation Trust Assets; and (c) distributing the Litigation Trust Recoveries to the Claimholders as described in the Plan and this Litigation Trust Agreement. In furtherance of this purpose, the Litigation Trustee shall be responsible for (a) being representative of all Beneficiaries of the Litigation Trust in all claims and litigation relating to the Litigation Trust Assets, (b) for performing all obligations specified for the Litigation Trustee under the Plan and (c) for taking such steps as are reasonably necessary to accomplish such purposes in accordance with the provisions of this Litigation Trust Agreement. In the event of any inconsistency between the recitation of the duties and powers of the Litigation Trustee as set forth in the Litigation Trust Agreement and the Plan, the provisions of this Litigation Trust Agreement shall govern.

Section 1.4 Litigation Trustee’s Acceptance. The Litigation Trustee accepts the trust imposed on it by this Litigation Trust Agreement and agrees to observe and perform that trust, on and subject to the terms and conditions set forth in this Litigation Trust Agreement. In connection with and in furtherance of the purposes of the Litigation Trust, the Litigation Trustee hereby expressly accepts the transfer of the Litigation Trust Assets, subject to the provisions of the Confirmation Order, and the Litigation Trustee hereby further expressly assumes, undertakes and shall control the pursuit, litigation, settlement or other resolution of the Litigation Trust Assets.

ARTICLE II

Definitions

The capitalized terms used but not defined in this Litigation Trust Agreement shall have the meanings given to them in the Plan.

Section 2.1 Avoidance Actions means any and all avoidance, recovery, subordination or other actions or remedies that may be brought by, or on behalf of, the Debtors or their estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies under Sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code, and including, without limitation, the Bank Holders Action.

Section 2.2 Bankruptcy Code means the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended and in effect from time to time.

Section 2.3 Bank Holders Action means the action entitled Owens Corning, et al. v. Credit Suisse First Boston, et al., in the United States District Court for the District of Delaware, A-02-5829, as such action may be amended.

Section 2.4 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware.

Section 2.5 Beneficiaries means those Claimholders and their successors who are entitled to distributions of the Litigation Trust Assets pursuant to the Plan.

Section 2.6 Board of Directors means the board of directors of Reorganized OCD.

Section 2.7 Business Day means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Federal Rule of Bankruptcy Procedure 9006(a)) on which commercial banks are open for business in New York, New York.

Section 2.8 Causes of Action means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, as well as any defenses, objections or other rights to contest to any action or claims.

Section 2.9 Claimholders has the meaning ascribed to such term in the first recital of this Litigation Trust Agreement.

Section 2.10 Code means the Internal Revenue Code of 1986, as amended, and any successor thereto.

Section 2.11 Commercial Claims means rights, remedies, causes of action, suits or proceedings (whether arising out of contract, tort or otherwise) accruing to or for the benefit of any Debtor for the payment and collection of money or other consideration or the enforcement of rights and remedies in connection with, resulting from or arising out of, any commercial transaction with any of the Debtors or the performance of services by or for any of the Debtors. Commercial Claims shall include, without limitation, claims arising from damage or alleged damage to property of any Debtor, or personal injuries sustained by any employee, contractor or other business agent of any Debtor (other than Asbestos Personal Injury Claims) in any case resulting from or arising out of the conduct of business by such Debtor, the collection of debts owed to any Debtor from purchasers of goods and services from any Debtor or the collection of money or other consideration from vendors, suppliers or other parties for breaches of contract in commercial relationships with any of the Debtors or the recovery of money based on such other commercial relationship of a Debtor that arise in the ordinary course of business. Commercial Claims shall not include Avoidance Actions or any other rights, remedies, claims, causes of action, suits or proceedings created by title 11 of the United States Code.

Section 2.12 Confirmation Order means the order entered by the Bankruptcy Court confirming the Plan.

Section 2.13 Debtors means collectively, OCD and the Subsidiary Debtors.

Section 2.14 Effective Date means the Business Day on which all conditions to the consummation of the Plan have been satisfied or waived as provided in Article XII of the Plan, and is the effective date of the Plan.

Section 2.15 Litigation Trust means the trust established pursuant this Litigation Trust Agreement and the Plan.

Section 2.16 Litigation Trust Agreement means this agreement.

Section 2.17 Litigation Trust Assets means those rights, claims or other assets to be transferred to and owned by the Litigation Trust pursuant to Section 5.9 of the Plan for the benefit of each of Classes A5, A6-A, A6-B and A7, which are comprised of (i) the Litigation Trust Initial Deposit, (ii) all of the Debtors’ rights and standing to object to, litigate, settle and otherwise resolve the Tobacco Causes of Action, the Avoidance Actions and the Material Rights of Action listed on Schedule XIV to the Plan, and (iii) any and all proceeds of the foregoing and interest actually earned. Litigation Trust Assets shall not include the FB Reversions or OCD Reversions

Section 2.18 Material Rights of Action means all rights, remedies, claims, causes of action, suits or proceedings accruing to the Debtors or any assets or other property of the Debtors pursuant to the Bankruptcy Code or pursuant to any statute or legal theory which, if determined in favor of the Debtors or the Estates, would reasonably be expected to result in a recovery in excess of $200,000, but excluding Commercial Claims and Avoidance Actions.

Section 2.19 Litigation Trust Expenses means all costs and expenses associated with the administration of the Litigation Trust, including those rights, obligations and duties described in Section 5.9 of the Plan and in accordance with the Litigation Trust Agreement.

Section 2.20 Litigation Trust Initial Deposit means the distribution, in the amount of $1 million, or such other amount upon which the Plan Proponents may agree no later than ten (10) Business Days prior to the Objection Deadline, to be made by the Debtors to the Litigation Trust as set forth in Section 5.9 of the Plan.

Section 2.21 Litigation Trust Recoveries means (i) any and all proceeds received by the Litigation Trust from the Tobacco Causes of Action, the Avoidance Actions and the Material Rights of Action listed on Schedule XIV, and (ii) interest actually earned with respect to the foregoing and the Litigation Trust Initial Deposit.

Section 2.22 Litigation Trust Reimbursement Obligation means the obligation of the Litigation Trust to pay to Reorganized OCD any and all Litigation Trust Recoveries until such time as the Litigation Trust Initial Deposit plus interest at the rate of 5%

per annum, or such other rate upon which the Plan Proponents may agree no later than ten (10) Business Days prior to the Objection Deadline, has been repaid in full.

Section 2.23 Litigation Trustee means the trustee of the Litigation Trust appointed pursuant to Section 5.9 of the Plan.

Section 2.24 Net Litigation Trust Recoveries has the meaning ascribed thereto in Section 5.1(a) of this Agreement.

Section 2.25 OCD means Owens Corning, a Delaware corporation.

Section 2.26 Person means an individual, corporation, partnership, association, joint stock company, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity, or any government, governmental agency or any subdivision, department or other instrumentality thereof.

Section 2.27 Plan means the Fifth Amended Joint Plan of Reorganization of Owens Corning, et al., filed with the Bankruptcy Court on December __, 2005, as amended, modified or supplemented.

Section 2.28 Reorganized Debtors means, collectively, Reorganized OCD and the Reorganized Subsidiary Debtors.

Section 2.29 Reorganized OCD means reorganized OCD, its successor or its successor issuer under Section 12(b) of the Securities Exchange Act of 1934, on and after the Effective Date.

Section 2.30 Reorganized Subsidiary Debtors means the reorganized Subsidiary Debtors and their respective successors, on and after the Effective Date.

Section 2.31 Subsidiary means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more other Persons controlled by such Person or a combination thereof.

Section 2.32 Subsidiary Debtors means the direct and indirect Subsidiaries of OCD that are set forth in Schedule I hereto and such other Subsidiaries of OCD as may file for protection under Chapter 11 of the Bankruptcy Code subsequent to the date hereof and prior to the Confirmation Date.

Section 2.33 Tobacco Causes of Action means any and all claims by OCD and Fibreboard for restitution/unjust enrichment, fraud, and violations of state antitrust law against tobacco companies to obtain payment of monetary damages (including punitive damages) for payments made by OCD and Fibreboard to asbestos claimants who developed smoking-related diseases, including, without limitation, the lawsuit brought by OCD and Fibreboard in the

Superior Court of California, County of Alameda, styled Fibreboard Corp., et al. v. R.J. Reynolds Tobacco Company, et al., Case No. 791919-8.

Section 2.32 Trustee’s Professionals means the professionals retained by the Litigation Trustee pursuant to Section 6.4 of this Litigation Trust Agreement.

ARTICLE III

Funding of the Litigation Trust

Section 3.1 Litigation Trust Initial Deposit. The Litigation Trust Initial Deposit shall be funded by the Debtors or Reorganized Debtors by delivering to the Litigation Trustee $1,000,000 on the Effective Date. The Litigation Trustee shall use the Litigation Trust Initial Deposit consistent with the purposes of the Litigation Trust and subject to the terms and conditions of the Plan and this Litigation Trust Agreement.

ARTICLE IV

The Litigation Trust Assets

Section 4.1 Liquidating Litigation Trust Assets

(a) Subject to Section 4.1(c), the Litigation Trustee shall take such steps as it deems necessary to pursue, litigate, settle, or otherwise resolve the Litigation Trust Assets, and to make distributions as required under this Litigation Trust Agreement.

(b) Subject to Section 4.1(c), the Litigation Trustee may transfer, sell, dispose of, settle or otherwise resolve or compromise the Litigation Trust Assets. The Litigation Trustee’s actions with respect to disposition of the Litigation Trust Assets, shall be taken in a manner so as to maximize the value of the Litigation Trust Assets and maximize the Litigation Trust Recoveries.

(c) In determining whether and how to pursue, litigate, settle, transfer, sell, dispose of, resolve, or compromise any Material Right of Action or Avoidance Action, the Litigation Trustee shall consider the effect of such action on the business, operations, properties, assets or prospects of the Reorganized Debtors, which shall be determined in consultation with designated representatives of the Reorganized Debtors.

Section 4.2 Intervention. On the Effective Date, and without having to obtain any further order of the Bankruptcy Court, the Litigation Trustee shall be deemed to have intervened as plaintiff, movant or additional party, as appropriate, in any Causes of Action, including adversary proceedings, contested matters, avoidance actions or motions which were filed prior to the Effective Date, where the subject matter of such action involves the Litigation Trust Assets.

ARTICLE V

Distribution of Litigation Trust Assets

Section 5.1 Distribution of Litigation Trust Recoveries

(a) Distributions of Litigation Trust Recoveries. The Litigation Trustee shall apply of Litigation Trust Recoveries as follows: (i) first, to pay Litigation Trust Expenses; (ii) second, to repay the Litigation Trust Reimbursement Obligation until such time as the Litigation Trust Reimbursement Obligation is paid in full; and (iii) third, to the Disputed Distribution Reserve for distribution on the Final Distribution Date to holders of Allowed Claims in each of Classes A5, A6-A and A6-B, and the OC Sub-Account, in accordance with Sections 3.3 and 9.5(a) of the Plan.

(b) Time of Distributions. Distributions to the Disbursing Agent by the Litigation Trustee of Net Litigation Trust Recoveries shall be made as soon practicable after receipt of the Litigation Trust Recoveries; provided, however, that the Litigation Trustee may withhold any such distribution, or any portion thereof, to the extent it reasonably believes it necessary to pay Litigation Trust Expenses or the Litigation Trust Reimbursement Obligation that the Litigation Trustee will not be required to make any such distribution in the event that the aggregate proceeds and income available for distribution is not sufficient, in the Litigation Trustee’s discretion to distribute monies to the Claimholders.

Section 5.2 Delivery of Distributions. Distributions by the Litigation Trustee shall be made to the Disputed Distribution Reserve.

ARTICLE VI

General Powers, Rights and Obligations of the Litigation Trustee

Section 6.1 Appointment of Litigation Trustee. The Person designated as Litigation Trustee pursuant to the procedures described in the Plan, shall become the Litigation Trustee on the Effective Date and shall have and perform all the duties, responsibilities, rights and obligations set forth in this Litigation Trust Agreement.

Section 6.2 Legal Title. The Litigation Trustee shall hold legal title to all Litigation Trust Assets except that the Litigation Trustee may cause legal title or evidence of title to any of the Litigation Trust Assets to be held by any nominee or person, on such terms, in such manner and with such power as the Litigation Trustee may determine advisable.

Section 6.3 General Powers.

(a) Except as otherwise provided in this Litigation Trust Agreement or the Plan, and subject to Section 4.01(c) of this Litigation Trust Agreement and the retained jurisdiction of the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) as provided for in the Plan, but without prior or further authorization, the Litigation Trustee may control and exercise authority over the Litigation Trust Assets, over the acquisition, management and disposition thereof and over the management and conduct of the business of the Litigation Trust to the same extent as if the Litigation Trustee were the sole owner of the Litigation Trust Assets in its own right. No person dealing with the Litigation Trust shall be obligated to inquire into the Litigation Trustee’s authority in connection with the acquisition, management or disposition of Litigation Trust Assets.

(b) In connection with the management and use of the Litigation Trust Assets, the Litigation Trustee, except as otherwise expressly limited in this Litigation Trust Agreement, the Plan and the Confirmation Order, and, subject to Section 4.01(c) of this Litigation Trust Agreement, shall have, in addition to any powers conferred on it by any other provision of this Litigation Trust Agreement, the power to take any and all actions as are necessary or advisable to effectuate the purposes of the Litigation Trust, including, without limitation, the power and authority:

(i) to accept the assets transferred and provided to the Litigation Trust under this Litigation Trust Agreement and the Plan;

(ii) to distribute the Litigation Trust Recoveries in accordance with the terms of this Litigation Trust Agreement and the Plan;

(iii) to sell, convey, transfer, assign, liquidate, collect or abandon any Litigation Trust Asset or any part thereof or any interest therein, on such terms and for such consideration as the Litigation Trustee deems desirable or appropriate;

(iv) to prosecute all suits as may be necessary, appropriate or incident to the purposes of the Litigation Trust;

(v) to endorse the payment of notes or other obligations of any person or to make contracts with respect thereto;

(vi) to engage in all acts that would constitute ordinary course of business in performing the obligations of a trustee under a trust of this type;

(vii) to remove all or any of the Litigation Trust Assets or the situs of administration of the Litigation Trust from one jurisdiction to another jurisdiction at any time or from time to time;

(viii) in connection with any property held under this Litigation Trust Agreement that is distributable or payable to a minor, to transfer and pay over all or any portion of the property to the minor, or to a guardian of the minor’s property, whenever appointed, without requiring ancillary guardianship, or to the minor’s parent or the person with whom the minor resides, or to any custodian under any Uniform Gifts to Minors Act or Uniform Transfer to Minor Act with power to select any person or trust company (including any fiduciary hereunder) to be such custodian and with power to extend such custodianship to age twenty-one (21) years, without any obligation to see to the use or application of the property or to make inquiry with respect to any other property available for the use of the minor, the receipt by such minor, guardian, parent, person or custodian to be a complete discharge as to such transfer or payment;

(ix) to borrow sums of money, at any time and from time to time, for periods of time and on terms and conditions from persons or corporations (including any fiduciary hereunder) for purposes as may be deemed advisable, and secure such loans by the pledge or hypothecation of any property held under this Litigation Trust Agreement;

(x) to change the state of domicile of the Litigation Trust;

(xi) to establish the funds, reserves and accounts within the Litigation Trust as deemed by the Litigation Trustee, in its discretion, to be useful in carrying out the purposes of the Litigation Trust;

(xii) to sue and be sued and participate, as a party or otherwise, in any judicial, administrative, arbitration or other proceeding;

(xiii) in accordance with this Agreement, to indemnify (and purchase insurance indemnifying) the Litigation Trustee, and the employees, agents and representatives of the Litigation Trust or the Litigation Trustee to the fullest extent that a corporation organized under the laws of the Litigation Trust’s domicile is from time to time entitled to indemnify its directors, officers, employees, agents and representatives;

(xiv) to delegate any or all of the discretionary power and authority herein conferred at any time with respect to all or any portion of the Litigation Trust to any one or more reputable individuals or recognized institutional advisors or investment managers without liability for any action taken or omission made because of such delegation, except for such liability as is provided herein;

(xv) to consult with the Reorganized Debtors at such times and with respect to such issues relating to the conduct of the Litigation Trust as the Litigation Trustee considers desirable; and

(xvi) to perform such other acts and undertake such other conduct as the Litigation Trustee believes is necessary to carry out the purposes and intent of this Litigation Trust.

The Litigation Trustee shall not at any time, on behalf of the Litigation Trust or the Holders, enter into or engage in any trade or business, and the Litigation Trustee shall not use or dispose of any part of the Litigation Trust Assets in furtherance of any trade or business.

Section 6.4 Retention of Attorneys, Accountants and Other Professionals. The Litigation Trustee may retain such law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as it may deem necessary (collectively, the “Trustee Professionals”), in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of the Plan and this Litigation Trust

Agreement, including, without limitation, the liquidation and distribution of Litigation Trust Assets

(a) such law firm(s) as counsel to the Litigation Trust as the Litigation Trustee may deem advisable to aid in the pursuit, litigation, settlement or other resolution of the Litigation Trust Assets and to perform such other functions as may be appropriate to carry out the primary purposes of the Litigation Trust. The Litigation Trustee may commit the Litigation Trust to and shall pay such law firm(s) reasonable compensation from the Litigation Trust Assets for services rendered and expenses incurred. The Litigation Trustee may also engage such law firm(s) on a contingent fee basis as permitted by applicable law;

(b) an independent public accounting firm to audit the financial books and records of the Litigation Trust and to perform such other reviews and/or audits as the Litigation Trustee may deem advisable to carry out the primary purposes of the Litigation Trust. The Litigation Trustee may commit the Litigation Trust to and shall pay such accounting firm reasonable compensation from the Litigation Trust Assets for services rendered and expenses incurred; and

(c) such experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as are advisable to carry out the purposes of the Litigation Trust. The Litigation Trustee may commit the Litigation Trust to and shall pay all such persons or entities reasonable compensation from the Litigation Trust Assets for services rendered and expenses incurred.

Section 6.5 Co-Trustees or Separate Trustees.

(a) In order to (and only to the extent necessary to) meet any legal requirements of any jurisdiction in which any of the Litigation Trust Assets may from time to time be located, the Litigation Trustee shall have the power to appoint one or more individuals or corporations either to act as co-trustee jointly with the Litigation Trustee of all or any part of the Litigation Trust Assets or to act as separate trustee of all or any part of the Litigation Trust Assets and to vest in such person or persons, in such capacity, such title to the Litigation Trust Assets or any part thereof, and such rights, powers, duties, trusts or obligations as may be necessary for the Litigation Trustee to perform its duties under this Litigation Trust Agreement, subject to the remaining provisions of this Section 6.5.

(b) Unless otherwise provided in the instrument appointing such co-trustee or separate trustee, every co-trustee or separate trustee shall, to the extent permitted by law, be appointed subject to the following terms:

(i) all rights, powers, trusts, duties and obligations conferred or imposed by this Litigation Trust Agreement on the Litigation Trustee in respect of the custody, control or management of monies, papers, securities and other personal property shall be exercised solely by the Litigation Trustee;

(ii) all rights, powers, trusts, duties and obligations conferred or imposed by this Litigation Trust Agreement on such trustees shall be conferred or imposed on and exercised or performed by the Litigation Trustee, or by the Litigation

Trustee and such co-trustee or separate trustee jointly, except when, under the law of any jurisdiction in which any particular act or acts are to be performed, the Litigation Trustee shall be incompetent or unqualified to perform such act or acts, in which event, subject to clause (iv), such act or acts as shall be performed by such co-trustee or separate trustee;

(iii) any request in writing by the Litigation Trustee to any co-trustee or separate trustee to take or to refrain from taking any action hereunder shall be sufficient warrant for the taking, or the refraining from taking, of such action by such co-trustee or separate trustee;

(iv) any co-trustee or separate trustee to the extent permitted by law shall delegate to the Litigation Trustee the exercise of any right, power, trust, duty or obligation, discretionary or otherwise;

(v) the Litigation Trustee, at any time, by an instrument in writing, may accept the resignation of or remove any co-trustee or separate trustee appointed under this Section 6.5. A successor to any co-trustee or separate trustee so resigned or removed may be appointed in the manner provided in this Section 6.5;

(vi) neither the Litigation Trustee nor any co-trustee or separate trustee appointed hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder selected by it with reasonable care;

(vii) any demand, request, direction, appointment, removal, notice, consent, waiver or other action in writing delivered to the Litigation Trustee shall be deemed to have been delivered to each such co-trustee or separate trustee;

(viii) any moneys, papers, securities or other items of personal property received by any such co-trustee or separate trustee hereunder shall forthwith, so far as may be permitted by law, be turned over to the Litigation Trustee to be held pursuant to the terms hereof; and

(ix) any co-trustee appointed solely to qualify the Litigation Trust as a statutory business trust shall have no liability or responsibility for any of the duties and responsibilities under Article VI of this Litigation Trust Agreement or otherwise, except to maintain such offices and to execute such certificates as are required to be executed by all trustees and to take such other actions as are required under the applicable statute authorizing such business trust.

(c) Upon the Litigation Trustee’s acceptance in writing of such appointment by any such co-trustee or separate trustee, it or such person shall be vested with the Litigation Trust’s right, title and interest in the Litigation Trust Assets, or portion thereof, and with such rights, powers, duties, trusts or obligations, jointly or separately with the Litigation Trustee, all as shall be specified in the instrument of appointment, subject to all the terms of this Litigation Trust Agreement. Every such acceptance shall be filed with the Litigation Trustee.

(d) In case any co-trustee or separate trustee shall die, become incapable of acting, resign or be removed, the estate, right, title and interest in the Litigation Trust Assets and all rights, power, trusts, duties and obligations of the co-trustee or separate trustee shall, so far as permitted by law, vest in and be exercised by the Litigation Trustee unless and until a successor co-trustee or separate trustee shall be appointed pursuant to this Section 6.5.

Section 6.6 Compensation of Litigation Trustee and the Trustee’s Professionals. [NOTE: The following is for illustrative purposes only and will be amended upon appointment of a Trustee.]

(a) The Board of Directors shall negotiate with and authorize the payment of reasonable compensation from the Litigation Trust Assets to the Litigation Trustee for services rendered and expenses incurred in fulfilling its duties pursuant to this Litigation Trust Agreement. [For the first six full months following the month in which the Effective Date occurs, the Litigation Trustee shall receive compensation of $[            ] per month. The fee payable for the month in which the Effective Date occurs shall be payable on the first day of the month following the Effective Date, and shall be prorated based on a $[            ] monthly fee and calculated for the actual number of days during the month that the Litigation Trustee has served. In all other cases, the fee will be payable on the first business day of the month (being the first day on which banking institutions in the [State of New York] are not authorized or required by law or regulation to be closed) following the month for which service has been rendered. Six months following the Effective Date, and annually thereafter, the Board of Directors and the Litigation Trustee shall negotiate the amount and payment terms of the compensation to the Litigation Trustee for the following one-year period. If no agreement is reached, the parties may seek the determination of the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) as to reasonable compensation.] The compensation and reimbursement of expenses of the Litigation Trustee shall be paid out of Litigation Trust Assets.

(b) On or before the last day of each month following the month for which compensation is sought, each of the Litigation Trustee’s Professionals seeking compensation shall serve a monthly statement on the Litigation Trustee, and the Board of Directors. The Litigation Trustee, and the Board of Directors will have fifteen (15) days from the date such statement is received to review the statement and object to such statement by serving an objection setting forth the precise nature of the objection and the amount at issue on the Trustee’s Professional. At the expiration of the fifteen (15) day period, the Litigation Trust shall promptly pay 100% of the amounts requested, except for the portion of such fees and disbursements to which an objection has been made. The parties shall attempt to consensually resolve objections, if any, to any monthly statement. If the parties are unable to reach a consensual resolution of any such objection, the party who received an objection to its fees may seek payment of such fees by filing a motion with the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) and providing notice to the Litigation Trustee. Any professional who fails to submit a monthly statement shall be ineligible to receive further payment of fees and expenses as provided in this Litigation Trust Agreement until the monthly statement is submitted.

Section 6.7 Standard of Care; Exculpation. The Litigation Trustee shall perform the duties and obligations imposed on the Litigation Trustee by this Litigation Trust Agreement with reasonable diligence and care under the circumstances. The Litigation Trustee shall not be personally liable to the Litigation Trust or to any Beneficiary (or any successor of such entities) except for such of its own acts as shall constitute bad faith, willful misconduct, gross negligence, willful disregard of its duties or material breach of this Litigation Trust Agreement. Except as aforesaid, the Litigation Trustee shall be defended, held harmless and indemnified from time to time from the Litigation Trust Assets but not from or by the Beneficiaries or any of the parties released in the Plan, against any and all losses, claims, costs, expenses and liabilities to which the Litigation Trustee may be subject by reason of the Litigation Trustee’s execution in good faith of its duties under this Litigation Trust Agreement. The Litigation Trustee’s officers, employees and agents may be likewise defended, held harmless and indemnified. The Litigation Trustee shall not be obligated to give any bond or surety or other security for the performance of any of its duties, unless otherwise ordered by the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust); if so otherwise ordered, all costs and expenses of procuring any such bond shall be deemed Litigation Trust Expenses.

Section 6.8 Reliance by Litigation Trustee. The Litigation Trustee may rely, and shall be fully protected personally in acting upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order or other instrument or document that it has no reason to believe to be other than genuine and to have been signed or presented other than by the proper party or parties or, in the case of facsimile transmissions, to have been sent other than by the proper party or parties, in each case without obligation to satisfy itself that the same was given in good faith and without responsibility for errors in delivery, transmission or receipt. In the absence of its bad faith, willful misconduct, gross negligence, willful disregard of its duties or material breach of this Litigation Trust Agreement, the Litigation Trustee may rely as to the truth of statements and correctness of the facts and opinions expressed therein and shall be fully protected personally in acting thereon. The Litigation Trustee may consult with legal counsel and shall be fully protected in respect of any action taken or suffered by it in accordance with the written opinion of legal counsel. The Litigation Trustee may at any time seek instructions from the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) concerning the acquisition, management or disposition of the Litigation Trust Assets.

Section 6.9 Action upon Instructions. If in performing the Litigation Trustee’s duties under this Litigation Trust Agreement, the Litigation Trustee is required to decide between alternative courses of action, or the Litigation Trustee is unsure of the application of any provision of this Litigation Trust Agreement or the Plan, then the Litigation Trustee may promptly deliver a notice to the Board of Directors, requesting written instructions as to the course of action to be taken by the Litigation Trustee. If the Litigation Trustee does not receive such written directions within 10 business days after it has delivered such notice, the Litigation Trustee may, but shall be under no duty to, take or refrain from taking such action not inconsistent with this Litigation Trust Agreement as the Litigation Trustee shall deem advisable.

Section 6.10 Bankruptcy Court (or District Court) Approval. If the Litigation Trustee does not receive direction described in Section 6.9 or any other approval required by this Litigation Trust Agreement from the Board of Directors, within the requisite time period or the Litigation Trustee believes that a court order is necessary or advisable to protect the interests of the Beneficiaries, the Litigation Trustee may apply to the Bankruptcy

Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) for a determination as to the course of action to be taken by the Litigation Trustee.

Section 6.11 Investment Obligations. The Litigation Trustee shall invest and re-invest the liquid Litigation Trust Assets consistent with the obligations of a trustee under Section 345 of the Bankruptcy Code. In addition, the Litigation Trustee may invest the corpus of the Litigation Trust in prudent investments in addition to those described in Section 345 of the Bankruptcy Code. The Litigation Trustee shall not be liable in any way for any loss or other liability arising from any investment, or the sale or other disposition of any investment, made in accordance with this Section 6.11, except for any such loss or liability arising from the Litigation Trustee’s gross negligence, willful misconduct or bad faith.

Section 6.12 Quarterly Reports. The Litigation Trustee shall submit quarterly status reports to the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) and Reorganized OCD. Each quarterly status report shall be due on the thirtieth (30th) day following the last day of any calendar quarter (or the next Business Day if the thirtieth day following the last day of any calendar quarter is not a Business Day). The Litigation Trustee shall continue to submit quarterly status reports until the assets of the Litigation Trust are fully administered or the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) determines on motion that such reports are no longer necessary. Each quarterly status report shall contain a summary of all activity by the reporting party during the previous quarter, a summary of the professional fees sought and obtained in the prior quarter and a summary of cash receipts and disbursements of the Litigation Trustee, a summary of cash receipts and disbursements of the Litigation Trust, a summary of any distributions and such other information as the Litigation Trustee deems appropriate for inclusion or as reasonably requested by the parties to whom such reports are to be submitted.

Section 6.13 Tax Filings and Notices. The Litigation Trustee shall prepare and provide to, or file with, the appropriate parties such notices, tax returns and other filings, including all federal, state and local tax returns of the Litigation Trust, as may be required under the Code, the Plan, or as may be required by applicable law of other jurisdictions including, if required under applicable law, notices required to report interest or dividend income. The Litigation Trustee shall, when specifically requested by, to the extent required by applicable law, provide such Beneficiary with such tax information as is necessary for the preparation by such Beneficiary of its income tax return.

Section 6.14 Compliance with Securities Laws. The Litigation Trustee shall, to the extent required by law, file with the Securities and Exchange Commission and other applicable federal and state governmental agencies any reports and other documents that may be required in connection with the holding, management or distribution of trust assets, and shall take any and all other actions necessary to comply with federal or state securities laws.

Section 6.15 Resignation or Removal. The Litigation Trustee may resign as Litigation Trustee by giving written notice of its resignation to the Board of Directors. The

Litigation Trustee shall continue to serve as trustee for the shorter of (a) 90 days following the tender of the notice of resignation or (b) until the appointment of a successor Litigation Trustee shall become effective in accordance with Section [__] of this Litigation Trust Agreement. The Litigation Trustee may be removed by the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) for acts that constitute bad faith, willful misconduct, gross negligence, willful disregard of its duties or material breach of this Litigation Trust Agreement. In the event of the resignation or removal of the Litigation Trustee, the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) shall designate a person to serve as successor Litigation Trustee.

ARTICLE VII

Coordination with Reorganized Debtors

Section 7.1 Duty to Provide Access. Subject to Section 8.2 of this Litigation Trust Agreement, the Reorganized Debtors shall make available reasonable access during normal business hours, on reasonable notice, to personnel and books and records of the Reorganized Debtors to representatives of the Litigation Trust to enable the Litigation Trustee to perform the Litigation Trustee’s tasks under the Litigation Trust Agreement and the Plan; provided, however, that the Reorganized Debtors shall not be required to make expenditures in response to such requests determined by them in good faith to be unreasonable.

Section 7.2 Preservation of Confidential and Privileged Information. The Litigation Trustee shall enter into an agreement with the Reorganized Debtors for the purpose of maintaining the confidentiality of, and retaining the protection of any applicable privilege in connection with, the information provided by the Reorganized Debtors pursuant to Section 8.1 of this Litigation Trust Agreement.

ARTICLE VIII

Retention of Jurisdiction

Pursuant to the Plan and Confirmation Order, the District Court, together with the Bankruptcy Court to the extent of any reference made to it by the District Court and the Reference Order, will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things, jurisdiction to:

(a)	enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions in the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order, including this Litigation Trust Agreement;

(b)	hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan, including this Litigation Trust Agreement;

(c)	hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, including this Litigation Trust Agreement;

(d)	effectuate performance of and payments under the provisions of the Plan, including the Litigation Trust Expenses.

ARTICLE IX

Termination

The Litigation Trust shall continue until termination of the Litigation Trust is approved by the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) after distribution of all the Litigation Trust Assets and[, in any event,] must be terminated no later than [            ] (___) years from the date of creation of the Litigation Trust, which termination date may be extended for one or more finite terms subject to the approval of the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) upon a finding that the extension is necessary to its liquidating purpose. Each such extension must be approved by the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) within [six (6)] months of the beginning of the extended term. The Litigation Trustee shall at all times endeavor to liquidate the Litigation Trust Assets expeditiously, and in no event shall the Litigation Trustee unduly prolong the duration of the Litigation Trust. On termination of this Litigation Trust, the Litigation Trustee shall advise the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) in writing of its termination. Notwithstanding the foregoing, after the termination of the Litigation Trust, the Litigation Trustee shall have the power to exercise all the powers, authorities and discretions herein conferred solely for the purpose of liquidating and winding up the affairs of the Litigation Trust. On distribution of all of the Litigation Trust Assets, the Litigation Trustee shall retain the books, records and files that shall have been delivered to or created by the Litigation Trustee. At the Litigation Trustee’s discretion, all such records and documents may be destroyed at any time after[__ years] from the distribution of all of the Litigation Trust Assets.

ARTICLE X

Miscellaneous

Section 10.1 Notices. All notices, requests or other communications required or permitted to be made in accordance with this Litigation Trust Agreement shall be in writing and shall be delivered personally or by facsimile transmission or mailed by first-class mail or by overnight delivery service:

If to the Litigation Trustee, at:

[name]

[address]

[city, state, zip]

with copies to:

[name]

[address]

[city, state, zip]

If to the Reorganized Debtors, at:

OWENS CORNING

One Owens Corning Parkway

Toledo, OH 43659

Att’n: Corporate Secretary

Telephone: (419) 248-7201

Facsimile: (419) 248-8445

with copies to:

Law Department

OWENS CORNING

One Owens Corning Parkway

Toledo, OH 43659

Telephone: (419) 248-8650

Facsimile: (419) 325-4650

SAUL EWING LLP

222 Delaware Avenue

P.O. Box 1266

Wilmington, DE 19899-1266

Att’n: Norman L. Pernick, Esq.

Telephone: (301) 421-6800

Facsimile: (301) 421-6813

100 South Charles Street

Baltimore, MD 21201-2773

Att’n: Charles O. Monk II, Esq.

Telephone: (410) 332-8600

Facsimile: (410) 332-8862

SIDLEY AUSTIN LLP

1 South Dearborn Street

Chicago, IL 60603

Att’n: James F. Conlan, Esq.

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

Notices sent out by facsimile transmission shall be deemed delivered when actually received, and notices sent by first-class mail shall be deemed delivered three business days after mailing and notices sent by overnight delivery service shall be deemed delivered the next business day after mailing.

Section 10.2 Effectiveness. This Litigation Trust Agreement shall become effective on the Effective Date.

Section 10.3 Intention of Parties to Establish Litigation Trust. This Litigation Trust Agreement is intended to create a trust, and the Litigation Trust created hereunder shall be governed and construed in all respects as a trust.

Section 10.4 Investment Company Act. The Litigation Trust is organized as a liquidating entity in the process of liquidation, and therefore should not be considered, and the Litigation Trust does not and will not hold itself out as, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act.

Section 10.5 Taxation. For United States federal income tax purposes, it is intended that the Litigation Trust be classified as a liquidating trust under section 301.7701-4 of the Procedure and Administration Regulations and that such trust is owned by its beneficiaries. Accordingly, for United States federal income tax purposes, it is intended that the beneficiaries be treated as if they had received a distribution of an undivided interest in the Litigation Trust Assets and then contributed such interests to the Litigation Trust.

Section 10.6 Counterparts. This Litigation Trust Agreement may be executed in one or more counterparts (via facsimile or otherwise), each of which shall be deemed an original but which together shall constitute but one and the same instrument.

Section 10.7 Governing Law. This Litigation Trust Agreement shall be governed by, construed under and interpreted in accordance with the laws of the State of ____________.

Section 10.8 Headings. Sections, subheadings and other headings used in this Litigation Trust Agreement are for convenience only and shall not affect the construction of this Litigation Trust Agreement.

Section 10.9 Severability. Any provision of this Litigation Trust Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions of this Litigation Trust Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable any such provision in any other jurisdiction.

Section 10.10 Amendments. This Litigation Trust Agreement may be amended from time to time by the Trust Advisory Board, if any, by majority vote.

Section 10.11 Successors. This Litigation Trust Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10.12 No Suits by Claimholders. No Claimholder shall have any right by virtue of any provision of this Litigation Trust Agreement to institute any action or proceeding in law or in equity against any party other than the Litigation Trustee on or under or with respect to the Litigation Trust Assets.

Section 10.13 Irrevocability. The Litigation Trust is irrevocable, but is subject to amendment as provided for herein.

Section 10.14 Litigation Trust Continuance. The death, dissolution, resignation, incompetency or removal of the Litigation Trustee shall not operate to terminate the Litigation Trust created by this Litigation Trust Agreement or to revoke any existing agency created under the terms of this Litigation Trust Agreement or invalidate any action theretofore taken by the Litigation Trustee. In the event of the resignation or removal of the Litigation Trustee, the Litigation Trustee shall promptly (a) execute and deliver such documents, instruments and other writings as may be requested by the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) or a successor Litigation Trustee to effect the termination of the Litigation Trustee’s capacity under this Litigation Trust Agreement and the conveyance of the Litigation Trust Assets then held by the Litigation Trustee to the successor, (b) deliver to the Bankruptcy Court (or the District Court in the event that the District Court modifies the Reference Order to retain jurisdiction over the Litigation Trust) or the successor Litigation Trustee all documents, instruments, records and other writings related to the Litigation Trust as may be in the possession of the Litigation Trustee and (c) otherwise assist and cooperate in effecting the assumption of its obligations and functions by such successor Litigation Trustee.

Section 10.15 Enforcement and Administration. The [Bankruptcy Court] [District Court] shall enforce and administer the provisions of this Litigation Trust Agreement as set forth in the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Litigation Trust Agreement or caused this Litigation Trust Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

OWENS CORNING

By:

Name:
Title:

[LITIGATION TRUSTEE]

By:

Name:
Title:

Exhibit D

Form of Asbestos Personal Injury Trust Agreement

OWENS CORNING/FIBREBOARD

FORM OF ASBESTOS PERSONAL INJURY TRUST AGREEMENT

OWENS CORNING/FIBREBOARD

ASBESTOS PERSONAL INJURY TRUST AGREEMENT

TABLE OF CONTENTS

SECTION 1 — Agreement of Trust		4

1.1	Creation and Name	4
1.2	Purpose	4
1.3	Transfer of Assets	5
1.4	Acceptance of Assets and Assumption of Liabilities	5

SECTION 2 — Powers and Trust Administration		6

2.1	Powers	6
2.2	General Administration	11
2.3	Claims Administration	16

SECTION 3 — Accounts, Investments, and Payments		16

3.1	Accounts	16
3.2	Investments	16
3.3	Source of Payments	19

SECTION 4 — Trustees; Delaware Trustee		19

4.1	Number	19
4.2	Term of Service	20
4.3	Appointment of Successor Trustees	21
4.4	Liability of Trustees, Members of the TAC and the Future Claimants’ Representative	22
4.5	Compensation and Expenses of Trustees	22
4.6	Indemnification	23
4.7	Trustees’ Lien	25
4.8	Trustees’ Employment of Experts; Delaware Trustee’s Employment of Counsel	25
4.9	Trustees’ Independence	26
4.10	Bond	26
4.11	Delaware Trustee	26

SECTION 5 — Trust Advisory Committee		28

5.1	Members	28
5.2	Duties	28
5.3	Term of Office	28
5.4	Appointment of Successor	29
5.5	TAC’s Employment of Professionals	30
5.6	Compensation and Expenses of TAC	32
5.7	Procedures for Consultation With and Obtaining the Consent of the TAC	32
	(a) Consultation Process	32
	(b) Consent Process	33

SECTION 6 — The Future Claimants’ Representative		34

6.1	Duties	34
6.2	Term of Office	35
6.3	Appointment of Successor	35
6.4	Future Claimants’ Representative’s Employment of Professionals	36
6.5	Compensation and Expenses of the Future Claimants’ Representative	37
6.6	Procedures for Consultation With and Obtaining the Consent of the Future Claimants’ Representative	38
	(a) Consultation Process	38
	(b) Consent Process	39

SECTION 7 — General Provisions		41

7.1	Irrevocability	41
7.2	Term; Termination	41
7.3	Amendments	43
7.4	Meetings	43
7.5	Severability	44
7.6	Notices	44
7.7	Successors and Assigns	45
7.8	Limitation on Claim Interests for Securities Laws Purposes	46
7.9	Entire Agreement; No Waiver	46
7.10	Headings	46
7.11	Governing Law	47
7.12	Settlors’ Representations and Cooperation	47
7.13	Dispute Resolution	47
7.14	Enforcement and Administration	48
7.15	Effectiveness	48
7.16	Counterpart Signatures	48

- ii -

OWENS CORNING/FIBREBOARD

ASBESTOS PERSONAL INJURY TRUST AGREEMENT

This Owens Corning/Fibreboard Asbestos Personal Injury Trust Agreement (hereinafter referred to as the “PI Trust Agreement”), dated the date set forth on the signature page hereof and effective as of the later of the Effective Date or the date this Agreement is executed by the Trustees (“Trustees”) and                                          (the “Delaware Trustee”), is entered into by Owens Corning (“OC,” the “Settlor,” or the “Debtor”), a Delaware corporation, the Debtor and debtor-in-possession in Case No. 00-03837 in the United States Bankruptcy Court for the District of Delaware as Settlor; the Future Claimants’ Representative; the Official Committee of Asbestos Claimants (“Committee”); and the Trustees and the members of the PI Trust Advisory Committee (“TAC”), who are further identified on the signature pages hereof and appointed at Confirmation pursuant to the Fifth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-In-Possession (“Plan”), as such Plan may be amended, modified or supplemented from time to time. All capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Plan, and such definitions are incorporated herein by reference. All capitalized terms not defined herein or defined in the Plan, but defined in the Bankruptcy Code or Rules, shall have the meanings ascribed to them by the Bankruptcy Code and Rules, and such definitions are incorporated herein by reference.

WHEREAS, at the time of the entry of the order for relief in the Chapter 11 case, Owens Corning (“OC”) and its wholly-owned subsidiary Fibreboard Corporation (“Fibreboard”) were named as a defendants in actions involving personal injury (“PI”) or death claims caused by exposure to asbestos-containing products for which OC and Fibreboard, their predecessors, successors and assigns have legal liability (“OC Asbestos Personal Injury Claims” and “Fibreboard Asbestos Personal Injury Claims” as defined in the Plan and collectively referred to herein as “Asbestos Personal Injury Claims” or “PI Trust Claims”); and

WHEREAS, OC has reorganized under the provisions of Chapter 11 of the Bankruptcy Code in a case pending in the United States Bankruptcy Court for the District of Delaware, known as In re Owens Corning, et al, Debtor, Case No. 00-03837 JKF; and

WHEREAS, the Plan has been confirmed by the Bankruptcy Court; and

WHEREAS, the Plan provides, inter alia, for the creation of the Asbestos Personal Injury Settlement Trust (“PI Trust”); and

WHEREAS, pursuant to the Plan, the PI Trust is to use its assets and income to satisfy all Asbestos Personal Injury Claims; and

WHEREAS, pursuant to the Plan, the PI Trust shall be funded with the consideration described in Section 10.3 of the Plan;

WHEREAS, pursuant to the Plan, the PI Trust will use that consideration to establish two separate Sub-Accounts, the OC Sub-Account which shall be funded with the consideration described in Section 10.3(a) of the Plan, and the Fibreboard Sub-Account which shall be funded with the consideration described in Section 10.3(b) of the Plan;

WHEREAS, pursuant to the Plan, OC Asbestos Personal Injury Claims shall be paid from the OC Sub-Account and Fibreboard Asbestos Personal Injury Claims shall be paid from the Fibreboard Sub-Account;

WHEREAS, it is the intent of OC, the Trustees, the Committee, the TAC, and the Future Claimants’ Representative that the PI Trust be administered, maintained, and operated at all times through mechanisms that provide reasonable assurance that the PI Trust will satisfy all PI Trust Claims pursuant to the Owens Corning/Fibreboard Asbestos Personal Injury Trust Distribution Procedures (“TDP”) that are attached to the Disclosure Statement as Exhibit D-1 in a substantially similar manner, and in strict compliance with the terms of this PI Trust Agreement; and

WHEREAS, all rights of the holders of PI Trust Claims arising under this PI Trust Agreement and the TDP shall vest upon the Effective Date; and

WHEREAS, pursuant to the Plan, the PI Trust is intended to qualify as a “qualified settlement fund” within the meaning of Section 1.468B-1 et seq. of the Treasury Regulations promulgated under Section 468B of the Internal Revenue Code (“IRC”); and

WHEREAS, the Bankruptcy Court has determined that the PI Trust and the Plan satisfy all the prerequisites for an injunction pursuant to Section 524(g) of the Bankruptcy Code, and such injunction has been entered in connection with the Confirmation Order;

NOW, THEREFORE, it is hereby agreed as follows:

SECTION 1

AGREEMENT OF TRUST

1.1 Creation and Name. OC as Settlor hereby creates a trust known as the Owens Corning/Fibreboard Asbestos Personal Injury Trust or PI Trust, which is provided for and referred to in the Plan. The Trustees of the PI Trust may transact the business and affairs of the PI Trust in the name of the PI Trust. It is the intention of the parties hereto that the trust created hereby constitute a statutory trust under Chapter 38 of title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. (the “Act”) and that this document, together with the by-laws described herein, constitute the governing instruments of the PI Trust. The Trustees and the Delaware Trustee are hereby authorized and directed to execute and file a Certificate of Trust with the Delaware Secretary of State in the form attached hereto.

1.2 Purpose. The purpose of the PI Trust is to assume the liabilities of OC and Fibreboard, their predecessors and successors in interest, for all PI Trust Claims (as defined in the Plan), and to use the PI Trust Assets and income to pay the holders of all PI Trust Claims in accordance with this PI Trust Agreement and the TDP in such a way that such holders of PI Trust Claims are treated fairly, equitably and reasonably in light of the limited assets available to satisfy such claims, and to otherwise comply in all respects with the requirements of a trust set forth in Section 524(g)(2)(B) of the Bankruptcy Code.

1.3 Transfer of Assets. Pursuant to the Plan, the PI Trust Share (as defined in the Plan) has been transferred and assigned to the PI Trust to settle and discharge all Asbestos Personal Injury Claims. Pursuant to the Plan, OC, its successors in interest thereto, from and after the Effective Date (“Reorganized OC”) and others may also transfer and assign additional assets to the PI Trust from time to time (the “PI Trust Assets”). In all events, the PI Trust Assets will be transferred to the PI Trust free and clear of any liens or other claims by OC, Reorganized OC, any creditor, or other entity. OC, Reorganized OC, and any other transferors shall also execute and deliver such documents to the PI Trust as the Trustees reasonably request to transfer and assign the PI Trust Assets to the PI Trust.

1.4 Acceptance of Assets and Assumption of Liabilities.

(a) In furtherance of the purposes of the PI Trust, the Trustees, on behalf of the PI Trust, hereby expressly accept the transfer and assignment to the PI Trust of the PI Trust Assets in the time and manner contemplated in the Plan.

(b) In furtherance of the purposes of the PI Trust, the Trustees, on behalf of the PI Trust, expressly assume all liability for all Asbestos Personal Injury Claims. Except as otherwise provided in this PI Trust Agreement and the TDP, the PI Trust shall have all defenses, cross-claims, offsets, and recoupments, as well as rights of indemnification, contribution, subrogation, and similar rights, regarding such claims that OC and Reorganized OC have or would have had under applicable law. Regardless of the foregoing, however, a claimant must meet otherwise applicable federal, state and foreign statutes of limitations and repose, except as otherwise provided in Section 5.1(a)(2) of the TDP.

(c) No provision herein or in the TDP shall be construed to mandate distributions on any claims or other actions that would contravene the PI Trust’s compliance with the requirements of a qualified settlement fund within the meaning of section 1.468B-1 et seq. of the Treasury Regulations promulgated under section 468B of the IRC.

(d) OC, Reorganized OC, Fibreboard and Reorganized Fibreboard, and any successor in interest of each of the foregoing, shall be entitled to indemnification from the PI Trust for any expenses, costs, and fees (including reasonable attorneys’ fees and costs, but excluding any such expenses, costs, and fees incurred prior to the Effective Date), judgments, settlements, or other liabilities arising from or incurred in connection with any action related to OC and Fibreboard Asbestos Personal Injury Claims, including, but not limited to, indemnification or contribution for such claims prosecuted against Reorganized OC or Reorganized Fibreboard.

(e) Nothing in this PI Trust Agreement shall be construed in any way to limit the scope, enforceability, or effectiveness of the Section 524(g) injunction issued in connection with the Plan or the PI Trust’s assumption of all liability for PI Trust Claims, subject to the provisions of Section 1.4(b) above.

SECTION 2

POWERS AND TRUST ADMINISTRATION

2.1 Powers.

(a) The Trustees are and shall act as the fiduciaries to the PI Trust in accordance with the provisions of this PI Trust Agreement and the Plan. The Trustees shall, at all times, administer the PI Trust and the PI Trust Assets in accordance with the purposes set forth in Section 1.2 above. Subject to the limitations set forth in this PI Trust Agreement, the Trustees shall have the power to take any and all actions that, in the judgment of the Trustees, are necessary or proper to fulfill the purposes of the PI Trust, including, without limitation, each power expressly granted in this Section 2.1, any power reasonably incidental thereto, and any trust power now or hereafter permitted under the laws of the State of Delaware.

(b) Except as required by applicable law or otherwise specified herein, the Trustees need not obtain the order or approval of any court in the exercise of any power or discretion conferred hereunder.

(c) Without limiting the generality of Section 2.1(a) above, and except as limited below, the Trustees shall have the power to:

(i) receive and hold the PI Trust Share and the PI Trust Assets, vote the Reorganized OC common stock, and exercise all rights with respect to, and sell, any securities issued by Reorganized OC that are included in the PI Trust assets, subject to any restrictions set forth in the Restated Certificate of Reorganized OC;

(ii) invest the monies held from time to time by the PI Trust;

(iii) sell, transfer, or exchange any or all of the PI Trust Assets at such prices and upon such terms as the Trustees may consider proper, consistent with the other terms of this PI Trust Agreement;

(iv) enter into leasing and financing agreements with third parties to the extent such agreements are reasonably necessary to permit the PI Trust to operate;

(v) pay liabilities and expenses of the PI Trust, including, but not limited to, PI Trust expenses;

(vi) establish such funds, reserves and accounts within the PI Trust estate, as deemed by the Trustees to be useful in carrying out the purposes of the PI Trust;

(vii) sue and be sued and participate, as a party or otherwise, in any judicial, administrative, arbitrative, or other proceeding;

(viii) establish, supervise and administer the PI Trust in accordance with this PI Trust Agreement and the TDP and the terms thereof;

(ix) appoint such officers and hire such employees and engage such legal, financial, accounting, investment, auditing and forecasting, and other consultants and agents as the business of the PI Trust requires, and delegate to such persons such powers and authorities as the fiduciary duties of the Trustees permit and as the Trustees, in their discretion, deem advisable or necessary in order to carry out the terms of this PI Trust;

(x) pay employees, legal, financial, accounting, investment, auditing, and forecasting, and other consultants, advisors, and agents, including those engaged by the PI Trust in connection with its alternative dispute resolution activities, reasonable compensation;

(xi) compensate the Trustees, the Delaware Trustee, the TAC members, and the Future Claimants’ Representative as provided below, and their employees, legal, financial, accounting, investment and other advisors, consultants, independent contractors, and agents, and reimburse the Trustees, the TAC members and the Future

Claimants’ Representative all reasonable out-of-pocket costs and expenses incurred by such persons in connection with the performance of their duties hereunder;

(xii) execute and deliver such instruments as the Trustees consider proper in administering the PI Trust;

(xiii) enter into such other arrangements with third parties as are deemed by the Trustees to be useful in carrying out the purposes of the PI Trust, provided such arrangements do not conflict with any other provision of this PI Trust Agreement;

(xiv) in accordance with Section 4.6 below, defend, indemnify and hold harmless (and purchase insurance indemnifying) (A) the Trustees, the Delaware Trustee, members of the TAC and the Future Claimants’ Representative and (B) the officers and employees of the PI Trust, and any agents, advisors and consultants of the PI Trust, the TAC or the Future Claimants’ Representative (the “Additional Indemnitees”), to the fullest extent that a statutory trust organized under the law of the State of Delaware is from time to time entitled to indemnify and/or insure its directors, trustees, officers, employees, agents, advisors and representatives;

(xv) indemnify Reorganized OC and Reorganized Fibreboard (and any successor in interest of each of the foregoing) by reason of any present or future PI Trust Claims against all expenses, costs, fee (including attorneys’ fees), judgments, awards, settlements, and other liabilities incurred in connection therewith.

(xvi) delegate any or all of the authority herein conferred with respect to the investment of all or any portion of the PI Trust Share or PI Trust Assets to any one or

more reputable individuals or recognized institutional investment advisors or investment managers without liability for any action taken or omission made because of any such delegation, except as provided in Section 4.4 below;

(xvii) consult with Reorganized OC, the TAC and the Future Claimants’ Representative at such times and with respect to such issues relating to the conduct of the PI Trust as the Trustees consider desirable; and

(xviii) make, pursue (by litigation or otherwise), collect, compromise or settle, in the name of the PI Trust or in the name of Reorganized OC, any claim, right, action, or cause of action included in the PI Trust assets including, but not limited to, insurance recoveries, before any court of competent jurisdiction; provided that settlement of actions before the Bankruptcy Court require the approval of the Bankruptcy Court after notice to Reorganized OC as the case may be.

(d) The Trustees shall not have the power to guarantee any debt of other persons.

(e) The Trustees shall give the TAC, the Future Claimants’ Representative, and Reorganized OC prompt notice of any act performed or taken pursuant to Sections 2.1(c)(i), (iii), (vii), or (xv) above, and any act proposed to be performed or taken pursuant to Section 2.2(f) below.

2.2 General Administration.

(a) The Trustees shall adopt and act in accordance with the PI Trust Bylaws. To the extent not inconsistent with the terms of this PI Trust Agreement, the PI Trust Bylaws shall govern the affairs of the PI Trust. In the event of an inconsistency between the PI Trust Bylaws and this PI Trust Agreement, the PI Trust Agreement shall govern.

(b) The Trustees shall (i) timely file income tax and other returns and statements and shall timely pay all taxes required to be paid, (ii) comply with all withholding obligations, as required under the applicable provisions of the IRC and of any state law and the regulations promulgated thereunder, (iii) meet without limitation all requirements necessary to qualify and maintain qualification of the PI Trust as a qualified settlement fund within the meaning of Section 1.468B-1 et seq. of the Treasury Regulations promulgated under Section 468B of the IRC, and (iv) take no action that could cause the PI Trust to fail to qualify as a qualified settlement fund within the meaning of Section 1.468B-1 et seq. of the Treasury Regulations promulgated under Section 468B of the IRC.

(c) The Trustees shall timely account to the Bankruptcy Court as follows:

(i) The Trustees shall cause to be prepared and filed with the Bankruptcy Court, as soon as available, and in any event within one hundred and twenty (120) days following the end of each fiscal year, an annual report (the “Annual Report”) containing financial statements of the PI Trust (including, without limitation, a balance sheet of the PI Trust as of the end of such fiscal year and a statement of operations for such fiscal year) audited by a firm of independent certified public accountants selected by the Trustees and accompanied by an opinion of such firm as to the fairness of the financial statements’ presentation of the cash and investments available for the payment of claims and as to the conformity of the financial statements with generally accepted accounting principles. The Trustees shall provide a copy of such report to the TAC, the Future Claimants’ Representative, and Reorganized OC when such reports are filed with the Bankruptcy Court.

(ii) Simultaneously with the filing of the Annual Report, the Trustees shall cause to be prepared and filed with the Bankruptcy Court a report containing a summary regarding the number and type of claims disposed of during the period covered by the financial statements. The Trustees shall provide a copy of such report to the TAC, the Future Claimants’ Representatives, and Reorganized OC when such report is filed.

(iii) All materials required to be filed with the Bankruptcy Court by this Section 2.2(c) shall be available for inspection by the public in accordance with procedures established by the Bankruptcy Court and shall be filed with the Office of the United States Trustee for the District of Delaware.

(d) The Trustees shall cause to be prepared as soon as practicable prior to the commencement of each fiscal year a budget and cash flow projections covering such fiscal year and the succeeding four fiscal years. The budget and cash flow projections shall include determining the Maximum Annual Payment pursuant to Section 2.4 of the TDP, and the Asbestos Personal Injury Claims Payment Ratio pursuant to Section 2.5 of the TDP. The Trustees shall provide a copy of the budget and cash flow projections to the TAC and the Future Claimants’ Representative.

(e) The Trustees shall consult with the TAC and the Future Claimants’ Representative (i) on the general implementation and administration of the PI Trust; (ii) on the general implementation and administration of the TDP; and (iii) on such other matters as may be required under this PI Trust Agreement and the TDP.

(f) The Trustees shall be required to obtain the consent of the TAC and the Future Claimants’ Representative pursuant to the Consent Process set forth in Section 5.7(b) and 6.6(b) below, in addition to any other instances elsewhere enumerated, in order:

(i) To change the Claims Payment Ratio described in Section 2.5 of the TDP in the event that the requirements for such a change as set forth in said provision have been met;

(ii) to change the Disease Levels, Scheduled Values and/or Medical/Exposure Criteria set forth in Section 5.3(a)(3) of the TDP, and/or the Scheduled, Average and/or Maximum Values set forth in Sections 5.3(b)(4) and 5.4(a) of the TDP;

(iii) to change the Payment Percentage described in Section 4.2 of the TDP;

(iv) to establish and/or to change the Proof of Claim Forms and other claims materials to be provided holders of PI Trust Claims under Section 6.1 of the TDP;

(v) to require that claimants provide additional kinds of medical or exposure evidence pursuant to Section 5.7 of the TDP;

(vi) to change the form of release to be provided pursuant to Section 7.8 of the TDP;

(vii) to terminate the PI Trust pursuant to Section 7.2 below;

(viii) to settle the liability of any insurer under any insurance policy or legal action related thereto;

(ix) to change the compensation of the members of the TAC, the Future Claimants’ Representative, the Delaware Trustee or Trustees, other than to reflect cost-of-living increases or changes approved by the Bankruptcy Court as otherwise provided herein;

(x) to take structural or other actions to minimize any tax on the PI Trust Assets;

(xi) to adopt the PI Trust Bylaws in accordance with Section 2.2(a) above or thereafter to amend the PI Trust Bylaws in accordance with the terms thereof;

(xii) to amend any provision of the PI Trust Agreement or the TDP in accordance with the terms thereof;

(xiii) to vote the shares of Reorganized OC held by the PI Trust for purposes of electing members of the Board of Directors of Reorganized OC; and

(xiv) to acquire an interest in or to merge any claims resolution organization formed by the PI Trust with another claims resolution organization that is not specifically created by this PI Trust Agreement or the TDP, or to contract with another claims resolution organization or other entity that is not specifically created by this PI Trust Agreement or the TDP, or permit any other party to join in any claims resolution organization that is formed by the PI Trust pursuant to the PI Trust Agreement or the TDP; provided that such acquisition, merger, contract or joinder shall not (a) subject Reorganized OC or any successors in interest thereto, to any risk of having any PI Trust Claim asserted against it or them, or (b) otherwise jeopardize the validity or enforceability of the Section 524(g) injunction; and provided further that the terms of such merger will require the surviving organization to make decisions about the allowability and value of claims in accordance with Section 2.1 of the TDP which requires that such decisions be based on the provisions of the TDP.

(g) The Trustees shall meet with the TAC and the Future Claimants’ Representative no less often than quarterly. The Trustees shall meet in the interim with the TAC and the Future Claimants’ Representative when so requested by either.

(h) The Trustees, upon notice from either the TAC or the Future Claimants’ Representative, if practicable in view of pending business, shall at their next meeting with the TAC or the Future Claimants’ Representative consider issues submitted by the TAC or the Future Claimants’ Representative.

2.3 Claims Administration. The Trustees shall promptly proceed to implement the TDP.

SECTION 3

ACCOUNTS, INVESTMENTS, AND PAYMENTS

3.1 Accounts.

(a) The Trustees may, from time to time, create such accounts and reserves within the PI Trust estate as they may deem necessary, prudent, or useful in order to provide for the payment of expenses and payment of PI Trust Claims and may, with respect to any such account or reserve, restrict the use of monies therein.

(b) The Trustees shall include a reasonably detailed description of the creation of any account or reserve in accordance with this Section 3.1 and, with respect to any such account, the transfers made to such account, the proceeds of or earnings on the assets held in each such account and the payments from each such account in the accounts to be filed with the Bankruptcy Court and provided to the TAC, the Future Claimants’ Representative, and Reorganized OC pursuant to Section 2.2(c)(i) above.

3.2 Investments. Investment of monies held in the PI Trust shall be administered in the manner in which individuals of ordinary prudence, discretion, and judgment would act in the management of their own affairs, subject to the following limitations and provisions:

(a) The PI Trust shall not acquire, directly or indirectly, equity in any entity (other than Reorganized OC, or any successor to Reorganized OC) or business enterprise if,

immediately following such acquisition, the PI Trust would hold more than 5% of the equity in such entity or business enterprise. The PI Trust shall not hold, directly or indirectly, more than 5% of the equity in any entity (other than Reorganized OC, or any successor to Reorganized OC) or business enterprise.

(b) The PI Trust shall not acquire or hold any long-term debt securities unless (i) such securities are included in the PI Trust Share or PI Trust Assets under the Plan, (ii) such securities are rated “Baa” or higher by Moody’s, “BBB” or higher by Standard & Poor’s (“S&P’s”), or have been given an equivalent investment grade rating by another nationally recognized statistical rating agency, or (iii) have been issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof.

(c) The PI Trust shall not acquire or hold for longer than ninety (90) days any commercial paper unless such commercial paper is rated “Prime-1” or higher by Moody’s or “A-1” or higher by S&P’s or has been given an equivalent rating by another nationally recognized statistical rating agency.

(d) Excluding any securities of OC or Reorganized OC, the PI Trust shall not acquire or hold any common or preferred stock or convertible securities unless such stock or securities are rated “A” or high by Moody’s or “A” or higher by S&P’s or have been given an equivalent investment grade rating by another nationally recognized statistical rating agency.

(e) Excluding any securities of OC or Reorganized OC, the PI Trust shall not acquire any debt securities or other instruments issued by any entity (other than debt securities or other instruments issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof) if, following such acquisition, the aggregate market value of all debt securities and instruments issued by such entity held by the PI Trust would exceed 2% of the then current aggregate value of the PI Trust estate. The PI Trust shall not hold any debt securities or other instruments issued by any entity (other than debt securities or other instruments issued or fully guaranteed as to principal and interest by the United States of America or any agency or instrumentality thereof and other than debt securities or other instruments of Reorganized OC, or any successor to Reorganized OC) to the extent that the aggregate market value of all securities and instruments issued by such entity held by the PI Trust would exceed 5% of the then current aggregate value of the PI Trust Assets.

(f) The PI Trust shall not acquire or hold any certificates of deposit unless all publicly held, long-term debt securities, if any, of the financial institution issuing the certificate of deposit and the holding company, if any, of which such financial institution is a subsidiary, meet the standards set forth in Section 3.2(b) above.

(g) The PI Trust may acquire and hold any securities or instruments issued by Reorganized OC or any successor to Reorganized OC, or obtained as proceeds of litigation or otherwise to resolve disputes, without regard to the limitations set forth in Subsections (a)-(f) above.

(h) The PI Trust shall not acquire or hold any repurchase obligations unless, in the opinion of the Trustees, they are adequately collateralized.

(i) The PI Trust shall not acquire or hold any rights, warrants, options, or similar securities.

3.3 Source of Payments.

(a) All PI Trust expenses and payments and all liabilities with respect to claims shall be payable solely by the Trustees out of the PI Trust Assets. Neither OC, Reorganized OC, or their subsidiaries, any successor in interest, or the present or former shareholders, directors, officers, employees or agents of OC, Reorganized OC, or their subsidiaries, nor the Trustees, the TAC or Future Claimants’ Representative, or any of their officers, agents, advisors, or employees shall be liable for the payment of any PI Trust expense or any other liability of the PI Trust.

(b) The Trustees shall include a reasonably detailed description of any payments made in accordance with this Section 3.3 in the Annual Report.

SECTION 4

TRUSTEES; DELAWARE TRUSTEE

4.1 Number. In addition to the Delaware Trustee appointed pursuant to Section 4.11, there shall be five (5) Trustees. The initial Trustees shall be those persons named on the signature page hereof. At their first meeting, the initial Trustees shall designate one of their number to serve as the Managing Trustee of the PI Trust, with such administrative duties as the Trustees may determine. The Trustees may change the designation of the individual to serve as Managing Trustee from time to time as circumstances warrant.

4.2 Term of Service.

(a) The five initial Trustees named pursuant to Article 4.1 above shall each serve an initial two (2) year term. At the expiration of these initial two (2) year terms, the number of Trustees shall be reduced from five (5) to three (3). At that time, the five initial Trustees, after consultation with the TAC and the Future Claimants’ Representative, shall decide which three individuals among their number shall continue to serve, and the three (3) Trustees so selected shall then serve staggered terms of three (3), four (4) and five (5) years each. Thereafter, each Trustee’s term of service shall be five (5) years. The initial Trustees shall serve from the Effective Date until the earliest of (i) the end of his or her term, (ii) his or her death, (iii) his or her resignation pursuant to Section 4.2(b) below, (iv) his or her removal pursuant to Section 4.2(c) below, or (v) the termination of the PI Trust pursuant to Section 7.2 below.

(b) A Trustee may resign at any time by written notice to the remaining Trustees, the TAC and the Future Claimants’ Representative. Such notice shall specify a date when such resignation shall take effect, which shall not be less than 90 days after the date such notice is given, where practicable.

(c) A Trustee may be removed by unanimous vote of the remaining Trustees in the event that he or she becomes unable to discharge his or her duties hereunder due to accident or physical or mental deterioration, or for other good cause. Good cause shall be deemed to include, without limitation, any substantial failure to comply with the general administration provisions of Section 2.2 above, a consistent pattern of neglect and failure to perform or participate in performing the duties of the Trustees hereunder, or repeated non-attendance at scheduled meetings. Such removal shall require the approval of the Bankruptcy Court and shall take effect at such time as the Bankruptcy Court shall determine.

4.3 Appointment of Successor Trustees.

(a) In the event of a vacancy in the position of PI Trustee, whether by death, term expiration, resignation or removal, the remaining Trustees shall consult with the TAC and the Future Claimants’ Representative concerning appointment of a successor Trustee. The vacancy shall be filled by the unanimous vote of the remaining Trustees unless a majority of the TAC or the Future Claimants’ Representative vetoes the appointment. In the event that the remaining Trustees cannot agree on a Successor PI Trustee, or a majority of the TAC or the Future Claimants’ Representative vetoes the appointment of the proposed successor PI Trustee, the Bankruptcy Court shall make the appointment. Nothing shall prevent the reappointment of a PI Trustee for an additional term or terms pursuant to the provisions of this Section 4.3(a), and there shall be no limit on the number of terms that a Trustee may serve.

(b) Immediately upon the appointment of any Successor PI Trustee, all rights, titles, duties, powers and authority of the predecessor PI Trustee hereunder shall be vested in, and undertaken by, the Successor PI Trustee without any further act. No Successor PI Trustee shall be liable personally for any act or omission of his or her predecessor Trustees.

(c) Each Successor PI Trustee shall serve until the earlier of (i) the end of a full term of five (5) years if the predecessor PI Trustee completed his or her term, (ii) the end of the remainder of the term of the PI Trustee whom he or she is replacing if said predecessor PI Trustee did not complete said term, (iii) his or her death, (iv) his or her resignation pursuant to Section 4.2(b) above, (v) his or her removal pursuant to Section 4.2(c) above, or (vi) the termination of the PI Trust pursuant to Section 7.2 below.

4.4 Liability of Trustees, Members of the TAC and the Future Claimants’ Representative. The Trustees, the members of the TAC and the Futures Claimants’ Representative shall not be liable to the PI Trust, to any individual holding an asbestos claim, or to any other person, except for such individual’s own breach of trust committed in bad faith or willful misappropriation.

4.5 Compensation and Expenses of Trustees.

(a) The Trustees shall receive compensation from the PI Trust for their services as Trustees in the amount of $60,000.00 per annum, except that the Managing Trustee shall receive $75,000.00 per annum for his or her service. All Trustees shall also receive a per diem allowance for telephonic meetings or other PI Trust business performed in the amount of $1,500.00. All Trustees shall receive a per diem allowance for in person meetings in the amount of $2,500. For purposes of the per diem allowance, PI Trust business includes, but is not limited to, attendance at meetings of Reorganized OC’s Board of Directors. For purposes of Section 7.4 below, the Trustees shall determine the scope and duration of activities that constitute a meeting and, if the Trustees elect to provide for payment for activities of less than a full day’s duration, may provide for partial payment of per diem amounts on a proportional basis for activities of less than a full day’s duration. The per annum and per diem compensation payable to the Trustees hereunder shall be reviewed every year and appropriately adjusted for changes in the cost of living. Any other changes in compensation of the Trustees shall be made subject to the approval of the Bankruptcy Court. The Delaware Trustee shall be paid such compensation as is agreed pursuant to a separate fee agreement.

(b) The PI Trust will promptly reimburse the Trustees and the Delaware Trustee for all reasonable out-of-pocket costs and expenses incurred by the Trustees in connection with the performance of their duties hereunder.

(c) The Trustees shall include a description of the amounts paid under this Section 4.5 in the Annual Report.

4.6 Indemnification.

(a) The PI Trust shall indemnify and defend the Trustees, the members of the TAC and the Future Claimants’ Representative in the performance of their duties hereunder to the fullest extent that a statutory trust organized under the laws of the State of Delaware is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages or losses incurred by them in the performance of their duties or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment, or funding of the PI Trust. The PI Trust may indemnify any of the Additional Indemnitees, in the performance of their duties hereunder to the fullest extent that a statutory trust organized under the laws of the State of Delaware is from time to time entitled to indemnify and defend such persons against any and all liabilities, expenses, claims, damages or losses incurred by them in the performance of their duties hereunder or in connection with activities undertaken by them prior to the Effective Date in connection with the formation, establishment or funding of the PI Trust. Notwithstanding the foregoing, no individual shall be indemnified or defended in any way for any liability, expense, claim, damage, or loss for which he or she is ultimately held liable under Section 4.4 above.

(b) Reasonable expenses, costs and fees (including attorneys’ fees and costs) incurred by or on behalf of a PI Trustee, a member of the TAC, the Future Claimants’ Representative or an Additional Indemnitee in connection with any action, suit, or proceeding, whether civil, administrative or arbitrative from which they are indemnified by the PI Trust pursuant to Section 4.6(a) above, shall be paid by the PI Trust in advance of the final disposition thereof upon receipt of an undertaking, by or on behalf of a Trustee, a member of the TAC, the Future Claimants’ Representative or an Additional Indemnitee, to repay such amount in the event that it shall be determined ultimately by final order that such PI Trustee, member of the TAC, Future Claimants’ Representative or Additional Indemnitee is not entitled to be indemnified by the PI Trust.

(c) The Trustees may purchase and maintain reasonable amounts and types of insurance on behalf of an individual who is or was a PI Trustee, a member of the TAC, the Future Claimants’ Representative or an Additional Indemnitee including against liability asserted against or incurred by such individual in that capacity or arising from his or her status as a PI Trustee, TAC member, Future Claimants’ Representative, or officer, employee, agent or other representative of the PI Trustees or Additional Indemnitees.

4.7 Trustees’ Lien. The Trustees, the members of the TAC, the Future Claimants’ Representative and the Additional Indemnitees shall have a first priority lien upon the PI Trust Assets to secure the payment of any amounts payable to them pursuant to Section 4.6 above.

4.8 Trustees’ Employment of Experts; Delaware Trustee’s Employment of Counsel.

(a) The Trustees may, but shall not be required to, retain and/or consult with counsel, accountants, appraisers, auditors, forecasters, experts, financial and investment advisors, and other parties deemed by the Trustees to be qualified as experts on the matters submitted to them, and, in the absence of gross negligence, the written opinion of or information provided by any such party deemed by the Trustees to be an expert on the particular matter submitted to him or her by the Trustees shall be full and complete authorization and protection in respect of any action taken or not taken by the Trustees hereunder in good faith and in accordance with the written opinion of or information provided by any such party.

(b) The Delaware Trustee shall be permitted to retain counsel only in such circumstances as required in the exercise of its obligations hereunder and compliance with the advice of such counsel shall be full and complete authorization and protection for actions taken or not taken by the Delaware Trustee in good faith in compliance with such advice.

4.9 Trustees’ Independence. The Trustees shall not, during the term of their service, hold a financial interest in, act as attorney or agent for, or serve as any other professional for Reorganized OC. Notwithstanding the foregoing, any PI Trustee may serve, without any additional compensation other than the per diem compensation to be paid by the PI Trust pursuant to Section 4.5(a) above, as a director of Reorganized OC. No PI Trustee shall act as an attorney for any person who holds an asbestos claim. For the avoidance of doubt, this Section shall not be applicable to the Delaware Trustee.

4.10 Bond. The Trustees and the Delaware Trustee shall not be required to post any bond or other form of surety or security unless otherwise ordered by the Bankruptcy Court.

4.11 Delaware Trustee.

(a) There shall at all times be a Delaware Trustee. The Delaware Trustee shall either be (i) a natural person who is at least 21 years of age and a resident of the State of Delaware or (ii) a legal entity that has its principal place of business in the State of Delaware, otherwise meets the requirements of applicable Delaware law and shall act through one or more persons authorized to bind such entity. If at any time the Delaware Trustee shall cease to be eligible in accordance with the provisions of this Section 4.11, it shall resign immediately in the manner and with the effect hereinafter specified in Section 4.11(c) below. For the avoidance of doubt, the Delaware Trustee will only have such rights and obligations as expressly provided by reference to the Delaware Trustee hereunder.

(b) The Delaware Trustee shall not be entitled to exercise any powers, nor shall the Delaware Trustee have any of the duties and responsibilities, of the Trustees set forth herein. The Delaware Trustee shall be one of the trustees of the PI Trust for the sole and limited purpose of fulfilling the requirements of Section 3807 of the Act and for taking such actions as are required to be taken by a Delaware Trustee under the Act. The duties (including fiduciary duties), liabilities and obligations of the Delaware Trustee shall be limited to (i) accepting legal process served on the PI Trust in the State of Delaware and (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware that the Delaware Trustee is required to execute under Section 3811 of the Act and there shall be no other duties (including fiduciary duties) or obligations, express or implied, at law or in equity, of the Delaware Trustee.

(c) The Delaware Trustee shall serve until such time as the Trustees remove the Delaware Trustee or the Delaware Trustee resigns and a successor Delaware Trustee is appointed by the Trustees in accordance with the terms of Section 4.11(d) below. The Delaware Trustee may resign at any time upon the giving of at least 60 days’ advance written notice to the Trustees; provided, that such resignation shall not become effective unless and until a successor Delaware Trustee shall have been appointed by the Trustees in accordance with Section 4.11(d) below. If the Trustees do not act within such 60-day period, the Delaware Trustee may apply to the Court of Chancery of the State of Delaware for the appointment of a successor Delaware Trustee.

(d) Upon the resignation or removal of the Delaware Trustee, the Trustees shall appoint a successor Delaware Trustee by delivering a written instrument to the outgoing Delaware Trustee. Any successor Delaware Trustee must satisfy the requirements of Section 3807 of the Act. Any resignation or removal of the Delaware Trustee and appointment of a successor Delaware Trustee shall not become effective until a written acceptance of appointment is delivered by the successor Delaware Trustee to the outgoing Delaware Trustee and the Trustees and any fees and expenses due to the outgoing Delaware Trustee are paid. Following compliance with the preceding sentence, the successor Delaware Trustee shall become fully vested with all of the rights, powers, duties and obligations of the outgoing Delaware Trustee under this PI Trust Agreement, with like effect as if originally named as Delaware Trustee, and the outgoing Delaware Trustee shall be discharged of its duties and obligations under this PI Trust Agreement.

SECTION 5

TRUST ADVISORY COMMITTEE

5.1 Members. The TAC shall consist of nine (9) members, who shall initially be the persons named on the signature page hereof.

5.2 Duties. The members of the TAC shall serve in a fiduciary capacity representing all holders of present PI Trust Claims. The Trustees must consult with the TAC on matters identified in Section 2.2(e) above and in other provisions herein, and must obtain the consent of the TAC on matters identified in Section 2.2(f) above. Where provided in the TDP, certain other actions by the Trustees are also subject to the consent of the TAC.

5.3 Term of Office.

(a) The initial members of the TAC shall serve the staggered three-, four, or five-year terms shown on the signature pages hereof. Thereafter, each term of office shall be for five years. Each member of the TAC shall serve until the earliest of (i) the end of his or her full term in office, (ii) his or her death, (iii) his or her resignation pursuant to Section 5.3(b) below, (iv) his or her removal pursuant to Section 5.3(c) below, or (v) the termination of the PI Trust pursuant to Section 7.2 below.

(b) A member of the TAC may resign at any time by written notice to the other members of the TAC, the Trustees and the Future Claimants’ Representative. Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.

(c) A member of the TAC may be removed in the event that he or she becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties of such member hereunder, such as repeated non-attendance at scheduled meetings, or other good cause. Such removal shall be made at the recommendation of the remaining members of the TAC with the approval of the Bankruptcy Court.

5.4 Appointment of Successor.

(a) If, prior to the termination of service of a member of the TAC other than as a result of removal, he or she has designated in writing an individual to succeed him or her as a member of the TAC, such individual shall be his or her successor. If such member of the TAC did not designate an individual to succeed him or her prior to the termination of his or her service as contemplated above, such member’s law firm may designate his or her successor. If (i) a member of the TAC did not designate an individual to succeed him or her prior to the termination of his or her service and such member’s law firm does not designate his or her successor as contemplated above or (ii) he or she is removed pursuant to Section 5.3(c) above, his or her successor shall be appointed by a majority of the remaining members of the TAC or, if such members cannot agree on a successor, the Bankruptcy Court. Nothing in this Agreement shall prevent the reappointment of an individual serving as a member of the TAC for an additional term or terms, and there shall be no limit on the number of terms that a TAC member may serve.

(b) Each successor TAC member shall serve until the earliest of (i) the end of the full term of five (5) years for which he or she was appointed if his or her immediate predecessor member of the TAC completed his or her term, (ii) the end of the term of the member of the TAC whom he or she replaced if his or her predecessor member did not complete such term (iii) his or her death, (iv) his or her resignation pursuant to Section 5.3(b) above, (v) his or her removal pursuant to Section 5.3(c) above, or (vi) the termination of the PI Trust pursuant to Section 7.2 below.

5.5 TAC’s Employment of Professionals.

(a) The TAC may but is not required to retain and/or consult counsel, accountants, appraisers, auditors, forecasters, experts, and financial and investment advisors, and such other parties deemed by the TAC to be qualified as experts on matters submitted to the TAC (the “TAC Professionals”). The TAC and the TAC Professionals shall at all times have complete access to the PI Trust’s officers, employees and agents, as well as to any counsel, accountants, appraisers, auditors, forecasters, experts and financial and investment advisors retained by the PI Trust (“Trust Professionals”), and shall also have complete access to all information generated by them or otherwise available to the PI Trust or the Trustees, provided that any information provided by the PI Trust or the Trust Professionals shall not constitute a waiver of any applicable privilege. In the absence of gross negligence, the written opinion of or information provided by any TAC Professional or Trust Professional deemed by the TAC to be qualified as an expert on the particular matter submitted to the TAC shall be full and complete authorization and protection in support of any action taken or not taken by the TAC in good faith and in accordance with the written opinion of or information provided by the TAC Professional or Trust Professional.

(b) The Trust shall promptly reimburse, or pay directly if so instructed, the TAC for all reasonable fees and costs associated with the TAC’s employment of legal counsel pursuant to this provision in connection with the TAC’s performance of its duties hereunder. The Trust shall also promptly reimburse, or pay directly if so instructed, the TAC for all reasonable fees and costs associated with the TAC’s employment of any other TAC Professional pursuant to this provision in connection with the TAC’s performance of its duties hereunder; provided, however, that (i) the TAC has first submitted to the Trust a written request for such reimbursement setting forth the reasons (A) why the TAC desires to employ such TAC Professional, and (B) why the TAC cannot rely on Trust Professionals to meet the needs of the TAC for such expertise or advice, and (ii) the Trust has approved the TAC’s request for reimbursement in writing. If the Trust agrees to pay for the services of the TAC Professional, such reimbursement shall be treated as a Trust Expense. If the Trust declines to pay for the services of the TAC Professional, it must set forth its reasons in writing. If the TAC still desires to employ the TAC Professional at Trust expense, the TAC and the Trustees shall resolve their dispute pursuant to Section 7.13 below.

5.6 Compensation and Expenses of TAC. The members of the TAC shall receive compensation from the PI Trust for their services as TAC members in the form of a reasonable hourly rate set by the Trustees for attendance at meetings or other conduct of PI Trust business. The members of the TAC shall also be reimbursed promptly for all reasonable out-of-pocket costs and expenses incurred by the TAC members in connection with the performance of their duties hereunder. Such reimbursement or direct payment shall be deemed a PI Trust expense. The Trustees shall include a description of the amounts paid under this Section 5.6 in the accounts to be filed with the Bankruptcy Court and provided to the Trustees, the Future Claimants’ Representative, and Reorganized OC pursuant to Section 2.2(c)(i).

5.7 Procedures for Consultation With and Obtaining the Consent of the TAC.

(a) Consultation Process.

(i) In the event the Trustees are required to consult with the TAC pursuant to Section 2.2(e) above or on other matters as provided herein, the Trustees shall provide the TAC with written advance notice of the matter under consideration, and with all relevant information concerning the matter as is reasonably practicable under the circumstances. The Trustees shall also provide the TAC with such reasonable access to Professionals and other experts retained by the PI Trust and its staff (if any) as the TAC may reasonably request during the time that the Trustees are considering such matter, and shall also provide the TAC the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such matter with the Trustees.

(ii) In determining when to take definitive action on any matter subject to the consultation procedures set forth in this Section 5.7(a), the Trustees shall take into consideration the time required for the TAC, if its members so wish, to engage and consult with its own independent financial or investment advisors as to such matter. In any event, the Trustees shall not take definitive action on any such matter until at least thirty (30) days after providing the TAC with the initial written notice that such matter is under consideration by the Trustees, unless such time period is waived by the TAC.

(b) Consent Process.

(i) In the event the Trustees are required to obtain the consent of the TAC pursuant to Section 2.2(f) above, the Trustees shall provide the TAC with a written notice stating that their consent is being sought pursuant to that provision, describing in detail the nature and scope of the action the Trustees propose to take, and explaining in detail the reasons why the Trustees desire to take such action. The Trustees shall provide the TAC as much relevant additional information concerning the proposed action as is reasonably practicable under the circumstances. The Trustees shall also provide the TAC with such reasonable access to Professionals and other experts retained by the PI Trust and its staff (if any) as the TAC may reasonably request during the time that the Trustees are considering such action, and shall also provide the TAC the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such action with the Trustees.

(ii) The TAC must consider in good faith and in a timely fashion any request for its consent by the Trustees, and must in any event advise the Trustees in writing of its consent or its objection to the proposed action within 30 days of receiving the original request for consent from the Trustees. The TAC may not withhold its consent unreasonably. If the TAC decides to withhold its consent, it must explain in detail its objections to the proposed action. If the TAC does not advise the Trustees in writing of its consent or its objections to the action within 30 days of receiving notice regarding such request, the TAC’s consent to the proposed actions shall be deemed to have been affirmatively granted.

(iii) If, after following the procedures specified in this Section 5.7(b), the TAC continues to object to the proposed action and to withhold its consent to the proposed action, the Trustees and/or the TAC shall resolve their dispute pursuant to Section 7.13. However, the burden of proof with respect to the validity of the TAC’s objection and withholding of its consent shall be on the TAC.

SECTION 6

THE FUTURE CLAIMANTS’ REPRESENTATIVE

6.1 Duties. The Future Claimants’ Representative shall be the individual identified on the signature pages hereto. He or she shall serve in a fiduciary capacity, representing the interests of the holders of future PI Trust Claims for the purpose of protecting the rights of such persons. The Trustees must consult with the Future Claimants’ Representative on matters identified in Section 2.2(e) above and on certain other matters provided herein, and must obtain the consent of the Future Claimants’ Representative on matters identified in

Section 2.2(f) above. Where provided in the TDP, certain other actions by the Trustees are also subject to the consent of the Future Claimants’ Representative.

6.2 Term of Office.

(a) The Future Claimants’ Representative shall serve until the earlier of (i) his or her death, (ii) his or her resignation pursuant to Section 6.2(b) below, (iii) his or her removal pursuant to Section 6.2(c) below, or (iv) the termination of the PI Trust pursuant to Section 7.2 below.

(b) The Future Claimants’ Representative may resign at any time by written notice to the Trustees. Such notice shall specify a date when such resignation shall take effect, which shall not be less than ninety (90) days after the date such notice is given, where practicable.

(c) The Future Claimants’ Representative may be removed by the Bankruptcy Court in the event he or she becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties hereunder, such as repeated non-attendance at scheduled meetings, or other good cause.

6.3 Appointment of Successor. A vacancy caused by death or resignation shall be filled with an individual nominated prior to the death or the effective date of the resignation by the deceased or resigning Future Claimants’ Representative, and a vacancy caused by removal of the Future Claimants’ Representative shall be filled with an individual nominated by the

Trustees in consultation with the TAC, subject, in each case, to the approval of the Bankruptcy Court. In the event a majority of the Trustees cannot agree, or a nominee has not been pre-selected, the successor shall be chosen by the Bankruptcy Court.

6.4 Future Claimants’ Representative’s Employment of Professionals.

(a) The Future Claimants’ Representative may but is not required to retain and/or consult counsel, accountants, appraisers, auditors, forecasters, experts, and financial and investment advisors, and such other parties deemed by the Future Claimants’ Representative to be qualified as experts on matters submitted to the Future Claimants’ Representative (the “Future Representative Professionals”). The Future Claimants’ Representative and the Future Representative Professionals shall at all times have complete access to the PI Trust’s officers, employees and agents, as well as to Trust Professionals, and shall also have complete access to all information generated by them or otherwise available to the PI Trust or the Trustees, provided that any information provided by the PI Trust or the Trust Professionals shall not constitute a waiver of any applicable privilege. In the absence of gross negligence, the written opinion of or information provided by any Future Representative Professional or Trust Professional deemed by the Future Claimants’ Representative to be qualified as an expert on the particular matter submitted to the Future Claimants’ Representative shall be full and complete authorization and protection in support of any action taken or not taken by the Future Claimants’ Representative in good faith and in accordance with the written opinion of or information provided by the Future Representative Professional or Trust Professional.

(b) The Trust shall promptly reimburse, or pay directly if so instructed, the Future Claimants’ Representative for all reasonable fees and costs associated with the Future Claimants’ Representative’s employment of legal counsel pursuant to this provision in connection with the Future Claimants’ Representative’s performance of his or her duties hereunder. The Trust shall also promptly reimburse, or pay directly if so instructed, the Future Claimants’ Representative for all reasonable fees and costs associated with the Future Claimants’ Representative’s employment of any other Future Representative Professionals pursuant to this provision in connection with the Future Claimants’ Representative’s performance of his or her duties hereunder; provided, however, that (i) the Future Claimants’ Representative has first submitted to the Trust a written request for such reimbursement setting forth the reasons (A) why the Future Claimants’ Representative desires to employ the Future Representative Professional, and (B) why the Future Claimants’ Representative cannot rely on Trust Professionals to meet the need of the Future Claimants’ Representative for such expertise or advice, and (ii) the Trust has approved the Future Claimants’ Representative’s request for reimbursement in writing. If the Trust agrees to pay for the Future Representative Professional, such reimbursement shall be treated as a Trust Expense. If the Trust declines to pay for the Future Representative Professional, it must set forth its reasons in writing. If the Future Claimants’ Representative still desires to employ the Future Representative Professional at Trust expense, the Future Claimants’ Representative and the Trustees shall resolve their dispute pursuant to Section 7.13 below.

6.5 Compensation and Expenses of the Future Claimants’ Representative. The Future Claimants’ Representative shall receive compensation from the PI Trust in the form of the Future Claimants’ Representative’s normal hourly rate for services performed. The PI Trust will promptly reimburse the Future Claimants’ Representative for all reasonable out-of-pocket costs and expenses incurred by the Future Claimants’ Representative in connection with the performance of his or her duties hereunder. Such reimbursement or direct payment shall be deemed a PI Trust expense. The Trustees shall include a description of the amounts paid under this Section 6.5 in the accounts to be filed with the Bankruptcy Court and provided to the Trustees, the Future Claimants’ Representative, and Reorganized OC pursuant to Section 2.2(c)(i).

6.6 Procedures for Consultation With and Obtaining the Consent of the Future Claimants’ Representative.

(a) Consultation Process.

(i) In the event the Trustees are required to consult with the Future Claimants’ Representative pursuant to Section 2.2(e) above or on any other matters specified herein, the Trustees shall provide the Future Claimants’ Representative with written advance notice of the matter under consideration, and with all relevant information concerning the matter as is reasonably practicable under the circumstances. The Trustees shall also provide the Future Claimants’ Representative with such reasonable access to Trust Professionals and other experts retained by the PI Trust and its staff (if any) as the Future Claimants’ Representative may reasonably request during the time that the Trustees are considering such matter, and shall also provide the Future Claimants’ Representative the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such matter with the Trustees.

(ii) In determining when to take definitive action on any matter subject to the consultation process set forth in this Section 6.6(a), the Trustees shall take into consideration the time required for the Future Claimants’ Representative, if he or she so wishes, to engage and consult with his or her own independent financial or investment advisors as to such matter. In any event, the Trustees shall not take definitive action on any such matter until at least thirty (30) days after providing the Future Claimants’ Representative with the initial written notice that such matter is under consideration by the Trustees, unless such period is waived by the Future Claimants’ Representative.

(b) Consent Process.

(i) In the event the Trustees are required to obtain the consent of the Future Claimants’ Representative pursuant to Section 2.2(f) above, the Trustees shall provide the Future Claimants’ Representative with a written notice stating that his or her consent is being sought pursuant to that provision, describing in detail the nature and scope of the action the Trustees propose to take, and explaining in detail the reasons why the Trustees desire to take such action. The Trustees shall provide the Future Claimants’ Representative as much relevant additional information concerning the proposed action as is reasonably practicable under the circumstances. The Trustees shall also provide the Future Claimants’ Representative with such reasonable access to Trust Professionals and other experts retained by the PI Trust and its staff (if any) as the Future Claimants’ Representative may reasonably request during the time that the Trustees are considering such action, and shall also provide the Future Claimants’ Representative the opportunity, at reasonable times and for reasonable periods of time, to discuss and comment on such action with the Trustees.

(ii) The Future Claimants’ Representative must consider in good faith and in a timely fashion any request for his or her consent by the Trustees, and must in any event advise the Trustees in writing of his or her consent or objection to the proposed action within 30 days of receiving the original request for consent from the Trustees. The Future Claimants’ Representative may not withhold his or her consent unreasonably. If the Future Claimants’ Representative decides to withhold consent, he or she must explain in detail his or her objections to the proposed action. If the Future Claimants’ Representative does not advise the Trustees in writing of his or her consent or objections to the proposed action within 30 days of receiving the notice from the Trustees regarding such consent, the Future Claimants’ Representative’s consent shall be deemed to have been affirmatively granted.

(iii) If, after following the procedures specified in this Section 5.7(b), the Future Claimants’ Representative continues to object to the proposed action and to withhold its consent to the proposed action, the Trustees and/or the Future Claimants’ Representative shall resolve their dispute pursuant to Section 7.13. However, the burden of proof with respect to the validity of the Future Claimants’ Representative’s objection and withholding of his or her consent shall be on the Future Claimants’ Representative.

SECTION 7

GENERAL PROVISIONS

7.1 Irrevocability. The PI Trust is irrevocable.

7.2 Term; Termination.

(a) The term for which the PI Trust is to exist shall commence on the date of the filing of the Certificate of Trust and shall terminate pursuant to the provisions of Section 7.2 below.

(b) The PI Trust shall automatically dissolve on the date (the “Dissolution Date”) ninety (90) days after the first to occur of the following events:

(i) the date on which the Trustees decide to dissolve the PI Trust because (A) they deem it unlikely that new asbestos claims will be filed against the PI Trust, (B) all PI Trust Claims duly filed with the PI Trust have been liquidated and paid to the extent provided in this PI Trust Agreement and the TDP or disallowed by a final, non-appealable order, to the extent possible based upon the funds available through the Plan, and (C) twelve (12) consecutive months have elapsed during which no new asbestos claim has been filed with the PI Trust; or

(ii) if the Trustees have procured and have in place irrevocable insurance policies and have established claims handling agreements and other necessary arrangements with suitable third parties adequate to discharge all expected remaining obligations and expenses of the PI Trust in a manner consistent with this PI Trust Agreement and the TDP, the date on which the Bankruptcy Court enters an order approving such insurance and other arrangements and such order becomes a final order; or

(iii) to the extent that any rule against perpetuities shall be deemed applicable to the PI Trust, twenty-one (21) years less ninety-one (91) days pass after the death of the last survivor of all of the descendants of Joseph P. Kennedy, Sr., of Massachusetts, father of the late President John F. Kennedy, living on the date hereof.

(c) On the Dissolution Date or as soon as reasonably practicable, after the wind-up of the PI Trust’s affairs by the Trustees and payment of all the PI Trust’s liabilities have been provided for as required by applicable law including Section 3808 of the Act, all monies remaining in the PI Trust estate shall be given to such organization(s) exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code, which tax-exempt organization(s) shall be selected by the Trustees using their reasonable discretion; provided, however, that (i) if practicable, the activities of the selected tax-exempt organization(s) shall be related to the treatment of, research on, or the relief of suffering of individuals suffering from asbestos related lung disease or disorders, and (ii) the tax-exempt organization(s) shall not bear any relationship to Reorganized OC within the meaning of Section 468B(d)(3) of the Internal Revenue Code. Notwithstanding any contrary provision of the Plan and related documents, this Section 7.2(c) cannot be modified or amended.

(d) Following the dissolution and distribution of the assets of the PI Trust, the PI Trust shall terminate and the Trustees, or any one of them, shall execute and cause a Certificate of Cancellation of the Certificate of Trust of the PI Trust to be filed in accordance with the Act. Notwithstanding anything to the contrary contained in this PI Trust Agreement, the existence of the PI Trust as a separate legal entity shall continue until the filing of such Certificate of Cancellation.

7.3 Amendments. The Trustees, after consultation with the TAC and the Future Claimants’ Representative, and subject to the consent of the TAC and the Future Claimants’ Representative, may modify or amend this PI Trust Agreement and the PI Trust By-laws. The Trustees, after consultation with the TAC and the Future Claimants’ Representative, and subject to the consent of the TAC and the Future Claimants’ Representative, may modify or amend the TDP, provided, however, that no amendment to the TDP shall be inconsistent with the limitations on amendments provided therein, and, in particular, the provisions limiting amendment of the Claims Payment Ratio set forth in Section 2.5 of the TDP and of the Payment Percentage set forth in Section 4.2 of the TDP. Any modification or amendment made pursuant to this Article must be done in writing. Notwithstanding anything contained in this PI Trust Agreement to the contrary, neither this PI Trust Agreement, the PI Trust Bylaws, the TDP, nor any document annexed to the foregoing shall be modified or amended in any way that could jeopardize, impair, or modify the applicability of Section 524(g) of the Bankruptcy Code, the efficacy or enforceability of the injunction entered thereunder, or the PI Trust’s qualified settlement fund status under Section 468B of the Internal Revenue Code.

7.4 Meetings. For purposes of determining whether a Trustee is entitled to per diem compensation as provided in Section 4.5 above, the Trustees shall be deemed to have attended a meeting in the event such person spends four hours or more during a day conferring, in person or by telephone conference call, on PI Trust matters with the TAC, the

Future Claimants’ Representative, or Trustees, as applicable. A Trustee shall also be deemed to have attended a meeting in the event he or she spends four hours or more during a day engaging in activities related to Reorganized OC, including attendance at its Board of Directors meetings. The Trustees shall have complete discretion to determine whether a meeting, as described herein, occurred for purposes of Sections 4.5 above, including whether a Trustee who spends less than four hours during a given day on PI Trust activities should be compensated on a pro rata basis for purposes of payment of the per diem. The Delaware Trustee shall not be required nor permitted to attend meetings relating to the PI Trust.

7.5 Severability. Should any provision in this PI Trust Agreement be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this PI Trust Agreement.

7.6 Notices. Notices to persons asserting claims shall be given by first class mail, postage prepaid, at the address of such person, or, where applicable, such person’s legal representative, in each case as provided on such person’s claim form submitted to the PI Trust with respect to his or her PI Trust Claim.

(a) Any notices or other communications required or permitted hereunder to the following parties shall be in writing and delivered at the addresses designated below, or sent by electronic mail or facsimile pursuant to the instructions listed below, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses as may hereafter be furnished in writing to each of the other parties listed below in compliance with the terms hereof.

To the PI Trust through the Trustees:

To the Delaware Trustee:

To Reorganized OC:

To the TAC:

To the Future Claimants’ Representative:

(b) All such notices and communications if mailed shall be effective when physically delivered at the designated addresses or, if electronically transmitted, when the communication is received at the designated addresses and confirmed by the recipient by return transmission.

7.7 Successors and Assigns. The provisions of this PI Trust Agreement shall be binding upon and inure to the benefit of OC, Reorganized OC, the PI Trust, and the Trustees and their respective successors and assigns, except that neither OC, Reorganized OC, the PI Trust, or the Trustees may assign or otherwise transfer any of its, or their, rights or obligations under this PI Trust Agreement except, in the case of the PI Trust and the Trustees, as contemplated by Section 2.1 above.

7.8 Limitation on Claim Interests for Securities Laws Purposes. PI Trust Claims, and any interests therein (a) shall not be assigned, conveyed, hypothecated, pledged or otherwise transferred, voluntarily or involuntarily, directly or indirectly, except by will or under the laws of descent and distribution; (b) shall not be evidenced by a certificate or other instrument; (c) shall not possess any voting rights; and (d) shall not be entitled to receive any dividends or interest; provided, however, that clause (a) of this Section 7.8 shall not apply to the holder of a claim that is subrogated to a PI Trust Claim as a result of its satisfaction of such PI Trust Claim.

7.9 Entire Agreement; No Waiver. The entire agreement of the parties relating to the subject matter of this PI Trust Agreement is contained herein and in the documents referred to herein, and this PI Trust Agreement and such documents supersede any prior oral or written agreements concerning the subject matter hereof. No failure to exercise or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of rights under law or in equity.

7.10 Headings. The headings used in this PI Trust Agreement are inserted for convenience only and do not constitute a portion of this PI Trust Agreement, nor in any manner affect the construction of the provisions of this PI Trust Agreement.

7.11 Governing Law. This PI Trust Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware conflict of law principles.

7.12 Settlors’ Representations and Cooperation. OC is hereby irrevocably designated as the Settlor, and is hereby authorized to take any action required of the Settlor in connection with the PI Trust Agreement. OC agrees to cooperate in implementing the goals and objectives of this PI Trust.

7.13 Dispute Resolution. Any disputes that arise under this PI Trust Agreement or under the TDP among the parties hereto shall be resolved by submission of the matter to an alternative dispute resolution (“ADR”) process mutually agreeable to the parties involved. Should any party to the ADR process be dissatisfied with the decision of the arbitrator(s), that party may apply to the Bankruptcy Court for a judicial determination of the matter. Any review conducted by the Bankruptcy Court shall be de novo. In any case, if the dispute arose pursuant to the consent provision set forth in Section 5.7(b) (in the case of the TAC) or Section 6.6(b) (in the case of the Future Claimants’ Representative), the burden of proof shall be on the party or parties who withheld consent to show that the objection was valid. Should the dispute not be resolved by ADR process within thirty (30) days after submission, the parties are relieved of the requirement to pursue ADR prior to application to the Bankruptcy Court. If the Trustees determine that the matter in dispute is exigent and cannot await the completion of the ADR process, the Trustees shall have the discretion to elect out of the ADR process altogether or at any stage of the process and seek resolution of the dispute in the Bankruptcy Court. Notwithstanding anything else herein contained, to the extent any provision of this PI

Trust Agreement is inconsistent with any provision of the Plan or the TDP, the Plan or the TDP, as the case may be, shall control.

7.14 Enforcement and Administration. The provisions of this PI Trust Agreement and the TDP attached hereto shall be enforced by the Bankruptcy Court pursuant to the Plan. The parties hereby further acknowledge and agree that the Bankruptcy Court shall have exclusive jurisdiction over the settlement of the accounts of the Trustees and over any disputes hereunder not resolved by alternative dispute resolution in accordance with Section 7.13 above.

7.15 Effectiveness. This PI Trust Agreement shall not become effective until it has been executed and delivered by all the parties hereto.

7.16 Counterpart Signatures. This PI Trust Agreement may be executed in any number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this PI Trust Agreement this              day of                     ,             .

SETTLOR: Owens Corning

By:

Name and Title

TRUSTEES

ASBESTOS CLAIMANTS COMMITTEE

By:

TRUST ADVISORY COMMITTEE

Matthew Bergman, Esq.
Expiration Date of Initial Term:
anniversary of the date of this PI Trust Agreement

Russell W. Budd, Esq.
Expiration Date of Initial Term:
anniversary of the date of this PI Trust Agreement

John D. Cooney, Esq.
Expiration Date of Initial Term:
anniversary of the date of this PI Trust Agreement

James Ferraro, Esq.
Expiration Date of Initial Term:
anniversary of the date of this PI Trust Agreement

Theodore Goldberg, Esq.
Expiration Date of Initial Term:
anniversary of the date of this PI Trust Agreement

Steven Kazan, Esq.
Expiration Date of Initial Term:
anniversary of the date of this PI Trust Agreement

Joseph F. Rice, Esq.
Expiration Date of Initial Term:
anniversary of the date of this PI Trust Agreement

Armand J. Volta, Jr., Esq.
Expiration Date of Initial Term:
anniversary of the date of this PI Trust Agreement

Perry Weitz, Esq.
Expiration Date of Initial Term:
anniversary of the date of this PI Trust Agreement

FUTURE CLAIMANTS’ REPRESENTATIVE

James J. McMonagle

DELAWARE TRUSTEE

CERTIFICATE OF TRUST

OF

OWENS CORNING/FIBREBOARD ASBESTOS PERSONAL INJURY TRUST

THIS Certificate of Trust of the Owens Corning/Fibreboard Asbestos Personal Injury Trust (the “Trust”), is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. Code, § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Owens Corning/Fibreboard Asbestos Personal Injury Trust.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are                                                                          ,                                                                          , Delaware             , Attention:                                 .

3. Effective Date. This Certificate of Trust shall be effective upon filing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

______________________________________, not in its individual capacity but solely as Delaware Trustee

By:
Name:
Title:

______________________, not in his individual capacity but solely as Trustee

______________________ , not in his individual capacity but solely as Trustee

______________________ , not in his individual capacity but solely as Trustee

Exhibit D-1

Form of Asbestos Personal Injury Trust Distribution Procedures

OWENS CORNING/FIBREBOARD

FORM OF ASBESTOS PERSONAL INJURY

TRUST DISTRIBUTION PROCEDURES

OWENS CORNING/FIBREBOARD

ASBESTOS PERSONAL INJURY TRUST DISTRIBUTION PROCEDURES

SECTION V — Resolution of PI Trust Claims		18

5.1	Ordering, Processing and Payment of Claims	18
	(a) Ordering of Claims	18
	(1) Establishment of the FIFO Processing Queues	18
	(2) Effect of Statutes of Limitations and Repose	19
	(b) Processing of Claims	20
	(c) Payment of Claims	21
5.2	Resolution of Pre-Petition Liquidated PI Trust Claims	22
	(a) Processing and Payment	22
	(b) Marshalling of Security	24
5.3	Resolution of Unliquidated PI Trust Claims	24
	(a) Expedited Review Process	25
	(1) In General	25
	(2) Claims Processing under Expedited Review	26
	(3) Disease Levels, Scheduled Values and Medical/Exposure Criteria	27
	(b) Individual Review Process	31
	(1) In General	31
	(A) Review of Medical/Exposure Criteria	33
	(B) Review of Liquidated Value	34
	(2) Valuation Factors to be Considered in Individual Review	34
	(3) Processing and Payment Limitations for Claims Involving Disease Levels III and II	36
	(A) Disease Level III Claims	36
	(B) Disease Level II Claims	37
	(4) Scheduled, Average and Maximum Values	37
5.4	Categorizing Claims as Extraordinary and/or Exigent Hardship	38
	(a) Extraordinary Claims	38
	(b) Exigent Hardship Claims	39
5.5	Secondary Exposure Claims	40
5.6	Indirect PI Trust Claims	41
5.7	Evidentiary Requirements	43
	(a) Medical Evidence	43
	(1) In General	43
	(A) Disease Levels I – IV	44
	(B) Disease Levels V – VIII	45
	(C) Treatment of Certain Pre-Petition Claims	45
	(2) Credibility of Medical Evidence	46
	(b) Exposure Evidence	47
	(1) In General	47
	(2) Significant Occupational Exposure	47
	(3) OC or Fibreboard Exposure	48

- ii -

5.8	Claims Audit Program	48
5.9	Second Disease (Malignancy) Claims	49
5.10	Arbitration	50
	(a) Establishment of ADR Procedures	50
	(b) Claims Eligible for Arbitration	51
	(c) Limitations on and Payment of Arbitration Awards	51
5.11	Litigation	51

SECTION VI — Claims Materials		52

6.1	Claims Materials	52
6.2	Content of Claims Materials	52
6.3	Withdrawal or Deferral of Claims	53
6.4	Filing Requirements and Fees	54
6.5	Confidentiality of Claimants’ Submissions	54

SECTION VII — General Guidelines for Liquidating and Paying Claims		55

7.1	Showing Required	55
7.2	Costs Considered	55
7.3	Discretion to Vary Order and Amounts of Payments in Event of Limited Liquidity	55
7.4	Punitive Damages	56
7.5	Interest	57
	(a) In General	57
	(b) Unliquidated PI Trust Claims	57
	(c) Interest on Liquidated Pre-Petition Claims	58
7.6	Suits in the Tort System	58
7.7	Payment of Judgments for Money Damages	59
7.8	Releases	60
7.9	Third-Party Services	60
7.10	PI Trust Disclosure of Information	60

SECTION VIII — Miscellaneous		61

8.1	Amendments	61
8.2	Severability	61
8.3	Governing Law	62

- iii -

OWENS CORNING/FIBREBOARD

ASBESTOS PERSONAL INJURY TRUST DISTRIBUTION PROCEDURES

The Asbestos Personal Injury Trust Distribution Procedures (“TDP”) contained herein provide for resolving all Asbestos Personal Injury Claims for which Owens Corning (“OC”) and/or its wholly owned subsidiary, Fibreboard Corporation (“Fibreboard”), and their predecessors, successors, and assigns have legal responsibility (respectively, OC Asbestos Personal Injury Claims (“OC Claims”) and Fibreboard Asbestos Personal Injury Claims (“Fibreboard Claims”), which terms are defined in the Fifth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-in-Possession (“Plan”) (hereinafter collectively referred to in this TDP as “PI Trust Claims”)). The Plan and the Asbestos Personal Injury Trust Agreement (“PI Trust Agreement”) establish the Owens Corning/Fibreboard Asbestos Personal Injury Trust (the “PI Trust”). The Trustees of the PI Trust (“Trustees”) shall implement and administer this TDP in accordance with the PI Trust Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Plan and the PI Trust Agreement.

SECTION I

Introduction

1.1 Purpose. This TDP has been adopted pursuant to the PI Trust Agreement. It is designed to provide fair, equitable, and substantially similar treatment for all PI Trust Claims that may presently exist or may arise in the future.

1.2 Interpretation. Except as may otherwise be provided below, nothing in this TDP shall be deemed to create a substantive right for any claimant. The rights and benefits,

if any, provided herein to holders of PI Trust Claims shall vest in such holders as of the Effective Date.

SECTION II

Overview

2.1 PI Trust Goals. The goal of the PI Trust is to treat all holders of PI Trust Claims equitably and in accordance with the requirements of Section 524(g) of the Bankruptcy Code. To achieve that goal, the PI Trust consists of two separate Sub-Accounts, an OC Sub-Account for payment of OC Claims and a Fibreboard Sub-Account for payment of Fibreboard Claims (together the “PI Trust Sub-Accounts”).

A claimant may assert separate claims against the OC Sub-Account and the Fibreboard Sub-Account based on separate exposures to asbestos or asbestos-containing products manufactured or distributed by OC and Fibreboard, respectively (“Multiple Exposure Claims”); however, all such Multiple Exposure Claims must be filed by the claimant at the same time. To the extent that the OC Sub-Account and the Fibreboard Sub-Account each has separate liability to a claimant based on Multiple Exposure Claims, each Sub-Account shall pay the claimant the liquidated value of the separate claim for which it is liable, subject to applicable Payment Percentage, Maximum Annual Payment, Maximum Available Payment and Claims Payment Ratio limitations set forth below.

This TDP sets forth procedures for processing and paying all PI Trust Claims from the two Sub-Accounts generally on an impartial, first-in-first-out (“FIFO”) basis, with the intention of paying all claimants over time as equivalent a share as possible of the value of their claims based on historical values for substantially similar claims in the tort system.1 To this end, this TDP establishes a single schedule of eight asbestos-related diseases (“Disease Levels”), seven of which have presumptive medical and exposure requirements (“Medical/Exposure Criteria”) that are applicable to both OC and Fibreboard Claims, as well as two separate schedules with liquidated values (“Scheduled Values”), anticipated average values (“Average Values”), and caps on liquidated values (“Maximum Values”) that are applicable to OC Claims and Fibreboard Claims, respectively.

These Disease Levels, Medical/Exposure Criteria, Scheduled Values, Average Values and Maximum Values, which are set forth in Sections 5.3 and 5.4 below, have all been selected and derived with the intention of achieving a fair allocation of the assets held by the separate OC and Fibreboard Sub-Accounts as among their respective claimants suffering from different disease processes in light of the best available information considering the settlement histories of OC and Fibreboard, and the rights that OC and Fibreboard claimants would have in the tort system absent the bankruptcy.

2.2 Claims Liquidation Procedures. PI Trust Claims shall be processed based on their place in separate FIFO Processing Queues to be established for each of the two PI Trust Sub-Accounts pursuant to Section 5.1(a) below. The PI Trust shall take all reasonable steps to resolve OC and Fibreboard Claims as efficiently and expeditiously as possible at each stage of claims processing and arbitration. To this end, the PI Trust, in its sole discretion, may conduct settlement discussions with claimants’ representatives with respect to more than one claim at a time, provided that the claimants’ respective positions in the FIFO Processing

[1]	As used in this TDP, the phrase “in the tort system” shall include only claims asserted by way of litigation and not claims asserted against a trust established pursuant to section 524(g) and/or section 105 of the Bankruptcy Code or any other applicable law.

Queues are maintained, and each claim is individually evaluated pursuant to the valuation factors set forth in Section 5.3(b)(2) below. The PI Trust shall also make every effort to resolve each year at least that number of PI Trust Claims required to exhaust the Maximum Annual Payment and the Maximum Available Payment for Category A and Category B claims, as those terms are defined below.

The PI Trust shall liquidate all OC and Fibreboard Claims except Foreign Claims (as defined in Section 5.3(b)(1) below) that meet the presumptive Medical/Exposure Criteria of Disease Levels I – V, VII and VIII under the Expedited Review Process described in Section 5.3(a) below. PI Trust Claims involving Disease Levels I – V, VII and VIII that do not meet the presumptive Medical/Exposure Criteria for the relevant Disease Level may undergo the PI Trust’s Individual Review Process described in Section 5.3(b) below. In such a case, notwithstanding that the claim does not meet the presumptive Medical/Exposure Criteria for the relevant Disease Level, the PI Trust can offer the claimant an amount up to the Scheduled Value of that Disease Level if the PI Trust is satisfied that the claimant has presented a claim that would be cognizable and valid in the tort system.

In lieu of liquidating such claimant’s claim under the Expedited Review Process, OC and Fibreboard claimants holding PI Trust Claims involving Disease Levels II - VIII may alternatively seek to establish liquidated values for their claims that are greater than their Scheduled Values by electing the PI Trust’s Individual Review Process. However, the liquidated values of PI Trust Claims that undergo the Individual Review Process for valuation purposes may be determined to be less than the Scheduled Values, and in any event shall not exceed the respective Maximum Values for the Disease Levels set forth for OC and

Fibreboard Claims in Section 5.3(b)(4) below, unless the claims qualify as Extraordinary Claims as defined in Section 5.4(a) below, in which case their liquidated value cannot exceed the Maximum Values specified in that provision for such claims. OC and Fibreboard Level VI (Lung Cancer 2) Claims and all Foreign Claims may be liquidated only pursuant to the PI Trust’s Individual Review Process.

Based upon OC ‘s and Fibreboard’s claims settlement history in light of applicable tort law, and current projections of present and future unliquidated claims, the Scheduled Values and Maximum Values set forth in Section 5.3(b)(4) for OC and Fibreboard Claims, respectively, have been established for each of the Disease Levels that are eligible for Individual Review of their liquidated values, with the expectation that the combination of settlements at the Scheduled Values and those resulting from the Individual Review Process should result in the Average Values also set forth in that provision.

All unresolved disputes over a claimant’s medical condition, exposure history and/or the liquidated value of the claim shall be subject to mandatory pro bono evaluation and mediation and then to binding or non-binding arbitration pursuant to Section 5.10 below, at the election of the claimant, under the ADR Procedures that are provided in Attachment A hereto. PI Trust Claims that are the subject of a dispute with the PI Trust that cannot be resolved by non-binding arbitration may enter the tort system as provided in Sections 5.11 and 7.6 below. However, if and when an OC or Fibreboard claimant obtains a judgment in the tort system, the judgment will be payable (subject to the Payment Percentage, Maximum Available Payment, and Claims Payment Ratio provisions set forth below) as provided in Section 7.7 below.

2.3 Application of the Payment Percentage. After the liquidated value of an OC or Fibreboard Claim other than a claim involving Other Asbestos Disease (Disease Level I – Cash Discount Payment), as defined in Section 5.3(a)(3) below, is determined pursuant to the procedures set forth herein for Expedited Review, Individual Review, arbitration, or litigation in the tort system, the claimant will ultimately receive a pro-rata share of that value based on the Payment Percentages separately set for OC and Fibreboard Claims pursuant to Section 4.2 below. These Payment Percentages shall also apply to all Pre-Petition Liquidated Claims as provided in Section 5.2 below.

The Initial Payment Percentage for the OC Sub-Account has been set at          percent (         %), and the Initial Payment Percentage for the Fibreboard Sub-Account has been set at         percent (        %). These Initial Payment Percentages shall apply to all OC and Fibreboard PI Trust Voting Claims accepted as valid by the PI Trust, unless adjusted by the PI Trust with the consent of the PI Trust Advisory Committee (“TAC”) and the Legal Representative for Future Asbestos Claimants (“Future Claimants’ Representative”) (who are described in Section 3.1 below) pursuant to Section 4.2 below, and except as provided in Section 4.3 below with respect to supplemental payments in the event an Initial Payment Percentage for a Sub-Account is changed.

The term “PI Trust Voting Claims” includes (i) Pre-Petition Liquidated Claims as provided in Section 5.2 below; (ii) OC and Fibreboard Claims filed against OC and/or Fibreboard in the tort system or actually submitted to OC and/or Fibreboard pursuant to an administrative settlement agreement prior to the Petition Date of October 5, 2000; and (iii) all claims filed against another asbestos defendant in the tort system prior to the date the Plan was first filed with the Bankruptcy Court (January 17, 2003 (the “Plan Filing Date”)), provided, however, that (1) the holder of a claim described in subsection (i), (ii) or (iii) above, or his or her authorized agent, actually voted to accept or reject the Plan pursuant to the voting procedures established by the Bankruptcy Court unless such holder certifies to the satisfaction of the Trustees that he or she was prevented from voting in this proceeding as a result of circumstances resulting in a state of emergency affecting, as the case may be, the holder’s residence, principal place of business or legal representative’s principal place of business at which the holder or his or her legal representative receives notice and/or maintains material records relating to his or her PI Trust Voting Claim, and (2) the claim was subsequently filed with the PI Trust pursuant to Section 6.1 below by the Initial Claims Filing Date as defined in Section 5.1(a) below.

The Initial Payment Percentages for the OC and Fibreboard Sub-Accounts set forth above have been calculated on the assumption that the Average Values set forth in Section 5.3(b)(4) below will be achieved with respect to existing present claims and projected future claims involving Disease Levels II – VIII. However, either or both of these Payment Percentages may be adjusted upwards or downwards from time to time pursuant to Section 4.2 below by the PI Trust with the consent of the TAC and the Future Claimants’ Representative to reflect then-current estimates of the assets and liabilities allocable to OC and Fibreboard Claims, respectively, as well as the then-estimated value of pending and future OC and Fibreboard Claims. However, any adjustment to the Initial Payment Percentages shall be made only pursuant to Section 4.2 below. If the Payment Percentage for either the OC or Fibreboard Sub-Account is increased over time, claimants whose OC or Fibreboard Claims were liquidated and paid in prior periods under the TDP will receive additional payments only as provided in Section 4.3 below. Because there is uncertainty in the prediction of both the number and severity of future claims, and the amount of the PI Trust’s assets, no guarantee can be made of any Payment Percentage for either OC or Fibreboard Claims.

2.4 Determination of the Maximum Annual Payment and Maximum Available Payment. For each of the OC and the Fibreboard Sub-Accounts, the PI Trust shall estimate or model the amount of cash flow anticipated to be necessary over the entire life of the Sub-Account to ensure that amounts will be available to treat all holders of OC and/or Fibreboard Claims as similarly as possible, given the assets and liabilities allocable to each of the two Sub-Accounts. In each year, for each Sub-Account, the PI Trust will be empowered to pay out all of the income earned during the year by the Sub-Account (net of taxes payable with respect thereto), together with a portion of the Sub-Account’s principal, calculated so that the application of the Sub-Account’s assets over its life shall correspond with the needs created by the anticipated flow of claims to the Sub-Account (the “Maximum Annual Payment”), taking into account the Payment Percentage provisions set forth in Section 2.3 above and Sections 4.2 and 4.3 below. The PI Trust’s distributions from each Sub-Account to all holders of claims against the Sub-Account for that year shall not exceed the Maximum Annual Payment determined for that year.

In distributing the Maximum Annual Payment from each Sub-Account, the PI Trust shall first allocate the amount in question to outstanding Pre-Petition Liquidated Claims (as defined in Section 5.2(a) below) against the Sub-Account, and to liquidated claims against the Sub-Account involving Disease Level I (Cash Discount Payment), in proportion to the aggregate value of each group of claims. The remaining portion of the Maximum Annual Payment (the “Maximum Available Payment”), if any, shall then be allocated and used to satisfy all other previously liquidated PI Trust Claims against the Sub-Account, subject to the Claims Payment Ratio for the Sub-Account set forth in Section 2.5 below.

In the event there are insufficient amounts in any year to pay the total number of outstanding Pre-Petition Liquidated Claims and/or previously liquidated Disease Level I Claims against the Sub-Account, the available amounts allocated to that group of claims shall be paid to the maximum extent to claimants in the particular group based on their place in their Sub-Account’s FIFO Payment Queue. Claims in either group for which there are insufficient amounts in the Sub-Account shall be carried over to the next year and placed at the head of the FIFO Payment Queue for that Sub-Account.

2.5 Claims Payment Ratio. Based upon OC’s and Fibreboard’s claims settlement history and analysis of present and future claims, a single Claims Payment Ratio has been determined for both Sub-Accounts, which, as of the Effective Date, has been set at 65% for Category A claims, which consist of PI Trust Claims against OC and/or Fibreboard involving severe asbestosis and malignancies (Disease Levels IV – VIII) that were unliquidated as of the Petition Date, and at 35% for Category B claims, which are PI Trust Claims against OC and/or Fibreboard involving non-malignant Asbestosis or Pleural Disease (Disease Levels II and III) that were similarly unliquidated as of the Petition Date. However, the Claims Payment Ratio shall not apply to any Pre-Petition Liquidated Claims or to any claims for Other Asbestos Disease (Disease Level I - Cash Discount Payment) payable from either OC or Fibreboard Sub-Accounts.

In each year, after the determination of the Maximum Available Payment described in Section 2.4 above, 65% of that amount will be available to pay Category A claims and 35% will be available to pay Category B claims that have been liquidated since the Petition Date. In the event there are insufficient amounts in either the OC or Fibreboard Sub-Accounts in any year to pay the liquidated claims within either or both of the Categories, the available amounts allocated to the particular Category within the Sub-Account shall be paid to the maximum extent to claimants in that Category based on their place in the Sub-Account’s FIFO Payment Queue described in Section 5.1(c) below, which will be based upon the date of claim liquidation.

Claims for which there are insufficient amounts allocated to the relevant Category within a Sub-Account shall be carried over to the next year where they will be placed at the head of the Sub-Account’s FIFO Payment Queue. If there are excess amounts in either or both Categories within a Sub-Account, because there is an insufficient amount of liquidated claims to exhaust the respective Sub-Account’s Maximum Available Payment amount for that Category, then the excess amounts for either or both Categories will be rolled over and remain dedicated to the respective Category to which they were originally allocated.

The 65%/35% Claims Payment Ratio and its rollover provision shall apply to all OC and Fibreboard PI Trust Voting Claims as defined in Section 2.3 above (except Pre-Petition Liquidated Claims and Other Asbestos Claims (Disease Level I – Cash Discount Payment)) and shall not be amended until the third anniversary of the date the PI Trust first accepts for processing proof of claim forms and other materials required to file a claim with the PI Trust. Thereafter, the Sub-Account’s Claims Payment Ratio and its rollover provision shall be continued absent circumstances, such as a significant change in law or medicine, necessitating amendment to avoid a manifest injustice. However, the accumulation, rollover and subsequent delay of claims against one or both Sub-Accounts resulting from the application of the Claims Payment Ratio, shall not, in and of itself, constitute such circumstances. Nor may an increase in the numbers of Category B claims against a Sub-Account beyond those predicted or expected be considered as a factor in deciding whether to reduce the percentage allocated to Category A claims.

In considering whether to make any amendments to the Claims Payment Ratio and/or its rollover provisions for either Sub-Account, the Trustees should also consider the reasons for which the Claims Payment Ratio and its rollover provisions were adopted, the settlement histories of OC and Fibreboard that gave rise to its calculation, and the foreseeability or lack of the foreseeability of the reasons why there would be any need to make an amendment. In that regard, the Trustees should keep in mind the interplay between the Payment Percentage and the Claims Payment Ratio as it affects the net cash actually paid to claimants from either Sub-Account.

In any event, no amendment to the Claims Payment Ratio to reduce the percentage allocated to Category A claims may be made without the unanimous consent of the TAC members and the consent of the Future Claimants’ Representative, and the percentage allocated to Category A claims may not be increased without the consent of the TAC and the Future Claimants’ Representative. In case of any amendments to the Claims Payment Ratio, consents shall be governed by the consent process set forth in Sections 5.7(b) and 6.6(b) of the PI Trust Agreement. The Trustees, with the consent of the TAC and the Future Claimants’

Representative, may offer the option of a reduced Payment Percentage to holders of claims in either Category A or Category B against either Sub-Account in return for prompter payment by the Sub-Account (the “Reduced Payment Option”).

2.6 Indemnity and Contribution Claims. As set forth in Section 5.6 below, PI Trust Claims for indemnity and contribution (defined in the Plan as OC Indirect Asbestos Personal Injury Claims and Fibreboard Indirect Asbestos Personal Injury Claims, and hereinafter referred to as “Indirect PI Trust Claims”) against either the OC or the Fibreboard Sub-Accounts, if any, will be subject to the same categorization, evaluation, and payment provisions of this TDP as all other OC and Fibreboard Claims.

SECTION III

TDP Administration

3.1 PI Trust Advisory Committee and Future Claimants’ Representative. Pursuant to the Plan and the PI Trust Agreement, the PI Trust and this TDP shall be administered by the Trustees in consultation with the TAC, which represents the interests of holders of present PI Trust Claims against OC and Fibreboard, and the Future Claimants’ Representative, who represents the interests of holders of PI Trust Claims against OC and/or Fibreboard that will be asserted in the future. The Trustees shall obtain the consent of the TAC and the Future Claimants’ Representative on any amendments to these Procedures pursuant to Section 8.1 below, and on such other matters as are otherwise required below and in Section 2.2(f) of the PI Trust Agreement. The Trustees shall also consult with the TAC and the Future Claimants’ Representative on such matters as are provided below and in Section

2.2(e) of the PI Trust Agreement. The initial members of the TAC and the initial Future Claimants’ Representative are identified in the PI Trust Agreement.

3.2 Consent and Consultation Procedures. In those circumstances in which consultation or consent is required, the Trustees will provide written notice to the TAC and the Future Claimants’ Representative of the specific amendment or other action that is proposed. The Trustees will not implement such amendment nor take such action unless and until the parties have engaged in the Consultation Process described in Sections 5.7(a) and 6.6(a), or the Consent Process described in Sections 5.7(b) and 6.6(b) of the PI Trust Agreement, respectively.

SECTION IV

Payment Percentage; Periodic Estimates

4.1 Uncertainty of OC’s and Fibreboard’s Total Personal Injury Asbestos Liabilities. As discussed above, there is inherent uncertainty regarding OC’s and Fibreboard’s total asbestos-related tort liabilities, as well as the total value of the assets available to the OC and Fibreboard Sub-Accounts to pay PI Trust Claims asserted against each Sub-Account. Consequently, there is inherent uncertainty regarding the amounts that holders of PI Trust Claims will receive. To seek to ensure substantially similar treatment of all present and future PI Trust Claims against either the OC or the Fibreboard Sub-Accounts, the Trustees must determine from time to time the percentage of full liquidated value that holders of PI Trust Claims against the Sub-Account will be likely to receive, i.e, the “Payment Percentage” described in Section 2.3 above and Section 4.2 below.

4.2 Computation of Payment Percentage. As provided in Section 2.3 above, the Initial Payment Percentage for claims against the OC Sub-Account shall be          percent (        %), and for claims against the Fibreboard Sub-Account          percent (        %). These percentages shall apply to all OC and Fibreboard PI Trust Voting Claims as defined in Section 2.3 above, unless the Trustees, with the consent of the TAC and the Future Claimants’ Representative, determine that the Initial Payment Percentage for one or both Sub-Accounts should be changed to assure that the PI Trust will be in a financial position to pay holders of unliquidated and/or unpaid PI Trust Voting Claims and present and future PI Trust Claims against the OC and Fibreboard Sub-Accounts, respectively, in substantially the same manner. In making any such adjustment, the Trustees, the TAC and the Future Claimants’ Representative shall take into account the fact that the holders of PI Trust Voting Claims voted on the Plan relying on the findings of experts that the Initial Payment Percentage for each Sub-Account represented a reasonably reliable estimate of the PI Trust’s total assets and liabilities over its life based on the best information available at the time, and shall thus give due consideration to the expectations of PI Trust Voting Claimants that the Initial Payment Percentage would be applied to their PI Trust Claims.

Except with respect to PI Trust Voting Claims to which the Initial Payment Percentage applies, the Payment Percentage for either the OC or the Fibreboard Sub-Accounts shall be subject to change pursuant to the terms of this TDP and the PI Trust Agreement if the Trustees determine that an adjustment is required. No less frequently than once every three years, commencing with the first day of January occurring after the Plan is consummated, the Trustees shall reconsider the then applicable Payment Percentage for each of the OC and

Fibreboard Sub-Accounts to assure that the respective percentage is based on accurate, current information and may, after such reconsideration, change the Payment Percentage for either Sub-Account if necessary with the consent of the TAC and the Future Claimants’ Representative.

The Trustees shall also reconsider the then applicable Payment Percentages for either or both Sub-Accounts at shorter intervals if they deem such reconsideration to be appropriate or if requested to do so by the TAC or the Future Claimants’ Representative. The Trustees must base their determination of the Payment Percentage on current estimates of the number, types, and values of present and future PI Trust Claims against the respective Sub-Accounts, the value of the assets then available to the respective Sub-Accounts for their payment, all anticipated administrative and legal expenses of the respective Sub-Accounts, and any other material matters that are reasonably likely to affect the sufficiency of the respective Sub-Accounts’ assets to pay a comparable percentage of full value to all holders of claims against the Sub-Accounts. When making these determinations, the Trustees shall exercise common sense and flexibly evaluate all relevant factors. The Payment Percentage applicable to Category A or Category B claims against the respective Sub-Accounts may not be reduced to alleviate delays in payments of claims in the other Category; both Categories will receive the same Payment Percentage, but the payment from either or both Sub-Accounts may be deferred as needed pursuant to Section 7.3 below, and a Reduced Payment Option may be instituted for either Sub-Account as described in Section 2.5 above.

4.3 Applicability of the Payment Percentage. Except as set forth below in this Section 4.3 with respect to supplemental payments, no holder of a PI Trust Voting Claim other than a PI Trust Voting Claim for Other Asbestos Disease (Disease Level I - Cash Discount Payment) as defined in Section 5.3(a)(3) below shall receive a payment that exceeds the PI Trust’s determination of the Initial Payment Percentage for the relevant Sub-Account of the liquidated value of the claim. Except as otherwise provided in Section 5.1(c) below for PI Trust Claims involving deceased or incompetent claimants for which court or probate approval of the PI Trust’s offer is required, no holder of any other PI Trust Claim shall receive a payment that exceeds the Payment Percentage for the respective Sub-Account in effect at the time of payment. PI Trust Claims involving Other Asbestos Disease (Disease Level I - Cash Discount Payment) shall not be subject to such Sub-Account’s Payment Percentage, but shall instead be paid the full amount of their Scheduled Value as set forth in Section 5.3(a)(3) below.

If a redetermination of the respective Sub-Account’s Payment Percentage has been proposed in writing by the Trustees to the TAC and the Future Claimants’ Representative but has not yet been adopted, the claimant shall receive the lower of such Sub-Account’s current Payment Percentage or the proposed Payment Percentage. However, if the proposed Payment Percentage for such Sub-Account was the lower amount but was not subsequently adopted, the claimant shall thereafter receive the difference between the lower proposed amount and the higher current amount. Conversely, if the proposed Payment Percentage for such Sub-Account was the higher amount and was subsequently adopted, the claimant shall thereafter receive the difference between the lower current amount and the higher adopted amount.

There is uncertainty surrounding the amount of the PI Trust’s future assets. There is also uncertainty surrounding the totality of the PI Trust Claims to be paid over time as well as the extent to which changes in existing federal and state law could affect the PI Trust’s liabilities under this TDP. If the value of the PI Trust’s future assets increases significantly and/or if the value or volume of PI Trust Claims actually filed with the PI Trust is significantly lower than originally estimated, the PI Trust shall use those proceeds and/or claims savings, as the case may be, first to maintain the Payment Percentage then in effect.

If the Trustees, with the consent of the TAC and the Future Claimants’ Representative, make a determination to increase the Payment Percentage due to a material change in the estimates of the PI Trust’s future assets and/or liabilities, the Trustees shall also make supplemental payments to all claimants who previously liquidated their claims against the PI Trust and received payments based on a lower Payment Percentage. The amount of any such supplemental payment shall be the liquidated value of the claim in question times the newly adjusted Payment Percentage, less all amounts previously paid to the claimant with respect to the claim (excluding the portion of such previously paid amounts that was attributable to interest paid pursuant to Section 7.5 below).

The Trustees’ obligation to make a supplemental payment to a claimant shall be suspended in the event the payment in question would be less than $100.00, and the amount of the suspended payment shall be added to the amount of any prior supplemental payment/payments that was/were also suspended because it/they would have been less than $100.00. However, the Trustees’ obligation shall resume and the Trustees shall pay any such aggregate supplemental payments due the claimant at such time that the total exceeds $100.00.

SECTION V

Resolution of PI Trust Claims.

5.1 Ordering, Processing and Payment of Claims.

5.1(a) Ordering of Claims.

5.1(a)(1) Establishment of FIFO Processing Queues. The PI Trust will order separately all OC and Fibreboard Claims that are sufficiently complete to be reviewed for processing purposes on a FIFO basis except as otherwise provided herein (the “FIFO Processing Queues”). For all claims filed on or before the date six months after the date that the PI Trust first makes available proof of claim forms and other claims materials required to file a claim with the PI Trust (the “Initial Claims Filing Date”), a claimant’s position in either FIFO Processing Queue shall be determined as of the earliest of (i) the date prior to the Petition Date (if any) that the specific claim was either filed against OC or Fibreboard in the tort system or was actually submitted to OC or Fibreboard pursuant to an administrative settlement agreement; (ii) the date before the Petition Date that the claim was filed against another asbestos defendant in the tort system if at the time the claim was subject to a tolling agreement with OC or Fibreboard; (iii) the date after the Petition Date but before the Initial Claims Filing Date that the claim was filed against another asbestos defendant in the tort system; (iv) the date after the Petition Date but before the Effective Date the claimant filed a proof of claim form in OC’s and/or Fibreboard’s Chapter 11 proceeding; or (v) the date after the Petition Date the claimant submitted a ballot in OC’s Chapter 11 proceeding for purposes of voting on the Plan pursuant to the voting procedures approved by the Bankruptcy Court.

Following the Initial Claims Filing Date, the claimant’s position in one of the two FIFO Processing Queues shall be determined by the date the claim was filed with the PI Trust. If any claims are filed on the same date, the claimant’s position in the FIFO Processing Queue shall be determined by date of the claimant’s diagnosis of asbestos-related disease. If any claims are filed and diagnosed on the same date, the claimant’s position in the FIFO Processing Queue shall be determined by the date of the claimant’s birth, with older claimants given priority over younger claimants.

5.1(a)(2) Effect of Statutes of Limitations and Repose. All unliquidated PI Trust Claims must meet either, (i) for claims first filed in the tort system against OC or Fibreboard, respectively prior to the Petition Date, the applicable federal, state and foreign statute of limitation and repose that was in effect at the time of the filing of the claim in the tort system, or (ii) for claims that were not filed against either OC or Fibreboard in the tort system prior to the Petition Date, the applicable federal, state or foreign statute of limitation that was in effect at the time of the filing with the PI Trust.

However, the running of the relevant statute of limitation shall be tolled as of the earliest of (A) the actual filing of the claim against OC or Fibreboard prior to the Petition Date, whether in the tort system or by submission of the claim to OC or Fibreboard pursuant to an administrative settlement agreement; (B) the filing of the claim against another defendant in the tort system prior to the Petition Date if the claim was tolled against OC or Fibreboard at the time by an agreement or otherwise; (C) the filing of a claim after the Petition Date but prior to the Initial Claims Filing Date against another defendant in the tort system; (D) the date after the Petition Date but before the Effective Date that a proof of claim was filed against OC or Fibreboard in OC’s and or Fibreboard’s Chapter 11 proceeding; (e) the date a ballot was submitted by the claimant in OC’s and or Fibreboard’s Chapter 11 proceeding for purposes of voting on the Plan pursuant to the voting procedures approved by the Bankruptcy Court; or (F) the filing of a proof of claim with the requisite supporting documentation with the PI Trust after the Initial Claims Filing Date.

If a PI Trust Claim meets any of the tolling provisions described in the preceding sentence and the claim was not barred by the applicable federal, state or foreign statute of limitation at the time of the tolling event, it will be treated as timely filed if it is actually filed with the PI Trust within three (3) years after the Initial Claims Filing Date. In addition, any claims that were first diagnosed after the Petition Date, irrespective of the application of any relevant federal, state or foreign statute of limitation or repose, may be filed with the PI Trust within three (3) years after the date of diagnosis or within three (3) years after the Initial Claims Filing Date, whichever occurs later. However, the processing of any PI Trust Claim by the PI Trust may be deferred at the election of the claimant pursuant to Section 6.3 below.

5.1(b) Processing of Claims. As a general practice, the PI Trust will review its claims files on a regular basis and notify all claimants whose claims are likely to come up in either the OC or Fibreboard FIFO Processing Queue in the near future. However, claims that were not filed (i) against OC or Fibreboard in the tort system or actually submitted to OC or Fibreboard pursuant to an administrative settlement agreement prior to the Petition Date, or (ii) against another asbestos defendant in the tort system prior to the Plan Filing Date, shall not be processed until after the Initial Claims Filing Date.

5.1(c) Payment of Claims. PI Trust Claims against the OC and/or Fibreboard Sub-Accounts that have been liquidated under the provisions of this TDP by the Expedited Review Process as provided in Section 5.3(a) below, by the Individual Review Process as provided in Section 5.3(b) below, by arbitration as provided in Section 5.10 below, or by litigation in the tort system provided in Section 5.11 below, shall be paid in FIFO order from the relevant Sub-Account based on the date their liquidation became final (the “FIFO Payment Queue”), all such payments being subject to the applicable Payment Percentage, the Maximum Annual Payment, the Maximum Available Payment, and the Claims Payment Ratio, except as otherwise provided herein. Pre-Petition Liquidated Claims, as defined in Section 5.2 below, shall be subject to the Maximum Annual Payment and Payment Percentage limitations, but not to the Maximum Available Payment and Claims Payment Ratio provisions set forth above.

Where the claimant is deceased or incompetent, and the settlement and payment of his or her claim must be approved by a court of competent jurisdiction or through a probate process prior to acceptance of the claim by the claimant’s representative, an offer made by the PI Trust on the claim shall remain open so long as proceedings before that court or in that probate process remain pending, provided that the PI Trust has been furnished with evidence that the settlement offer has been submitted to such court or probate process for approval. If the offer is ultimately approved by the court or through the probate process and accepted by the claimant’s representative, the PI Trust shall pay the claim from the relevant Sub-Account in the amount so offered, multiplied by the Payment Percentage in effect for such Sub-Account at the time the offer was first made.

If any claims are liquidated on the same date, the claimant’s position in a Sub-Account’s FIFO Payment Queue shall be determined by the date of the diagnosis of the claimant’s asbestos-related disease. If any claims are liquidated on the same date and the respective holders’ asbestos-related diseases were diagnosed on the same date, those claimants’ positions in the Sub-Account’s FIFO Payment Queue shall be determined by the PI Trust based on the dates of the claimants’ birth, with older claimants given priority over younger claimants.

5.2 Resolution of Pre-Petition Liquidated PI Trust Claims.

5.2(a) Processing and Payment. As soon as practicable after the Effective Date, the PI Trust shall pay, upon submission by the claimant of the appropriate documentation, all PI Trust Claims that were liquidated by (i) a binding settlement agreement for the particular claim entered into prior to the Petition Date that is judicially enforceable by the claimant, (ii) a jury verdict or non-final judgment in the tort system obtained prior to the Petition Date, or (iii) a judgment that became final and non-appealable prior to the Petition Date (collectively “Pre-Petition Liquidated Claims”). In order to receive payment from the Trust, the holder of a Pre-Petition Liquidated Claim must submit all documentation necessary to demonstrate to the Trust that the claim was liquidated in the manner described in the preceding sentence, which documentation shall include (A) a court authenticated copy of the jury verdict, non-final judgment or final judgment, if applicable, and (B) the name, social security number and date of birth of the claimant and the name and address of the claimant’s lawyer.

The liquidated value of a Pre-Petition Liquidated Claim shall be the unpaid portion of the amount agreed to in the binding settlement agreement, the unpaid portion of the amount awarded by the jury verdict or non-final judgment, or the unpaid portion of the amount of the final judgment, as the case may be, plus interest, if any, that has accrued on that amount in accordance with the terms of a binding settlement agreement, if any, or under applicable state law for settlements or judgments as of the Petition Date; however, except as otherwise provided in Section 7.4 below, the liquidated value of a Pre-Petition Liquidated Claim shall not include any punitive or exemplary damages. In addition, the amounts payable with respect to such claims shall not be subject to or taken into account in consideration of the Claims Payment Ratio and the Maximum Available Payment limitations, but shall be subject to the Maximum Annual Payment and Payment Percentage provisions. In the absence of a Final Order of the Bankruptcy Court determining whether a settlement agreement is binding and judicially enforceable, a dispute between a claimant and the PI Trust over this issue shall be resolved pursuant to the same procedures in this TDP that are provided for resolving the validity and/or liquidated value of a PI Trust Claim (i.e., arbitration and litigation in the tort system as set forth in Sections 5.10 and 5.11 below).

Pre-Petition Liquidated Claims shall be processed and paid from the OC and/or Fibreboard Sub-Accounts in accordance with their order in separate FIFO queues to be established for each Sub-Account by the PI Trust based on the date the PI Trust received all required documentation for the particular claim. If any Pre-Petition Liquidated Claims are filed with the PI Trust on the same date, the claimant’s position in the Sub-Account’s FIFO queue for such claims shall be determined by the date on which the claim was liquidated. If any Pre-Petition

Liquidated Claims are both filed with the PI Trust and liquidated by a Sub-Account on the same dates, those claimants’ positions in the FIFO queue shall be determined by the dates of the claimants’ birth, with older claimants given priority over younger claimants.

5.2(b) Marshalling of Security. Holders of Pre-Petition Liquidated Claims that are secured by letters of credit, appeal bonds, or other security or sureties shall first exhaust their rights against any applicable security or surety before making a claim against the PI Trust. Only in the event that such security or surety is insufficient to pay the Pre-Petition Liquidated Claim in full shall the deficiency be processed and paid as a Pre-Petition Liquidated Claim.

5.3 Resolution of Unliquidated PI Trust Claims. Within six months after the establishment of the PI Trust, the Trustees with the consent of the TAC and the Future Claimants’ Representative shall adopt procedures for reviewing and liquidating all unliquidated PI Trust Claims, which shall include deadlines for processing such claims. Such procedures shall also require claimants seeking resolution of unliquidated PI Trust claims to first file a proof of claim form, together with the required supporting documentation, in accordance with the provisions of Sections 6.1 and 6.2 below. It is anticipated that the PI Trust shall provide an initial response to the claimant within six months of receiving the proof of claim form.

The proof of claim form shall require the claimant to assert his or her OC and/or Fibreboard Claim for the highest Disease Level for which the claim qualifies at the time of filing. Irrespective of the Disease Level alleged on the proof of claim form, each OC and/or Fibreboard Claims shall be deemed to be a claim for the highest Disease Level for which the claim qualifies at the time of filing, and all lower Disease Levels for which the claim may also qualify at the time of filing or in the future shall be treated as subsumed into the higher Disease Level for both processing and payment purposes.

Upon filing of a valid proof of claim form with the required supporting documentation, the claim shall be placed in the relevant OC and/or Fibreboard FIFO Processing Queue in accordance with the ordering criteria described in Section 5.1(a) above. The PI Trust shall provide the claimant with six-months notice of the date by which it expects to reach the claim in the FIFO Processing Queue, following which the claimant shall promptly (i) advise the PI Trust whether the claim should be liquidated under the PI Trust’s Expedited Review Process described in Section 5.3(a) below or, in certain circumstances, under the PI Trust’s Individual Review Process described in Section 5.3(b) below; (ii) provide the PI Trust with any additional medical and/or exposure evidence that was not provided with the original claim submission; and (iii) advise the PI Trust of any change in the claimant’s Disease Level. If a claimant fails to respond to the PI Trust’s notice prior to the reaching of the claim in the FIFO Processing Queue, the PI Trust will process and liquidate the claim under the Expedited Review Process based upon the medical/exposure evidence previously submitted by the claimant, although the claimant shall retain the right to request Individual Review as described in Section 5.3(b) below.

5.3(a) Expedited Review Process.

5.3(a)(1) In General. The PI Trust’s Expedited Review Process is designed primarily to provide an expeditious, efficient and inexpensive method for liquidating all OC and Fibreboard Claims (except those involving Lung Cancer 2-Disease Level VI and all Foreign Claims, which must be liquidated pursuant to the PI Trust’s Individual Review process) where the claim can easily be verified by the PI Trust as meeting the presumptive Medical/Exposure Criteria for the relevant Disease Level. Expedited Review thus provides claimants with a substantially less burdensome process for pursuing PI Trust Claims than does the Individual Review Process described in Section 5.3(b) below. Expedited Review is also intended to provide qualifying claimants a fixed and certain claims payment.

Thus, claims that undergo Expedited Review and meet the presumptive Medical/Exposure Criteria for the relevant Disease Level shall be paid the Scheduled Value (or Values in the case of Multiple Exposure Claims) for such Disease Level set forth in Section 5.3(a)(3) below. However, except for claims involving Other Asbestos Disease (Disease Level I), all claims liquidated by Expedited Review shall be subject to the applicable Payment Percentage, the Maximum Annual Payment, the Maximum Available Payment, and the Claims Payment Ratio limitations set forth herein. Claimants holding OC and/or Fibreboard Claims that cannot be liquidated by Expedited Review because they do not meet the presumptive Medical/Exposure Criteria for the relevant Disease Level may elect the PI Trust’s Individual Review Process set forth in Section 5.3(b) below.

Subject to the provisions of Section 5.8, the claimant’s eligibility to receive the Scheduled Value for his or her PI Trust Claim pursuant to the Expedited Review Process shall be determined solely by reference to the Medical/Exposure Criteria set forth below for each of the Disease Levels eligible for Expedited Review.

5.3(a)(2) Claims Processing under Expedited Review. All claimants seeking liquidation of an OC and/or Fibreboard Claim pursuant to Expedited Review shall file the PI Trust’s proof of claim forms provided in Attachment B hereto. As a proof of claim form is reached in the OC or Fibreboard FIFO Processing Queue, the PI Trust shall determine whether the claim described therein meets the Medical/Exposure Criteria for one of the seven Disease Levels eligible for Expedited Review, and shall advise the claimant of its determination. If a Disease Level is determined, the PI Trust shall tender to the claimant an offer of payment from the relevant OC or Fibreboard Sub-Account of the Scheduled Value for the relevant Disease Level multiplied by the applicable Payment Percentage, together with a form of release approved by the PI Trust. If the claimant accepts the Scheduled Value and returns the release properly executed, the claim shall be placed in the Sub-Account’s FIFO Payment Queue, following which the PI Trust shall disburse payment subject to the limitations of the Maximum Available Payment and Claims Payment Ratio, if any.

5.3(a)(3) Disease Levels, Scheduled Values and Medical/Exposure Criteria. The eight Disease Levels covered by this TDP, together with the Medical/Exposure Criteria for each, and the separate OC and Fibreboard Scheduled Values for the seven Disease Levels eligible for Expedited Review, are set forth below. These Disease Levels, Scheduled Values, and Medical/Exposure Criteria shall apply to all PI Trust Voting Claims (other than Pre-Petition Liquidated Claims) filed with the PI Trust on or before the Initial Claims Filing Date provided in Section 5.1 above for which the claimant elects the Expedited Review Process. Thereafter, for purposes of administering the Expedited Review Process and with the consent of the TAC and the Future Claimants’ Representative, the Trustees may add to, change or eliminate Disease Levels, Scheduled Values, or Medical/Exposure Criteria; develop subcategories of Disease Levels, Scheduled Values or Medical/Exposure Criteria; or determine that a novel or exceptional asbestos personal injury claim is compensable even though it does not meet the Medical/Exposure Criteria for any of the then current Disease Levels.

Disease Level	OC/Fibreboard Scheduled Values	Medical/Exposure Criteria
Mesothelioma (Level VIII)	$215,000/$135,000	(1) Diagnosis[2] of mesothelioma; and (2) credible evidence of OC or Fibreboard Exposure (as defined in Section 5.7(b)(3) below)

Lung Cancer 1 (Level VII)	$40,000/$27,000	(1) Diagnosis of a primary lung cancer plus evidence of an underlying Bilateral Asbestos-Related Nonmalignant Disease[3] , (2)

[2]	The requirements for a diagnosis of an asbestos-related disease that may be compensated under the provisions of this TDP are set forth in Section 5.7 below.

[3]	Evidence of “Bilateral Asbestos-Related Nonmalignant Disease” for purposes of meeting the criteria for establishing Disease Levels I, II, III, V, and VII, means either (i) a chest X-ray read by a qualified B reader of 1/0 or higher on the ILO scale or (ii)(x) a chest x-ray read by a qualified B reader or other Qualified Physician, (y) a CT scan read by a Qualified Physician, or (z) pathology, in each case showing either bilateral interstitial fibrosis, bilateral pleural plaques, bilateral pleural thickening, or bilateral pleural calcification. Solely for claims filed against OC or Fibreboard or another asbestos defendant in the tort system prior to the Petition Date, if an ILO reading is not available, either (i) a chest X-ray or a CT scan read by a Qualified Physician, or (ii) pathology, in each case showing either bilateral interstitial fibrosis, bilateral pleural plaques, bilateral pleural thickening, or bilateral pleural calcification, consistent with or compatible with a diagnosis of asbestos-related disease, shall be evidence of a “Bilateral Asbestos-Related Nonmalignant Disease” for purposes of meeting the presumptive medical requirements of Disease Levels I, II, III, V and VII. Pathological evidence of asbestosis may be based on the pathological grading system for asbestosis described in the Special Issue of the Archives of Pathology and Laboratory Medicine, “Asbestos-associated Diseases,” Vol. 106, No. 11, App. 3 (October 8, 1982). For all purposes of this TDP, a “Qualified Physician” is a physician who is board certified (or in the case of Canadian claims or Foreign Claims, a physician who is certified or qualified under comparable medical standards or criteria of the jurisdiction in question) in one or more relevant specialized fields of medicine such as pulmonology, radiology, internal medicine or occupational medicine; provided, however, subject to the provisions of Section 5.8, that the requirement for board certification in this provision shall not apply to otherwise qualified physicians whose x-rays and/or CT scan readings are submitted for deceased holders of PI Trust Claims.

six months OC or Fibreboard Exposure prior to December 31,
1982, (3) Significant Occupational Exposure to asbestos,[4] and
(4) supporting medical documentation establishing asbestos
exposure as a contributing factor in causing the lung cancer in question.

Lung Cancer 2 (Level VI)	None	(1) Diagnosis of a primary lung cancer; (2) OC or Fibreboard Exposure prior to December 31, 1982, and (3) supporting medical documentation establishing asbestos exposure as a contributing factor in causing the lung cancer in question.

Lung Cancer 2 (Level VI) claims are claims that do not meet the more stringent medical and/or exposure requirements of Lung Cancer (Level VII) claims. All claims in this Disease Level will be individually evaluated. The estimated likely Average Value of the individual evaluation awards for this category for OC Claims is $20,000 and for Fibreboard Claims is $12,000, with such awards capped at a Maximum Value of $50,000 for OC Claims and $30,000 for Fibreboard Claims, unless the claim qualifies for Extraordinary Claim treatment (discussed in Section 5.4 below).

Level VI claims that show no evidence of either an underlying Bilateral Asbestos-Related Non-malignant Disease or Significant Occupational Exposure may be individually evaluated, although it is

[4]	“Significant Occupational Exposure” is defined in Section 5.7 below.

not expected that such claims will be treated as having any
significant value, especially if the claimant is also a Smoker. [5]
In any event, no presumption of validity will be available for any claims in this category.

Other Cancer (Level V)	$22,000/$12,000	(1) Diagnosis of a primary colo-rectal, laryngeal, esophageal, pharyngeal, or stomach cancer, plus evidence of an underlying Bilateral Asbestos-Related Nonmalignant Disease, (2) six months OC or Fibreboard Exposure prior to December 31, 1982, (3) Significant Occupational Exposure to asbestos, and (4) supporting medical documentation establishing asbestos exposure as a contributing factor in causing the other cancer in question.

Severe Asbestosis (Level IV)	$42,000/$29,000	(1) Diagnosis of asbestosis with ILO of 2/1 or greater, or asbestosis determined by pathological evidence of asbestos, plus (a) TLC less than 65%, or (b) FVC less than 65% and FEV1/FVC ratio greater than 65%, (2) six months OC or Fibreboard Exposure prior to December 31, 1982, (3) Significant Occupational Exposure to asbestos, and (4) supporting medical

[5]	There is no distinction between Non-Smokers and Smokers for either Lung Cancer (Level VII) or Lung Cancer (Level VI), although a claimant who meets the more stringent requirements of Lung Cancer (Level VII) (evidence of an underlying Bilateral Asbestos-Related Nonmalignant Disease plus Significant Occupational Exposure), and who is also a Non-Smoker, may wish to have his or her claim individually evaluated by the PI Trust. In such a case, absent circumstances that would otherwise reduce the value of the claim, it is anticipated that the liquidated value of the claim might well exceed the Scheduled Values for Lung Cancer (Level VII) claims against OC and Fibreboard, respectively, shown above. “Non-Smoker” means a claimant who either (a) never smoked or (b) has not smoked during any portion of the twelve (12) years immediately prior to the diagnosis of the lung cancer.

documentation establishing asbestos exposure as a contributing factor in causing the pulmonary disease in question.

Asbestosis/ Pleural Disease (Level III)	$19,000/$11,500	(1) Diagnosis of Bilateral Asbestos-Related Nonmalignant Disease plus (a) TLC less than 80%, or (b) FVC less than 80% and FEV1/FVC ratio greater than or equal to 65%, and (2) six months OC or Fibreboard Exposure prior to December 31, 1982, (3) Significant Occupational Exposure to asbestos, and (4) supporting medical documentation establishing asbestos exposure as a contributing factor in causing the pulmonary disease in question.

Asbestosis/ Pleural Disease (Level II)	$8,000/$4,500	(1) Diagnosis of a Bilateral Asbestos-Related Nonmalignant Disease, and (2) six months OC or Fibreboard Exposure prior to December 31, 1982, and (3) five years cumulative occupational exposure to asbestos.

Other Asbestos Disease (Level I-Cash Discount Payment)	$400/$240	(1) Diagnosis of a Bilateral Asbestos- Related Nonmalignant Disease or an asbestos-related malignancy other than mesothelioma, and (2) OC or Fibreboard Exposure prior to December 31, 1982.

5.3(b) Individual Review Process

5.3(b)(1) In General. Subject to the provisions set forth below, an OC or Fibreboard Claimant may elect to have his or her PI Trust Claim reviewed for purposes of determining whether the claim would be compensable in the tort system even though it does not meet the presumptive Medical/Exposure Criteria for any of the Disease Levels set forth in Section 5.3(a)(3) above. In addition or alternatively, an OC or Fibreboard claimant may elect to have a claim undergo the Individual Review Process for purposes of determining whether the liquidated value of the claim exceeds the Scheduled Value for the relevant Disease Level also set forth in said provision. However, until such time as the PI Trust has made an offer on a claim pursuant to Individual Review, the claimant may change his or her Individual Review election and have the claim liquidated pursuant to the PI Trust’s Expedited Review Process. In the event of such a change in the processing election, the claimant shall nevertheless retain his or her place in the FIFO Processing Queue.

The liquidated value of all Foreign Claims shall be established pursuant to the PI Trust’s Individual Review Process. PI Trust Claims of individuals exposed in Canada who were resident in Canada when such claims were filed (“Canadian Claims”) shall not be considered Foreign Claims hereunder and shall be eligible for liquidation under the Expedited Review Process. Accordingly, a “Foreign Claim” is a PI Trust Claim with respect to which the claimant’s exposure to an asbestos-containing product for which OC and or Fibreboard has legal responsibility occurred outside of the United States and its Territories and Possessions and outside of the Provinces and Territories of Canada.

In reviewing Foreign Claims, the PI Trust shall take into account all relevant procedural and substantive legal rules to which the claims would be subject in the Claimant’s Jurisdiction as defined in Section 5.3(b)(2) below. The PI Trust shall determine the liquidated value of Foreign Claims based on historical settlements and verdicts in the Claimant’s Jurisdiction as well as the other valuation factors set forth in Section 5.3(b)(2) below.

For purposes of the Individual Review process, the Trustees, with the consent of the TAC and the Future Claimants’ Representative, may develop separate Medical/Exposure Criteria and standards, as well as separate requirements for physician and other professional qualifications, which shall be applicable to Foreign Claims; provided, however, that such criteria, standards or requirements shall not effectuate substantive changes to the claims eligibility requirements under this TDP, but rather shall be made only for the purpose of adapting those requirements to the particular licensing provisions and/or medical customs or practices of the foreign country in question.

At such time as the PI Trust has sufficient historical settlement, verdict and other valuation data for claims from a particular foreign jurisdiction, the Trustees, with the consent of the TAC and the Future Claimants’ Representative, may also establish a separate valuation matrix for such Foreign Claims based on that data.

5.3(b)(1)(A) Review of Medical/Exposure Criteria. The PI Trust’s Individual Review Process provides an OC or Fibreboard claimant with an opportunity for individual consideration and evaluation of a PI Trust Claim that fails to meet the presumptive Medical/Exposure Criteria for Disease Levels I – V, VII or VIII. In such a case, the PI Trust shall either deny the claim, or, if the PI Trust is satisfied that the claimant has presented a claim that would be cognizable and valid in the tort system, the PI Trust can offer the claimant a liquidated value amount up to the Scheduled Value for that Disease Level, unless the claim qualifies as an Extraordinary Claim as defined in Section 5.4(a) below, in which case its liquidated value cannot exceed the Maximum Value for such a claim.

5.3(b)(1)(B) Review of Liquidated Value. Claimants holding claims involving Disease Levels II – VIII shall also be eligible to seek Individual Review of the liquidated value of their OC and Fibreboard Claims, as well as of their medical/exposure evidence. The Individual Review Process is intended to result in payments from the OC and/or Fibreboard Sub-Accounts equal to the full liquidated value for each claim multiplied by the Payment Percentage; however, the liquidated value of any OC or Fibreboard Claim that undergoes Individual Review may be determined to be less than the Scheduled Value the claimant would have received under Expedited Review. Moreover, the liquidated value for a claim involving Disease Levels II – VIII shall not exceed the Maximum Value for the relevant Disease Level set forth in Section 5.3(b)(4) below, unless the claim meets the requirements of an Extraordinary Claim described in Section 5.4(a) below, in which case its liquidated value cannot exceed the Maximum Value set forth in that provision for such claims. Because the detailed examination and valuation process pursuant to Individual Review requires substantial time and effort, claimants electing to undergo the Individual Review Process may be paid the liquidated value of their PI Trust Claims later than would have been the case had the claimant elected the Expedited Review Process. Subject to the provisions of Section 5.8, the PI Trust shall devote reasonable resources to the review of all claims to ensure that there is a reasonable balance maintained in reviewing all classes of claims.

5.3(b)(2) Valuation Factors to be Considered in Individual Review. The PI Trust shall liquidate the value of each OC and Fibreboard Claim that undergoes

Individual Review based on the historic liquidated values of other similarly situated claims in the tort system for the same Disease Level. The PI Trust will thus take into consideration all of the factors that affect the severity of damages and values within the tort system including, but not limited to credible evidence of (i) the degree to which the characteristics of a claim differ from the presumptive Medical/Exposure Criteria for the Disease Level in question; (ii) factors such as the claimant’s age, disability, employment status, disruption of household, family or recreational activities, dependencies, special damages, and pain and suffering; (iii) whether the claimant’s damages were (or were not) caused by asbestos exposure to an asbestos-containing product prior to December 31, 1982 for which OC or Fibreboard has legal responsibility (for example, alternative causes, and the strength of documentation of injuries); (iv) the industry of exposure; (v) settlements and verdict histories in the Claimant’s Jurisdiction for similarly situated claims; and (vi) settlement and verdict histories for the claimant’s law firm for similarly situated claims.

For these purposes, the “Claimant’s Jurisdiction” is the jurisdiction in which the claim was filed (if at all) against OC or Fibreboard in the tort system prior to the Petition Date. If the claim was not filed against OC or Fibreboard in the tort system prior to the Petition Date, the claimant may elect as the Claimant’s Jurisdiction either (i) the jurisdiction in which the claimant resides at the time of diagnosis or when the claim is filed with the PI Trust; or (ii) a jurisdiction in which the claimant experienced exposure to an asbestos-containing product for which OC or Fibreboard has legal responsibility.

With respect to the “Claimant’s Jurisdiction” in the event a personal representative or authorized agent makes a claim under this TDP for wrongful death with respect to which the governing law of the Claimant’s Jurisdiction could only be the Alabama Wrongful Death Statute, the Claimant’s Jurisdiction for such claim shall be the Commonwealth of Pennsylvania, and such claimant’s damages shall be determined pursuant to the statutory and common laws of the Commonwealth of Pennsylvania without regard to its choice of law principles. The choice of law provision in Section 7.4 below applicable to any claim with respect to which, but for this choice of law provision, the applicable law of the Claimant’s Jurisdiction pursuant to Section 5.3(b)(2) is determined to be the Alabama Wrongful Death Statute, shall only govern the rights between the PI Trust and the claimant, and, to the extent the PI Trust seeks recovery from any entity that provided insurance coverage to OC and or Fibreboard, the Alabama Wrongful Death Statute shall govern.

5.3(b)(3) Processing and Payment Limitations for Claims Involving Disease Levels III and II. The PI Trust shall administer Individual Review for Disease Levels III and II so that Individual Review does not reduce payments to claimants electing the Scheduled Value for such PI Trust Claims under Expedited Review. As one means of implementing this requirement, the following shall apply for Disease Levels III and II claims:

5.3(b)(3)(A) Disease Level III Claims. No more than 13% or 9% of Disease Level III claims paid in any year from either the OC or the Fibreboard Sub-Account, respectively, shall be PI Trust Claims allowed under Individual Review, and the total payments to such Disease Level III claims allowed under Individual Review shall be no more than 17% or 13% of payments to all Disease Level III claimants from either the OC or Fibreboard Sub-Account, respectively, during any year.

5.3(b)(3)(B) Disease Level II Claims. No more than 15% or 20% of Disease Level II claims paid in any year from either the OC or the Fibreboard Sub-Account, respectively, shall be PI Trust Claims allowed under Individual Review, and the total payments to such Disease Level II claims allowed under Individual Review shall be no more than 24% or 33% of payments to all Disease Level II claimants from either the OC or Fibreboard Sub-Account, respectively, during any year.

5.3(b)(4) Scheduled, Average and Maximum Values. The Scheduled, Average and Maximum Values for the Disease Levels compensable under this TDP from the OC and Fibreboard Sub-Accounts are the following:

OC SUB-ACCOUNT

Scheduled Disease	Scheduled Value	Average Value	Maximum Value
Mesothelioma (Level VIII)	$215,000	$270,000	$650,000
Lung Cancer 1 (Level VII)	$40,000	$50,000	$150,000
Lung Cancer 2 (Level VI)	None	$20,000	$50,000
Other Cancer (Level V)	$22,000	$25,000	$60,000
Severe Asbestosis (Level IV)	$42,000	$50,000	$150,000
Asbestosis/Pleural Disease (Level III)	$19,000	$20,000	$35,000
Asbestosis/Pleural Disease (Level II)	$8,000	$9,000	$20,000
Other Asbestos Disease Cash Discount Payment (Level I)	$400	None	None

FIBREBOARD SUB-ACCOUNT

Scheduled Disease	Scheduled Value	Average Value	Maximum Value
Mesothelioma (Level VIII)	$135,000	$180,000	$450,000
Lung Cancer 1 (Level VII)	$27,000	$35,000	$90,000
Lung Cancer 2 (Level VI)	None	$12,000	$30,000
Other Cancer (Level V)	$12,000	$15,000	$36,000
Severe Asbestosis (Level IV)	$29,000	$30,000	$90,000
Asbestosis/Pleural Disease (Level III)	$11,500	$12,000	$21,000
Asbestosis/Pleural Disease (Level II)	$4,500	$5,400	$12,000
Other Asbestos Disease Cash Discount Payment (Level I)	$240	None	None

These OC and Fibreboard Scheduled Values, Average Values and Maximum Values shall apply to all PI Trust Voting Claims other than Pre-Petition Liquidated Claims filed with the PI Trust on or before the Initial Claims Filing Date as provided in Section 5.1 above. Thereafter, the PI Trust, with the consent of the TAC and the Future Claimants’ Representative pursuant to Sections 5.7(b) and 6.6(b) of the PI Trust Agreement, may change these valuation amounts for good cause and consistent with other restrictions on the amendment power.

5.4 Categorizing Claims as Extraordinary and/or Exigent Hardship

5.4(a) Extraordinary Claims. “Extraordinary Claim” means a PI Trust Claim that otherwise satisfies the Medical Criteria for Disease Levels II - VIII, and that is held by a claimant whose exposure to asbestos (i) occurred predominately as the result of working in a manufacturing facility of OC or Fibreboard during a period in which OC or Fibreboard was manufacturing asbestos-containing products at that facility, or (ii) was at least 75% the result of exposure to an asbestos-containing product for which OC or Fibreboard has legal responsibility, and in either case there is little likelihood of a substantial recovery elsewhere. All such Extraordinary Claims shall be presented for Individual Review and, if valid, shall be entitled to an award of up to a Maximum Value of five (5) times the Scheduled Value for claims qualifying for Disease Levels II – V, VII and VIII, and five (5) times the Average Value for claims in Disease Level VI, multiplied by the applicable Payment Percentage.

Any dispute as to Extraordinary Claim status shall be submitted to a special Extraordinary Claims Panel to be established by the PI Trust with the consent of the TAC and the Future Claimants’ Representative. All decisions of the Extraordinary Claims Panel shall be final and not subject to any further administrative or judicial review. An Extraordinary Claim, following its liquidation, shall be placed in the Trust’s FIFO Queue ahead of all other PI Trust Claims except Pre-Petition Liquidated Claims, Disease Level I (Other Asbestos Disease) Claims and Exigent Hardship Claims, which shall be paid first in that order in said Queue, based on its date of liquidation and shall be subject to the Maximum Available Payment and Claims Payment Ratio described above.

5.4(b) Exigent Hardship Claims. At any time the PI Trust may liquidate and pay PI Trust Claims that qualify as Exigent Hardship Claims as defined below. Such claims may be considered separately no matter what the order of processing otherwise would have been under this TDP. An Exigent Hardship Claim, following its liquidation, shall be placed first in the relevant Sub-Account’s FIFO Payment Queue ahead of all other liquidated claims except Pre-Petition Liquidated Claims and Disease Level I (Other Asbestos Disease) Claims, and shall be subject to the Maximum Available Payment and Claims Payment Ratio described above. A PI Trust Claim qualifies for payment as an Exigent Hardship Claim if the claim meets the Medical/Exposure Criteria for Severe Asbestosis (Disease Level IV) or an asbestos-related malignancy (Disease Levels V-VIII), and the PI Trust, in its sole discretion, determines (i) that the claimant needs financial assistance on an immediate basis based on the claimant’s expenses and all sources of available income, and (ii) that there is a causal connection between the claimant’s dire financial condition and the claimant’s asbestos-related disease.

5.5 Secondary Exposure Claims. If a claimant alleges an asbestos-related disease resulting solely from exposure to an occupationally exposed person, such as a family member, the claimant is entitled to seek Individual Review of his or her OC and/or Fibreboard Claim pursuant to Section 5.3(b) above. In such a case, the claimant must establish that the occupationally exposed person would have met the exposure requirements under this TDP that would have been applicable had that person filed a direct claim against the PI Trust. In addition, the claimant with secondary exposure must establish that he or she is suffering from one of the eight Disease Levels described in Section 5.3(a)(3) above or an asbestos-related disease otherwise compensable under this TDP, that his or her own exposure to the occupationally exposed person occurred within the same time frame as the occupationally exposed person was exposed to asbestos products produced by OC or Fibreboard, and that such secondary exposure to OC or Fibreboard products was a cause of the claimed disease. The proof of claim form included in Attachment B hereto contains an additional section for

Secondary Exposure Claims. All other liquidation and payment rights and limitations under this TDP shall be applicable to such claims.

5.6 Indirect PI Trust Claims. Indirect PI Trust Claims asserted against either the OC or Fibreboard Sub-Accounts based upon theories of contribution or indemnification under applicable law, shall be treated as presumptively valid and paid by the PI Trust subject to the applicable Payment Percentage if (a) such claim satisfied the requirements of the Bar Date for such claims established by the Bankruptcy Court, if applicable, and is not otherwise disallowed by Section 502(e) of the Code or subordinated under Section 509(c) of the Code, and (b) the holder of such claim (the “Indirect Claimant”) establishes to the satisfaction of the Trustees that (i) the Indirect Claimant has paid in full the liability and obligation of the Trust to the individual claimant to whom the PI Trust would otherwise have had a liability or obligation under these Procedures (the “Direct Claimant”), (ii) the Direct Claimant and the Indirect Claimant have forever and fully released the Trust from all liability to the Direct Claimant, and (iii) the claim is not otherwise barred by a statute of limitation or repose or by other applicable law. In no event shall any Indirect Claimant have any rights against the PI Trust superior to the rights of the related Direct Claimant against the PI Trust, including any rights with respect to the timing, amount or manner of payment. In addition, no Indirect Claim may be liquidated and paid in an amount that exceeds what the Indirect Claimant has actually paid the related Direct Claimant.

To establish a presumptively valid Indirect PI Trust Claim, the Indirect Claimant’s aggregate liability for the Direct Claimant’s claim must also have been fixed, liquidated and paid fully by the Indirect Claimant by settlement (with an appropriate full release in favor of the PI Trust) or a Final Order (as defined in the Plan) provided that such claim is valid under the applicable state law. In any case where the Indirect Claimant has paid the claim of a Direct Claimant against the PI Trust under applicable law by way of a settlement, the Indirect Claimant shall obtain for the benefit of the PI Trust a release in form and substance satisfactory to the Trustees.

If an Indirect Claimant cannot meet the presumptive requirements set forth above, including the requirement that the Indirect Claimant provide the PI Trust with a full release of the Direct Claimant’s claim, the Indirect Claimant may request that the PI Trust review the Indirect PI Trust Claim individually to determine whether the Indirect Claimant can establish under applicable state law that the Indirect Claimant has paid all or a portion of a liability or obligation that the PI Trust had to the Direct Claimant as of the effective date of this TDP. If the Indirect Claimant can show that it has paid all or a portion of such a liability or obligation, the PI Trust shall reimburse the Indirect Claimant the amount of the liability or obligation so paid, times the then applicable Payment Percentage. However, in no event shall such reimbursement to the Indirect Claimant be greater than the amount to which the Direct Claimant would have otherwise been entitled. Further, the liquidated value of any Indirect PI Trust Claim paid by the PI Trust to an Indirect Claimant shall be treated as an offset to or reduction of the full liquidated value of any PI Trust Claim that might be subsequently asserted by the Direct Claimant against the PI Trust.

Any dispute between the PI Trust and an Indirect Claimant over whether the Indirect Claimant has a right to reimbursement for any amount paid to a Direct Claimant shall be subject to the ADR procedures provided in Section 5.10 below and set forth in Attachment A hereto. If such dispute is not resolved by said ADR procedures, the Indirect Claimant may litigate the dispute in the tort system pursuant to Sections 5.11 above and 7.6 below.

The Trustees may develop and approve a separate proof of claim form for Indirect PI Trust Claims. Indirect PI Trust Claims that have not been disallowed, discharged, or otherwise resolved by prior order of the Bankruptcy Court shall be processed in accordance with procedures to be developed and implemented by the Trustees consistent with the provisions of this Section 5.6, which procedures (a) shall determine the validity, allowability and enforceability of such claims; and (b) shall otherwise provide the same liquidation and payment procedures and rights to the holders of such claims as the PI Trust would have afforded the holders of the underlying valid PI Trust Claims. Nothing in this TDP is intended to preclude a trust to which asbestos-related liabilities are channeled from asserting an Indirect PI Trust Claim against the PI Trust subject to the requirements set forth herein.

5.7 Evidentiary Requirements

5.7(a) Medical Evidence.

5.7(a)(1) In General. All diagnoses of a Disease Level shall be accompanied by either (i) a statement by the physician providing the diagnosis that at least 10 years have elapsed between the date of first exposure to asbestos or asbestos-containing products and the diagnosis, or (ii) a history of the claimant’s exposure sufficient to establish a 10-year latency period. A finding by a physician after the Petition Date that a claimant’s disease is “consistent with” or “compatible with” asbestosis will not alone be treated by the PI Trust as a diagnosis.6

5.7(a)(1)(A). Disease Levels I-IV. Except for claims filed against OC, Fibreboard or another asbestos defendant in the tort system prior to the Petition Date, all diagnoses of a non-malignant asbestos-related disease (Disease Levels I-IV) shall be based in the case of a claimant who was living at the time the claim was filed, upon a physical examination of the claimant by the physician providing the diagnosis of the asbestos-related disease. In addition, all living claimants must provide (i) for Disease Levels I-III, evidence of Bilateral Asbestos-Related Nonmalignant Disease (as defined in Footnote 3 above); (ii) for Disease Level IV, an ILO reading of 2/1 or greater or pathological evidence of asbestosis, and (iii) for Disease Levels III and IV, pulmonary function testing.7

[6]	All diagnoses of Asbestosis/Pleural Disease (Disease Levels II and III) not based on pathology shall be presumed to be based on findings of bilateral asbestosis or pleural disease, and all diagnoses of Mesothelioma (Disease Level VIII) shall be presumed to be based on findings that the disease involves a malignancy. However, the PI Trust may refute such presumptions.

[7]	“Pulmonary function testing” or “PFT” shall mean testing that is in material compliance with the quality criteria established by the American Thoracic Society (“ATS”) and is performed on equipment which is in material compliance with ATS standards for technical quality and calibration. PFT performed in a hospital accredited by the JCAHO, or performed, reviewed or supervised by a board certified pulmonologist or other Qualified Physician shall be presumed to comply with ATS standards, and the claimant may submit a summary report of the testing. If the PFT was not performed in a JCAHO accredited hospital, or performed, reviewed or supervised by a board certified pulmonologist or other Qualified Physician, the claimant must submit the full report of the testing (as opposed to a summary report); provided, however, that if the PFT was conducted prior to the Effective Date of the Plan and the full PFT report is not available, the claimant must submit a declaration signed by a Qualified Physician or other qualified party in the form provided by the PI Trust certifying that the PFT was conducted in material compliance with ATS standards.

In the case of a claimant who was deceased at the time the claim was filed, all diagnoses of a non-malignant asbestos-related disease (Disease Levels I-IV) shall be based upon either (i) a physical examination of the claimant by the physician providing the diagnosis of the asbestos-related disease; or (ii) pathological evidence of the non-malignant asbestos-related disease; or (iii) in the case of Disease Levels I-III, evidence of Bilateral Asbestos-Related Nonmalignant Disease (as defined in Footnote 3 above), and for Disease Level IV, either an ILO reading of 2/1 or greater or pathological evidence of asbestosis; or (iv) for either Disease Level III or IV, pulmonary function testing.

5.7(a)(1)(B). Disease Levels V – VIII. All diagnoses of an asbestos-related malignancy (Disease Levels V – VIII) shall be based upon either (i) a physical examination of the claimant by the physician providing the diagnosis of the asbestos-related disease, or (ii) on a diagnosis of such a malignant Disease Level by a board-certified pathologist.

5.7(a)(1)(C). Exception to the Exception for Certain Pre-Petition Claims. If the holder of a PI Trust Claim that was filed against OC, Fibreboard or another defendant in the tort system prior to the Petition Date has available a report of a diagnosing physician engaged by the holder or his or her law firm who conducted a physical examination of the holder as described in Section 5.7(a)(1)(A), or if the holder has filed such medical evidence and/or a diagnosis of the asbestos-related disease by a physician not engaged by the holder or his or her law firm who conducted a physical examination of the claimant with another asbestos-related personal injury settlement trust that requires such evidence, without regard to whether the diagnosing physician was engaged by the holder or his or her law firm, the holder shall provide such medical evidence to the PI Trust notwithstanding the exception in Sections 5.7(a)(1)(A).

5.7(a)(2) Credibility of Medical Evidence. Before making any payment to a claimant, the PI Trust must have reasonable confidence that the medical evidence provided in support of the claim is credible and consistent with recognized medical standards. The PI Trust may require the submission of X-rays, CT scans, detailed results of pulmonary function tests, laboratory tests, tissue samples, results of medical examination or reviews of other medical evidence, and may require that medical evidence submitted comply with recognized medical standards regarding equipment, testing methods and procedure to assure that such evidence is reliable. Medical evidence (i) that is of a kind shown to have been received in evidence by a state or federal judge at trial, (ii) that is consistent with evidence submitted to OC to settle for payment similar disease cases prior to OC ‘s bankruptcy, or (iii) that is a diagnosis by a physician shown to have previously qualified as a medical expert with respect to the asbestos-related disease in question before a state or federal judge, is presumptively reliable, although the PI Trust may seek to rebut the presumption.

In addition, claimants who otherwise meet the requirements of this TDP for payment of a PI Trust Claim shall be paid irrespective of the results in any litigation at any time between the claimant and any other defendant in the tort system. However, any relevant evidence submitted in a proceeding in the tort system involving another defendant, other than any findings of fact, a verdict, or a judgment, may be introduced by either the claimant or the PI Trust in any Individual Review proceeding conducted pursuant to 5.3(b) or any Extraordinary Claim proceeding conducted pursuant to 5.4(a).

5.7(b) Exposure Evidence

5.7(b)(1) In General. As set forth in Section 5.3(a)(3) above, to qualify for any Disease Level, the claimant must demonstrate a minimum exposure to an asbestos-containing product manufactured or distributed by OC or Fibreboard. Claims based on conspiracy theories that involve no exposure to an asbestos-containing product produced by OC or Fibreboard are not compensable under this TDP. To meet the presumptive exposure requirements of Expedited Review set forth in Section 5.3(a)(3) above, the claimant must show (i) for all Disease Levels, OC or Fibreboard Exposure as defined in Section 5.7(b)(3) below prior to December 31, 1982; (ii) for Asbestos/Pleural Disease Level II, six months OC or Fibreboard Exposure prior to December 31, 1982, plus five years cumulative occupational asbestos exposure; and (iii) for Asbestosis/Pleural Disease (Disease Level III), Severe Asbestosis (Disease Level IV), Other Cancer (Disease Level V) or Lung Cancer 1 (Disease Level VII), the claimant must show six months OC or Fibreboard Exposure prior to December 31, 1982, plus Significant Occupational Exposure to asbestos as defined below. If the claimant cannot meet the relevant presumptive exposure requirements for a Disease Level eligible for Expedited Review, the claimant may seek Individual Review pursuant to Section 5.3(b) above of his or her exposure to an asbestos-containing product for which by OC or Fibreboard has legal responsibility.

5.7(b)(2) Significant Occupational Exposure. “Significant Occupational Exposure” means employment for a cumulative period of at least five years, with a minimum of two years prior to December 31, 1982 in an industry and an occupation in which the claimant (a) handled raw asbestos fibers on a regular basis; (b) fabricated asbestos-containing products so that the claimant in the fabrication process was exposed on a regular basis to raw asbestos fibers; (c) altered, repaired or otherwise worked with an asbestos-containing product such that the claimant was exposed on a regular basis to asbestos fibers; or (d) was employed in an industry and occupation such that the claimant worked on a regular basis in close proximity to workers engaged in the activities described in (a), (b) and/or (c).

5.7(b)(3) OC or Fibreboard Exposure. All PI Trust claimants must demonstrate meaningful and credible exposure, which occurred prior to December 31, 1982, to asbestos or asbestos-containing products supplied, specified, manufactured, installed, maintained, or repaired by either OC or Fibreboard, and/or any entity, including an OC or Fibreboard contracting unit, for which OC or Fibreboard has legal liability (“OC/Fibreboard Exposure”). That meaningful and credible exposure evidence may be established by an affidavit or sworn statement of the claimant, by an affidavit or sworn statement of a co-worker or the affidavit or sworn statement of a family member in the case of a deceased claimant (providing the PI Trust finds such evidence reasonably reliable), by invoices, employment, construction or similar records, or by other credible evidence. The specific exposure information required by the PI Trust to process a claim under either Expedited or Individual Review shall be set forth on the proof of claim form to be used by the PI Trust. The PI Trust can also require submission of other or additional evidence of exposure when it deems such to be necessary.

5.8 Claims Audit Program. The PI Trust with the consent of the TAC and the Future Claimants’ Representative may develop methods for auditing the reliability of medical evidence, including additional reading of X-rays, CT scans and verification of pulmonary function tests, as well as the reliability of evidence of exposure to asbestos, including exposure to asbestos-containing products manufactured or distributed by OC or Fibreboard prior to December 31, 1982. In the event that the PI Trust reasonably determines that any individual or entity has engaged in a pattern or practice of providing unreliable medical evidence to the Trust, it may decline to accept additional evidence from such provider in the future.

Further, in the event that an audit reveals that fraudulent information has been provided to the PI Trust, the PI Trust may penalize any claimant or claimant’s attorney by disallowing the PI Trust Claim and/or by other means including, but not limited to, requiring the source of the fraudulent information to pay the costs associated with the audit and any future audit or audits, reordering the priority of payment of all affected claimants’ PI Trust Claims, raising the level of scrutiny of additional information submitted from the same source or sources, refusing to accept additional evidence from the same source or sources, seeking the prosecution of the claimant or claimant’s attorney for presenting a fraudulent claim in violation of 18 U.S.C. §152, and seeking sanctions from the Bankruptcy Court.

5.9 Second Disease (Malignancy) Claims. Notwithstanding the provision of Section 2.1 that provides that a claimant may not assert more than one PI Trust Claim hereunder, the holder of a PI Trust Claim involving a non-malignant asbestos-related disease (Disease Levels I through IV) may file a new PI Trust Claim against the PI Trust for a malignant disease (Disease Levels V – VIII) that is subsequently diagnosed. Any additional payments to which such claimant may be entitled with respect to such malignant asbestos-related disease shall not be reduced by the amount paid for the non-malignant asbestos-related disease, provided that the malignant disease had not been diagnosed at the time the claimant was paid with respect to his or her original claim involving the non-malignant disease.

5.10 Arbitration.

5.10(a) Establishment of ADR Procedures. The PI Trust, with the consent of the TAC and the Future Claimants’ Representative, shall institute binding and non-binding arbitration procedures in accordance with the ADR Procedures included in Attachment A hereto for resolving disputes concerning whether a Pre-Petition settlement agreement with OC or Fibreboard is binding and judicially enforceable in the absence of a Final Order of the Bankruptcy Court determining the issue, whether the PI Trust’s outright rejection or denial of a claim was proper, or whether the claimant’s medical condition or exposure history meets the requirements of this TDP for purposes of categorizing a claim involving Disease Levels I – VIII. Binding and non-binding arbitration shall also be available for resolving disputes over the liquidated value of a claim involving Disease Levels II – VIII as well as disputes over OC’s or Fibreboard’s share of the unpaid portion of a Pre-Petition Liquidated Claim described in Section 5.2 above and disputes over the validity of an Indirect PI Trust Claim.

In all arbitrations, the arbitrator shall consider the same medical and exposure evidentiary requirements that are set forth in Section 5.7 above. In the case of an arbitration involving the liquidated value of a claim involving Disease Levels II – VIII, the arbitrator shall consider the same valuation factors that are set forth in Section 5.3(b)(2) above. With respect to all claims eligible for arbitration, the claimant, but not the PI Trust, may elect either non-binding or binding arbitration. The ADR Procedures set forth in Attachment A hereto may be modified by the PI Trust with the consent of the TAC and the Future Claimants’

Representative. Such amendments may include adoption of mediation procedures as well as establishment of an Extraordinary Claims Panel to review such claims pursuant to Section 5.4(a) above.

5.10(b) Claims Eligible for Arbitration. In order to be eligible for arbitration, the claimant must first complete the Individual Review Process set forth in Section 5.3(b) above, as well as either the Pro-Bono Evaluation or the Mediation processes set forth in the ADR Procedures included in Attachment A, with respect to the disputed issue. Individual Review will be treated as completed for these purposes when the claim has been individually reviewed by the PI Trust, the PI Trust has made an offer on the claim, the claimant has rejected the liquidated value resulting from the Individual Review, and the claimant has notified the PI Trust of the rejection in writing. Individual Review will also be treated as completed if the PI Trust has rejected the claim.

5.10(c) Limitations on and Payment of Arbitration Awards. In the case of a non-Extraordinary Claim involving Disease Levels II – VIII, the arbitrator shall not return an award in excess of the Maximum Value for the appropriate Disease Level as set forth in Section 5.3(b)(4) above, and for an Extraordinary Claim involving one of those Disease Levels, the arbitrator shall not return an award greater than the maximum extraordinary value for such a claim as set forth in Section 5.4(a) above. A claimant who submits to arbitration and who accepts the arbitral award will receive payments in the same manner as one who accepts the PI Trust’s original valuation of the claim.

5.11 Litigation. Claimants who elect non-binding arbitration and then reject their arbitral awards retain the right to institute a lawsuit in the tort system against the PI Trust pursuant to Section 7.6 below. However, a claimant shall be eligible for payment of a judgment for monetary damages obtained in the tort system from the PI Trust’s available cash only as provided in Section 7.7 below.

SECTION VI

Claims Materials

6.1 Claims Materials. The PI Trust shall prepare suitable and efficient claims materials (“Claims Materials”) for all PI Trust Claims, and shall provide such Claims Materials upon a written request for such materials to the PI Trust. The proof of claim form to be submitted to the PI Trust shall require the claimant to assert the highest Disease Level for which the claim qualifies at the time of filing, and shall include a certification by the claimant or his or her attorney sufficient to meet the requirements of Rule 11(b) of the Federal Rules of Civil Procedure. In developing its claim filing procedures, the PI Trust shall make every reasonable effort to provide claimants with the opportunity to utilize currently available technology at their discretion, including filing claims and supporting documentation over the internet and electronically by disk or CD-rom. The proof of claim forms to be used by the PI Trust shall be developed by the TAC and submitted to the PI Trust and the Future Claimants’ Representative for approval. The proof of claim forms may be changed by the PI Trust with the consent of the TAC and the Future Claimants’ Representative.

6.2 Content of Claims Materials. The Claims Materials shall include a copy of this TDP, such instructions as the Trustees shall approve, and a detailed proof of claim form. If feasible, the forms used by the PI Trust to obtain claims information shall be the same or substantially similar to those used by other asbestos claims resolution organizations. Instead of collecting some or all of the claims information from a claimant or the claimant’s attorney, the PI Trust may also obtain such information from electronic data bases maintained by any other asbestos claims resolution organization. However, the PI Trust shall inform the claimant that it plans to obtain information as available from such other organizations and may do so unless the claimant objects in writing or provides such information directly to the PI Trust. If requested by the claimant, the PI Trust shall accept information provided electronically. The claimant may, but will not be required to, provide the PI Trust with evidence of recovery from other asbestos defendants and claims resolution organizations.

6.3 Withdrawal or Deferral of Claims. A claimant can withdraw a PI Trust Claim at any time upon written notice to the PI Trust and file another claim subsequently without affecting the status of the claim for statute of limitations purposes, but any such claim filed after withdrawal shall be given a place in the FIFO Processing Queue based the date of such subsequent filing. A claimant can also request that the processing of his or her PI Trust Claim by the PI Trust be deferred for a period not to exceed three (3) years without affecting the status of the claim for statute of limitation purposes, in which case the claimant shall also retain his or her original place in the FIFO Processing Queue. During the period of such deferral, interest on such claimant’s PI Trust Claim as provided in Section 7.5 hereunder shall not accrue and payment thereof shall be deemed waived by the claimant. Except for PI Trust Claims held by representatives of deceased or incompetent claimants for which court or probate approval of the PI Trust’s offer is required, or a PI Trust Claim for which deferral status has been granted, a claim will be deemed to have been withdrawn if the claimant neither accepts, rejects, nor initiates arbitration within six months of the PI Trust’s written offer of payment or rejection of the claim. Upon written request and good cause, the PI Trust may extend either the deferral or withdrawal period for an additional six months.

6.4 Filing Requirements and Fees. The Trustees shall have the discretion to determine, with the consent of the TAC and the Futures Representative, (a) whether a claimant must have previously filed an asbestos-related personal injury claim in the tort system to be eligible to file the claim with the PI Trust and (b) whether a filing fee should be required for any PI Trust Claims.

6.5 Confidentiality of Claimants’ Submissions. All submissions to the PI Trust by a holder of a PI Trust Claim or a proof of claim form and materials related thereto shall be treated as made in the course of settlement discussions between the holder and the PI Trust and intended by the parties to be confidential and to be protected by all applicable state and federal privileges, including, but not limited to, those directly applicable to settlement discussions. The PI Trust will preserve the confidentiality of such claimant submissions, and shall disclose the contents thereof only, with the permission of the holder, to another trust established for the benefit of asbestos personal injury claimants pursuant to section 524(g) and/or section 105 of the Bankruptcy Code or other applicable law, to such other persons as authorized by the holder, or in response to a valid subpoena of such materials issued by the Bankruptcy Court. Furthermore, the PI Trust shall provide counsel for the holder a copy of any such subpoena immediately upon being served. The PI Trust shall on its own initiative or upon request of the claimant in question take all necessary and appropriate steps to preserve said privilege before the Bankruptcy Court and before those courts having appellate jurisdiction related thereto.

SECTION VII

General Guidelines for Liquidating and Paying Claims

7.1 Showing Required. To establish a valid PI Trust Claim, a claimant must meet the requirements set forth in this TDP. The PI Trust may require the submission of X-rays, CT scans, laboratory tests, medical examinations or reviews, other medical evidence, or any other evidence to support or verify the PI Trust Claim, and may further require that medical evidence submitted comply with recognized medical standards regarding equipment, testing methods, and procedures to assure that such evidence is reliable.

7.2 Costs Considered. Notwithstanding any provisions of this TDP to the contrary, the Trustees shall always give appropriate consideration to the cost of investigating and uncovering invalid PI Trust Claims so that the payment of valid PI Trust Claims is not further impaired by such processes with respect to issues related to the validity of the medical evidence supporting a PI Trust Claim. The Trustees shall also have the latitude to make judgments regarding the amount of transaction costs to be expended by the PI Trust so that valid PI Trust Claims are not unduly further impaired by the costs of additional investigation. Nothing herein shall prevent the Trustees, in appropriate circumstances, from contesting the validity of any claim against the PI Trust whatever the costs, or declining to accept medical evidence from sources that the Trustees have determined to be unreliable pursuant to the Claims Audit Program described in Section 5.8 above.

7.3 Discretion to Vary the Order and Amounts of Payments in Event of Limited Liquidity. Consistent with the provisions hereof and subject to the FIFO Processing and Liquidation Queues, the Maximum Annual Payment, the Maximum Available Payment and

the Claims Payment Ratio requirements set forth above, the Trustees shall proceed as quickly as possible to liquidate valid PI Trust Claims, and shall make payments to holders of such claims in accordance with this TDP from the OC and/or Fibreboard Sub-Accounts promptly as monies become available and as claims are liquidated, while maintaining sufficient assets within each Sub-Account to pay future valid claims in substantially the same manner.

Because the PI Trust’s income over time remains uncertain, and decisions about payments must be based on estimates that cannot be done precisely, they may have to be revised in light of experiences over time, and there can be no guarantee of any specific level of payment for claims against either Sub-Account. However, the Trustees shall use their best efforts to treat similar claims in substantially the same manner, consistent with their duties as Trustees, the purposes of the PI Trust, the established allocation of monies to claims in Categories A and B, and the practical limitations imposed by the inability to predict the future with precision. In the event that either or both of the OC or the Fibreboard Sub-Accounts face temporary periods of limited liquidity, the Trustees may, with the consent of the TAC and the Future Claimants’ Representative, suspend the normal order of payment from such Sub-Account, may temporarily limit or suspend payments from such Sub-Account altogether, and may offer a Reduced Payment Option for the Sub-Account as described in Section 2.5 above.

7.4 Punitive Damages. Except as provided below for claims asserted under the Alabama Wrongful Death Statute, in determining the value of any liquidated or unliquidated PI Trust Claim, punitive or exemplary damages, i.e., damages other than compensatory damages, shall not be considered or allowed, notwithstanding their availability in the tort system. Similarly, no punitive or exemplary damages shall be payable with respect to any claim litigated against the PI Trust in the tort system pursuant to Sections 5.11 above and 7.6 below. The only damages that may be awarded pursuant to this TDP to Alabama Claimants who are deceased and whose personal representatives pursue their claims only under the Alabama Wrongful Death Statute shall be compensatory damages determined pursuant to the statutory and common law of the Commonwealth of Pennsylvania, without regard to its choice of law principles. The choice of law provision in Section 7.4 herein applicable to any claim with respect to which, but for this choice of law provision, the applicable law of the Claimant’s Jurisdiction pursuant to Section 5.3(b)(2) is determined to be the Alabama Wrongful Death Statute, shall only govern the rights between the PI Trust and the claimant including, but not limited to, suits in the tort system pursuant to Section 7.6, and to the extent the PI Trust seeks recovery from any entity that provided insurance to OC or Fibreboard, the Alabama Wrongful Death Statute shall govern.

7.5 Interest.

7.5(a) In General. Except for PI Trust Claims involving Other Asbestos Disease (Disease Level I – Cash Discount Payment) and subject to the limitations set forth below, interest shall be paid on all PI Trust Claims with respect to which the claimant has had to wait a year or more for payment, provided, however, that no claimant shall receive interest for a period in excess of seven (7) years. The interest rate for each year shall be the coupon issue yield equivalent (as determined by the Secretary of the Treasury) of the average accepted auction price for the first auction of 5-year Treasury Notes occurring in such year.

7.5(b) Unliquidated PI Trust Claims. Interest shall be payable on the Scheduled Value of any unliquidated PI Trust Claim that meets the requirements of Disease

Levels II – V, VII and VIII, whether the claim is liquidated under Expedited Review, Individual Review, or by arbitration. No interest shall be paid on any claim involving Disease Level I, or on any claim liquidated in the tort system pursuant to Section 5.11 above and Section 7.6 below. Interest on an unliquidated PI Trust Claim that meets the requirements of Disease Level VI shall be based on the Average Value of such a claim. Interest on all such unliquidated claims shall be measured from the date of payment back to the earliest of the date that is one year after the date on which (a) the claim was filed against OC or Fibreboard prior to the Petition Date; (b) the claim was filed against another defendant in the tort system on or after the Petition Date but before the Effective Date; or (c) the claim was filed with the PI Trust after the Effective Date.

7.5(c) Interest on Liquidated Pre-Petition Claims. Interest shall also be payable on the liquidated value of all Pre-Petition Liquidated Claims described in Section 5.2(a) above. In the case of Pre-Petition Liquidated Claims liquidated by verdict or judgment, interest shall be measured from the date of payment back to the date that is one year after the date that the verdict or judgment was entered. In the case of Pre-Petition Liquidated Claims liquidated by a binding, judicially enforceable settlement, interest shall be measured from the date of payment back to the date that is one year after the Petition Date.

7.6 Suits in the Tort System. If the holder of a disputed claim disagrees with the PI Trust’s determination regarding the Disease Level of the claim, the claimant’s exposure history or the liquidated value of the claim, and if the holder has first submitted the claim to non-binding arbitration as provided in Section 5.10 above, the holder may file a lawsuit in the Claimant’s Jurisdiction as defined in Section 5.3(b)(2) above. Any such lawsuit must be filed by the claimant in her or her own right and name and not as a member or representative of a class, and no such lawsuit may be consolidated with any other lawsuit. All defenses (including, with respect to the PI Trust, all defenses which could have been asserted by OC or Fibreboard) shall be available to both sides at trial; however, the PI Trust may waive any defense and/or concede any issue of fact or law. If the claimant was alive at the time the initial pre-petition complaint was filed or on the date the proof of claim was filed with the PI Trust, the case will be treated as a personal injury case with all personal injury damages to be considered even if the claimant has died during the pendency of the claim.

7.7 Payment of Judgments for Money Damages. If and when an OC or Fibreboard claimant obtains a judgment in the tort system, the claim shall be placed in the relevant FIFO Payment Queue based on the date on which the judgment became final. Thereafter, the claimant shall receive from the OC or Fibreboard Sub-Account an initial payment (subject to the applicable Payment Percentage, the Maximum Available Payment, and the Claims Payment Ratio provisions set forth above) of an amount equal to one-hundred percent (100%) of the greater of (i) the PI Trust’s last offer to the claimant or (ii) the award that the claimant declined in non-binding arbitration. The claimant shall receive the balance of the judgment, if any, in five equal installments in years six (6) through ten (10) following the year of the initial payment (also subject to the applicable Payment Percentage, the Maximum Available Payment and the Claims Payment Ratio provisions set forth above in effect on the date of the payment of the subject installment).

In the case of non-Extraordinary claims involving Disease Levels II - VIII, the total amounts paid with respect to such claims shall not exceed the Maximum Values for such Disease

Levels set forth in Section 5.3(b)(4). In the case of Extraordinary Claims, the total amounts paid with respect to such claims shall not exceed the Maximum Value for such claims set forth in Section 5.4(a) above. In the case of claims involving Disease Level I, the total amounts paid shall not exceed the Scheduled Value of such claims. Under no circumstances shall interest be paid pursuant to Section 7.5 or under any statute on any judgments obtained in the tort system pursuant to Sections 5.11 and 7.6 above.

7.8 Releases. The Trustees shall have the discretion to determine the form and substance of the releases to be provided to the PI Trust in order to maximize recovery for claimants against other tortfeasors without increasing the risk or amount of claims for indemnification or contribution from the PI Trust. As a condition to making any payment to a claimant, the PI Trust shall obtain a general, partial, or limited release as appropriate in accordance with the applicable state or other law. If allowed by state law, the endorsing of a check or draft for payment by or on behalf of a claimant may, in the discretion of the PI Trust, shall constitute such a release.

7.9 Third-Party Services. Nothing in this TDP shall preclude the PI Trust from contracting with another asbestos claims resolution organization to provide services to the PI Trust so long as decisions about the categorization and liquidated value of PI Trust Claims are based on the relevant provisions of this TDP, including the Disease Levels, Scheduled Values, Average Values, Maximum Values, and Medical/Exposure Criteria set forth above.

7.10 PI Trust Disclosure of Information. Periodically, but not less often than once a year, the PI Trust shall make available to claimants and other interested parties, the number of claims by Disease Levels that have been resolved both by the Individual Review Process and by arbitration as well as by litigation in the tort system, indicating the amounts of the awards and the averages of the awards by jurisdiction.

SECTION VIII

Miscellaneous

8.1 Amendments. Except as otherwise provided herein, the Trustees may amend, modify, delete, or add to any provisions of this TDP (including, without limitation, amendments to conform this TDP to advances in scientific or medical knowledge or other changes in circumstances), provided they first obtain the consent of the TAC and the Future Claimants’ Representative pursuant to the Consent Process set forth in Sections 5.7(b) and 6.6(b) of the PI Trust Agreement, except that the right to amend the Claims Payment Ratio is governed by the restrictions in Section 2.5 above, and the right to adjust the Payment Percentage is governed by Section 4.2 above. Nothing herein is intended to preclude the TAC or the Future Claimants’ Representative from proposing to the Trustees, in writing, amendments to this TDP. Any amendment proposed by the TAC or the Future Claimants’ Representative shall remain subject to Section 7.3 of the PI Trust Agreement.

8.2 Severability. Should any provision contained in this TDP be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this TDP. Should any provision contained in this TDP be determined to be inconsistent with or contrary to OC’s or Fibreboard’s obligations to any insurance company providing insurance coverage to OC and/or Fibreboard in respect of claims for personal injury based on exposure to asbestos-containing products manufactured or produced by OC or Fibreboard, the PI Trust with the consent of the TAC and the Future Claimants’ Representative may amend this TDP and/or the PI Trust Agreement to make the provision of either or both documents consistent with the duties and obligations of OC or Fibreboard to said insurance company.

8.3 Governing Law. Except for purposes of determining the liquidated value of any PI Trust Claim, administration of this TDP shall be governed by, and construed in accordance with, the laws of the State of Delaware. The law governing the liquidation of PI Trust Claims in the case of Individual Review, arbitration or litigation in the tort system shall be the law of the Claimant’s Jurisdiction as described in Section 5.3(b)(2) above.

ATTACHMENT A

OWENS CORNING/FIBREBOARD

ASBESTOS PERSONAL INJURY TRUST

ALTERNATIVE DISPUTE RESOLUTION PROCEDURES

OWENS CORNING/FIBREBOARD ASBESTOS PERSONAL INJURY TRUST

ALTERNATIVE DISPUTE RESOLUTION PROCEDURES

Pursuant to Section 5.10 of the Owens Corning/Fibreboard Asbestos Personal Injury Trust Distribution Procedures (the “TDP”), the Owens Corning/Fibreboard Asbestos Personal Injury Trust (the “PI Trust”) hereby establishes the following alternative dispute resolution (“ADR”) procedures. All capitalized terms herein shall be as defined and/or referenced within the TDP.

I.	OVERVIEW

The PI Trust shall appoint a Private Adjudication Center, at the cost of the PI Trust, to administer the ADR proceedings. To initiate these procedures, the claimant must make a written request to the PI Trust. Within twenty (20) days of a claimant’s request for ADR, the PI Trust will send the claimant an ADR packet containing the documents necessary to pursue the ADR process. The ADR procedures shall not be construed as imparting to any claimant any substantive or procedural rights beyond those conferred by the TDP.

The ADR process available to the claimant includes both non-binding and binding elements. In addition, there are mandatory as well as voluntary options that can/will be utilized by the claimant and the PI Trust in proceeding toward settlement. As a general matter, the ADR procedures must be pursued by claimants on an individual basis. As a general matter, claims of different claimants cannot be grouped together even if the claimants are represented by the same counsel, unless the PI Trust, in its sole discretion, decides it would be expeditious to conduct ADR proceedings with respect to more than one claim involving differently exposed claimants with those claimants’ representative. In such a case, however, the arbitrator, mediator or other neutral party must individually value each such claim using the valuation factors set forth in Section 5.3(b)(2) of the TDP, and the claimants’ positions in the PI Trust’s FIFO Processing and Payment Queues must be separately maintained. The requisite steps in the process are as follows, in order:

Mandatory ADR Proceedings (Two Stages)

Stage One (Claimant Must Select One):

1.	Pro Bono Evaluation

2.	Mediation

Stage Two: Arbitration (Binding or Non-Binding)

Initiation of ADR

Within twenty (20) days of a claimant’s request for ADR, the PI Trust will send the claimant an ADR packet containing a copy of these procedures and the following:

1.	A Summary Outline of the ADR procedures with the time limits identified;

2.	Form Affidavit of Completeness;

3.	Election Form for Pro Bono Evaluation;

4.	Request for Mediation Form;

5.	Election Form and Agreement to submit to Binding Arbitration; and

6.	Election Form and Agreement to submit to Non-binding Arbitration.

A claimant who wishes to proceed through the ADR process must engage in one of the two ADR options (pro bono evaluation or mediation) before any form of arbitration. Only after either party rejects a non-binding arbitration award, may a claimant proceed to then commence a lawsuit in the tort system. It is the claimant’s responsibility to comply with the ADR time deadlines. Although the deadlines may be extended by agreement or for cause shown, failure to comply with a deadline without obtaining an extension may result in withdrawal of the claim. Promptly after a claimant fails to comply with a specified deadline without obtaining an extension, the PI Trust shall send the claimant written notice of the failure to comply. If the claimant does not take any action on the claim, then thirty (30) days thereafter the claim will be deemed withdrawn under Section 6.3 of the TDP.

If the claimant requests arbitration, either binding or non-binding, then the PI Trust shall execute the appropriate election form and agreement. If the claimant requests binding arbitration, then the claimant and the PI Trust waive their respective rights to seek a jury trial as set forth in the TDP upon execution of the Agreement for Binding Arbitration.

If either party rejects a non-binding arbitration award, and the claimant has otherwise complied with the requirements of these ADR/Arbitration procedures and the Plan, then the claimant may commence a lawsuit against the PI Trust in the Claimant’s Jurisdiction as that term is defined in Section 5.3(b)(2) of the TDP.

II.	ADR PROCEEDINGS SUMMARY

A.	Showing Required

As set forth in the TDP, in order to establish a valid PI Trust Claim, a claimant must among other things make a demonstration of exposure to OC and/or Fibreboard asbestos-containing products.

B.	Pro Bono Evaluation

This ADR alternative consists of an evaluation of the claim by an evaluator selected from a pro bono panel. The panel shall be comprised of asbestos litigation attorneys as mutually agreed upon between the PI Trust Advisory Committee (the “TAC”) and the PI Trustees. The TAC will be provided, on a quarterly basis, with a list of the pro bono panelists. Each evaluation will have a pro bono evaluator randomly selected by the Private Adjudication Center from the list of pro bono panelists. Within fifteen (15) days of the claimant’s request for the pro bono evaluation, the individual pro bono evaluator shall be randomly chosen from the approved panel.

A pro bono evaluation will be done by document submission. The identity of the pro bono evaluator will not be disclosed to the claimant and the claimant’s attorney. The PI Trust encourages identification of and not anonymity as to the alleged injured party so that medical records can be transmitted in their original form. The Private Adjudication Center will communicate to the parties the pro bono evaluator’s written evaluation. The parties will communicate their respective rejection or acceptance of settlement upon the terms of the written evaluation. If either or both parties reject settlement upon those terms, then the claimant may submit an Election Form and Agreement for Binding or Non-binding Arbitration.

C.	Mediation

The claimant may request telephone mediation as an ADR alternative. This process will require detailed written submissions to familiarize the mediator with the respective positions. The PI Trust shall establish and maintain a list of qualified regional mediators compensated by the PI Trust. The Private Adjudication Center shall select a qualified mediator from the list based upon location of claimant within fifteen (15) days after receipt of the Request for Mediation Form signed by the claimant and the PI Trust.

Claims shall be handled by each mediator in the order received by him or her, to the extent practicable. Any party may be represented by legal counsel. The mediator shall review the claim and the positions of the parties, such information as the parties may wish to submit as to a fair and equitable settlement, and all documents and medical reports relevant to the claim as submitted by the parties. At least five (5) business days prior to the mediation conference, claimant and the PI Trust shall each submit to the mediator a detailed written submission consisting of a confidential statement outlining the claimant’s medical condition, exposure to OC and/or Fibreboard products and each party’s detailed position on overall claim value.

The mediator shall confer with the parties and/or their legal representatives, individually and jointly. Such conference shall be conducted by telephone unless both parties agree otherwise. A representative of the PI Trust with settlement authority must participate in the conference. The mediator may request, but not require, that the claimant personally participate in the conference. Such conference shall be in the nature of a settlement conference. The mediator shall work with both sides toward reaching an acceptable, reasonable settlement. The mediator does not have the authority to impose a settlement on the parties. Ten (10) days after the conclusion of the mediation, if the parties have not settled the matter, the claimant may submit to the PI Trust an Election Form and Agreement for Binding or Non-binding Arbitration.

D.	Binding and Non-binding Arbitration Procedures

Upon completion of either pro bono evaluation or mediation, the claimant may request non-binding and/or binding arbitration. Binding arbitration will be conducted in the “final offer” format also known as “baseball style” arbitration. If the claim is arbitrated in either the binding or non-binding format, then the arbitrator shall return an award no greater than the Maximum Value for the category in which the claim properly falls in the Tables set forth in the TDP, unless the Extraordinary Claims Panel has previously determined that the claim should receive extraordinary claim treatment. In that case, the arbitrator shall return an award no greater than the Maximum Value for such claim as set forth in Section 5.4(a) of the TDP.

If the claimant requests arbitration, either binding or non-binding, then the PI Trust shall execute the appropriate Election Form and Agreement. The PI Trust may not decline the claimant’s election of either binding or non-binding arbitration, but reserves all rights to reject any award in a non-binding arbitration proceeding. If the parties agree to engage in binding arbitration, then the claimant and the PI Trust waive their respective rights to seek a jury trial as set forth in the TDP.

III.	RULES GOVERNING PRO BONO EVALUATION AND MEDIATION

Within ninety (90) days of a claimant’s receipt of the ADR packet from the PI Trust, the claimant must elect one of the two ADR procedures and return the appropriate form to the PI Trust along with an executed Affidavit of Completeness.

A.	Rules Governing Pro Bono Evaluation

1.	Election and Time Limits

a.	If the claimant chooses pro bono evaluation, then within ninety (90) days of claimant’s receipt of the ADR packet, the claimant must send the PI Trust the Election Form for Pro Bono Evaluation. (See Attachment A). The claimant or his/her attorney shall personally sign the Election Form for Pro Bono Evaluation.

b.

The claimant must also sign an Affidavit of Completeness (See Attachment B) and return it to the PI Trust with a copy to the Private Adjudication Center within ninety (90) days of receipt of the ADR packet. The claim will not proceed until the PI Trust has received a completed Election Form and Affidavit of Completeness from the claimant. The Affidavit of Completeness shall verify that all information to be considered in the ADR process has been provided to the PI Trust while the claim was under review by the PI Trust.

c.	After receiving the signed Election Form and Affidavit of Completeness, the PI Trust shall review and sign the Election Form within five (5) business days of receipt.

d.	Within fifteen (15) days from the date the PI Trust notifies the claimant’s counsel of the PI Trust’s consent to the Election Form, the PI Trust shall send a copy of the signed Election Form, the Affidavit of Completeness together with complete copies of all materials submitted to the PI Trust by the claimant and factual information in the PI Trust file, if any, gathered by the PI Trust from other sources, and a completed Affidavit of Accuracy to the claimant’s counsel and the Private Adjudication Center who will forward the materials to the selected pro bono evaluator at the time the evaluator is selected. The PI Trust may not send the Private Adjudication Center any materials in the PI Trust file that have not previously been provided to the claimant.

2.	Selection of the Pro Bono Evaluator

Within fifteen (15) days of the date the Private Adjudication Center receives the claimant’s election agreement, the Private Adjudication Center shall randomly select the pro bono evaluator from the list of pro bono panelists and notify the parties that the evaluator has been designated without disclosing the identity of the evaluator. The pro bono evaluator shall be selected from a panel of asbestos litigation plaintiff attorneys who have volunteered to serve the PI Trust at the request of the TAC. Pro bono assignments will be made on a rotating basis.

The identity of the pro bono evaluator shall not be disclosed to the claimant and the claimant’s attorney. The injured party should not be anonymous so that medical records can be transmitted in their original form.

3.	Submission of Written Arguments

Fifteen (15) days after the PI Trust sends the complete file materials to the Private Adjudication Center, the claimant and the PI Trust shall simultaneously exchange and submit written arguments to the Private Adjudication Center. The Private Adjudication Center will immediately forward the written arguments to the pro bono evaluator. The written arguments shall comply with the following rules:

a.	The argument shall not exceed ten (10) double spaced typewritten pages. In order to preserve anonymity in a pro bono evaluation, the name of counsel should not be mentioned. The argument may not introduce factual matter not contained in the documents in the PI Trust’s file. The evaluator shall disregard any argument that does not comply with this rule.

b.	When a party fails to submit the written argument within the fifteen (15) days, the party waives written argument and the pro bono evaluator shall disregard any argument received after that time.

4.	Evaluation of Documents

The pro bono evaluation is only a document review with complete anonymity preserved between claimant’s counsel and the pro bono evaluator. The documents that the pro bono evaluator may consider shall be limited to the following:

a.	The documents in PI Trust’s file forwarded to the pro bono evaluator.

b.	The claimant’s Affidavit of Completeness and the PI Trust’s Affidavit of Accuracy.

c.	The written arguments of the claimant and the PI Trust that comply with the rules for written arguments set forth above.

d.	Before the Private Adjudication Center forwards any documents to the pro bono evaluator it will redact all references to claimant’s counsel.

5.	Written Evaluation and Procedure for Acceptance/Rejection

Within fifteen (15) days after the submission of written arguments, the pro bono evaluator shall submit a written evaluation of the claim to the Private Adjudication Center who will promptly mail it to the parties.

Within fifteen (15) days after receipt of the pro bono evaluator’s written evaluation, the claimant and the PI Trust will each communicate in writing to the Private Adjudication Center whether they will accept the amount of the pro bono evaluator’s written evaluation to settle the claim. If both parties accept, then the Private Adjudication Center will immediately inform both parties that they have achieved a settlement and the PI Trust shall pay the claim pursuant to the TDP. If either or both parties reject the pro bono evaluator’s written evaluation, then within five (5) business days of receipt of both parties’ written communication, the Private Adjudication Center shall send each party a notice of rejection of pro bono evaluator’s written evaluation that will not indicate whether the opposing party has accepted or rejected the pro bono evaluator’s written evaluation amount.

6.	Arbitration May Proceed After Rejection of Pro Bono Evaluator’s Written Evaluation

Within sixty (60) days after receipt of the notice of rejection of pro bono evaluator’s written evaluation, the claimant may request arbitration by returning to the PI Trust a signed Election Form and Agreement for either Binding or Non-binding Arbitration.

B.	Rules Governing Mediation

1.	Election

If the claimant chooses mediation, then the claimant shall submit to the PI Trust a signed Request for Mediation Form (Attachment C) along with an executed Affidavit of Completeness within ninety (90) days of claimant’s receipt of the ADR packet. Within five (5) business days of the PI Trust’s receipt of the signed Request for Mediation Form, the PI Trust shall review and sign the form and forward a signed copy along with an executed Affidavit of Accuracy to the claimant and the Private Adjudication Center.

2.	Selection of Mediator

Within fifteen (15) days of the signed Request for Mediation Form, the Private Adjudication Center shall retain a mediator from the approved list of mediators. The Private Adjudication Center shall select the mediator based upon the region in which the claimant is located. The mediator shall be compensated by the PI Trust. The Private Adjudication Center shall schedule a mediation conference within sixty (60) days after receipt of the signed Request for Mediation Form. The mediation will be conducted by telephone conference unless the parties agree otherwise. Scheduling of the conference shall be coordinated with the mediator and the conferences shall take place in the order received by the mediator, to the extent practicable.

3.	Submission of Materials to Mediator

At least five (5) business days prior to the mediation conference, the claimant and the PI Trust shall each submit to the mediator a detailed written submission consisting of a confidential statement outlining the claimant’s medical condition, exposure to OC and/or Fibreboard products, and each party’s position on overall claim value. The parties may also submit to the mediator documents and medical reports that they believe are relevant to the claim. The mediator shall review the claim and the positions of the parties and the other information that the parties submit prior to the mediation conference. The mediation briefs shall comply with the following rules:

a.	The confidential statement should not exceed ten (10) double spaced typewritten pages exclusive of attachments.

b.	The submission may not introduce factual matter not contained in the documents in the PI Trust’s file as certified by the Affidavit of Completeness.

4.	Mediation Conference

Any party may be represented by legal counsel at the mediation conference. The mediator shall confer with the parties’ legal representatives and, if the claimant is present and consents, with the claimant. A representative of the PI Trust with settlement authority must participate in the conference. The mediator may request, but not require, that the claimant personally participate in the conference.

5.	Negotiations at the Mediation Conference

The mediator may facilitate settlement in any manner the mediator believes is appropriate. The mediator will help the parties focus on their underlying interests, explore resolution alternatives and develop settlement options. The mediator will decide when to hold joint conferences, and when to confer separately with each party.

The parties are expected to initiate and convey to the mediator proposals for settlement. Each party shall provide a rationale for any settlement terms proposed. Finally, if the parties fail to develop mutually acceptable settlement terms, before terminating the procedure, and only with the consent of the parties, (a) the mediator may submit to the parties a final settlement proposal; and (b) if the mediator believes he/she is qualified to do so, the mediator may give the parties an evaluation (which if all parties choose, and the mediator agrees, may be in writing) of the likely outcome of the case if it were tried to final judgment, subject to any limitations under the Plan, the TDP and ethical codes.

6.	Confidentiality of Mediation

The entire mediation process is confidential. Unless agreed among all the parties or required to do so by law, the parties and the mediator shall not disclose to any person who is not associated with participants in the process, including any judicial officer, any information regarding the process (including pre-process exchanges and agreements), contents (including written and oral information), settlement terms or outcome of the proceeding.

Under this procedure, the entire process is a compromise negotiation subject to Federal Rule of Evidence 408 and all state counterparts, together with any applicable statute protecting the confidentiality of mediation. All offers, promises, conduct and statements, whether oral or written, made in the course of the proceeding by any of the parties, their agents, employees, experts and attorneys, and by the mediator are confidential.

Such offers, promises, conduct and statements are privileged under any applicable mediation privilege and are inadmissible and not discoverable for any purpose, including impeachment, in litigation between the parties. However, any written or oral information or other materials submitted to the mediator by either the PI Trust or the claimant may be submitted by either party to the arbitrator in an arbitration that takes place under these ADR procedures.

In addition, evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable solely as a result of its presentation or use during the mediation. The exchange of any tangible material shall be without prejudice to any claim that such material is privileged or protected as work-product within the meaning of Federal Rule of Civil Procedure 26 and all state and local counterparts.

The mediator and any documents and information in the mediator’s possession will not be subpoenaed in any such investigation, action or proceeding, and all parties will oppose any effort to have the mediator or documents subpoenaed. The mediator will promptly advise the parties of any attempt to compel him/her to divulge information received in mediation.

7.	Submission of Written Offers After Mediation

At the conclusion of the mediation, the mediator shall require the parties to exchange written settlement offers that shall remain open for ten (10) days. If after the expiration of that ten (10) day period neither party accepts the other’s written offer or the parties do not otherwise settle the matter, then the claimant may request binding or non-binding arbitration by sending to the PI Trust the appropriate signed Election Form and Agreement for either Binding or Non-binding Arbitration.

IV.	RULES GOVERNING NON-BINDING AND BINDING ARBITRATION

A.	Election by the Claimant

The PI Trust shall review the Election Form and Agreement for Binding or Non-binding Arbitration (Attachments D and E) and within five (5) business days of receipt the PI Trust shall sign the Agreement and shall immediately send a fully signed Arbitration Agreement to the Private Adjudication Center.

B.	Selection of the Arbitrator

1.	As soon as reasonably possible after the receipt of the signed Arbitration Agreement, but no more than fifteen (15) days after the receipt of the signed Arbitration Agreement, the Private Adjudication Center shall select three potential arbitrators from a rotating list kept by the Private Adjudication Center. Assignments of arbitrators will be made on a rotating basis nationally, by the Private Adjudication Center. The Private Adjudication Center shall promptly notify the arbitrators and the parties of the potential arbitrators’ selection. If a potential arbitrator is unable or unwilling to serve, then a replacement selection will be made prior to notifying the PI Trust and the claimant of the potential arbitrators selected.

2.	Within seven (7) days of receipt of the list of potential arbitrators, the PI Trust may select, and identify to the Private Adjudication Center, one potential arbitrator to be stricken from the list. The Private Adjudication Center shall then promptly notify the claimant of the PI Trust’s selection, whereupon, within seven (7) days of the receipt of such notification, the claimant may select, and identify to the Private Adjudication Center, a second potential arbitrator to be stricken from the list. The Private Adjudication Center shall then notify all parties which potential arbitrator remains and will conduct the arbitration. If either the PI Trust or the claimant, or both, fails to exercise the right to strike an arbitrator from the list of potential arbitrators, the Private Adjudication Center shall appoint from those potential arbitrators remaining the arbitrator next in rotation on the PI Trust’s rotating list.

3.

Any appointed arbitrator shall disclose to the Private Adjudication Center any circumstances likely to affect impartiality, including any bias or any financial or personal interest in the result of the arbitration or any past or present relationship with the parties or representatives. Upon receipt of such information from the arbitrator or another source, the Private Adjudication Center shall communicate the information to the parties and, if the administrator deems necessary, to the arbitrator and others. Upon objection of a party to the continued service, the Private Adjudication

Center shall determine whether the arbitrator should be disqualified and shall inform the parties of the decision, which shall be final.

C.	Extraordinary Claims and Those Reviewed by the Extraordinary Claims Panel

In the event that the Extraordinary Claims Panel has deemed the claim worthy of extraordinary treatment, the Private Adjudication Center shall forward to the arbitrator the written decision of the Extraordinary Claims Panel, and the parties may submit a final request that exceeds the values ascribed to the type of injury in the TDP. In such circumstances, the arbitrator may issue an award in accordance with such a final offer/request.

In the event that the Extraordinary Claims Panel declined to give extraordinary treatment to the claim, the arbitrator shall not be informed of the Extraordinary Claims Panel’s decision, and the claimant must confine his/her award to the values ascribed to the type of injury in the TDP because the arbitrator may not award an amount in excess of the Maximum Value assigned to the appropriate category for the injury in the TDP. The PI Trust will not engage in non-binding or binding arbitration, and reserves the unilateral right to withdraw from a signed non-binding or binding arbitration agreement at any time, where the claimant’s final offer and award demand exceeds the Maximum Value assigned to the type of injury in the TDP and the Extraordinary Claims Panel has declined to give extraordinary treatment to the claim.

D.	Final Offer or “Baseball Style” Binding Arbitration

All binding arbitration shall be conducted in the “final offer” format also known as “baseball style” arbitration. In the course of submitting the arbitration materials, as explained in these rules, the parties shall submit their final offer of settlement which shall also serve as the party’s demand for arbitration award. The arbitrator must choose from one of these two demands in determining the amount of the arbitration award.

E.	Submission of Pre-Hearing Statements

Within twenty (20) days of the appointment of an arbitrator each party shall submit to the opposing party and to the arbitrator a written statement (not to exceed ten (10) double spaced pages) containing that party’s positions and arguments. Each party may then submit a supplement to its written statement (not to exceed five (5) double spaced pages) following the initial pre-hearing conference to respond to the opposing party’s positions and arguments and addressing issues raised at the initial pre-hearing conference. Supplements must be sent to the opposing party and to the arbitrator within ten (10) days after the date of the pre-hearing conference.

The Private Adjudication Center will provide the arbitrator with a complete schedule of categories of injuries and Scheduled, Average and Maximum Values therefor in the TDP.

F.	Initial Pre-Hearing Conference, Scheduling Hearing Date, Optional Video Conference for Arbitration Hearing

1.	Within fifteen (15) calendar days of the receipt of both party’s briefs, the Private Adjudication Center shall contact the claimant, the arbitrator, and the PI Trust to schedule the initial pre-hearing conference. The pre-hearing conference shall be presided over by the arbitrator and held by telephone conference call.

2.	During the initial pre-hearing conference, the arbitrator shall schedule the date and select the location of the arbitration hearing either at the location of the arbitrator or a location mutually agreeable to the parties. The arbitration hearing should be scheduled not less than forty-five (45) days, and not more than sixty (60) days, from the date of the initial pre-hearing conference. The Private Adjudication Center will mail a confirmation notice of this date to the claimant and the PI Trust.

3.	At the election of the claimant, the arbitration hearing may be conducted by video conference. If the claimant so elects, then the claimant must state that election in writing prior to the initial pre-hearing conference. The Private Adjudication Center will make appropriate arrangements for the PI Trust and the arbitrator to participate by video conference. The PI Trust shall pay for its and the arbitrator’s cost for use of video conference equipment and facilities. The claimant shall only be responsible for his/her costs (including participation by claimant’s counsel).

4.	During the initial pre-trial conference, the arbitrator shall seek to achieve agreement between the parties on:

a.	narrowing the issues (through methods including but not limited to stipulation of facts);

b.	whether the claimant will appear at the hearing (at the claimant’s sole discretion);

c.	any legal issues;

d.	and any other matters that will expedite the arbitration proceedings.

If appropriate or if the parties do not agree on these issues, then the arbitrator must issue orders governing the process.

G.	No Discovery With Limited Exceptions

There shall be no discovery except as specifically provided below. The purpose of the arbitration is to resolve differences between the PI Trust and the claimant based only on the documents that have been previously submitted to the PI Trust by the claimant and any other documents relied upon by the PI Trust to make a settlement offer to the claimant or to disallow the claim. However, if the PI Trust commissions an independent medical examination or a third-party medical review upon which the PI Trust relies in evaluating the claimant’s claim, then the claimant may depose the medical professional conducting the review or examination after having a reasonable opportunity to study any report or written opinion generated by the medical professional.

H.	No Record of Proceedings Unless Requested by Arbitrator

There will be no record or transcript of the proceedings unless the arbitrator requests a transcript to assist him/her in reviewing the evidence or otherwise to aid in the decision making process. In the event an arbitrator requests a transcript prior to the arbitration, then the PI Trust shall arrange for a court reporter and shall pay all expenses associated with the preparation of the transcript. In no event, however, will the transcript be made available to the parties, nor shall any time required for preparation of the transcript affect the time for the arbitrator to render a decision.

I.	Postponement of Hearing

The arbitrator for good cause may postpone any hearing upon the request of a party or upon the arbitrator’s own initiative, and shall also grant such postponement when all of the parties agree.

J.	Duration of Hearings

The arbitrator shall complete the hearing in one day except for good cause shown. The arbitrator shall set time limits on the respective presentations, and shall enforce those set limits. The parties shall request no more than three hours apiece for presentation of their cases.

K.	Procedure at Arbitration Hearing

1.	Testimony Under Oath or Affirmation

If the claimant or any other witness testifies, such testimony shall be under oath or affirmation administered by the arbitrator.

2.	Conduct of Hearing

At the opening of the arbitration hearing, the arbitrator shall make a written record of the time, place, and date of the hearing, and the presence of the parties and counsel.

3.	Evidence

a.	Rules of Evidence: The arbitrator is not required to apply the rules of evidence used in judicial proceedings, provided, however that the arbitrator shall apply the attorney-client privilege and the work product privilege. The arbitrator shall determine the applicability of any privilege or immunity and the admissibility, relevance, materiality and weight of the evidence offered.

b.	Admission of Evidence: The evidence that the arbitrator may consider shall be limited to the following:

(i)	The documents supplied to the PI Trust prior to the execution of the Affidavit of Completeness;

(ii)	Non-binding or binding arbitration election agreement;

(iii)	Testimony of the claimant. The claimant may offer evidence regarding the nature and extent of compensable damages, including physical injuries, and/or the market share of OC and/or Fibreboard products, if there is a claim of greater than average market share. The PI Trust may cross-examine on these issues. At the claimant’s option, a claimant’s deposition, including videotaped testimony, shall be admissible into evidence in lieu of live testimony.

(iv)	Any additional deposition testimony taken by the PI Trust or the claimant, and provided to both sides, prior to the initiation of ADR.

(v)	Any evidence submitted in mediation.

(vi)	Closing arguments of the claimant and the PI Trust. The arguments shall be limited to the evidence contained and the issues raised in the documents or testimony referred to above and shall be limited to 1/2 hour for each party. The arbitrator shall disregard any effort to introduce further evidence or issues in argument.

L.	Arbitration in the Absence of a Party or Representative

The claimant may choose whether or not to attend the arbitration in person in his/her sole discretion. The arbitration may proceed in the absence of any party or representative who, after due notice, chooses not to be present, fails to be present or fails to obtain a postponement if he/she desires to be present but cannot. An award shall not be made against a party solely for the failure to appear. The arbitrator shall require the party who is present to submit such evidence as the arbitrator may require for the making of an award.

M.	Conclusion of Hearing and Submission of Post-Hearing Briefs

When the parties state that they have no further evidence or witnesses to offer, and after the parties have made their closing arguments, if any, the arbitrator shall declare the hearing closed. Post-hearing briefs will be permitted only upon order of the arbitrator and shall be served upon the arbitrator no later than ten (10) days after the hearing is closed. Such briefs shall be no longer than five (5) double spaced pages. The time limit within which the arbitrator is required to make the award shall commence to run upon the closing of the hearing or the submission of post-hearing briefs, whichever is later.

N.	Option to Waive Oral Hearings

The parties may request a waiver of oral hearings. Oral hearings will only be waived if all parties consent.

O.	Arbitration Decision

1.	The arbitrator shall issue a decision no later than fifteen (15) calendar days after the date of the close of the hearing or submission of post-hearing briefs, whichever is later.

2.	The decision shall state only the amount of the award, if any. The decision shall not state reasons for the award. An arbitrator shall not be permitted to award punitive, exemplary, trebled or other like damages or attorneys’ fees, and prejudgment and post-judgment interest and costs shall not be sought or allowed. The award shall dispose of all monetary claims presented to the arbitrator and shall determine fully the only issue to be decided pursuant to the arbitration agreement: the amount, if any, at which the claim value should be fixed. To assist the arbitrator, the Private Adjudication Center will provide the arbitrator with a schedule setting forth the Disease Levels and the Scheduled, Average and Maximum Values associated with each category. Unless the Extraordinary Claims Panel has determined that a claim is entitled to extraordinary treatment during the claims review process, the arbitrator’s award shall not exceed the Maximum Value amount for the appropriate Category in the TDP.

P.	Payment of Award

Pursuant to the terms of the arbitration agreement, the PI Trust will promptly send to the claimant the appropriate release. The PI Trust will then pay the claim based upon the binding or, if accepted by both parties, the non-binding award, in accordance with the TDP in effect at that time.

Q.	Rejection of Non-binding Award

1.	A party in a non-binding arbitration proceeding that wishes to reject the award must notify the other party within thirty (30) days from the date a non-binding award is issued. If no rejection is received or sent by the PI Trust, then the decision will stand and the award will be deemed accepted by both parties and the PI Trust will promptly send to the claimant the appropriate release. The PI Trust will then pay the claim in accordance with the Claim Resolution Procedures in effect at that time.

2.	Procedure for Rejected Award

a.	Rejection by Claimant

If claimant has sent the PI Trust timely notification of rejection of a non-binding award and wishes to pursue the claim, then the claimant must notify the PI Trust through correspondence postmarked no later than sixty (60) days from the date of the non-binding award. If notification is received within the sixty (60) day deadline and claimant wishes to pursue the claim, then the PI Trust will within fifteen (15) days of receipt of this notification send the claimant an authorization to commence litigation.

b.	Rejection by PI Trust

If the PI Trust rejects the non-binding award, then claimant may elect binding arbitration or request that the PI Trust forward the authorization to commence litigation.

V.	GENERAL ADR PROCEDURES GOVERNING PRO BONO EVALUATION, MEDIATION, NON-BINDING ARBITRATION, AND BINDING ARBITRATION

A.	ADR Submissions

The claimant’s submissions (with the exception of the binding arbitration’s written argument) will be reviewed by the ADR administrator before they are submitted to the pro bono evaluator, mediator or arbitrator. If they contain materials not previously submitted in support of the claim, then the PI Trust claims department will review the additional information and determine the effect, if any, it would have on the PI Trust’s evaluation of the claim. In appropriate situations, a new offer may be made to the claimant.

If an attorney or other agent represents the claimant, both the attorney and the claimant must also sign the Election and Agreement for Binding Arbitration. The attorney or agent may not sign in place of, or for, the claimant unless the claimant is incapacitated, incompetent or deceased and the attorney or agent has been designated legally to act on the claimant’s behalf. Documentation of this legal designation will be required.

B.	No Grouping or Bundling of Claims

As a general matter, there shall be no grouping or bundling of claims by separate claimants at any stage of the ADR or arbitrations even if the claims are related and/or the claimants have the same counsel. Each claimant must proceed individually through the ADR and arbitration processes with all claims that claimant may have or represent. This provision is intended to separate claims of different exposed persons and has no effect upon multiple claims brought by a claimant’s representative, such as heirs of a deceased worker. However, the PI Trust, in its sole discretion, may decide that it would be expeditious to allow the conduct of arbitration proceeding with respect to more than one claim of different exposed persons, provided that the arbitrator individually values each such claim in accordance with the valuation factors set forth in Section 5.3(b)(2) of the TDP, and the respective claimants’ separate positions in the PI Trust’s FIFO Processing and Payment Queues are maintained.

C.	No Ex Parte Communication

There shall be no ex parte communication between the arbitrator or pro bono evaluator and any counsel or party in any matter. All correspondence between the arbitrator or pro bono evaluator and the parties will be facilitated by the Private Adjudication Center.

D.	Claims and Defenses

All available claims and defenses which exist under the law subject to the claimant’s election under the TDP shall be available to both sides.

E.	Costs of ADR

1.	ADR expenses

The PI Trust will pay the arbitrator’s fee for non-binding or binding arbitration up to two thousand dollars ($2000.00) per claim depending on the length of the hearing. The pro bono evaluator is a volunteer and thus no fee will be incurred. The PI Trust will assume costs of meeting and hearing facilities for arbitration. Claimants will pay their costs and attorney fees, including any expenses incurred should the claimant testify.

2.	Filing Fee

No filing fee is required of the claimant for any ADR selection, unless the PI Trust with the consent of the TAC and the Future Claimants’ Representative decide that it would be in the best interests of the PI Trust and its beneficiaries to adopt such a fee.

F.	Waiver of Objection to Rules Infraction

Either party who continues with the pro bono evaluation, mediation, non-binding arbitration, or binding arbitration proceeding after knowing that any provision or requirement of the applicable rules has not been complied with, and who fails to state a timely objection in writing to the arbitrator, mediator or pro bono evaluator, shall be deemed to have waived the right to object. A timely objection by a claimant must be stated in writing and mailed to the PI Trust with instructions to forward the objection to the Private Adjudication Center and to the arbitrator, mediator or pro bono evaluator. A timely objection by the PI Trust will be mailed to the claimant and to the Private Adjudication Center with instructions to forward to the arbitrator, mediator or pro bono evaluator.

G.	Serving of Notices and Other Papers

Each party to the ADR and arbitration agreements shall be deemed to have consented that any papers, notices, or processes necessary or proper for the initiation or continuation of ADR and Arbitration proceedings under these rules may be served upon such party as follows:

1.	By regular U.S. mail or overnight courier addressed to such party or their attorneys at their last known address;

2.	By facsimile transmission or electronic mail, if a copy of the transmitted papers is mailed addressed to the party or their attorney at their last known address within twenty-four (24) hours of the facsimile transmission or electronic mail; or,

3.	By personal service, within or without the state where the pro bono evaluation, mediation or arbitration is to be held, whether the party is within or without the United States of America.

H.	Time Limits Triggered Upon Receipt

1.	Documents sent by U.S. mail under these rules shall be deemed received three (3) business days after the date of postmark. Documents sent via overnight mail shall be deemed received on the next business day after mailing.

2.	Documents sent via facsimile transmission or electronic mail shall be deemed received on the business day that the transmission is sent.

I.	Exclusion of Liability

Neither the Private Adjudication Center nor the mediator, nor the arbitrator nor pro bono evaluator shall be liable to any party for any act or omission in connection with any evaluation conducted under these rules.

J.	Relationship of Rules to Election Form for Pro Bono Evaluation, Request for Mediation, Non-binding Arbitration Agreement or Binding Arbitration Agreement

These Rules shall be deemed a part of, and incorporated by reference in, every duly executed ADR agreement or arbitration agreement and shall be binding on all parties.

K.	Arbitrator/Mediator/Pro Bono Evaluator Immunity

Arbitrators, mediators or pro bono evaluators who serve pursuant to these rules shall have the same immunity as judges for their official acts.

L.	Jurisdiction

Any dispute under these rules shall be subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware.

M.	Statement of Confidentiality

1.	All ADR and arbitration proceedings and information relating to the proceeding will be confidential. Neither party shall disclose the information obtained during the proceedings, nor the valuation placed on the case by an arbitrator or pro bono evaluator, to anyone or use such information or valuation in any further proceeding except as necessary to maintain the PI Trust’s obligation to report to the Bankruptcy Court and to provide ongoing evaluation by the PI Trust and TAC. Except for documents prepared by a non-party which are introduced as evidence before an arbitrator or pro bono evaluator, any document prepared by another party, attorney or other participant in anticipation of the ADR is privileged and shall not be disclosed to any court or arbitrator/pro bono evaluator or construed for any purpose as an admission against interest.

2.

All ADR and arbitration proceedings shall be deemed a settlement conference pursuant to Rule 408 of the Federal Rules of Evidence. Except by agreement of the parties, the parties will not introduce into evidence in any other proceedings the fact that there was an arbitration, the nature or amount of the award, and written submissions may not be used for purposes of showing accord and satisfaction or res judicata. In binding arbitration, the decision of the arbitrator may be admissible in the event the claimant improperly seeks to litigate the claim. The binding arbitration award shall be admissible in support of a motion to enjoin such litigation. No arbitrator or pro bono evaluator will ever be subpoenaed or otherwise required by any party or any third party, to testify or produce records, notes or work product in any future proceedings.

N.	Amendments

Except as otherwise ruled by the Bankruptcy Court, these rules, as they may from time to time be amended by the PI Trustees with the consent of the TAC and the Future Claimants’ Representative, will be binding on all parties in the form in which they are in force on the date the claimant signs the election agreement.

O.	Time Limits

The time limits included in these procedures are to be strictly enforced. Any time limit set forth herein may be extended by agreement of the parties or for cause shown to the neutral party presiding over the particular ADR or arbitration proceeding. Any request for extension, however, shall first be made to the opposing party and then if the parties cannot agree, shall be submitted to the Private Adjudication Center who will request a ruling from the pro bono evaluator, mediator, or arbitrator as the case may be.

Although the deadlines may be extended by agreement or for cause shown, failure to comply with a deadline without obtaining an extension may result in withdrawal of the claim. Promptly after a claimant fails to comply with a specified deadline without obtaining an extension, the PI Trust shall send the claimant written notice of the failure to comply. If the claimant does not take any action on the claim, then thirty (30) days thereafter the claim will be deemed withdrawn under Section 6.3 of the TDP.

OC/FIBREBOARD PI TRUST

ELECTION FORM FOR PRO BONO EVALUATION

I,                                                                                                (“Claimant”), Claim No.                                 , hereby elect and agree to:

Non-Binding document evaluation of my claim by an individual selected from a Panel of Pro Bono Evaluators who volunteered to serve at the request of the PI Trust Advisory Committee pursuant to Section 5.10 of the OC/Fibreboard TDP.

Unless the box below is initialed, the undersigned waives anonymity of the claimant in the Pro Bono Evaluation of this claim. The PI Trust encourages leaving this box blank and waiving anonymity so that medical records may be transmitted in their original form.

☐

Dated:                                                                  ,             .

Claimant or Claimant’s Attorney

Accepted and Consented to:

OC/FIBREBOARD PI TRUST

By:

Title

Dated:

Attachment A

STATE OF _______________________________________	)
	)	SS:
COUNTY OF ______________________________________	)

AFFIDAVIT OF COMPLETENESS

I,                                                                                                                   , as the person [or legal representative of the person] who has filed a claim against the OC/Fibreboard PI Trust, being duly sworn, depose and say:

I have furnished all information which I wish to be considered in the valuation of claim number                                         .

I certify (or declare) under penalty of perjury, that the foregoing is true and correct.

By
Claimant or Legal Representative of Claimant

Date __________________________

Sworn to before me this              day of                                                      ,             .

Attachment B

OC/FIBREBOARD PI TRUST

REQUEST FOR MEDIATION FORM

I,                                                                                                (“Claimant”), Claim No.                                 , hereby elect and agree to:

Attempt in good faith to resolve the dispute with the PI Trust relating to my claim promptly by confidential Mediation under the terms set forth for Mediation procedure established by the PI Trust under Sections 5.10 of the OC/Fibreboard TDP. I have been provided with a copy of the rules relating to Mediation established by the PI Trust. I understand and agree to those rules in the course of the Mediation.

Dated:                                                                  ,             .

Claimant or Claimant’s Attorney

Accepted and Consented to:

OC/FIBREBOARD PI TRUST

By:

Title

Dated:

Attachment C

OC/FIBREBOARD PI TRUST

ELECTION FORM AND AGREEMENT FOR

BINDING ARBITRATION

I,                                                                                                (“Claimant”), Claim No.                                 , hereby elect and agree to:

Submit all disputes with the PI Trust relating to my claim to Binding Arbitration under the terms set forth for Binding Arbitration procedure established by the PI Trust under Section 5.10 of the OC/Fibreboard TDP. I have been provided with a copy of the rules relating to Binding Arbitration established by the PI Trust. I understand and agree to those rules in the course of the Binding Arbitration. I understand that as a result of this agreement if accepted by the PI Trust, I will waive my rights to litigate my claim in Court including the right to trial by jury and I will be bound by the arbitration award.

Dated:                                                                  ,             .

Claimant

Claimant’s Attorney

Claimant and attorney must both sign

Accepted and Consented to:

By accepting this agreement the PI Trust waives its rights to litigate the claimant’s claim in Court including the right to trial by jury and agrees to be bound by the arbitration award.

OC/FIBREBOARD PI TRUST

By:

Title

Dated:

Attachment D

OC/FIBREBOARD PI TRUST

ELECTION FORM AND AGREEMENT FOR

NON-BINDING ARBITRATION

I,                                                                                                (“Claimant”), Claim No.                                 , hereby elect and agree to:

Submit all disputes with the PI Trust relating to my claim to Non-Binding Arbitration under the terms set forth for Non-Binding Arbitration procedure established by the PI Trust under Section 5.10 of the OC/Fibreboard TDP. I have been provided with a copy of the rules relating to Non-Binding Arbitration established by the PI Trust. I understand and agree to those rules in the course of the Non-Binding Arbitration.

Dated:                                                                  ,             .

Claimant or Claimant’s Attorney

Accepted and Consented to:

OC/FIBREBOARD PI TRUST

By:

Title

Dated:

Attachment E

EXHIBIT E

FORM OF

FIBREBOARD ASBESTOS PROPERTY DAMAGE TRUST AGREEMENT1

This Trust Agreement is among Fibreboard Corporation, a Delaware corporation and debtor-in-possession (“FB”), and [insert name of Trustee], as Trustee (“Trustee”), pursuant to the Fifth Amended Joint Plan of Reorganization for Owens Corning and its Affiliated Debtors and Debtors-In-Possession, dated December 31, 2005 (the “Plan”).

WHEREAS, at the time of the entry of the order for relief in the Chapter 11 Cases, FB was named as a defendant in property damage actions seeking recovery for damages allegedly caused by the presence of asbestos or asbestos-containing products in buildings and other property, and

WHEREAS, FB has reorganized under the provisions of Chapter 11 of the Bankruptcy Code in a case pending in the United States Bankruptcy Court for the District of Delaware and administratively consolidated with In re Owens Corning, et al., Case No. 00-3837 (JKF) (“Chapter 11 Cases”), and

WHEREAS, the Plan, filed by the Debtors, the Official Committee for Asbestos Claimants (“Asbestos Claimants’ Committee”), and the Legal Representative for Future Claimants appointed by the Bankruptcy Court pursuant to its order of September 28, 2001 (“Future Representative”), has been confirmed by the Bankruptcy Court, and

WHEREAS, the Plan provides, inter alia, for the creation of the Fibreboard Asbestos Property Damage Settlement Trust (the “FB Property Damage Trust”), and

WHEREAS, pursuant to the Plan, the FB Property Damage Trust is to be funded in whole by the FB Asbestos Property Damage Insurance Assets, and

WHEREAS, pursuant to the Plan, the FB Property Damage Trust is to use its assets or income to pay FB Asbestos Property Damage Claims, and

WHEREAS, the Plan provides, among other things, for the complete settlement and satisfaction of all liabilities and obligations of FB with respect to FB Asbestos Property Damage Claims; and

WHEREAS, pursuant to the Plan, the FB Property Damage Trust is intended to qualify as a “Qualified Settlement Fund” within the meaning of Section 1 468B-1 of the Treasury Regulations promulgated under Section 468B of the Internal Revenue Code, and

WHEREAS, pursuant to the Plan, all Fibreboard Asbestos Property Damage Claims will be channeled to the FB Property Damage Trust and all Persons shall otherwise be permanently and

[1]	This Asbestos Property Damage Trust Agreement remains subject to revision in order to conform with the Plan.

forever stayed, restrained, and enjoined from taking any Enjoined Actions for the purposes of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any FB Asbestos Property Damage Claims,

NOW, THEREFORE, it is hereby agreed as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the meanings specified below:

1.1 “Affiliate” of, or a Person “Affiliated” with, a specified Person, is a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; provided, that with respect to an “Affiliate” of a Debtor or a Person “Affiliated” with a Debtor, such term shall include, without limiting the foregoing definition, the meaning ascribed thereto in Section 101(2) of the Bankruptcy Code.

1.2 “Assets” means the FB Asbestos Property Damage Insurance Assets, as that term is defined in the Plan.

1.3 “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, having jurisdiction over the Chapter 11 Case to the extent of any reference made to it by the District Court pursuant to 28 U.S.C. §157 as a unit of such District Court pursuant to 28 U.S.C. §151.

1.4 “Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Federal Rule of Bankruptcy Procedure 9006(a)), on which commercial banks are open for business in New York, New York.

1.5 “Claim” means any right to payment from a Debtor whether or not any such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, whether or not asserted, including, without limitation, any “claim” (as defined in Section 101(a)(5) of the Bankruptcy Code).

1.6 “Class” means a category of holders of Claims or Interests, as described in Articles II and III of the Plan.

1.7 “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan.

1.8 “Disallowed Claim” means a FB Asbestos Property Damage Claim that is disallowed in its entirety pursuant to the FB Asbestos Property Damage Trust Distribution Procedures.

1.9 “Effective Date” means the Business Day on which all conditions to the consummation of the Plan have been satisfied or waived as provided in Article XII of the Plan, and on which date all acts, events, terms and conditions contemplated under the Plan to occur on the Effective Date or as soon as practicable thereafter shall be deemed to have occurred simultaneously.

1.10 “Encumbrance” means, with respect to any property, tangible or intangible, any mortgage, lien, pledge, charge, security interest, assignment, or encumbrance of any nature in respect of such property (including, without express or implied limitation, any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

1.11 “Enjoined Action” means any claim, demand, suit, proceeding or cause of action, whenever and wherever arising or asserted, whether sounding in tort, contract, warranty or any other theory of law, equity or admiralty, including, but not limited to: (i) the commencement, conduct, or continuation in any manner, directly or indirectly (including an action directly against a provider of insurance), of any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) the enforcement, attachment (including, without limitation, any prejudgment attachment), collection or seeking to recover any judgment, award, decree, or other order; (iii) the creation, perfection or enforcement in any manner, directly or indirectly, of any Encumbrance; (iv) the setting off, seeking reimbursement of, contribution from, or subrogation against, or other recoupment in any manner, directly or indirectly, of any amount against any liability owed to any Protected Parties, and (v) the commencement or continuation, in any manner, in any place, of any action which, in any such case, does not comply with or is inconsistent with the provisions of the Plan.

1.12 “Entity” means an individual, corporation, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, or government or any political subdivision thereof, or other person or entity.

1.13 “FB Asbestos Property Damage Claim” means any present or future right to payment, claim, remedy, or liability against, or debt or obligation of, any FB Person, whether or not such right, claim, remedy, or liability is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts or legal basis for such right, claim, remedy, liability, debt or obligation are known or unknown, under any theory of law, equity, admiralty, or otherwise for, relating to, or arising by reason of, directly or indirectly, damage to property, including, without limitation, diminution in the value thereof, or environmental damage or economic loss related thereto, caused or allegedly caused, directly or indirectly, in whole or in part by the presence in buildings or other systems or structures of asbestos or asbestos-containing products for which any FB Person may be legally liable, including, without limitation, the presence of, or exposure to, asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released or in any way at any time marketed or disposed of by any FB Person, or for which any FB Person is liable due to the acts or omissions of any FB Person, including, without express or implied limitation, any right, claim, remedy, liability against, or debt or obligation for compensatory damages (such as proximate, consequential, general and special damages) and including punitive damages. FB Asbestos Property Damage Claims include FB Indirect Asbestos Property Damage Claims.

1.14 “FB Asbestos Property Damage Claims Procedures” means the FB Asbestos Property Damage Trust Distribution Procedures to be implemented by the FB Property Damage Trustee pursuant to the terms and conditions of the Plan and the FB Asbestos Property Damage Trust Agreement to process, liquidate, and pay FB Asbestos Property Damage Claims, and attached hereto as Annex A.

1.15 “FB Asbestos Property Damage Trustee” means the Person confirmed by the Bankruptcy Court to serve as the trustee of the FB Property Damage Trust, pursuant to the terms of the FB Asbestos Property Damage Trust Agreement, or as subsequently may be appointed pursuant to the provisions of the FB Asbestos Property Damage Trust Agreement.

1.16 “FB Indirect Asbestos Property Damage Claim” means any present or future right to payment, claim, remedy or liability against, or debt or obligation of, any FB Person, whether or not such right, claim, remedy, or liability is reduced to judgment, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, whether or not the facts of or legal basis for such right, claim, remedy or liability, debt or obligation are known or unknown, under any theory of law, equity, admiralty, or otherwise that is (i) asserted by (a) any Person (other than (I) an FB Person or (II) a Related Person of the Debtors or Reorganized Debtors entitled to indemnification pursuant to Section 7.5 of the Plan) who has been, is, or may be a defendant in an action seeking damages for, relating to, or arising by reason of, directly or indirectly, damage to property, including without limitation, diminution in the value thereof, or environmental damage or economic loss related thereto, caused or allegedly caused, directly or indirectly, in whole or in part by the presence in buildings or other systems or structures of asbestos or asbestos-containing products for which any FB Person may be legally liable, including, without limitation, the presence of, or exposure to, asbestos or asbestos-containing products that were manufactured, installed, fabricated, sold, supplied, produced, distributed, released or in any way at any time marketed or disposed of by any FB Person, or for which any FB Person is otherwise liable due to the acts or omissions of any FB Person or (b) any assignee or transferee of such Person, and (ii) on account of alleged liability of any FB Person for reimbursement, contribution, subrogation or indemnification of any portion of any damages such Person has paid or may pay to the plaintiff in such action.

1.17 “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket of such court, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

1.18 “Petition Date” means October 5, 2000, the date of the Filing.

1.19 “Proof of Claim” means the proof of claim that must be filed by a holder of a Claim by the date(s), if any, designated by the Bankruptcy Court as the last date(s) for filing proofs of claims or interests against the Debtors.

1.20 “Related Parties” means (a) any past or present affiliate of any of the Debtors or the Reorganized Debtors, (b) any predecessor in interest of any of the Debtors or the Reorganized Debtors, or (c) any Entity that owned a financial interest in any of the Debtors or the Reorganized

Debtors, any past or present affiliate of any of the Debtors or the Reorganized Debtors, or any predecessor in interest of any of the Debtors or the Reorganized Debtors.

All capitalized terms used herein and not defined in this Article I or in another provision of this Trust Agreement shall have the meanings assigned to them in the Plan and/or the Bankruptcy Code, which definitions are incorporated by reference herein.

ARTICLE 2

AGREEMENT OF TRUST

2.1 Creation and Name. The Settlors hereby create a trust known as the “Fibreboard Asbestos Property Damage Settlement Trust,” which is the FB Property Damage Trust provided for and referred to in the Plan. The Trustee of the FB Property Damage Trust may transact the business and affairs of the FB Property Damage Trust in the name, “Fibreboard Asbestos Property Damage Settlement Trust.”

2.2 Purpose. The purpose of the FB Property Damage Trust is to assume any and all liabilities of Fibreboard or its Affiliates, with respect to any and all FB Asbestos Property Damage Claims, and to use the FB Property Damage Trust’s assets and income to promptly pay holders of valid FB Asbestos Property Damage Claims. This purpose shall be fulfilled through the provisions of this Trust Agreement and the FB Asbestos Property Damage Claims Procedures attached hereto as Annex A.

2.3 Transfer of Assets. The Settlors hereby transfer and assign to the FB Property Damage Trust the property set forth in Section 3.4(e)(ii) of the Plan (herein the “Assets”).

2.4 Acceptance of Assets and Assumption of Liabilities.

(a) In furtherance of the purposes of the FB Property Damage Trust, the Trustee, on behalf of the FB Property Damage Trust, hereby expressly accepts the transfer and assignment to the FB Property Damage Trust of the Assets.

(b) In furtherance of the purposes of the FB Property Damage Trust, and subject to Article 5.4 hereof, the Trustee, on behalf of the FB Property Damage Trust, expressly assumes all liability for all FB Asbestos Property Damage Claims as provided for in Section 11.4 of the Plan. Except as otherwise provided in the FB Asbestos Property Damage Claims Procedures, the FB Property Damage Trust shall have all defenses, cross-claims, offsets, and recoupments regarding FB Asbestos Property Damage Claims that FB has or would have had under applicable law.

(c) Nothing in this section or any other section of this Trust Agreement shall be construed in any way to limit the scope, enforceability, or effectiveness of the general injunction issued in connection with the Plan or the FB Property Damage Trust’s assumption of all liability with respect to FB Asbestos Property Damage Claims.

ARTICLE 3

POWERS AND TRUST ADMINISTRATION

3.1 Powers.

(a) Subject to the limitations set forth in this Trust Agreement, the Trustee shall have the power to take any and all actions that, in the judgment of the Trustee, are necessary or proper to fulfill the purposes of the FB Property Damage Trust, including, without limitation, each power expressly granted in this Article 3.1, any power reasonably incidental thereto, and any trust power now or hereafter permitted under the laws of the State of Delaware.

(b) Except as otherwise specified herein, the Trustee needs not obtain the order or approval of any court in the exercise of any power or discretion conferred hereunder.

(c) Without limiting the generality of Article 3.1(a) above, the Trustee shall have the power to

(i) receive and hold the Assets,

(ii) invest the monies held from time to time by the FB Property Damage Trust,

(iii) sell, transfer or exchange any or all of the Assets at such prices and upon such terms as they may consider proper, consistent with the other terms of this Trust Agreement,

(iv) pay liabilities and expenses of the FB Property Damage Trust,

(v) change the state of domicile of the FB Property Damage Trust,

(vi) establish such funds, reserves and accounts within the FB Property Damage Trust estate, as deemed by the Trustee to be useful in carrying out the purposes of the FB Property Damage Trust,

(vii) sue and be sued and participate, as a party or otherwise, in any judicial, administrative, arbitral or other proceeding,

(viii) amend the Bylaws, a copy of which is annexed hereto as Annex B (the “Bylaws”),

(ix) appoint such officers and hire such employees and engage such legal, financial, accounting, investment and other advisors, alternative dispute resolution panelists, and agents as the business of the FB Property Damage Trust requires, and to delegate to such persons such powers and authorities as the fiduciary duties of the Trustee permit and as the Trustee, in his or her discretion, deem advisable or necessary in order to carry out the terms of this FB Property Damage Trust,

(x) pay employees, legal, financial, accounting, investment and other advisors and agents reasonable compensation, including without limitation, compensation at rates approved by the Trustee for services rendered prior to the execution hereof,

(xi) reimburse the Trustee, subject to Article 5.5, and reimburse such officers, employees, legal, financial, accounting, investment and other advisors and agents all reasonable out-of-pocket costs and expenses incurred by such persons in connection with the performance of their duties hereunder, including without limitation, costs and expenses incurred prior to the execution hereof,

(xii) execute and deliver such deeds, leases and other instruments as the Trustee considers proper in administering the FB Property Damage Trust,

(xiii) enter into such other arrangements with third parties as are deemed by the Trustee to be useful in carrying out the purposes of the FB Property Damage Trust, provided such arrangements do not conflict with any other provision of this Trust Agreement,

(xiv) in accordance with Article 5.6, indemnify (and purchase insurance indemnifying) the Trustee and PD Advisory Committee members (as hereinafter defined), and officers, employees, agents, advisers and representatives of the FB Property Damage Trust or the PD Advisory Committee to the fullest extent that a corporation or trust organized under the law of the FB Property Damage Trust’s domicile is from time to time entitled to indemnify and/or insure its directors, trustees, officers, employees, agents, advisers and representatives,

(xv) indemnify (and purchase insurance indemnifying) the Additional Indemnitees as defined in Article 5.6 hereof,

(xvi) delegate any or all of the authority therein conferred with respect to the investment of all or any portion of the Assets to any one or more reputable individuals or recognized institutional investment advisers or investment managers without liability for any action taken or omission made because of any such delegation, except as provided in Article 5.4,

(xvii) consult with FB or its Affiliates at such times and with respect to such issues relating to the conduct of the FB Property Damage Trust as the Trustee considers desirable,

(xviii) make, pursue (by litigation or otherwise), collect, compromise or settle any claim, right, action or cause of action included in the Assets, and

(xix) merge or contract with other claims resolution facilities that are not specifically created by this Agreement or the FB Asbestos Property Damage Claims Procedures, subject to Article 3.2(e) of this Agreement, provided that such merger or contract shall not (a) alter the FB Asbestos Property Damage Claims Procedures; (b) subject the FB Property Damage Trust to any additional liabilities for FB Asbestos Property Damage Claims, (c) subject the Reorganized Debtors or any successor in interest to any risk of having any Asbestos Property Damage Claim asserted against it or them; or (c) otherwise jeopardize the validity or enforceability of the General Injunction.

(d) The Trustee shall not have the power to guaranty any debt of other persons.

3.2 General Administration.

(a) The Trustee shall act in accordance with the Bylaws. To the extent not inconsistent with the terms of this Trust Agreement, the Bylaws govern the affairs of the FB Property Damage Trust.

(b) The Trustee shall timely file such income tax and other returns and statements and comply with all withholding obligations, as required under the applicable provisions of the Internal Revenue Code and of any state law and the regulations promulgated thereunder.

(c) (i) The Trustee shall cause to be prepared and filed with the Bankruptcy Court as soon as available, and in any event within ninety (90) days following the end of each fiscal year an annual report containing financial statements of the FB Property Damage Trust (including, without limitation, a balance sheet of the FB Property Damage Trust as of the end of such fiscal year and a statement of operations for such fiscal year) audited by a firm of independent certified public accountants selected by the Trustee and accompanied by an opinion of such firm as to the fairness of the financial statements’ presentation of the cash and investments available for the payment of claims and as to the conformity of the financial statements with generally accepted accounting principles. The Trustee shall provide a copy of such report to the PD Advisory Committee and to Reorganized FB.

(ii) Simultaneously with delivery of each set of financial statements referred to in Article 3.2(c)(i) above, the Trustee shall cause to be prepared and filed with the Bankruptcy Court a report containing a summary regarding the number and type of Claims disposed of during the period covered by the financial statements.

(iii) All materials requested to be filed with the Bankruptcy Court by this Article 3.2 shall be available for inspection by the public in accordance with procedures established by the Bankruptcy Court.

(d) The Trustee shall cause to be prepared and submitted to the PD Advisory Committee as soon as practicable prior to the commencement of each fiscal year a budget and cash flow projections covering such fiscal year and the succeeding four fiscal years.

(e) The Trustee shall consult with the PD Advisory Committee (as hereinafter defined) on the appointment of a successor Trustee and the implementation and administration of the FB Asbestos Property Damage Claims Procedures. The Trustee shall be required to obtain the consent of a majority of the members of the PD Advisory Committee in order:

(i) to amend materially the FB Asbestos Property Damage Claims Procedures, unless such amendment relates to the specific amounts or percentages to be paid to holders of Asbestos Property Damage Claims who have not elected discounted payment, in which case, PD Advisory Committee consent is not required, or

(ii) to merge or participate with any claims resolution facility that was not specifically created under this Trust Agreement or the FB Asbestos Property Damage Claims Procedures, or

(iii) to amend any provision of Article 6 herein; or

(iv) to terminate the FB Property Damage Trust pursuant to Article 7.2(a)(iii) herein.

The PD Advisory Committee shall not unreasonably withhold any consent required hereunder, and if ever the PD Advisory Committee shall withhold any consent required hereunder, at the election of the Trustee, the dispute between the Trustee and the PD Advisory Committee shall be resolved through the implementation of binding alternative dispute resolution procedures mutually agreed to by the Trustee and the PD Advisory Committee.

3.3 Claims Administration.

(a) General Principles. The Trustee shall proceed quickly to implement the FB Asbestos Property Damage Claims Procedures. The FB Property Damage Trust shall pay holders of valid Asbestos Property Damage Claims in accordance with the provisions hereof as promptly as funds become available. In his or her administration of the FB Asbestos Property Damage Claims Procedures, the Trustee shall favor settlement over arbitration, and fair and efficient resolution of Claims in all cases, while endeavoring to preserve and enhance the FB Property Damage Trust estate.

(b) FB Asbestos Property Damage Claims.

(i) The Trustee shall administer the processing and payment of FB Asbestos Property Damage Claims in accordance with the FB Asbestos Property Damage Claims Procedures, a copy of which is annexed hereto as Annex A, as the same may be amended from time to time, in accordance with the provisions hereof and thereof.

(c) Bankruptcy Court Claims Bar Date Orders

(i) As provided herein, the Trustee shall enforce the Bankruptcy Court’s claims bar date orders that are applicable to Asbestos Property Damage Claims.

(ii) The Trustee shall disallow any Asbestos Property Damage Claim if they determine the claimant inexcusably failed to comply with an applicable claims bar date order entered by the Bankruptcy Court, and any such decision shall be final and non-appealable.

(iii) The Trustee shall have complete discretion to determine whether a claimant inexcusably failed to comply with an applicable claims bar date order. In making this determination, the Trustee may be guided by the “excusable neglect” standard developed under federal bankruptcy law in connection with the adjudication of late filed proofs of claim in bankruptcy cases.

ARTICLE 4

ACCOUNTS, INVESTMENTS, AND PAYMENTS

4.1 Accounts. The Trustee may, from time to time, create such accounts and reserves within the FB Property Damage Trust estate as they may deem necessary, prudent or useful in order to provide for the payment of expenses and valid Asbestos Property Damage Claims and may, with respect to any such account or reserve, restrict the use of monies therein.

4.2 Investments. Investment of monies held in the FB Property Damage Trust shall be administered in the manner in which individuals of ordinary prudence, discretion and judgment would act in the management of their own affairs, subject to the following limitations and provisions:

(a) Except with respect to entities owned and controlled by the FB Property Damage Trust for purposes of carrying out provisions of this Trust Agreement, the FB Property Damage Trust shall not acquire or hold any equity in any Person or business enterprise unless such equity is in the form of securities that are traded on a national securities exchange or major international securities exchange or over the National Association of Securities Dealers Automated Quotation System.

(b) The FB Property Damage Trust shall not acquire or hold any repurchase obligations unless, in the opinion of the Trustee, they are adequately collateralized.

4.3 Source of Payments. All FB Property Damage Trust expenses, payments and all liabilities with respect to FB Asbestos Property Damage Claims shall be payable solely out of the FB Property Damage Trust estate. Neither FB, its Affiliates, its subsidiaries, any successor in interest or the present or former directors, officers, employees or agents of FB, its Affiliates, or its subsidiaries, nor the Trustee, the PD Advisory Committee, or any of their officers, agents, advisers or employees shall be liable for the payment of any FB Property Damage Trust expenses or any Asbestos Property Damage Claim or any other liability of the FB Property Damage Trust.

ARTICLE 5

THE TRUSTEE

5.1 Number. There shall be one (1) Trustee. The Trustee shall be the person named on the signature page hereof.

5.2 Term of Service.

(a) The Trustee shall serve until the earlier of (i) the termination of the FB Property Damage Trust pursuant to Article 7.2 below, (ii) his or her death, (iii) his or her resignation pursuant to Article 5.2(c) below, or (iv) his or her removal pursuant to Article 5.2(c) below, at which time his or her term shall terminate automatically.

(b) The Trustee may resign at any time by written notice to the PD Advisory Committee. Such notice shall specify a date when such resignation shall take effect, which shall not be less than 90 days after the date such notice is given, where practicable.

(c) The Trustee may be removed in the event that the Trustee becomes unable to discharge his or her duties hereunder due to accident or physical or mental deterioration, or for other good cause. Good cause shall be deemed to include, without limitation, any failure to comply with Article 5.9, a consistent pattern of neglect and failure to perform or participate in performing the duties of the Trustee hereunder, or repeated nonattendance at scheduled meetings. Such removal shall require the unanimous decision of the PD Advisory Committee. Such removal shall take effect at such time as the PD Advisory Committee shall determine.

5.3 Appointment of Successor Trustee.

(a) In the event of a vacancy in the position of Trustee, the vacancy shall be filled by majority vote of the PD Advisory Committee who shall refrain from making an appointment that may result in the appearance of impropriety.

(b) Immediately upon the appointment of a successor Trustee, all rights, titles, duties, powers and authority of the predecessor Trustee hereunder shall be vested in, and undertaken by, the successor Trustee without any further act. No successor Trustee shall be liable personally for any act or omission of his or her predecessor Trustee.

5.4 Liability of the Trustee. No Trustee, officer, or employee of the FB Property Damage Trust shall be liable to the FB Property Damage Trust, to any person holding an Asbestos Property Damage Claim, or to any other Person except for such Trustee’s, officer’s or employee’s own breach of trust committed in bad faith or for willful misappropriation. No Trustee, officer, or employee of the FB Property Damage Trust shall be liable for any act or omission of any other officer, agent, or employee of the FB Property Damage Trust, unless the FB Trustee acted with bad faith or willful misconduct in the selection or retention of such officer, agent, or employee.

5.5 Compensation and Expenses of the Trustee.

(a) The Trustee shall receive compensation from the FB Property Damage Trust for his or her services as Trustee in the amount of $                     per annum, plus a per diem allowance for meetings attended in the amount of $1,000. The Trustee shall determine the scope and duration of activities that constitute a meeting and may provide for partial payment of per diem amounts for activities of less than a full day’s duration. The per annum compensation payable to the Trustee hereunder may only be increased annually by the PD Advisory Committee proportionately with any increase in the Consumer Price Index — All Cities (or any successor index) for the corresponding annual period. Any increase in excess of that amount may be made only with the approval of the Bankruptcy Court.

(b) The FB Property Damage Trust will promptly reimburse the Trustee for all reasonable out-of-pocket costs and expenses incurred by the Trustee in connection with the performance of his or her duties hereunder.

5.6 Indemnification of the Trustee and Others.

(a) The FB Property Damage Trust shall indemnify and defend the Trustee, the FB Property Damage Trust’s officers, agents, advisers or employees, to the fullest extent that a corporation or trust organized under the laws of the FB Property Damage Trust’s domicile is from time to time entitled to indemnify and defend its directors, trustees, officers, employees, agents or advisers against any and all liabilities, expenses, claims, damages or losses incurred by them in the performance of their duties hereunder. Notwithstanding the foregoing, the Trustee shall not be indemnified or defended in any way for any liability, expense, claim, damage or loss for which he or she is liable under Article 5.4. Additionally, each member of the PD Advisory Committee (collectively “Additional Indemnitees”) who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, administrative or arbitral, by reason of any act or omission of such Additional Indemnitees with respect to (i) the Chapter 11 Cases, (ii) the liquidation of any Asbestos Property Damage Claims, or (iii) the administration of the FB Property Damage Trust and the implementation of the FB Asbestos Property Damage Claims Procedures, shall be indemnified and defended by the FB Property Damage Trust against expenses, costs and fees (including attorneys’ fees), judgments, awards, costs, amounts paid in settlement, and liabilities of all kinds incurred by each Additional Indemnitee in connection with or resulting from such action, suit, or proceeding, except for bad faith or willful misconduct.

(b) Reasonable expenses, costs and fees (including attorney’s fees) incurred by or on behalf of the Trustee or any Additional Indemnitee in connection with any action, suit, or proceeding, whether civil, administrative or arbitral from which they are indemnified by the FB Property Damage Trust pursuant to this Article 5.6, may be paid by the FB Property Damage Trust in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such Trustee or Additional Indemnitee to repay such amount unless it shall be determined ultimately that such Trustee or Additional Indemnitee is entitled to be indemnified by the FB Property Damage Trust.

(c) The Trustee may purchase and maintain reasonable amounts and types of insurance on behalf of an individual who is or was a Trustee, officer, employee, agent or representative of the FB Property Damage Trust or Additional Indemnitee against liability asserted against or incurred by such individual in that capacity or arising from his or her status as a Trustee, officer, employee, agent or representative.

5.7 The Trustee’s and Additional Indemnitees’ Lien. The Trustee and any Additional Indemnitee shall have a prior lien upon the FB Property Damage Trust corpus to secure the payment of any amounts payable to them pursuant to Articles 5.5 and 5.6.

5.8 The Trustee’s Employment of Experts. The Trustee may, but shall not be required to, consult with counsel, accountants, appraisers and other parties deemed by the Trustee to be qualified as experts on the matters submitted to them (regardless of whether any such party is affiliated with the Trustee in any manner, except as otherwise expressly provided in this Trust Agreement), and the opinion of any such parties on any matters submitted to them by the Trustee shall be full and complete authorization and protection in respect of any action taken or not taken by the Trustee hereunder in good faith and in accordance with the written opinion of any such party.

5.9 The Trustee’s Independence. The Trustee shall not, during the term of his or her service, hold a position with or financial interest in an insurance company identified in Schedule XVI to the Plan, or act as attorney or advisor for any person who holds an Asbestos Property Damage Claim.

5.10 The Trustee’s Service as Officer or Consultant to the FB Property Damage Trust. The Trustee may, but is not required to, serve as an officer or manager of the FB Property Damage Trust or as a consultant to the FB Property Damage Trust. In the event the Trustee serves the FB Property Damage Trust in such a capacity, the FB Property Damage Trust shall compensate the Trustee in an amount determined by the PD Advisory Committee. Compensation for the Trustee’s service as an officer or manager of the FB Property Damage Trust or as a consultant to the FB Property Damage Trust shall be in addition to compensation paid pursuant to Article 5.5.

5.11 Bond. The Trustee shall not be required to post any bond or other form of surety or security unless otherwise ordered by the Bankruptcy Court.

ARTICLE 6

PROPERTY DAMAGE ADVISORY COMMITTEE

6.1 Formation; Duties. A Property Damage Advisory Committee (the “PD Advisory Committee”) shall be formed. The Trustee shall consult with the PD Advisory Committee on the appointment of a successor Trustee and the implementation and administration of the FB Asbestos Property Damage Claims Procedures. The Trustee may consult with the PD Advisory Committee on any matter affecting the FB Property Damage Trust, and certain actions by the Trustee are subject to the prior consent of the PD Advisory Committee as provided in Article 3.2(e) hereof. The PD Advisory Committee shall endeavor to act in the best interests of the holders of all Asbestos Property Damage Claims.

6.2 Number; Chairperson.

(a) There shall be three members of the PD Advisory Committee. The initial PD Advisory Committee members shall be                             ,                              and                             . The PD Advisory Committee shall act in all cases by majority vote.

(b) There shall be a Chairperson of the PD Advisory Committee. The Chairperson of the PD Advisory Committee shall be                             . The Chairperson shall act as the PD Advisory Committee’s liaison, he or she shall coordinate and schedule meetings of the PD Advisory Committee, and he or she shall handle all administrative matters that come before the PD Advisory Committee.

6.3 Term of Office.

(a) Each member of the PD Advisory Committee shall serve for the duration of the FB Property Damage Trust, subject to the earlier of his or her death, resignation, or removal.

(b) Subject to Article 6.4(b) hereof, any member of the PD Advisory Committee may resign at any time by written notice to each of the remaining members specifying the date when such resignation shall take place.

(c) Any member of the PD Advisory Committee may be removed in the event such member becomes unable to discharge his or her duties hereunder due to accident, physical deterioration, mental incompetence, or a consistent pattern of neglect and failure to perform or to participate in performing the duties of such member hereunder, such as repeated nonattendance at scheduled meetings. Such removal shall be made by the unanimous decision of the other members of the PD Advisory Committee, and it shall be effective at such time as all other members of the PD Advisory Committee determine.

6.4 Appointment of Successor.

(a) A vacancy in the PD Advisory Committee caused by the resignation of a PD Advisory Committee member shall be filled with an individual nominated by the resigning PD Advisory Committee member and approved by the unanimous vote of all PD Advisory Committee members. The resigning PD Advisory Committee member’s resignation shall not be effective until such approval is obtained and the successor PD Advisory Committee member has accepted the appointment.

(b) In the event of a vacancy in the membership of the PD Advisory Committee other than one caused by resignation, the vacancy shall be filled by the unanimous vote of the remaining member(s) of the PD Advisory Committee.

6.5 Compensation and Expenses of PD Advisory Committee Members.

(a) Each member of the PD Advisory Committee shall receive compensation from the FB Property Damage Trust for his or her services in the amount of $3,000 per diem for meetings attended by such member, payable as determined by the Trustee, but not less frequently than quarterly. Such per diem amount shall be increased or decreased annually pro rata with the amount that the per diem for meetings paid to the Trustee is increased or decreased pursuant to Article 5.5(a). For purposes of determining the per diem amount hereunder, the same definition of “meeting” shall apply to the PD Advisory Committee as is adopted by the Trustee for meetings of the Trustee.

(b) All reasonable out-of-pocket costs and expenses incurred by PD Advisory Committee members in connection with the performance of their duties hereunder will be promptly reimbursed to such members by the FB Property Damage Trust.

6.6 Procedure for Obtaining Consent of PD Advisory Committee. In the event a matter is subject to the consent of the PD Advisory Committee pursuant to the terms hereof, the Trustee shall provide the PD Advisory Committee with the appropriate information regarding the matter in question. Upon receipt of such information, the PD Advisory Committee shall be given a period of twenty (20) days to respond to the Trustee’s request for consent. This twenty (20) day period may be extended with the consent of the Trustee. In the event that the PD Advisory Committee does not respond to the Trustee within such twenty (20) day period, or any extension thereof, as to their approval or non-approval to such matter, then approval by the PD Advisory Committee shall be deemed to have been granted. The members of the PD Advisory Committee must consider in good faith any request by the Trustee prior to any non-approval thereof, and no member of the PD Advisory Committee may withhold his consent unreasonably.

ARTICLE 7

GENERAL PROVISIONS

7.1 Irrevocability. The FB Property Damage Trust is irrevocable during the term of the trust, but is subject to amendment as provided in Article 7.3.

7.2 Termination.

(a) The FB Property Damage Trust shall automatically terminate on the date (the “Termination Date”) 90 days after the first occurrence of any of the following events:

(i) the Trustee in his or her sole discretion decides to terminate the FB Property Damage Trust because (A) he or she deems it unlikely that new Asbestos Property Damage Claims will be filed against the FB Property Damage Trust and (B) all Asbestos Property Damage Claims duly filed with the FB Property Damage Trust have been liquidated and satisfied and two years have elapsed since the Effective Date; or

(ii) if the Trustee has procured and has in place irrevocable insurance policies or coverage in place agreements and has established claims handling agreements and other necessary arrangements adequate to discharge all expected remaining obligations and expenses of the FB Property Damage Trust in a manner consistent with this Trust Agreement and the FB Asbestos Property Damage Claims Procedures, the date on which the Bankruptcy Court enters an order approving such insurance and other arrangements and such order becomes final; or

(iii) if in the judgment of the Trustee, with the consent of the PD Advisory Committee (which consent shall not be unreasonably withheld), the continued administration of the FB Property Damage Trust is uneconomic or inimical to the best interests of the persons holding Asbestos Property Damage Claims and the termination of the FB Property Damage Trust will not expose or subject FB, its Affiliates, or any other Reorganized Debtor or any successor in interest to any increased or undue risk of having any Asbestos Property Damage Claims asserted against it or them or in any way jeopardize the validity or enforceability of the General Injunction; or

(iv) 21 years less 91 days pass after the death of the last survivor of all the descendants of George Herbert Walker Bush of Texas living on the date hereof.

(b) On the Termination Date, after payment of all the FB Property Damage Trust’s liabilities have been provided for, the remaining FB Asbestos Property Damage Insurance Assets shall be transferred and assigned to Reorganized OC; all monies, if any, remaining in the FB Property Damage Trust estate shall be transferred to charitable organization(s) exempt from federal income tax under Section 501 (c)(3) of the Internal Revenue Code, which tax-exempt organization(s) shall be selected by the Trustee using his or her reasonable discretion; provided, however, that (i) if practicable, the tax-exempt organization(s) shall be related to the treatment of, research, or the relief of suffering of individuals suffering from asbestos-related disorders, and (ii) the tax-exempt organization(s) shall not bear any relationship to FB or its Affiliates within the meaning of Section 468(d)(3) of the Internal Revenue Code.

7.3 Amendments. The Trustee, after consultation with the PD Advisory Committee, and subject to the PD Advisory Committee’s consent when so provided herein, may modify or amend this Trust Agreement or any document annexed to it, including, without limitation, the By Laws, or the FB Asbestos Property Damage Claims Procedures, except that Articles 2.2 (Purpose), 2.4 (Acceptance of Assets and Assumption of Liabilities), 3.1(d) (Precluding Guaranty of Certain Debt), 3.2(e) (Trustee’s consultation with PD Advisory Committee), 3.3(a)-(c) (Claims Administration), 5.1 (Number of Trustees), 5.2 (Term of Service), 5.3 (Appointment of a Successor Trustee), 5.5 (Compensation and Expenses of FB Property Damage Trust ), 5.6 (Indemnification of the Trustee and Others), 5.9 (Trustee’s Disinterestedness), 6.1 (PD Advisory Committee Formation and Duties), 6.2 (PD Advisory Committee Number and Chairperson), 6.4 (Appointment of Successor (PD Advisory Committee)), 7.1 (Irrevocability), 7.2 (Termination) and 7.3 (Amendments) herein shall not be modified or amended in any respect. No consent from the Settlors shall be required to modify or amend this Trust Agreement or any document annexed to it. Any modification or amendment made pursuant to this section must be done in writing. Notwithstanding anything contained herein to the contrary, neither this Trust Agreement nor the FB Asbestos Property Damage Claims Procedures shall be modified or amended in any way that would jeopardize the efficacy or enforceability of the General Injunction.

7.4 Meetings. For purposes of Articles 5.5 and 6.5 of this Trust Agreement, a PD Advisory Committee member or the Trustee shall be deemed to have attended a meeting in the event such person spends a substantial portion of the day conferring, by phone or in person, on FB Property Damage Trust matters with PD Advisory Committee members, the Trustee, or advisors hired by the FB Property Damage Trust. The Trustee shall have complete discretion to determine whether a meeting, as described herein, occurred for purposes of Articles 5.5 and 6.5.

7.5 Severability. Should any provision in this Trust Agreement be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this Trust Agreement.

7.6 Notices. Notices to persons asserting claims shall be given at the address of such person, or, where applicable, such person’s legal representative, in each case as provided on such person’s claim form submitted to the FB Property Damage Trust with respect to his or her Asbestos Property Damage Claim. Any notices or other communications required or permitted hereunder shall be in writing and delivered at the addresses designated below, or sent by telecopy pursuant to the instructions listed below, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address or addresses as may hereafter be furnished by any of Reorganized FB, the Trustee or the PD Advisory Committee to the others in compliance with the terms hereof:

To the FB Property Damage Trust or the Trustee:	_____________________
_____________________
_____________________

and

_____________________

_____________________
_____________________

To the PD Advisory Committee	_____________________
_____________________
_____________________

and

_____________________
_____________________
_____________________

and

_____________________
_____________________
_____________________

To [ ]	_____________________
_____________________
_____________________
_____________________

and

_____________________
_____________________
_____________________
_____________________
_____________________

All such notices and communications shall be effective when delivered at the designated addresses or when the telecopy communication is received at the designated addresses and confirmed by the recipient by return telecopy in conformity with the provisions hereof.

7.7 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall constitute an original, but such counterparts shall together constitute but one and the same instrument.

7.8 Successors and Assigns. The provisions of this Trust Agreement shall be binding upon and inure to the benefit of the Settlors, the FB Property Damage Trust, and the Trustee and their respective successors and assigns, except that neither the Settlors nor the FB Property Damage Trust nor the Trustee may assign or otherwise transfer any of its, or his or her rights or obligations under this Trust Agreement except, in the case of the FB Property Damage Trust and the Trustee, as contemplated by Articles 3.1 or 7.2(b).

7.9 Entire Agreement; No Waiver. The entire agreement of the parties relating to the subject matter of this Trust Agreement is contained herein and in the documents referred to herein, and this Trust Agreement and such documents supersede any prior oral or written agreements concerning the subject matter hereof. No failure to exercise or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of other rights under law or in equity.

7.10 Headings. The headings used in this Trust Agreement are inserted for convenience only and neither constitute a portion of this Trust Agreement nor in any manner affect the construction of the provisions of this Trust Agreement.

7.11 Governing Law. This Trust Agreement shall be governed by, and construed in accordance with. the laws of the State of Delaware.

7.12 Settlors’ Representative. FB is hereby irrevocably designated as the representative of the Settlors, and it is hereby authorized to take any action required of the Settlors in connection with the Trust Agreement.

7.13 Dispute Resolution. Any disputes that arise under this Agreement or under the Annexes hereto shall be resolved by the Bankruptcy Court pursuant to Article XIII of the Plan, except as otherwise provided herein or in the Annexes hereto. Notwithstanding anything else herein contained, to the extent any provision of this Trust Agreement is inconsistent with any provision of the Plan, the Plan shall control.

7.14 Enforcement and Administration. The parties hereby acknowledge the Bankruptcy Court’s continuing exclusive jurisdiction to interpret and enforce the terms of this Trust Agreement and the Annexes hereto, pursuant to Article XIII of the Plan.

7.15 Effectiveness. This Trust Agreement shall not become effective until it has been executed and delivered by all the parties hereto and until the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Trust Agreement this          day of                     , 2006

SETTLORS

_____________________

By:

Name

Title

By:

Name

Title

By:

Name

Title

TRUSTEE

Name

FIBREBOARD ASBESTOS PROPERTY DAMAGE SETTLEMENT TRUST

BYLAWS

ARTICLE 1

OFFICES

1.1 Principal Office. The initial principal office of the Fibreboard Asbestos Property Damage Settlement Trust (the “FB Property Damage Trust”) shall be in Wilmington, Delaware or at such other place as the Trustee shall from time to time select.

1.2 Other Offices. The FB Property Damage Trust may have such other offices at such other places as the Trustee may from time to time determine to be necessary for the efficient and cost effective administration of the FB Property Damage Trust.

ARTICLE 2

THE TRUSTEE

2.1 Control of Property, Business and Affairs. The property, business and affairs of the FB Property Damage Trust shall be managed by or under the discretion of the Trustee, provided that certain decisions of the Trustee shall be subject to the consent of the PD Advisory Committee as provided in the Trust Agreement to which these Bylaws are attached as Annex B.

2.2 Number, Resignation and Removal. The number of Trustee[s] and the provisions governing the’ resignation and removal of the Trustee and the appointment of a successor Trustee shall be governed by the provisions of Article 5 of the Trust Agreement.

2.3 Quorum and Manner of Acting. All of the Trustees shall be required for the transaction of business. In the absence of all Trustees, the Trustee[s] present may adjourn the meeting from time to time until all shall be present. The unanimous vote, at a meeting at which all Trustees are present, shall be an act of the Trustees.

2.4 Regular Meetings. Regular meetings of the Trustee may be held at such time and place as shall from time to time be determined by the Trustee provided that the Trustee shall meet at least once per calendar quarter. After there has been such determination, and a notice thereof has been once given to the PD Advisory Committee, regular meetings may be held without further notice being given. The PD Advisory Committee members shall be entitled to attend every regular meeting of the Trustee unless the Trustee reasonably determines that their attendance at all or part of a regular meeting would compromise a privileged communication or that a confidential discussion among the Trustee and his or her advisors is required.

2.5 Special Meetings. Special meetings of the Trustee shall be held whenever called by the Trustee. Notice of each such meeting, unless impracticable, shall be sent to each member of the PD Advisory Committee at his or her residence or usual place of business by personal delivery or by telephone or telecopy not later than two (2) days before the day on which such meeting is to be held. Such notice shall state the place, date and hour of the meeting and the purposes for which it is called. In lieu of the notice to be given as set forth above, a waiver thereof in writing, signed by the member of the PD Advisory Committee entitled to receive such notice, whether before or after the meeting shall be deemed equivalent thereto for purposes of this Section 5. The PD Advisory Committee shall be entitled to attend every special meeting of the Trustee, unless the Trustee reasonably determines that their attendance at all or part of a special meeting would compromise a privileged communication or that a confidential discussion among the Trustee and his or her advisors is required. No notice or waiver by the Trustee, or any PD Advisory Committee member with respect to any special meeting shall be required if such person shall be present at said meeting. In the event a special meeting of the Trustee is held without notice to or the presence of the PD Advisory Committee, the PD Advisory Committee shall be given prompt notice after the fact of any resolution adopted by the Trustee at such special meeting.

2.6 Action Without a Meeting: Meeting by Conference Call. Any action required or permitted to be taken at any meeting of the Trustee may be taken without a meeting if the Trustee consents thereto in writing, and the writing is filed with the minutes of proceedings of the Trustee.

The Trustee also may take any action required or permitted to be taken at any meeting by means of conference telephone or similar communication equipment, provided that all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this paragraph shall constitute presence in person at such meeting.

In the event the Trustee takes any action pursuant to this Section 6, the PD Advisory Committee shall be given prompt notice after the fact of any resolution adopted by the Trustee in writing.

2.7 Minutes of Proceedings of Trustees. Minutes of the meetings of the Trustee shall be maintained by the FB Property Damage Trust. The PD Advisory Committee shall receive copies of the minutes promptly after they have been approved by the Trustee.

2.8 Notice Recipient. The PD Advisory Committee members shall designate a representative to receive the notices and minutes required to be provided by this Article II. The Trustee’s delivery of the notices and minutes to such designated notice recipient shall suffice for all purposes of this Article II.

ARTICLE 3

OFFICERS

3.1 Principal Officers. The principal officer of the FB Property Damage Trust shall be an Executive Director. The FB Property Damage Trust may also have such other officers as the Trustee may appoint after determining, that such appointment will promote the efficient and cost-effective administration of the FB Property Damage Trust.

3.2 Election and Term of Office. The principal officer(s) of the FB Property Damage Trust shall be chosen by the Trustee. Each such officer shall hold office until his successor shall have been duly chosen and qualified or until his earlier death, resignation or removal.

3.3 Subordinate Officers. In addition to the principal officer enumerated in 3.1 of this Article 3, the FB Property Damage Trust may have such other subordinate officers, agents and employees as the Trustee may deem necessary for the efficient and cost-effective administration of the FB Property Damage Trust, each of whom shall hold office for such period, have such authority, and perform such duties as the Trustee may from time to time determine. The Trustee may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

3.4 Removal. The Executive Director or any other officer may be removed with or without cause, at any time, by resolution adopted by the Trustee at any regular meeting of the Trustee or at any special meeting of the Trustee called for that purpose.

3.5 Resignations. Any officer may resign at any time by giving written notice to the Trustee. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

3.6 Powers and Duties. The officers of the FB Property Damage Trust shall have such powers and perform such duties as may be conferred upon or assigned to them by the Trustee.

ARTICLE 4

PD ADVISORY COMMITTEE

4.1 Regular Meetings. Regular meetings of the PD Advisory Committee may be held at such time and place as shall from time to time be determined by the PD Advisory Committee, provided it shall meet as often as is necessary to respond promptly to matters referred to it for consultation or consent by the Trustee. After a schedule for regular meetings has been determined, and a notice thereof has been once given to each PD Advisory Committee member, regular meetings may be held without further notice being given.

4.2 Special Meeting; Notice. Special meetings of the PD Advisory Committee shall be held whenever called by one or more of the PD Advisory Committee members. Notice of each such meeting shall be delivered by overnight courier to each PD Advisory Committee member, addressed to him or her at his or her residence or usual place of business, at least three (3) days before the date on which the meeting is to be held, or shall be sent to him or her at such place by personal delivery or by telephone or telecopy, not later than two (2) days before the date on which such meeting is to be held. Such notice shall state the place, date and hour of the meeting and the purposes for which it is called. In lieu of the notice to be given as set forth above, a waiver thereof in writing, signed by the PD Advisory Committee members entitled to receive such notice, whether before or after the meeting, shall be deemed equivalent thereto for purposes of this 4.2. No notice to or waiver by any PD Advisory Committee member with respect to any special meeting shall be required if such PD Advisory Committee member shall be present at such meeting.

4.3 Action Without a Meeting; Meeting by Conference Call. Any action required or permitted to be taken at any meeting of the PD Advisory Committee may be taken without a meeting if all members of the PD Advisory Committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the PD Advisory Committee.

The PD Advisory Committee may take any action required or permitted to be taken at any meeting by means of conference telephone or similar communication equipment provided that all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this paragraph shall constitute presence in person at such meeting.

4.4 Reimbursement of Expenses. All reasonable out-of-pocket expenses incurred by each member of the PD Advisory Committee in connection with the performance of his or her duties hereunder will be paid directly or reimbursed promptly to such member by the FB Property Damage Trust upon presentation of appropriate documentation.

ARTICLE 5

AMENDMENTS

The Bylaws of the FB Property Damage Trust, other than Article II, Article IV and Article V, may be amended by the Trustee at any meeting of the Trustee, provided that notice of the proposed amendment is contained in the notice of such meeting. The remaining Bylaws may be amended by the Trustee only after receipt of the consent of the PD Advisory Committee to the proposed amendment.

ANNEX A to the FB Property Damage Trust Agreement

EXHIBIT E-1

FORM OF FIBREBOARD ASBESTOS PROPERTY

DAMAGE CLAIMS RESOLUTION PROCEDURES1

These Fibreboard Asbestos Property Damage Claims Resolution Procedures (“FB Property Damage Claims Procedures”) have been prepared in connection with the Fifth Amended Joint Plan of Reorganization for Owens Corning and Its Affiliated Debtors and Debtors-in-possession, dated as of December 30, 2005 (the “Plan”), and in connection with the Fibreboard Asbestos Property Damage Settlement Trust Agreement (the “Trust Agreement”) filed in connection with the Plan.

These Property Damage Claims Procedures provide for the exclusive means of processing, liquidating, paying and satisfying all Fibreboard Asbestos Property Damage Claims as provided in and required by the Plan and the Trust Agreement. The trustee (the “Trustee”) of the Fibreboard Asbestos Property Damage Trust (the “FB Property Damage Trust”) shall implement and administer these Property Damage Claims Procedures in accordance with the Trust Agreement.

ARTICLE 1

Definitions

Capitalized terms used herein not otherwise defined shall have the meanings set forth in the Trust Agreement and if not defined herein nor defined in the Trust Agreement, but defined in the Plan shall have the meanings ascribed to them in the Plan.

1.1 Abatement. “Abatement” shall mean and refer to the removal, enclosure, encapsulation or repair of asbestos containing products.

1.2 Abatement Costs. “Abatement Costs” shall mean and refer to the reasonable and customary costs of Abatement, including, by way of example, costs for the Abatement itself, design, consultant and laboratory fees and costs in connection with the Abatement, and, except for Abatement upon Demolition, the reasonable costs of replacement, as allowed in these Property Damage Claims Procedures, of the asbestos containing products with a non-asbestos containing product.

1.3 Allowed Claim. “Allowed Claim” shall mean and refer to any Claim allowed for payment under the terms of these FB Property Damage Claims Procedures. An Allowed Claim shall be, and be deemed to be, a judgment against the FB Property Damage Trust (as successor for all purposes to the liabilities of Fibreboard in respect of FB Asbestos Property Damage Claims), in the Allowed Amount of such Claim.

[1]	The FB Asbestos Property Damage Claims Resolution Procedures remain subject to revision in order to conform with the Plan.

1.4 Allowed Costs. “Allowed Costs” are those costs actually incurred that are reasonably and customary in the circumstances and which are allowed under these FB Property Damage Claims Procedures.

1.5 Approved Laboratory. “Approved Laboratory” shall mean and refer to a laboratory competent to perform constituent analysis of bulk samples of asbestos containing products approved by the Trustee with the concurrence of the PD Advisory Committee.

1.6 Asbestos Coordinator. “Asbestos Coordinator” shall mean and refer to Claimant’s employee or agent who has primary responsibility for the Claimant’s asbestos abatement, management and control activities.

1.7 Claim. “Claim” shall mean a Fibreboard Asbestos Property Damage Claim.

1.8 Claimant. “Claimant” shall mean an Entity holding a Fibreboard Asbestos Property Damage Claim.

1.9 Convincing Evidence. “Convincing Evidence” shall mean and refer to sufficient evidence to be a preponderance of the evidence.

1.10 Cost Model. “Cost Model” shall mean and refer to an appropriate model or formula developed by the Trustee with the advice and concurrence of the PD Advisory Committee for the purpose of estimating Past and Future Abatement Costs.

1.11 Demolition. “Demolition” shall mean and refer to the deliberate removal or destruction of a building or a part thereof, or a building system or component thereof, for any purpose by its owner or operator, by those acting for or on behalf of the owner or operator, or by a government agency, undertaken at least in principal part for reasons not related to asbestos management or control.

1.12 Disallowed Claim. “Disallowed Claim” shall mean and refer to any Claim that has been determined by the Trustee to not qualify for payment under these FB Property Damage Claims Procedures.

1.13 Discounted Payable Costs. “Discounted Payable Costs” shall mean and refer to the Abatement Costs payable to a Category 2 Claimant calculated in accordance with Exhibit 1.

1.14 Effective Date. “Effective Date” shall mean the Business Day on which all conditions to the consummation of the Plan have been satisfied or waived as provided in Article XII of the Plan, and on which date all acts, events, terms and conditions contemplated under the Plan to occur on the Effective Date or as soon as practicable thereafter shall be deemed to have occurred simultaneously.

1.15 Future Abatement Costs. “Future Abatement Costs” shall mean and refer to estimated Abatement Costs to be incurred by the Claimant based upon the Cost Model. Future Abatement Costs shall include the Abatement Costs for removal of previously encapsulated or enclosed asbestos containing products.

1.16 Homogeneous Area. “Homogeneous Area” shall mean and refer to a section of asbestos-containing product within a building that appears uniform in color and texture.

1.17 Past Abatement Costs. “Past Abatement Costs” shall mean and refer to Abatement Costs actually incurred by the Claimant prior to the date of submission of its Claim to the Property Damage Facility, or, at the Claimant’s option, costs for such Abatement as calculated by application of the Cost Model.

1.18 Payment Percentage. “Payment Percentage” shall mean and refer to the percentage of the Allowed Amount of all Asbestos Property Damage Claims that the Trustee, from time to time, determine pursuant to the requirements set forth in Section 7.1(c) of the FB Property Damage Claims Procedures.

1.19 Pre-Existing Claims. “Pre-Existing Claims” shall mean and refer to those claims on behalf of a Claimant who prior to the Bar Date filed or intervened in a lawsuit in a court of general jurisdiction against Fibreboard (“Fibreboard Pre-Existing Claimant).

1.20 Product Identification. “Product Identification” shall mean and refer to Convincing Evidence that the asbestos-containing product which is the subject of a Claim is a Fibreboard asbestos-containing product.

1.21 Property Damage Claim Form. “PD Claim Form” or “Claim Form” shall mean and refer to the form(s) and supporting instructions approved by the Trustee to be used by Claimants in the proper submission of Claims to the Property Damage Facility.

1.22 Property Damage Facility. “Property Damage Facility” shall mean and refer to the mechanism or system established by the Trustee for the disposition and payment of Claims pursuant to these FB Property Damage Claims Procedures.

1.23 Qualified Person. “Qualified Person” shall mean and refer to a trained industrial hygienist, engineer, contractor, consultant and/or asbestos coordinator who is certified, licensed and/or specially trained and experienced to identify and assess asbestos-containing products and to select appropriate Abatement.

ARTICLE 2

Purpose and Interpretation

2.1 Purpose. These FB Property Damage Claims Procedures are adopted pursuant to the Trust Agreement. They are designed to provide fair, prompt payment to holders of valid FB Property Damage Claims and to provide a low transaction cost method of effectuating the resolution of such Claims.

2.2 Interpretation. Nothing in these FB Property Damage Claims Procedures shall be deemed to create a substantive right for any Claimant. Without limiting the foregoing, these FB Property Damage Claims Procedures specifically shall not create any substantive right for any claimant to be afforded now, or in the future, a discounted cash payment election, as described in Section 4.3(b) herein, in any amount. These FB Property Damage Claims Procedures are procedural, and they may be amended, deleted, or added to pursuant to the terms of the Trust Agreement and the terms of these FB Property Damage Claims Procedures.

ARTICLE 3

Property Damage Advisory Committee

There shall be a Property Damage Advisory Committee (the “PD Advisory Committee”) composed of three persons selected by the Trustee. The Trustee shall participate and consult with the PD Advisory Committee on all major policy and administrative decisions affecting, and the interpretation and implementation of, the FB Property Damage Claims Procedures. Where consultation is required under the Trust Agreement or these FB Property Damage Claims Procedures, the Trustee need only seek advice and counsel from the PD Advisory Committee and are independent and free to accept or reject any recommendation of the PD Advisory Committee. In addition to any provisions in the Trust Agreement that may require the consent of the PD Advisory Committee, the Trustee shall obtain the consent of the PD Advisory Committee regarding (i) participation or merger with another claim resolution organization or contracting the operation of the FB Property Damage Trust (as defined herein) to another claim resolution organization; (ii) material changes other than any changes related to specific amounts to be paid or percentages to be paid in these FB Property Damage Claims Procedures in respect of Allowed Asbestos Property Damage Claims; (iii) the designation of approved laboratories; and (iv) the approval of a Cost Model for Past and Future Abatement Costs (as defined herein) under these FB Property Damage Claims Procedures.

ARTICLE 4

Claims Categories

4.1 Categories of Asbestos Property Damage Claims. All FB Asbestos Property Damage Claims shall be divided into two categories:

(a) Category 1 Claims. Category 1 Claims shall include those Claims for Individual Review which are filed within twelve months of the Effective Date.

(b) Category 2 Claims. Category 2 Claims shall include those Claims for Discounted Payable Costs which are filed within twelve months of the Effective Date.

(c) No Claimant may file a Claim in more than one category.

4.2 Allowed Asbestos Property Damage Claims. For a Category 1 Claim or a Category 2 Claim to be Allowed, the Claimant must provide Convincing Evidence of each of the following:

(a) The asbestos containing product for which the Claim is submitted is a Fibreboard asbestos-containing product; and

(b) A legally viable cause of action; and

(c) A Category 1 Claim, only, must also provide Convincing Evidence of compensable injury and damages.

4.3 Allowed Amounts.

(a) Category 1 Claims shall be Allowed in the amount of the Allowed Costs, as adjusted to take into account the historical difficulty of proving such claims in the tort system and in no event shall the Allowed amount be greater than 50% of the Allowed Costs.

(b) Category 2 Claims shall be Allowed in the amount of their Discounted Payable Costs as provided in Exhibit 1.

4.4 Disallowed Asbestos Property Damage Claims. The Property Damage Facility will disallow any Asbestos Property Damage Claim:

(a) for which the Claimant did not file a timely Proof of Claim within the meaning of the Bankruptcy Code and Bankruptcy Rules, such determination shall be made consistent with Section 3.3(c) of the Trust Agreement requiring the Trustee to enforce the Bankruptcy Court’s bar date orders;

(b) for which the Claimant did not file a Property Damage Claim Form within twelve months of the Effective Date;

(c) where there has been a prior judicial determination or stipulation that the asbestos containing product for which the Asbestos Property Damage Claim was filed is not a Fibreboard asbestos-containing product;

(d) by any Claimant where there is Convincing Evidence that Fibreboard would have been able to obtain summary judgment on the ground that the claim would have been barred as a matter of law or factually time-barred under the laws of the applicable jurisdiction if considered on the Petition Date, unless such claim has been revived or reinstated by reason of legislative enactment in the applicable jurisdiction; provided, however, there is a presumption that Pre-Existing Claims are not factually time-barred; or

(e) where there has been a prior adjudication by Final Order (as defined in the Plan) that an Asbestos Property Damage Claim has been time-barred and may not be brought in any other jurisdiction or otherwise revived by the holder of such Claim.

4.5 Fibreboard Indirect Asbestos Property Damage Claim. Fibreboard Indirect Asbestos Property Damage Claims asserted against the FB Property Damage Trust that fall within the Plan’s definition of Fibreboard Indirect Asbestos Property Damage Claims, and which have not been disallowed, discharged, or otherwise resolved, shall be processed, allowed or disallowed, liquidated, paid, and satisfied in accordance with procedures to be developed and implemented by the Trustee, which procedures (a) shall determine the validity and allowance of such claims consistent with Section 502(e) of the Bankruptcy Code, (b) shall require binding arbitration for the resolution of all disputes and thereby foreclose resort to the tort system for dispute resolution, and (c) shall otherwise provide the same processing and payment to the holders of such claims that are allowed as the FB

Property Damage Trust would have afforded the holders of any underlying valid Fibreboard Asbestos Property Damage Claims under this Section IV.

ARTICLE 5

Processing and Review of Asbestos Property Damage Claims.

5.1 Submission of Asbestos Property Damage Claims. All Asbestos Property Damage Claims shall be submitted on the Property Damage Claim Form within twelve (12) months of the Effective Date, and shall include all of the documentation (as set forth in Section VI below) required to substantiate the Claim.

The Property Damage Facility may establish procedures designed to reduce administrative costs, which do not prejudice the Claimants’ substantive rights. The Property Damage Facility also may establish guidelines to prevent abuse of the Property Damage Facility’s objective of providing for cost-effective and reasonable methods of Abatement which do not prejudice the Claimants’ substantive rights and which are not inconsistent with these FB Property Damage Claims Procedures. The Property Damage Facility may negotiate and compromise Claims in the best interests of the Category 1 and Category 2 Claims pursuant to these FB Property Damage Claims Procedures.

5.2 Review of Asbestos Property Damage Claims. Upon receipt of a Property Damage Claim Form, the Property Damage Facility shall review the Property Damage Claim Form to determine whether the necessary documentation (as set forth in Section VI) has been submitted. If additional documentation is required in order to evaluate the Claim, the Property Damage Facility shall notify the Claimant in writing within 90 days of receipt of such Property Damage Claim Form by the Facility. Any Claim requiring additional documentation as to which no such further documentation is provided within 60 days from the date of such notification, or such reasonable extension as may be granted by the Trustee (but which, in no event, shall exceed an additional 30 days), shall be a Disallowed Claim, provided that the Claimant shall have the right to request reconsideration and binding dispute resolution pursuant to the procedures set forth in Sections 5.3 and 5.4 below.

Once all of the necessary documentation pertinent to a Claim is received, the Property Damage Facility will determine whether the Claim will be Allowed. The Property Damage Facility shall notify the Claimant in writing by mail of its determination within 120 days of receipt of all necessary documentation.

Where Product Identification evidence under Section 6.2(c) is submitted, the Property Damage Facility shall have the right, upon reasonable notice to the Claimant, to inspect Claimant’s building(s) or structure(s) and conduct non-invasive or non-destructive tests reasonably necessary for the evaluation of the Claim. Such inspection and/or testing shall be limited to visual inspection, photography, bulk sample collection and constituent analysis by an approved laboratory under these FB Property Damage Claims Procedures, and other such reasonable tests, and shall be done at times reasonably convenient to the Claimant and in accordance with all applicable federal, state and local rules or regulations regarding safe practices and the Claimant’s operations and maintenance program, if any. Unless otherwise agreed, inspection or testing shall not extend the time for making a determination with respect to a Claim. For the purposes of this Section, the requirement that any testing by the Property Damage Facility be non-invasive or non-destructive shall not preclude securing bulk samples, provided, however, that the sampling shall be conducted in accordance with all applicable federal, state and local rules or regulations regarding safe practices and the Claimant’s operations and maintenance program, if any, and further that the Property Damage Facility shall repair, including cosmetically, the material from which the sample is taken.

The Property Damage Facility’s official determination of a Claim shall include the dollar amount of Abatement Costs. If the Property Damage Facility determines that the claim amount for Abatement Costs of a Claim, as filed, is greater than the reasonable and customary costs of the allowable action undertaken under the circumstances, it shall allow only such reasonable and customary costs. If the dollar amount allowed is less than the total amount of the Claim filed by the Claimant for any reason, the Property Damage Facility’s notification shall include the reason for its determination, a response to any contention previously raised by the Claimant in support of its Claim, copies of all reports of any inspection and/or testing, and a full disclosure of the Claimant’s rights to request reconsideration and binding dispute resolution. If the Claimant accepts the determination of the Property Damage Facility as to the amount of such Claimant’s Allowed Claim, that decision will be final and binding on both parties and may not be reopened.

5.3 Reconsideration of Asbestos Property Damage Claim. A Claimant shall have 60 days from the date of receipt of the Property Damage Facility’s notice of its official determination to file with the Property Damage Facility a written request for reconsideration of that determination. The Claimant must state in writing the reason(s) for seeking reconsideration and include any additional materials not theretofore submitted which the Claimant wishes to be considered in connection with the reconsideration.

Once the Property Damage Facility has received a request for reconsideration, it shall review the Asbestos Property Damage Claim, the supporting documentation, Claimant’s reason for seeking reconsideration and arguments in support thereof, any newly submitted material, the notice of determination and reasons therefor, and any other relevant material. The review shall be conducted de novo by a panel consisting of two Property Damage Facility claims analysts and one otherwise disinterested member of the PD Advisory Committee. The claims analyst who made the original determination shall not sit on the reconsideration panel. Neither the Property Damage Facility nor the panel members may raise or rely on any reasons not stated in the Notice of Determination as a basis for denying the request for reconsideration. The panel shall have 90 days from the date of receipt of Claimant’s request for reconsideration to issue a final determination. If no final determination is issued within said 90-day time period, the Asbestos Property Damage Claim shall be Allowed as originally submitted.

The reconsideration panel shall issue its final determination in writing to the Claimant. The Allowed Amount shall include the amount of the Abatement Costs, if any. If the amount allowed is less that the Claim as filed by the Claimant for any reason or the Claim is disallowed in whole or in part, the final determination shall include a detailed, written statement supporting the panel’s finding, including a response to any contention previously raised by the Claimant in support of its Claim, as well as a full disclosure of Claimant’s right to request binding dispute resolution.

5.4 Binding Dispute Resolution. A final determination upon reconsideration by the panel which denies either in full or in part a Claim may be submitted to an arbitrator for binding dispute resolution. A Claimant shall have 60 days from the date of receipt of the Property Damage Facility’s final determination upon reconsideration to file with the Property Damage Facility a written request for binding dispute resolution.

The Property Damage Facility shall maintain a list of a minimum of 15 independent arbitrators who are available to hear disputes between the Property Damage Facility and Claimants. Once a request for Binding Dispute Resolution is received by the Property Damage Facility, the Property Damage Facility shall, within 10 days of receipt of such request, send to the Claimant the names and addresses of 10 independent arbitrators which shall have been selected by a random process. Claimant shall have 30 days from the date the list is received to strike five arbitrators, and to return that information to the Property Damage Facility.

The Property Damage Facility, once it has received Claimant’s choices, shall select one of the five potential arbitrators not stricken by the Claimant and then arrange a mutually acceptable date and location for the binding dispute resolution to take place. The binding dispute resolution shall be commenced within 90 days of receipt by the Property Damage Facility of Claimant’s choices of arbitrators. Upon confirmation of the date that binding dispute resolution is to commence, the Property Damage Facility shall notify the Claimant in writing of the identity of the arbitrator and the date and location of commencement of the binding dispute resolution. Telephone arbitrations may be conducted by the Property Damage Facility, where requested by the Claimant.

The arbitrator shall review the Claim de novo pursuant to the standards set forth in these FB Property Damage Claims Procedures. In no event shall the arbitrator’s determination be an amount lower than the amount of the final determination by the Property Damage Facility upon reconsideration, unless the arbitrator determines that the Claim is a Disallowed Claim. The Property Damage Facility shall pay the arbitrators’ fees, provided, however, that, in the event a Claimant fails to obtain an award in an amount equal to or greater than 125% of the Property Damage Facility’s final determination of its Claim, such fees shall be borne by the Claimant.

ARTICLE 6

Required Documentation

6.1 Requirements. Except as otherwise may be provided for herein, no Asbestos Property Damage Claim shall be Allowed unless the following documentation is submitted to the Property Damage Facility in support of the Asbestos Property Damage Claim. All documentation provided by a Claimant must be sufficient to constitute Convincing Evidence as required by these FB Property Damage Claims Procedures. The absence of one or more of the categories of documents set forth below shall not prejudice the allowance of, or constitute the basis for the disallowance of, a Claim if the Claimant certifies that, despite reasonable efforts, the required material could not be located. In such case, alternative documents or testimony that provides Convincing Evidence of the necessary facts to support the Claim shall be accepted. Claimants may also use evidence submitted and determinations made by the claims processing facilities in other asbestos bankruptcies to constitute Convincing Evidence, as appropriate, of the quantity of asbestos-containing product in their buildings or structures and/or their costs of Abatement.

6.2 Category 1 Claims. The following documentation must be supplied:

(a) A completed PD Claim Form, describing the location, type and quantity of asbestos-containing product and the installation date thereof, including a certification of the information contained therein; and

(b) Copies of all bulk sample analysis results and/or records thereof (existing as of the Effective Date) showing that abated material contained asbestos. The bulk sample analysis technique must be polarized light microscopy or another generally acceptable method, including those acceptable to the United States Environmental Protection Agency. A minimum of one sample from each Homogeneous Area for which Abatement Costs are claimed must have been analyzed; and

(c) Convincing Evidence that the asbestos-containing product that is the subject of the Claim is a Fibreboard asbestos-containing product, which the Trustee may confirm by any method and which confirmation shall be at the expense of the Claimant. Identification of Fibreboard asbestos-containing product may be established by any of the following, among others:

(i) constituent analysis of representative bulk sample(s) showing that the asbestos-containing product that is the subject of the Claim is a Fibreboard asbestos-containing product; or

(ii) a sworn affidavit of an individual with personal knowledge that Fibreboard asbestos-containing product was used in the building or structure for which the Claim is made, setting forth the individual’s conclusion that Fibreboard is the designer, manufacturer, supplier, distributer or seller of the asbestos-containing product and the factual basis for that conclusion; or

(iii) documentation evidencing that Fibreboard asbestos-containing product was used in the building or structure for which the Claim is made including, without limitation, sales invoices; purchase orders; architectural specifications and records; bid documents; contracts and subcontracts; change orders; material approvals; maintenance, repair and renovation records; complaints to contractors; installation records; advertisements; insurance claims; supplier records; documents from discovery in lawsuits; and Fibreboard records. For this purpose, a specification without some additional substantiating proof that Fibreboard asbestos-containing product was used shall not sustain a Claim; or

(iv) A prior judicial determination or stipulation entered into by Fibreboard that the asbestos-containing product that is the subject of the Claim is Fibreboard asbestos-containing product; and

(d) Convincing Evidence supporting a Claim for Abatement Costs including one or more of the following:

(i) a copy of a report from a Qualified Person or Asbestos Coordinator describing the type, location, and quantity of asbestos-containing product, and type and scope of Abatement which was performed; or

(ii) copies of receipted bills, or vouchers or other proof of all Abatement Costs; or

(iii) copies of bid specifications and contracts for all Abatement work performed by persons other than the Claimant’s employees; or

(iv) copies of all special insurance policies purchased directly by Claimant to cover risks resulting from Abatement or copies of receipted bills, vouchers, or other proof of special insurance; or

(v) with respect to costs attributable to Abatement performed by Claimant’s employees, copies of personnel contracts or other proof of the salary of Claimant’s employees and the number of hours spent by them on Abatement, including a breakdown of those activities. Such proof shall include a sworn statement by Claimant setting forth the basis for attributing such employee costs to and/or Abatement and the job description and qualifications of each such employee; and

(e) Claimants submitting a Claim for Future Abatement Costs must supply a copy of the report of a Qualified Person or an Asbestos Coordinator detailing information sufficient for the Trustee to apply the Cost Model based on the type, location and quantity of Fibreboard or asbestos-containing product and type and scope of Abatement to be performed.

6.3 Category 2 Claims. The following documentation must be provided:

(a) A completed Property Damage Claim Form, describing the location, type and quantity of asbestos-containing product and the installation date thereof, including a certification of the information contained therein; and

(b) Convincing Evidence that the asbestos-containing product that is the subject of the Claim is a Fibreboard asbestos-containing product, which the Trustee may confirm by any method and which confirmation shall be at the expense of the Claimant.

ARTICLE 7

Payment of Asbestos Property Damage Claims

7.1 Payment Procedures.

(a) To the extent that Claims, as a part of a voluntary procedure, have not already been liquidated during the these Reorganization Cases, or are not in the process of being liquidated, the Trustee shall use these procedures to process all Claims as quickly as practicable after the Effective Date. Claims shall be processed on a first-in-first-out (“FIFO”) order.

(b) As soon as all Claims submitted to the FB Property Damage Trust according to these FB Property Damage Claims Procedures have been finally determined to be Allowed Claims or Disallowed Claims, the Trustee, in consultation with the PD Advisory Committee, shall calculate the total Allowed Amount of all Allowed Category 1 Claims and the total Allowed Amount of all Allowed Category 2 Claims.

(c) The FB Asbestos Property Damage Trust is funded with Assets primarily consisting of rights to insurance recoveries (the “Recoveries”) under liability insurance policies issued to Fibreboard for FB Asbestos Property Damage Claims and identified in Schedule XVI to the Plan. The Trust shall use the Recoveries to pay holders of Allowed Claims pursuant to these FB Property Damage Claims Procedures.

(d) Upon receiving all of the Recoveries from the Assets, or 5 years from the Effective Date, whichever occurs first, the Trustee shall determine the amounts to be paid to holders of Allowed Claims based on the total amount of Recoveries available at that time (“Available Recoveries”).

(i) Allowed Category 1 Claims shall be paid based on the following calculations: The Trustee shall subtract the total Allowed Amount of all Allowed Category 2 Claims from the Available Recoveries to determine the Available Recoveries remaining to compensate holders of Allowed Category 1 Claims (“Remaining Available Recoveries”). The Trustee, in consultation with the PD Advisory Committee, shall then determine the Payment Percentage to be used to pay holders of Allowed Category 1 Claims based on the Remaining Available Recoveries. Holders of Allowed Category 1 Claims shall then receive payment calculated on the basis of the Payment Percentage multiplied by the Allowed Amount of their Claim.

(ii) Allowed Category 2 Claims shall be paid their Discounted Payable Costs calculated in accordance with Exhibit 1; except that, if the Remaining Available Recoveries are insufficient to pay holders of Allowed Category 1 Claims at least as much as they would have received had they submitted their Claim as a Category 2 Claim, then all of the holders of Allowed Claims, regardless of claim category, shall receive their pro rata share of all Available Recoveries.

(iii) Should additional recoveries (“Additional Recoveries”) from the Assets become available after payment has been made to holders of Allowed Claims pursuant to Sub-sections 7.1(d)(i) – (ii), as soon as practicable after they become available, the Additional Recoveries shall be distributed to holders of Allowed Claims pursuant to Sub-sections 7.1(d)(i)-(ii); provided that holders of Allowed Category 2 Claims shall not be entitled to receive more than their Discounted Payable Costs, such that any Additional Recoveries that become available after all holders of Allowed Category 2 Claims have received their total Allowed Amounts shall be paid only to holders of Allowed Category 1 Claims based on the Payment Percentage; provided further that holders of Allowed Category 1 Claims shall not be entitled to receive more than their Allowed Amount.

(e) Notwithstanding any other provision above, if the Claimant has previously received payment through any other lawsuit or bankruptcy case for damages that would qualify as Allowed Costs under these procedures for the same asbestos-containing product for which it is now seeking payment from the Trust, the amount actually received from the Trust attributable to that asbestos-containing product shall be adjusted. The payment that would otherwise have been received from the Trust shall be reduced to the extent necessary to ensure that the amount received herein, when combined with the payment received in the prior lawsuit or bankruptcy, will not allow the Claimant to receive more than 100% of its Allowed Costs for said asbestos-containing product.

7.2 Timing of Payments. Payments to holders of Allowed Claims shall be made as soon as practicable after Available Recoveries or Additional Recoveries become available.

EXHIBIT 1

1. Except as otherwise may be the case pursuant to sections 2 and 3, below, Claimants who elect Category 2 treatment for their claims shall receive Discounted Payable Costs based upon the quantity of asbestos-containing product identified in the building(s) or structure(s) specified in their respective Property Damage Claim Forms. Any such Claim must be supported by the documentation required in Section 6.3 and shall be reviewed and approved by the Property Damage Facility using the procedures set forth in Section V. One-hundred percent (100%) of the quantity of asbestos-containing product approved by the Property Damage Facility shall be used in computing a Claimant’s Allowed Claim where Past Abatement Costs have been incurred for the relevant asbestos-containing product; sixty-five percent (65%) of the quantity of approved asbestos-containing product shall be used in computing a Claimant’s Allowed Claim where such Past Abatement Costs have not been incurred.

2. After determining the aggregate allowed amounts of the quantity of asbestos-containing product as provided in paragraph 1, hereof, and subject to the provisions of paragraph 3, below, the Trustee shall Allow each Category 2 Claimant Discounted Payable Costs in the amount of $1.00 times each linear and/or square foot of asbestos-containing product. If there are not sufficient funds to pay all Discounted Payable Costs in full, the available funds will be distributed, pro rata, among the holders of the Category 2 Claims.

3. To further encourage the efficient and consensual resolution of Claims, a Claimant may propose to the Trustee, within six months of the Effective Date, that, in lieu of the provisions of paragraph 1, that its Discounted Payable Cost be determined on the basis of a lump-sum settlement, based on either evidence of a relevant settlement history, an extrapolation of the quantity of asbestos-containing product for the type or types of asbestos-containing product for which it seeks payment, or a combination of the two methods. The following procedures then shall apply:

(a) The Claimant’s proposal must be accompanied by supporting information, including, at a minimum:

(i) the relevant history of prior settlements in the tort system (whether or not this is the basis for Claimant’s proposal); and

(ii) amounts the Claimant has received in connection with other asbestos bankruptcies and the basis upon which those payments were made.

The Claimant may, but need not, include a specific amount it proposes for settlement.

(b) Upon receiving a proposal to settle for a lump-sum, the Trustee may either accept the initial specific amount proposed by the Claimant or enter into good-faith negotiations with the Claimant to determine such a lump-sum settlement amount. The Trustee’s initial response to the proposal must be made to the Claimant within two months after receiving the Claimant’s proposal.

(c) If within two months after the Trustee’s initial response they have not agreed with the Claimant upon a lump-sum settlement, the Trustee may, but need not, declare an impasse, in which case, the parties may continue to negotiate until such time as the Trustee declares an impasse. Thereafter, the Claimant will be given a minimum of an additional four months to file a Category 2 Claim, pursuant to the provisions of paragraph 1, above.

(d) In their negotiations with the Claimant, the Trustee shall take into account all matters they deem relevant including, but not limited to, prior settlements reached by the Claimant in the tort system; amounts the Claimant has received in connection with other asbestos bankruptcies and the basis upon which those payments were made; the amount of Past Abatement Costs incurred by the Claimant versus the Future Abatement Costs to be incurred by the priority accorded to Past Abatement Costs herein; the total quantity of asbestos-containing product present in the Claimant’s buildings or structures as determined by extrapolation or other means as compared with the aggregate quantity submitted by all other Category 2 Claimants; the limitation of total payments per square or linear foot of asbestos-containing product set forth in paragraph 2 above; and the Discounted Payable Costs being sought by the other Category 2 Claimants.

(e) The Trustee’s offer to the Claimant of a lump sum settlement may be expressed in terms of an allowed amount of Discounted Payable Costs and/or an actual cash payment the Claimant may expect to receive.

(f) If the Trustee and the Claimant agree upon an Allowed Amount based upon Discounted Payable Costs, that amount will be included in the aggregate amount of Discounted Payable Costs described in paragraph 2, above, and the Claimant will receive its appropriate pro rata share from the funds available.

(g) Notwithstanding any other provision herein, the Trustee has the discretion to defer making any settlement offer for an actual cash payment until he or she has processed and determined the aggregate quantity of asbestos-containing product used in computing all other Claims submitted by the Category 2 Claimants.

Exhibit F

Management Arrangements and Employee Arrangements

including Summary of Incentive Compensation Program

Management Arrangements. The terms and conditions of the Management Arrangements are subject to approval by OCD’s Board of Directors (through its compensation committee) in the ordinary course of business on or about April 13, 2006, and shall be more fully disclosed on this Exhibit F no later than April 17, 2006. Subject to the foregoing, as part of such Management Arrangements, the Debtors currently contemplate that certain members of management will be granted awards upon emergence or thereafter consisting of a combination of restricted shares of New OCD Common Stock and options to purchase shares of New OCD Common Stock pursuant to a management incentive plan. The Debtors presently contemplate that the restricted stock and options to be awarded under the management incentive plan shall represent approximately 2.87% of the number of shares/options of New OCD Common Stock to be issued on the Effective Date on a fully-diluted basis (excluding shares/options authorized and held for future issuance). The relative percentages of restricted stock and options to be awarded shall be determined by the compensation committee. The Debtors presently contemplate that additional restricted stock and options representing approximately 2.19% of the number of shares of New OCD Common Stock on a fully-diluted basis shall be reserved and authorized for future issuance as shall be determined by the compensation committee of the Board of Directors of Reorganized OCD. The terms and conditions of the Management Arrangements set forth on this Exhibit F shall be subject to further modifications, revisions and supplementation as may be satisfactory in form and substance to the Debtors (and the other Plan Proponents) up to ten (10) days prior to the Objection Deadline.

Employee Arrangements. The terms and conditions of the Employee Arrangements are subject to approval by OCD’s Board of Directors (through its compensation committee) in the ordinary course of business on or about April 13, 2006, and shall be more fully disclosed on this Exhibit F no later than April 17, 2006. A summary of the proposed Employee Arrangements is set forth in Section 5.17(d) of the Plan. The terms and conditions of the Employee Arrangements set forth therein shall be subject to further modifications, revisions and supplementation therein or on this Exhibit F as may be satisfactory in form and substance to the Debtors (and the other Plan Proponents) up to ten (10) days prior to the Objection Deadline.

Exhibit G

Principal Terms and Conditions of the Senior Notes

The Plan does not provide for distribution of the Senior Notes to the Debtors’ creditors on account of their Claims against the Debtors in the event that the Bank Holders accept the Plan or are deemed Unimpaired under the Plan. Instead, the Senior Notes likely will be issued in connection with the exit financing transaction and any related liquidity transactions on or prior to the Effective Date, and the cash generated by such issuance of Senior Notes will be used (in whole or in part) to make the cash distributions contemplated under the Plan. In the event that the Bank Holders are deemed Impaired and reject the Plan, then cash pay Senior Notes shall be issued to the Bank Holders pursuant to Section 3.3(b)(ii)(B) of the Plan, and this Exhibit G shall be amended prior to the Confirmation Hearing to set forth the principal terms and conditions of such Senior Notes.

Exhibit H

Principal Terms and Conditions of the New OCD Common Stock

[To be provided at least ten (10) Business Days prior to the Objection Deadline]

Exhibit I

Principal Terms of the Integrex Restructuring Transactions

[To be provided at least ten (10) Business Days prior to the Objection Deadline]